Exhibit 1.1

TORM PLC
Incorporated under the Companies Act 2006 and registered in England and Wales with number 09818726
Admission to Listing of up to 68,614,132 A Shares in TORM plc with a nominal value of USD0.01 each
_____________________________________________________________________

This document, which comprises a prospectus for the purposes of Article 3 of European Union Directive 2003/71/EC, as amended (the "Prospectus Directive") relating to TORM plc (the "Company"), has been prepared in accordance with the Prospectus Rules of the Financial Conduct Authority (the "FCA") made under section 73A of the Financial Services and Markets Act 2000 (the "FSMA").  A copy of this document has been filed with, and approved by, the FCA pursuant to section 87A of FSMA and will be made available to the public in accordance with paragraph 3.2 of the Prospectus Rules. This document is subject to English law.

The Directors, whose names are set out in Part I-14 "The Directors" of this prospectus, and the Company accept responsibility for the information contained in this prospectus.  To the best of the knowledge of the Directors and the Company (each of whom has taken all reasonable care to ensure that such is the case), the information contained in this prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

This document has been prepared in connection with an offer of up to 68,614,131 A Shares (together with the one existing A Share, the "Admission Shares") in the Company pursuant to an exchange offer for A shares of TORM A/S (the "Exchange Offer") (and any associated statutory Squeeze-out of minority shareholders) and the admission of the Admission Shares to trading and official listing on Nasdaq Copenhagen A/S ("Nasdaq Copenhagen") (the "Admission").  It is expected that Admission of the Admission Shares issued in connection with the Exchange Offer will become effective and that unconditional dealings in such Admission Shares will commence on or about 19 April 2016. It is expected that Admission of the Admission Shares issued in connection with any Squeeze-out and exercise of Consideration Warrants will become effective and that unconditional dealings in such Admission Shares will commence as soon as practically possible after such Admission Shares have been issued.

The Exchange Offer is an offer by the Company to acquire all of the issued shares of TORM A/S on the basis of one A Share for each TORM A/S A share, one B Share for the TORM A/S B share and one C Share for the TORM A/S C share and the transfer of Consideration Warrants to TORM A/S in exchange for the issue of Warrants on a one for one basis.  The Exchange Offer is being made pursuant to an offer document to be dated on or about 21 March 2016.  The Exchange Offer is not subject to the rules set out in Chapter 8 of the Danish Securities Trading Act and the Danish Executive Order on Takeover Bids.

The Exchange Offer is conditional, amongst other things, on the Company having acquired more than 90% of TORM A/S' outstanding share capital and voting rights (on a fully diluted basis and excluding shares held in treasury) in aggregate at the close of the Exchange Offer period. Any of the conditions of the Exchange Offer (including the minimum acceptance level condition) may be waived by the Company.

The Exchange Offer is expected to close on or about 14 April 2016 with the results being announced on or about 15 April 2016.

The Admission Shares are expected to be issued shortly after the Exchange Offer closes (and subsequently on completion of any statutory Squeeze-out that may be made).  All of those Admission Shares, other than the A Shares which OCM Njord Holdings S.à r.l. ("Njord Luxco") is entitled to receive in respect of the Exchange Offer and the one existing A Share held by Njord Luxco and those other A Shares which are subject to restrictions under U.S. securities law (the "Restricted Shares") and so are not eligible to be held in The Depository Trust Company ("DTC"), are expected to be issued to Cede & Co. as nominee for DTC.  DTC will record book entries of the beneficial interests in such A Shares in favour of Computershare Trust Company, N.A. ("Computershare") as a DTC participant and custodian for VP SECURITIES A/S ("VP").  VP will settle the Exchange Offer (and any subsequent statutory Squeeze-out) by crediting the relevant VP accounts of the accepting TORM A/S shareholders in respect of the relevant underlying A Shares by 19 April 2016. The Restricted Shares are expected to be issued to Computershare DR Nominees Limited as nominee for Computershare Trustees (Jersey) Limited (and, together with Computershare DR Nominees Limited, "Computershare Jersey" as the context requires), who will issue depositary receipts to Njord Luxco and other relevant persons in respect of the Restricted Shares.

All recipients of this document and any potential investors in A Shares should be aware that any investment in A Shares involves a high degree of risk and all recipients of this document are recommended to read the section "Risk factors" for a description of certain risk factors that might influence the A Share value negatively.

This document has only been prepared in an English language version. A Danish translation of the summary of the document is included in this document. In the event of any discrepancy between the English summary and the Danish summary, the English summary shall prevail.

This document may not be distributed or otherwise made available, and the Admission Shares may not be offered or sold, directly or indirectly, in Canada, Australia or Japan. This document may not be distributed or otherwise made available, and the Admission Shares may not be offered or sold, directly or indirectly, in any other jurisdiction outside the U.K., unless such distribution, offer, sale or exercise is permitted under applicable law in the relevant jurisdiction. This prospectus has been validly passported into Denmark in accordance with the procedure presented by Executive Order no. 1257 of 6 November 2015 and Directive 2003/71/EU of 4 November 2003.

The Exchange Offer is being made in the United States in reliance on and in compliance with Rule 14d-1(c) under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Admission Shares will be issued pursuant to an exemption from registration provided by Rule 802 of the U.S. Securities Act of 1933, as amended (the "Securities Act"), which provides for an exemption for offerings in connection with an exchange offer for the securities of foreign private issuers such as the Company.  The Company will furnish to the U.S. Securities and Exchange Commission (the "SEC") a Form CB with respect to the Exchange Offer and the issuance of the Admission Shares. The Company is not required to, and does not plan to, prepare and file with the SEC a registration statement with respect to the Exchange Offer.  The Admission Shares have not been and will not be registered under the Securities Act, or under the securities laws of any jurisdiction of the United States. The Admission Shares may not be offered, pledged, sold, resold, granted, delivered, allotted or otherwise transferred, as applicable, in the United States, except in transactions that are exempt from or not subject to the registration requirements of the Securities Act and in compliance with any applicable state securities laws. The Admission does not comprise an offer or placement of A Shares in the U.S. Neither the SEC nor any U.S. state securities commission has approved or disapproved of the securities offered in connection with the Exchange Offer, or determined if this document is accurate or complete. Any representation to the contrary is a criminal offence.

The Company is organised under the laws of England and Wales. The Exchange Offer is subject to the disclosure requirements of the U.K. which are different from those of the United States.  Financial Statements included in this document have been prepared in accordance with the International Financial Reporting Standards ("IFRS") as adopted by the EU and thus may not be comparable to the financial statements of U.S. companies.

It may be difficult for U.S. investors to enforce their rights and claims arising out of the U.S. federal securities laws, since the Company is located in a non-U.S. jurisdiction and some of all of the Company's officers and directors may be residents of countries other than the United States. The Company's U.S. investors may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgement.

U.S. investors should be aware that the Company may purchase securities otherwise than under the Exchange Offer, such as in open market or privately negotiated purchases.

The date of this document is 21 March 2016

Table of Contents

SUMMARY	8
RISK FACTORS	27

Risks related to A Shares	27

GENERAL INFORMATION	56

I.	DESCRIPTION OF THE COMPANY	59

1.	Persons responsible	59
2.	Auditors	60
3.	Selected financial information	62
4.	Risk factors	63
5.	Information about the Company	64
5.1	Name, registered office, etc.	64
5.2	Objects and purposes	64
5.3	Date of incorporation and governing law	64
5.4	ISIN code	64
5.5	Financial calendar	64
5.6	Financial year and financial reporting	64
5.7	Issuing agent	64
5.8	Share register inspection	65
5.9	Transactions with financial advisers and independent auditors of the Company with the Company	65
5.10	The Group's history and development	65
5.11	Investments	65
6.	Business	67
6.1	History and Development of TORM A/S and Njord	67
6.2	The 2015 Restructuring	68
6.3	Overview of TORM A/S	69
6.4	The market	77
6.5	The Exchange Offer	117
6.6	The Squeeze-out and delisting of TORM A/S	119
6.7	Initial U.S. Offering	119
7.	Organisational structure	120
7.1	Group structure	120
7.2	Functional structure	121
8.	Property, plant, equipment, etc.	122
8.1	Fleet	122
8.2	Properties leased	122
8.3	Other owned land and buildings	122

8.4	Environmental and safety requirements applicable to TORM	122
8.5	Insurance	122
9.	Operating and financial review	123
9.1	Introduction	123
9.2	Accounting effects from the 2015 Restructuring	126
9.3	Critical accounting estimates and judgments	127
9.4	Primary factors affecting the results of operations	129
9.5	Consolidated financial statements for the year ended 31 December 2015 with comparative figures for the year ended 31 December 2014 for TORM A/S (as a continuation of Njord)	130
9.6	Consolidated financial statements for the years ended 31 December 2013 and 2014 for Former TORM	136
9.7	Consolidated financial statements for the years ended 31 December 2013 and 2014 for Njord	142
9.8	Investments	145
9.9	Contractual obligations	145
9.10	Significant events after the balance sheet date	146
9.11	Governmental, economic, fiscal, monetary or political initiatives	147
10.	Capital resources	148
10.1	Capital resources and cash flows	148
10.2	Restrictions on the use of capital resources	149
10.3	Use of proceeds of Exchange Offer	149
11.	Research and development, patents and licences	150
12.	Trend information	151
13.	Consolidated Profit Forecast for 2016	152
13.1	Statement by the Directors on consolidated profit forecast of the Company for the year 2016	152
13.2	Independent auditor's report on consolidated profit forecast of the Company for the year 2016	152
13.3	Introduction to consolidated profit forecast	153
13.4	Methodology and assumptions	153
13.5	Consolidated profit forecast for the full year 2016	154
13.6	Sensitivity	154
13.7	Previous Profit Forecasts	155
14.	The Directors	156
14.1	The Directors	156
14.2	The Group Chief Executive Officer and Chief Financial Officer	158
14.3	Statement on past records of the Directors and the CFO	158
14.4	Family relationships and statement of conflict of interest	159

14.5	Founders	159
15.	Remuneration and benefits	160
15.1	Remuneration of the Directors of the Company and TORM A/S	160
15.2	Remuneration of the Group Chief Executive Officer and Chief Financial Officer	161
15.3	Loans and benefits to Directors and the CFO	162
15.4	Shareholdings of the Directors and the CFO	162
16.	Practices of the Board of the Company and the CEO and CFO	163
16.1	Practices of the Board of the Company	163
16.2	Practices of the Group Chief Executive Officer	163
16.3	Information regarding contract terms of the CEO and the CFO	163
16.4	Committees	163
16.5	Description of management reporting systems and internal control systems	164
16.6	Corporate governance	164
17.	Employees	166
17.1	Overview of employees	166
17.2	Shareholdings of the Directors and the Chief Financial Officer	166
18.	Major shareholders	169
19.	Related party transactions	170
19.1	TORM A/S' (before the contribution of Njord) related party transactions before the 2015 Restructuring	170
19.2	Njord's related party transactions prior to the 2015 Restructuring	170
19.3	Related party transactions on or after the 2015 Restructuring	170
19.4	The Company's related party transactions	170
20.	Financial information concerning the Group's assets and liabilities, financial position and profits and losses	171
20.1	Financial information	171
20.2	Dividend policy	171
20.3	Litigation	171
20.4	Financial position	171
21.	Additional information	172
21.1	Share capital	172
21.2	Historical development of TORM A/S' share capital	172
21.3	Treasury shares	173
21.4	Warrants, convertible securities and option programmes	173
21.5	Summary of Articles of Association	174
21.6	Summary of Warrant Terms	185
21.7	Authorisations of Directors	187

	22.	Material contracts	188
	22.1	Restructuring Agreement and Scheme of Arrangement	188
	22.2	Financing Agreements	193
	22.3	Financial lease of vessel	199
	22.4	Exchange Offer Agreements	199
	23.	Third-party information and statements by experts and declarations of interest	201
	23.1	Reports from experts	201
	23.2	Valuations from expert	202
	23.3	Third-party information	202
	24.	Documents on display	203
	25.	Information on capital holdings	204
	26.	Definitions	205
	27.	Glossary	212
II.	The Admission of the Admission Shares		215
	1.	Responsibility statements	215
	2.	Risk factors related to the Admission of the Admission Shares	216
	3.	Essential information	217
	3.1	Working capital	217
	3.2	Capitalisation and indebtedness	217
	3.3	Interests of natural and legal persons involved in the Admission of the Admission Shares	218
	3.4	Background to the Admission of the Admission Shares	218
	4.	Information concerning the Admission Shares	219
	4.1	Type of securities and ISIN code	219
	4.2	Applicable law and jurisdiction	219
	4.3	Registration	219
	4.4	Currency	219
	4.5	Rights attached to the Admission Shares	219
	4.6	Resolutions, authorisations and approvals of the issue of the Admission Shares	221
	4.7	Issue date of the Admission Shares	221
	4.8	Negotiability and transferability of A Shares	221
	4.9	U.K. regulations governing mandatory takeover bids, Squeeze-outs and sell outs	222
	4.10	Public takeover bids by third parties for the Company	222
	4.11	Taxation	222
	5.	Terms and conditions of the Admission of the Admission Shares	229
	5.1	Terms, expected timetable and restrictions	229
	5.2	Subscription ratio and allocation	230

	5.3	Proceeds from the Admission	230
	5.4	Plan of distribution and advance commitments	230
	6.	Admission to trading and official listing	231
	6.1	Place of Listing	231
	6.2	Market making agreement	231
	6.3	Stabilisation and short positions	231
	7.	Selling shareholders and lock-up agreements	232
	7.1	Shareholders that have indicated that they expect to sell their A Shares	232
	7.2	Lock-up agreements with the Company	232
	8.	Costs of the Exchange Offer and Admission	233
	9.	Dilution	234
	10.	Additional information	235
	10.1	Advisers	235
	10.2	Availability of this document	235
III.	Part F – Financial information		236
	1.	Introduction to financial information	236
	2.	Information incorporated by reference	236
	3.	TORM plc financial statements for the period ended 31 December 2015	238
	3.1	Statement by the Directors on the financial statements for the period ended 31 December 2015	238
	3.2	Independent auditor's report on TORM plc	238
	3.3	Financial Statements of TORM plc for the Financial period ended 31 December 2015	240
	4.	Consolidated financial statements of Njord for 2013 and 2014	249
	5.	Unaudited pro forma financial information for TORM A/S and Njord	272
	5.1	Statement by the Directors on unaudited pro forma financial information of TORM A/S and Njord for the year ended 31 December 2015	272
	5.2	Independent auditor's report on unaudited pro forma financial information of TORM A/S and Njord for the year ended 31 December 2015	273
	5.3	Introduction to unaudited pro forma financial information for TORM A/S and Njord	275
	5.4	Unaudited pro forma financial information for TORM A/S and Njord	276

Appendix A – Vessel Valuations	280

SUMMARY

Summaries are made up of disclosure requirements known as 'Elements'. These elements are numbered in Sections A – E (A.1 – E.7). This summary contains all the Elements required to be included in a summary for this type of securities and issuer. As some Elements are not required to be addressed, there may be gaps in the numbering sequence of the Elements. Even though an Element may be required to be inserted in the summary because of the type of securities and issuer, it is possible that no relevant information can be given regarding the Element. In this case a short description of the Element is included in the summary with the mention of 'not applicable'.

SECTION A – INTRODUCTION AND WARNINGS
A.1	Warnings
This summary should be read as an introduction to this document.

Any decision to acquire A Shares should be based on consideration of this document as a whole by the investor.

Where a claim relating to the information contained in this document is brought before a court, the plaintiff shareholder might, under the national legislation of the relevant Member State, have to bear the costs of translating this document before legal proceedings are initiated.

Civil liability attaches only to those persons who have tabled the summary including any translation thereof, but only if the summary is misleading, inaccurate or inconsistent when read together with the other parts of this document or it does not provide, when read together with the other parts of this document, key information in order to aid investors when considering whether to invest in such securities.

A.2	Consent for inter-mediaries	Not applicable. The Company is not engaging any financial intermediaries for any resale of securities or final placement of securities pursuant to this document after publication of this document.

SECTION B – ISSUER
B.1	Legal and commer-cial name	TORM plc.
B.2	Domicile, legal form legislation and county of incorporation
Registered Office: 27 Old Gloucester Street, London, WC1N 3AX, U.K.

The Company was incorporated as a limited liability company under the laws of England and Wales on 12 October 2015 with registered number 09818726 and was re-registered as a public limited company on 20 January 2016.  The Company operates under the Companies Act.

B.3	Current operations/principal activities and markets
The Exchange Offer
On or about 21 March 2016 the Company will make an exchange offer for all of the existing issued securities of TORM A/S on the following basis:

For each TORM A/S A share                                                                                    one A Share

For each TORM A/S B share                                                                                    one B Share

For each TORM A/S C share                                                                                    one C Share

In addition the Company will offer to issue one Warrant for each Consideration Warrant that holders agree to transfer to TORM A/S.

The Exchange Offer is being made to establish the Company as the new holding company of the Group so as to improve the marketability of the Group, to attract a broader and more diversified international investor base and to facilitate a possible dual listing in the U.S. The Company believes a new UK holding company structure should assist in this as the UK legal system, corporate governance structure and tax regime, in combination, is more familiar and beneficial for TORM's investor base going forwards.

The completion of the Exchange Offer is subject to a number of conditions, including that:

•      TORM A/S shares that have been validly tendered and not withdrawn from the Exchange Offer (together with any TORM A/S shares already held by the Company) represent more than 90% of TORM A/S' outstanding issued share capital and voting rights (on a fully diluted basis but excluding shares held in treasury);

•      the Depository Arrangements having become effective;

•      Nasdaq Copenhagen having approved the listing of A Shares, subject to notice of issuance; and

•      no court or governmental or regulatory authority having issued a decision or an order preventing, prohibiting, declaring illegal or materially impeding the consummation of the Exchange Offer or have announced any further investigation or review of the acquisition of TORM A/S by the Company.

Subject to the requirements of applicable law, the Company reserves the right, at any time, and from time to time, to waive or amend any of the conditions to the Exchange Offer (including the minimum acceptance level condition).

In connection with the minimum acceptance level condition, the Company has obtained binding undertakings to accept the Exchange Offer from certain TORM A/S shareholders and holders of Consideration Warrants in respect of all of the TORM A/S A shares and Consideration Warrants which they hold at the time they accept the Exchange Offer. The shareholdings of those TORM A/S shareholders (at the time of giving those undertakings) represent 81% of the TORM A/S A shares and 70% of the Consideration Warrants but the numbers of TORM A/S A shares and Consideration Warrants actually assented to the Exchange Offer may be lower or higher, perhaps significantly so. The Exchange Offer is not conditional upon any particular number of the Consideration Warrants being transferred to TORM A/S.
The Exchange Offer is expected to close on or about 14 April 2016. If the minimum acceptance level condition has then been satisfied and not waived, the Company expects to exercise its statutory rights under Danish law to squeeze-out the remaining minority TORM A/S shareholders. If the minimum acceptance level condition has not then been reached, the Company will not then be able to squeeze-out minority TORM A/S shareholders but may be able to do so subsequently if it acquires further TORM A/S A shares or if TORM A/S repurchases its own A shares, thereby increasing the Company's shareholding to more than 90% of the aggregate outstanding issued share capital and voting rights of TORM A/S (on a fully diluted basis but excluding shares held in treasury).

All of the Admission Shares will be admitted to trading and official listing on Nasdaq Copenhagen.

Certain of the Admission Shares (i.e. the Restricted Shares including those Admission Shares issued to Njord Luxco and to persons who have exercised Consideration Warrants and so received A Shares in any Squeeze-out) may be subject to transfer restrictions imposed by U.S. securities laws.  The Restricted Shares will not be eligible to be held in DTC and will be issued to Computershare Jersey who will issue depositary receipts in respect of such Restricted Shares. If such A Shares are subsequently transferred pursuant to an effective registration statement filed with the SEC or an exemption from the registration requirements of the Securities Act, the holder of such A Shares will need to provide appropriate documentation to Computershare Jersey to transfer those A Shares into DTC to settle the transaction.

Initial U.S. Offering
The Company may consider making an Initial U.S. Offering and listing the A Shares for trading on the New York Stock Exchange ("NYSE").  The timing of an Initial U.S. Offering will be determined principally by market conditions but may take place shortly after the Exchange Offer closes. Such Initial U.S. Offering may consist of an offer of new A Shares by the Company to new investors (many of whom are expected to be in the U.S.) alone or in conjunction with a sale of existing A Shares by existing shareholders. It is emphasised that a decision to proceed with an Initial U.S. Offering (and the size and timing of it) has not yet been made by the Company.

TORM A/S' history
TORM A/S was founded in 1889 and has since been active in global sea transportation.  In 1905 TORM A/S was listed on the Copenhagen Stock Exchange.

During the financial crisis and the slowdown of the global economy that started in late 2008 and resulted in low freight rates and cyclical low vessel values, TORM A/S' financial situation gradually deteriorated. As a consequence TORM A/S began talks with its creditors and entered into a restructuring agreement in 2012. This secured a deferral of TORM A/S' bank debt, new liquidity and substantial savings from the restructured time charter fleet. However, it did not reduce the amount of vessel financing and the related high degree of debt leverage.

The depressed freight rate environment for product tankers and bulk carriers continued, with substantial negative results for TORM A/S in the period 2012 to 2014, and so, despite the 2012 Restructuring, TORM A/S' financial situation did not improve. As part of the 2012 Restructuring, certain specific option rights had been agreed with three bank groups that could trigger a sales process for up to 22 vessels and repayment of the related debt. All option rights were subsequently exercised with sales to Oaktree on market terms.

Notwithstanding those sales, in the period before the 2015 Restructuring, TORM A/S remained one of the world's largest product tanker owners and operators, operating a product tanker fleet comprising ten LR2, seven LR1, 44 MR and 11 Handysize vessels. Of these, 42 were owned vessels, four were chartered-in vessels, one was a financial lease and 25 were vessels under TORM A/S' commercial management (of which 22 were vessels under TORM A/S' technical management). There were no newbuildings on order.

Njord's History

Njord was incorporated on 30 April 2013 as an asset holding company in the product tanker market. Before the 2015 Restructuring, Njord's fleet comprised 25 product tankers on the water as well as six newbuildings which were yet to be delivered. TORM A/S was the previous owner of 22 out of those 25 vessels. Njord was set up in connection with the acquisition of five TORM A/S vessels in April 2013, when the first of the three bank groups from the 2012 Restructuring exercised its option rights leading to a sale of the vessels. All technical and commercial management was outsourced (with TORM A/S operating all Njord vessels commercially and providing technical management for 22 out of 25 vessels) and thus Njord had no employees on fixed-term contracts.

The 2015 Restructuring
On 13 July 2015, the 2015 Restructuring was completed. The 2015 Restructuring included a restructuring of TORM A/S' balance sheet reducing the Loan-to-Value from approximately 164% to 51%. The net result of the 2015 Restructuring was that the Combined Group's owned fleet increased to 68 vessels (with a further six MR Product Tanker Newbuildings to be delivered in late 2015 or early 2016) whilst Njord Luxco and the Participating Lenders received approximately 99% of TORM A/S' enlarged issued share capital.

TORM A/S completed the 2015 Restructuring on 13 July 2015 in which:

1    Part of TORM A/S' debt was written down in consideration of the issue of the Consideration Warrants.

2    Certain debt was exchanged for TORM A/S A shares whilst the remainder was reinstated as the Term Facility.

3    Njord Luxco contributed Njord (and associated vessels) to TORM A/S in exchange for TORM A/S A shares representing a controlling interest in TORM A/S.

4    Certain lenders provided the Working Capital Facility.

5    Adoption of new articles of association implementing new corporate governance provisions, including certain minority shareholder protection rights.

6    TORM A/S' A shares issued under the 2015 Restructuring were admitted to trading and official listing on Nasdaq Copenhagen.

The Group's current business

Business overview
The Group's operations as at the date of this document are only within the Product Tanker segment and TORM A/S is one of the world's largest carriers of refined oil products. TORM A/S' activities are primarily the transportation of clean petroleum products (CPP) such as gasoline, jet fuel, kerosene, naphtha and gas oil, but occasionally the Group can also be involved in transportation of dirty petroleum products (DPP) like fuel oil.

The Group's fleet comprises 81 vessels on the water (including four chartered-in vessels) and four LR2 vessels under construction. TORM A/S is active in all larger segments of the product tanker market ranging from Handysize to LR2.

TORM A/S is headquartered in Copenhagen and conducts business worldwide, with offices in Mumbai, Manila, Singapore and Houston. The Group has an extensive in-house organisational set-up performing commercial, administrative and technical management. On this integrated platform, the Company handles the commercial management of all the Group's vessels and the technical management of all the Group's owned vessels, other than three vessels managed by an unaffiliated third party. Technical management services include providing technical expertise necessary for all vessel operations, supervising the maintenance, upkeep and general efficiency of vessels, arranging and supervising newbuilding construction, crewing, dry docking, repairs and alterations, insurance, and developing, implementing, certifying and maintaining a safety management system. Commercial management services include arranging the employment of the Group's vessels with its customers. Further, the Group conducts all vessel sale and purchase activities in-house leveraging relationships with shipbrokers, shipyards, financial institutions and other shipowners.

Vessels owned and chartered in

As at the date of this document, the Group owned a fleet of 77 product tankers on the water, including one held under financial lease, and chartered-in a further four vessels on long term contracts.

Vessels owned¹ as at 15 March 2016
Delivered	No. of vessels	Average age	Average dwt	Aggregate dwt
Product tankers
LR2	8	12.6	104,474	835,792
LR1	7	11.2	74,021	518,150
MR	51	9.0	48,376	2,467,187
Handysize	11	12.7	36,620	402,824
Total product tankers	77	10.1	54,857	4,223,953

On Order	No. of vessels	Average age	Average dwt	Aggregate dwt
LR2	4	n/a	114,000	456,000
Note: (1) Includes TORM Amazon which is currently on financial lease subject to a repurchase obligation in 2017

LR2 Product Tanker Newbuildings
On 30 November 2015, TORM A/S entered into contracts with Guangzhou Shipyard International Co., Ltd ("GSI") for the construction of four LR2 vessels (the "LR2 Product Tanker Newbuildings") and for options, which expire in the third quarter of 2016, to purchase up to an additional six vessels within the LR2, LR1 or MR segment with delivery in 2018-2019 (the "Option Vessels"). The aggregate capital expenditure for the LR2 Product Tanker Newbuildings is below USD200m (including extra costs relating to the Group's design requirements and supervision) of which USD172.8m remains to be paid as at March 2016.  TORM A/S plans to finance the construction of the LR2 Product Tanker Newbuildings with cash from operations and anticipated borrowings of up to USD115.2m under a new secured loan facility for which the Company has received a binding commitment (subject to documentation). Should such new facility not be available, the Group will finance the LR2 Product Tanker Newbuildings from other available resources. TORM A/S plans to take delivery of the LR2 Product Tanker Newbuildings between the fourth quarter of 2017 and the second quarter of 2018, with the Option Vessels being available for delivery between the third quarter of 2018 and the third quarter of 2019.  TORM A/S has not secured financing in connection with the Option Vessels.

Valuation

As at 31 December 2015, TORM A/S has used the average of valuations of the Group's on-the-water fleet from two independent brokers indicating an aggregate market value of USD1,951m.

For the purposes of this document valuations of the Group's on-the-water fleet and newbuildings were obtained from Fearnleys AS indicating an aggregate market value of USD1,860m as at 10 March 2016 (including outstanding instalment payments equal to USD224m).

The Company does not believe that any material changes to such Fearnleys valuations have occurred in the period from the valuation date to the date of this document.

Financing of operations

The Group finances its activities through cash from operations and borrowings under several debt facilities.  The Group is currently negotiating final terms for a further new secured loan facility.

Competitive strengths

The Company believes that the Group's competitive strengths include:

•              a large, diverse fleet of well maintained product tankers

•              a presence in all product tanker sizes

•              a fully integrated platform

•              a strong reputation within the chartering community

•              strong relationships within oil majors and large trading houses

•              an experienced management team

•              a strong capital structure

•              a fleet composition and low leverage which helps generate higher cash flows

Business strategy

The Group's primary strategic objective is to maximise utilisation and earnings on its vessels while opportunistically growing its fleet, all in the context of prevailing market conditions.  Key to this are:

•              maintaining cost efficient in-house vessel operations and corporate expenses through an integrated management system

•              optimising the Group's chartering strategy to maximise earnings

•              maintaining a conservative capital structure thereby allowing the Group to take advantage of opportunities to grow the fleet through attractively priced second-hand vessel purchases

•              selectively pursuing attractive newbuilding programmes

•              prudently managing the Group's financial leverage

The Company may participate in consolidation of the Product Tanker market if the right opportunities arise.

The Group employs its vessels worldwide primarily in the spot market although as at 29 February 2016 it had five LR2 product tankers and MR product tankers on time charter-out and one on a contract of affreightment.  However, the Group may seek to employ vessels on longer term time charters if it believes time charter rates are attractive.

The market generally
The shipping industry provides a practical and cost effective means of transporting large volumes of cargo over international trade routes. The industry consists of a number of segments which are classified by the type of cargo shipped. One of those segments is the tanker segment which can further be divided into the crude tanker segment and the product tanker segment. While crude tankers carry crude oil and residential fuel oil, product tankers with their coated tanks are dedicated to transporting clean petroleum products ("CPP") such as naphtha, gasoline, jet fuel, kerosene, diesel and gasoil. The product tanker segment is also able to carry fuel oil and some chemical cargoes.

Each of these shipping segments is cyclical to a certain extent, experiencing fluctuations in freight rates and vessel values. These fluctuations reflect developments in the supply of, and demand for, vessel capacity.

The supply of tonnage is measured by the amount of suitable vessel capacity available to carry cargo, which is affected by the size of the existing fleet within a particular shipping segment, the number of newbuildings on order, general service speed (e.g. slow-steaming), the scrapping of older vessels and the number of vessels out of active service (i.e. laid-up, dry-docked or otherwise not available for hire) or subject to port congestion. In addition to prevailing and anticipated freight rates, factors that affect the rate of newbuilding activity, scrapping and laying-up include newbuilding prices, steel prices, yard capacity, vessel operating costs, availability of financing and costs associated with compliance with environmental and other global regulatory requirements.

In general the demand for vessels is measured by tonne-miles and is determined by the quantity of cargo to be transported and the distance from origin to destination.  Patterns of cargo movements themselves reflect demand and supply imbalances of a specific product or commodity in different regions, or develop as a result of price differences between regions (e.g. naphtha arbitrage trade from the Atlantic basin to Far East Asia).

The supply and demand dynamics in the different segments within the shipping industry behave independently and are impacted by different market drivers. Vessels are designed to operate in a specific shipping segment and generally do not compete with vessels operating in another segment, although product tankers can, to a certain extent, compete for cargoes with crude tankers and chemical tankers and vice versa under certain circumstances.

The product tanker market
From 2003 to 2008, the tanker market, including product tankers, experienced the strongest earnings cycle in its history. This earnings super-cycle lasted until the global economic crisis hit the world economy from late 2008. During this super-cycle the industry built up a substantial orderbook of tankers for delivery over the 2009-2012 period. The high fleet growth that followed, combined with slower oil demand post the financial crisis in 2008 and, eventually, demand destruction due to high oil prices from late 2010, took the tanker market into a period from 2009 to 2013 when freight rates were low. In 2014 the market slowly started to recover. This accelerated in 2015 as lower oil prices sparked stronger oil consumption, and three new export oriented mega-refineries were added in the Middle East over a short period of time.  Product tanker demand was further supported by strengthening refinery margins and latterly by demand for floating storage capacity for oil products, as onshore storage capacity became a bottleneck compared with the strong refinery runs.

Freight rates improved markedly in 2014 and 2015 with spot rates reaching their highest levels since 2008. In spite of this, newbuilding prices weakened in 2015. Shipyards have various input costs such as the price of steel, propulsion systems, labour and equipment. Additionally, the overall number of shipyards and slot availability for each yard, together with exchange rates, influence prices. Even though tanker markets were strong in 2015, other markets were sluggish (Offshore, Dry Bulk, Container vessels), deterring overall shipping investment and releasing additional slot capacity and putting downward pressure on newbuilding prices.  Overall, this dampened the otherwise positive second-hand price development in 2015, driven by stronger earnings.

Over recent decades, trade in clean petroleum products ("CPP") has evolved from being almost exclusively regional to international and multi-faceted. Demand for product tankers is now not only based on regional excess supply or demand for a particular refined product, but is also speculative in nature with CPP trading globally based on international pricing differentials, or arbitrage trading. The development and adoption of international fuel specifications, such as ultra-low sulphur diesel, allows oil majors and traders increasingly to move products globally. This adds to the distance product tankers travel and the length of time the vessels are employed. As demand for product tankers is often described in terms of tonne-miles (tonnes carried multiplied by the distance travelled in nautical miles), an increase in distance travelled is positive for tanker demand. Similarly, an increase in volumes transported will also increase tonne-miles and vessel utilisation.

Source for "The product tanker market": Fearnley Consultants AS

B.4a	Description of most significant recent
The product tanker market is, by nature, very difficult to predict as shipbuilding, and ultimately fleet growth, follow a long-term cycle whilst growth in trade tends to follow short-term cycles and both display significant year-on-year variations. These factors combined with other influencing factors (such as changes in trade patterns trends
new regulatory requirements and fluctuating fuel prices) make forecasting difficult and any view on the future direction of the shipping market will be subject to great uncertainty.

The Company believes that the following are some of the trends that are currently impacting the product tanker industry:

The persistent over-supply in global crude oil markets and increasing inventories has continued to drive crude oil prices downwards during Q4 2015, and by mid-March 2016, crude prices touched USD40/bbl. Whilst forward oil prices have remained above spot prices, spreads have not been wide enough to support widespread floating storage of oil. Rather, logistical bottlenecks have underpinned volumes held at sea. Should these spreads widen, more extensive floating storage could emerge as onshore storage capacity in key regions has tightened.

Global oil demand growth in Q4 2015 came down from the highs seen in Q2-Q3, as warmer than usual early winter temperatures in the Northern Hemisphere limited gasoil demand growth. However, colder weather in the first month of 2016 is likely to have increased heating demand and petrochemical and gasoline blending demand for naphtha has remained strong. Lower oil prices are expected to continue to support oil demand growth in 2016 which is projected by the International Energy Agency ("IEA") to increase by 1.2 million b/d in the year.

Global refinery activity in Q4 2015 eased from the high levels seen in the two previous quarters due to high maintenance schedules in October. Refinery crude intake is estimated to have stayed relatively stable in the first months of 2016, at about 1.3 million b/d above the levels a year ago. Refinery margins weakened on lower-than-usual gasoil demand and the seasonally lower gasoline demand.

Of growing importance is the switch in China's economic structure towards domestic consumption away from heavy manufacturing. This has resulted in increasing gasoil/diesel surpluses in China and, consequently, in much higher export quota allocations (in particular for gasoil/diesel) than seen in previous years. As a result, Chinese exports of oil products are likely to increase in 2016, yet China's importance in the global oil product market remains relatively low.

Product tanker newbuilding ordering activity gained momentum towards the end of 2015, partly underpinned by owners bringing forward orders before the new IMO Tier 3 emission regulations for marine diesel engines which came into effect on 1 January 2016. As a result, contracting activity in 2016 is likely to slow down compared to 2015 levels so reducing fleet growth in the long term.

B.5	Description of the Group
On closing of the Exchange Offer the Company will become the parent company of the Group. The Company's principal subsidiary will be TORM A/S which in turn holds a number of subsidiaries including a number of vessel-owning subsidiaries. In addition, TORM A/S holds a 50% interest in Long Range 2 A/S and LR2 Management K/S and a 25% interest in TORM Shipping (Phils.), Inc., all of which are managed jointly with one or more other enterprises and are under joint control. Long Range 2 A/S and LR2 Management K/S are in the process of being dissolved.

B.6	Major share-holders
As at the date of this document all of the Company's issued share capital (comprising 50,000 redeemable shares of GBP 1 each and one A Share of USD0.01) is held by Njord Luxco.

The table below sets out those persons who, on completion of the Exchange Offer (and assuming that all of TORM A/S' shareholders accept the Exchange Offer but no Consideration Warrants are exercised) are expected to have a notifiable interest in 5% or more of the issued A Shares or the Company's voting rights.

		Shareholder	Number of A Shares	Ownership and voting rights (excluding C Share, see below)

		Njord Luxco (wholly owned by Oaktree Topcos)	39,569,583	62.0%
		DW Partners, LP (investment manager of DW Catalyst Master Fund, Ltd. and DW Value Master Fund, Ltd.)	4,061,645	6.4%

Source: Major shareholder announcements up to 18 March 2016.

The A Shares owned by Njord Luxco will rank pari passu with the other A Shares in all respects.

In addition, on closing of the Exchange Offer Njord Luxco will hold one C Share, which has 350,000,000 votes on the Specified C Matters, including the election of Directors (including the Chairman but excluding the Deputy Chairman) and certain amendments to the Articles of Association proposed by the Directors.

In connection with Exchange Offer, the Company has received confirmation from the U.K. Panel on Takeovers and Mergers that, based on information provided by the Company, Njord Luxco will not be required to make a mandatory takeover offer for the Company pursuant to the UK Takeover Code on closing of the Exchange Offer.

B.7	Summary financial
The Company was incorporated on 12 October 2015. The Company has had limited activity from its date of incorporation to 31 December 2015. The statement of financial position as at 31 December 2015 presented in the Company's audited financial statements for the period ended 31 December 2015 showed assets of GBP 1,655,289 (being prepaid assets and other receivables) and negative shareholder's equity of GBP  (1,096,602).

The financial highlights for TORM A/S (as a continuation of Njord) for the year ended 31 December 2015 with comparative figures for FY2014 and FY2013 have been extracted from TORM A/S' (as a continuation of Njord) audited consolidated financial statements for the year ended 31 December 2015 with comparative figures for the year ended 31 December 2014 and Njord's audited consolidated financial statements for FY2013 and FY2014. Njord's consolidated financial statements for the period ended 31 December 2013 reflect the activities of Njord for the period 30 April 2013 to 31 December 2013 only, because Njord was established on 30 April 2013.

The financial highlights for TORM A/S (before the contribution of Njord) for the years ended 31 December 2013 and 2014 have been extracted from the audited consolidated financial statements for those years of TORM A/S (before the contribution of Njord).

The consolidated financial statements for TORM A/S (as a continuation of Njord), TORM A/S (before the contribution of Njord) and Njord have been prepared in accordance with IFRS as adopted by the EU. In addition, the consolidated financial statements for TORM A/S (as a continuation of Njord) and TORM A/S (before the contribution of Njord) have been prepared in accordance with additional Danish disclosure requirements for listed companies.

Developments in freight rates have had a significant impact on the operating results and financial position of both TORM A/S and Njord for these historic financial periods. In FY2013 and FY2014, the operating results and the financial position of TORM A/S (before the contribution of Njord) was impacted by impairment losses on vessels of USD60m and 192m, respectively. In addition, TORM A/S completed the 2015 Restructuring on 13 July 2015 which included the contribution of Njord by Njord Luxco in exchange for a controlling interest in TORM A/S. As part of the 2015 Restructuring, TORM A/S also obtained a significant reduction of its debt.

During Q3 2015, the Group sold its two remaining bulk vessels.  Both were delivered to the new owners during Q4 2015.  In addition, the Group redelivered its remaining chartered-in bulk vessel, so fully exiting all bulk activities.

On 30 November 2015 the Group entered into an agreement to purchase four fuel-efficient LR2 Product Tanker Newbuildings from Guangzhou Shipyard International with expected delivery in the period between Q4 2017 and Q2 2018.  The agreement includes the option to purchase up to six additional vessels within the LR2, LR1 or MR segment with available delivery in 2018 and 2019.  TORM A/S expects to have a total capital expenditure relating to the four firm vessels of below USD200m including extra costs related to TORM A/S' design requirements and supervision.

TORM A/S and Njord operate in a global industry where, inter alia, freight rates and a majority of the cost base are denominated and settled in USD. Consequently, TORM A/S' and Njord's financial reporting is in USD.

Financial highlights for TORM A/S (as a continuation of Njord)
	2013(3)	2014	2015
Income statement

(USDm)
Revenue	23	180	540
Time charter equivalent ("TCE") earnings	11	99	371
Gross profit	6	48	236
EBITDA	5	41	210
Operating profit (EBIT)	2	16	143
Profit before tax	2	13	127
Net profit for the year	2	13	126

	As at 31 December
	2013	2014	2015
Balance sheet
(USDm)
Non-current assets	184	537	1,579
Total assets	202	626	1,867
Equity	201	470	976
Total liabilities	1	156	891
Invested capital	200	573	1,588
Net interest-bearing debt (net cash)	(2)	103	612
Cash and cash equivalents	2	38	168

	2013(3)	2014	2015
Cash flow
(USDm)
From operating activities	(11)	17	214
From investing activities	(187)	(378)	(159)
thereof investment in property, plant and equipment	(187)	(378)	(254)
From financing activities	200	397	75
Total net cash flow	2	36	130

2013(3)	2014	2015
Key financial figures(1)
Gross margins:
TCE	48.3%	54.9%	68.6%
Gross profit	24.3%	26.9%	43.6%
EBITDA	20.5%	22.8%	38.9%
Operating profit (EBIT)	7.4%	9.0%	26.5%
Return on Equity (RoE) (p.a.)(2)	1.7%	3.8%	17.4%

Year ended 31 December
2013(3)	2014	2015
Share-related key figures(1)

Earnings per share, EPS (USD)	0.2	0.4	2.5
Diluted earnings per share, EPS (USD)	0.2	0.4	2.5
Cash flow per share, CFPS (USD)	1.3	0.5	4.2
Share price in DKK, end of period (per share of DKK 0.01 each)	-	-	97.5
Number of shares, end of period (million)	39.6	39.6	63.8
Number of shares (excl. treasury shares), average (million)	8.9	32.5	51.0

Notes:
(1)        Key figures are calculated in accordance with the recommendations of the Danish Society of Financial Analysts
(2)        Return on Equity in FY2013 is calculated based on Equity as per the date of incorporation on 30 April 2013
(3)        From 30 April 2013 to 31 December 2013

Financial highlights for TORM A/S (before the contribution of Njord)

Year ended 31 December
2013	2014
Income statement
(USDm)
Revenue	992	624
Time charter equivalent ("TCE") earnings	443	326
Gross profit	150	123
EBITDA	96	77
Operating profit/(loss) (EBIT)	(91)	(211)
Profit/(loss) before tax	(166)	(283)
Net profit/(loss) for the year	(162)	(284)
Net profit/(loss) for the year excl. impairment charges and restructuring costs	(102)	(77)

As at 31 December
2013	2014
Balance sheet
(USDm)
Non-current assets	1,712	1,231
Total assets	2,008	1,384
Equity	118	(164)
Total liabilities	1,890	1,548
Invested capital	1,823	1,219
Net interest-bearing debt	1,718	1,394
Cash and cash equivalents	29	45

			Year ended 31 December
			2013	2014
		Cash flow
		(USDm)
		From operating activities	68	27
		From investing activities	93	313
		thereof investment in property, plant and equipment	(41)	(42)
		From financing activities	(161)	(324)
		Total net cash flow	1	16

			Year ended 31 December
			2013	2014
		Key financial figures(1)
		Gross margins:
		TCE	44.7%	52.2%
		Gross profit	15.2%	19.7%
		EBITDA	9.7%	12.3%
		Operating profit/(loss) (EBIT)	(9.1)%	(33.8)%
		Return on Equity (RoE) (p.a.)	(84.3)%	-
		Return on Invested Capital (RoIC) (p.a.)(2)	(4.6)%	(13.9)%
		Equity ratio	5.9%	(11.8)%
		Exchange rate USD/DKK, end of period	5.41	6.12
		Exchange rate USD/DKK, average	5.62	5.62

			Year ended 31 December
			2013	2014
		Share-related key figures(1)

		Earnings/(loss) per share, EPS (USD)	(0.2)	(0.4)
		Diluted earnings/(loss) per share, EPS (USD)	(0.2)	(0.4)
		Cash flow per share, CFPS (USD)	0.1	0.0
		Share price in DKK, end of period (per share of DKK 0.01 each)	1.4	0.3
		Number of shares, end of period (million)	728.0	728.0
		Number of shares (excl. treasury shares), average (million)	721.3	721.3

Notes:
(1)        Key figures are calculated in accordance with the recommendations of the Danish Society of Financial Analysts
(2)        Return on Invested Capital is defined as: Operating profit/(loss) divided by average invested capital, defined as average of beginning and ending balances of (equity plus net interest-bearing debt less non-operating assets)

B.8	Key Pro forma financial informa-tion
The unaudited pro forma financial information is comprised of the unaudited pro forma consolidated income statement for the year ended 31 December 2015, giving effect to Steps 1-3 of the 2015 Restructuring as if it had occurred on 1 January 2015.

The historical results included in the unaudited pro forma income statement have been prepared based on:

(i)            the audited consolidated income statement of TORM A/S (as a continuation of Njord) for the year ended 31 December 2015

(ii)            the unaudited consolidated interim income statement of TORM A/S

(before the contribution of Njord) for the six months ended 30 June 2015

(iii)            the accounting records of TORM A/S (before the contribution of Njord) for the period 1 July 2015 to 13 July 2015 prior to closing of the 2015 Restructuring

The historical financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the transactions, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results. The pro forma adjustments reflected in the accompanying unaudited pro forma financial information reflect estimates and assumptions made by management that are considered to be reasonable.

The unaudited pro forma adjustments reflecting the 2015 Restructuring have been prepared in accordance with IFRS 3 Business Combinations (IFRS 3) under which the business combination has been accounted for as a reverse acquisition with Njord as the accounting acquirer. Accordingly, the unaudited pro forma adjustments include the allocation of the purchase price to the acquired assets and liabilities of TORM A/S (before the contribution of Njord) based upon the estimate of fair values, using the assumptions set forth in the notes to the unaudited pro forma financial information.

The unaudited pro forma financial information is provided for informational purposes only and does not purport to represent what the actual results of operations of the combined group would have been had the transactions occurred on the date assumed, nor is it indicative of the future results of the Combined Group.

Pro forma Financial highlights for the year ended 31 December 2015 (unaudited)

			TORM A/S (Njord)	Former TORM(1) for the six months ended 30 June 2015	Former TORM for the 13 days ended 13 July 2015	Pro Forma Adjustments	Pro Forma Combined Group

		(USDm)
		Revenue	540.4	293.8	21.6	(1.5)	854.3
		Time charter equivalent (TCE) earnings	370.7	197.5	15.3	(1.5)	582.0
		Gross profit	235.8	115.1	9.7	1.9	361.0
		EBITDA	210.2	99.8	8.7	0.4	319.2
		Operating profit (EBIT)	142.9	53.0	5.2	17.4	218.5
		Profit/(loss) for the year before tax	126.9	8.5	(5.1)	30.8	161.1
		Net profit/(loss) for the year	125.9	8.4	(5.1)	30.8	160.0

		Note: (1) The term "Former TORM" refers to the financial information of TORM A/S prior to the contribution of Njord under the 2015 Restructuring

B.9	Profit Forecast/ Estimate	For FY2016 the Company currently expects that its EBITDA for the year will be between USD250m and USD330m and its profit before tax will be between USD100m and USD180m.
B.10	Audit reports - qualifications	Not applicable. The audit reports on the historical financial information in this document have been issued without qualifications.
B.11	Working capital - qualifications
Not applicable. The Company is of the opinion that, after taking account of available bank and other facilities, its working capital is adequate to meet its present requirements, that is for a period of twelve months from the date of this document.

SECTION C – SECURITIES
C.1	Type and class of Securities
The offer comprises up to 68,614,131 A Shares to be issued under the Exchange Offer (and any associated statutory Squeeze-out). All A Shares have a nominal value of USD0.01.

The A Shares will be admitted to trading and official listing on Nasdaq Copenhagen under ISIN code GB00BZ3CNK81. The Admission Shares issued in connection with the Exchange Offer are expected to be admitted to trading and official listing on or about 19 April 2016. The Admission Shares issued in connection with any Squeeze-out (if a Squeeze-out occurs) or as a result of the exercise of Consideration Warrants are expected to be admitted to trading and official listing as soon as practicable after such Admission Shares have been issued.

No application is being made for the admission of the B Share, the C Share or the Warrants to trading and official listing on Nasdaq Copenhagen.

C.2	Currency	The A Shares are denominated in USD.
C.3	Number of securities in issue and par value
The Company's issued share capital currently comprises GBP 50,000 redeemable shares of GBP 1 each nominal value and one A Share of USD0.01.  After completion of the Exchange Offer, all of those redeemable shares will be redeemed in full at GBP 1 each once the Company is in receipt of sufficient distributable profits.

As at closing of the Exchange Offer and assuming completion of the Squeeze-out and no exercise or lapse of Consideration Warrants, the Company's issued share capital will comprise up to 63,826,440 A Shares of nominal value USD0.01 each, 1 B Share of USD0.01 and 1 C Share of nominal value USD0.01 together with the redeemable shares.  In addition, the Company will have outstanding up to 4,787,692 Warrants.

The actual number of A Shares and Warrants issued pursuant to the Exchange Offer and any statutory Squeeze-out will be determined by (i) the level of acceptance of the Exchange Offer, (ii) the number of TORM A/S A shares for which the cash alternative is elected pursuant to any statutory Squeeze-out procedure and (iii) whether the Consideration Warrants are capable of being exercised and, if so, the number of Consideration Warrants which are exercised and the number which lapse.

All of the Company's share capital will be issued as fully paid up.

C.4	Description of the rights attached to the securities
A Shares rank equally for voting purposes. On a show of hands each holder of an A Share has one vote and on a poll each holder of A Shares has one vote for each A Share held. Each A Share has pre-emption rights upon any new issue of A Shares for cash (unless otherwise provided by the Companies Act or the Articles of Association or by shareholder resolution). Each A Share ranks equally (i) for any dividend declared; (ii) for any distributions made on a winding up of the Company; and (iii) the right to receive a relative proportion of shares in the case of a capitalisation of reserves. A Shares are not redeemable.

The one B Share will be held by a trustee on behalf of the independent shareholders of the Company (which is all holders or beneficial owners of A Shares who are not Njord Luxco or its affiliates). The B Share has one vote at general meetings of the Company, has no pre-emption rights in relation to any issue of new shares of other classes and carries no right to receive dividends, liquidation proceeds or other distributions from the Company. The holder of the B Share has the right to elect one Director (being the Deputy Chairman) as well as appoint one board observer. The B Share cannot be transferred or pledged, except for a transfer to a replacement trustee or by redemption by the Company or to a person (and its affiliates) who has acquired 100% of the issued A Shares (excluding A Shares held in treasury).

The one C Share will be held by Njord Luxco. The C Share has 350,000,000 votes at the general meeting in respect of the Specified C Matters, including the election of Directors (including the Chairman but excluding the Deputy Chairman) and certain amendments to the Articles of Association proposed by the Directors. The C Share has no pre-emption rights in relation to any issue of new shares of other classes, and carries no right to receive dividends, liquidation proceeds or other distributions from the Company. The C Share cannot be transferred or pledged, except to an affiliate of Njord Luxco or by redemption by the Company or to a person who has acquired 100% of the issued A Shares (excluding A Shares held in treasury).

The B Share and C Share are redeemable by the Company in the event that Njord Luxco and its affiliates beneficially own less than 1/3rd in aggregate of the issued A Shares and both the B Share and the C Share are redeemed at the same time.

C.5	Restrictions to the transferability of the securities
The A Shares are freely transferable under the Articles of Association.

The Restricted Shares are subject to transfer restrictions imposed by U.S. securities laws and may only be transferred pursuant to an effective registration statement filed with the SEC or an exemption from the registration requirements of the Securities Act.  The availability of such exemptions will vary and may become more onerous following any listing of the A Shares on NYSE.

Under the Articles of Association, the B Share cannot be transferred or pledged, except to a replacement trustee or by redemption by the Company or to a person who has acquired 100% of the issued A Shares (excluding A Shares held in treasury), and the C Share cannot be transferred or pledged except to an affiliate of Njord Luxco or by redemption by the Company or to a person (and its affiliates) who has acquired 100% of the issued A Shares (excluding A Shares held in treasury).

C.6	Admission	The A Shares will be admitted to trading and official listing on Nasdaq Copenhagen under the ISIN code GB00BZ3CNK81.
C.7	Dividend policy
The Company's ability to pay dividends will be principally dependent on the receipt of distributions from its operating subsidiaries and, in particular, TORM A/S. The Company will consider the payment and, if paid, amount of dividends in the light of strategic developments, cash flow and future expenditure obligations (operational and capital), market trends and the interests of shareholders, bearing in mind the volatility of the shipping industry. However, under the Restructuring Financing Agreements, TORM A/S has historically been subject to restrictions on the distribution of dividends. In January 2016, TORM A/S obtained the consent of the applicable lenders under the Restructuring Financing Agreements to the Facility Amendments permitting, amongst other things, the payment of dividends, subject to satisfaction of certain conditions, including notice to the facility agent under the Restructuring Financing Agreements and repayment of a pre-agreed amount under the Term Facility. However, in the future the Group may be subject to other similar restrictions on the payment of dividends. The Company cannot guarantee that it will pay any dividends in the future.

SECTION D – RISK
D.1 D.2.	Key information on key risks specific to the Company or its industry
Sector cyclicality, volatility and seasonality – the product tanker market is cyclical and impacted by global markets which leads to volatility in freight rates, vessel values, cash flows and industry profitability. The market can also exhibit marked seasonality with revenues typically being stronger in certain fiscal quarters.

Oversupply of vessel capacity – factors such as supply and demand for energy resources and seaborne transportation of such resources affect demand for product tankers whilst newbuildings, scrappings and conversions affect supply. Both increases in supply and decreases in demand may adversely affect freight rates and/or vessel values.

Global markets and economic conditions may affect financing – volatility in global markets and economic conditions may increase the Group's costs of financing or restrict the Group's ability to obtain further financing on favourable terms or at all.

Dependence on spot charters – the Group employs the majority of its vessels on spot voyage charters or short-term time charters. The spot charter market is volatile and at times spot freight rates have been less than the operating costs of vessels. The spot charter market is very competitive and success depends, among other things, on obtaining profitable spot charters, minimising time spent waiting for charters and minimising unladen travelling time. If the Group is not successful in the spot charter market this could adversely affect the Group's operations and/or its financial results.

Political instability and terrorist attacks – political instability, terrorist or other attacks or international hostilities can significantly disrupt international shipping and increase insurance premiums.

Operational risks – operating ocean-going vessels carries inherent risks such as marine disasters, bad weather, mechanical failure, collisions, terrorism and piracy.

Failure to pass vessel inspections – the Group's vessels are subject to inspections from government and private entities and various permits, licences and approvals are required for the Group to operate its vessels.  Failure to pass a survey or obtain the necessary approvals may mean a vessel is unable to trade.

Customer requirements – the Group's customers have a high and increasing focus on quality and compliance standards from their suppliers. Freight rates and vessel values are affected by factors such as the vessel's efficiency, operational flexibility and physical life. Where competitors can offer more efficient or flexible vessels, demand for the Group's vessels, the freight rates they command and their values may be adversely affected.

Dependence on a few significant customers – in 2015, ten customers accounted for approximately 55% of the Group's TCE revenue. The loss of a significant customer or a reduction in services provided to a significant customer could have a material adverse effect on the Group's operations and/or financial results.

Compliance with laws and regulations – the Group's operations are subject to numerous laws and regulations. Compliance with existing or new requirements (such as ballast water management regulations) may be costly and/or affect vessel values. Failure to comply with laws and regulations or pass vessel inspections may result in the Group's vessels being denied access or being detained or being unable to trade.

Aging fleet – as vessels age their maintenance costs increase. The current age of the Group's fleet means that it must spend substantial amounts on maintenance. Further, older vessels tend to be less efficient and have increased cargo insurance rates. The increasing average age of its fleet, the potential for more efficient vessels to enter the market, increased maintenance costs and the ability/willingness to renew the fleet could have a material adverse effect on the Group's operations and/or financial results.

Vessel sales and purchases – the timing of vessel investments (whether secondhand or newbuildings) or of vessel sales can significantly impact the Group's business. A failure to identify optimal timing in the shipping value cycle may have a material adverse effect on the Group's operations and/or financial results.

Tonnage tax regime – the Group is currently subject to the tonnage tax regime in Denmark and Singapore. If its participation in these schemes was abandoned or its level of investments and activities in these countries was significantly reduced, this may crystallise significant deferred tax liabilities. Changes in the tonnage tax regimes (or other tax laws in the countries in which the Group operates) could have a material adverse effect on the Group's financial results.

D.3	Key information on the key risks specific to A Shares
Conditionality of Exchange Offer – Admission of the Admission Shares will only happen if the Exchange Offer becomes unconditional.  Whilst the Exchange Offer is stated to be conditional on, amongst other things, more than 90% of the shares and voting rights of TORM A/S (on a fully diluted basis and excluding shares held in treasury) being assented to the Exchange Offer, any of the conditions may be waived by the Company. If the Company waives the minimum acceptance level condition it will not then be able to effect a statutory Squeeze-out (although it may be able to do so subsequently if it holds more than 90% of TORM A/S' outstanding share capital and voting rights (on a fully diluted basis and excluding shares held in treasury), for instance where the Company acquires further TORM A/S A shares or where TORM A/S repurchases its own A shares, thereby increasing the Company's shareholding to more than 90% of the aggregate outstanding issued share capital and voting rights of TORM A/S). Where the Company is not able to Squeeze-out minority shareholders, TORM A/S will not be a wholly-owned subsidiary of the Company and this may restrict the Company's ability to deal freely with TORM A/S and its assets, for instance by restricting the ability to transfer unencumbered assets to the Company or to pay dividends. Furthermore, the Company may not be able to effect a delisting of TORM A/S' A shares which may increase the Group's overall expenses.

Share price volatility – the A Shares will be traded on Nasdaq Copenhagen, the market for them may not be liquid and accordingly the prices of A Shares may be volatile.

Dilution from new share issues – the exercise of Warrants or any further issues of A Shares, including on an Initial U.S. Offering, may result in significant dilution of existing shareholders.  Further, shareholders in certain jurisdictions (or certain of them) may be unable to participate in pre-emptive issues.

Njord Luxco will hold a majority of the A Shares – immediately following Admission (and assuming full acceptance of the Exchange Offer), it is expected that Njord Luxco will hold approximately 62 per cent. of the voting rights attached to the outstanding issued share capital of the Company (excluding the C Share). The interests of Njord Luxco may not necessarily be aligned with those of other shareholders following Admission. In particular, Njord Luxco may hold interests in, or may make acquisitions of or investments in, other businesses that may be, or may become, competitors of the Group.

Restrictions on corporate actions – the Company's Articles of Association contain provisions requiring the approval of either of a majority of the Board (including the Chairman and Deputy Chairman) or a certain percentage of the holders of the A Shares for the Group to undertake certain corporate actions.  These restrictions may limit the Group's financial and operational flexibility.

Njord Luxco may increase its shareholding – as Njord Luxco will hold over 50% of the issued A Shares on closing of the Exchange Offer it may acquire further A Shares without triggering any requirement to make a public offer under the City Code on Takeover and Mergers.

Challenge from Tax authorities – the Company is U.K. tax resident and will own at least a majority interest in TORM A/S and so will be entitled to the benefits under the EU Parent/Subsidiary Directive (2011/96/EU) as well as the Denmark/U.K. double tax treaty provided that it is considered the beneficial owner of any dividends received from TORM A/S and is not subject to Danish anti-abuse rules.  However, the relevant tests are subjective and there is an inherent risk of challenge and those risks may increase where the Company cannot implement the Squeeze-out or does not carry out a listing of its shares in the U.S.  If all of the applicable conditions are not fulfilled, Danish withholding taxes of 27% (potentially reduced to 22%) could be triggered on dividend distributions from TORM A/S to the Company.
Dividends are dependent on distributions from subsidiaries – the Company will have limited operating activities of its own and so its ability to pay dividends or make other distributions in the future will depend principally on the receipt of dividends from its operating subsidiaries.

SECTION E – OFFER
E.1	Net proceeds and estimated expenses
Exchange Offer: there are no net proceeds as there is no offering of securities for sale or subscription. The Exchange Offer is an offer to exchange the Company's securities for the existing issued securities of TORM A/S.

The estimated expenses payable by the Company in connection with the Admission and the Exchange Offer are USD4.2m.

E.2a	Reasons for the offer/use of proceeds/estimated net amount of proceeds
Pursuant to the Exchange Offer and any associated statutory Squeeze-out, the Company will issue up to 68,614,131 A Shares, 1 B Share and 1 C Share together with up to 4,787,692 Warrants in order to acquire all of the issued shares of TORM A/S and in respect of the transfer of Consideration Warrants to TORM A/S.

The purpose of this document is (i) to facilitate the issue of A Shares being offered pursuant to the Exchange Offer, (ii) to have A Shares being issued pursuant to the Exchange Offer (and any Squeeze-out) admitted to trading and official listing on Nasdaq Copenhagen and (iii) to facilitate a Squeeze-out of all remaining TORM A/S shareholders following closing of the Exchange Offer with a subsequent delisting of TORM A/S A shares from Nasdaq Copenhagen.

As there are less than 150 holders of Consideration Warrants, the offer of Warrants pursuant to the Exchange Offer is an exempt offer for the purposes of section 86 of FSMA and the Prospectus Directive.

There are no net proceeds arising from the Exchange Offer.

E.3	Terms and conditions of the Exchange Offer
On or about 21 March 2016 the Company will make an exchange offer for all of the existing issued securities of TORM A/S on the following basis:

For each TORM A/S A share                                                                                    one A Share

For each TORM A/S B share                                                                                    one B Share

For each TORM A/S C share                                                                                    one C Share

In addition the Company will offer to issue one Warrant for each Consideration Warrant that holders agree to transfer to TORM A/S.

The completion of the Exchange Offer is subject to a number of conditions, including that:

•      TORM A/S shares that have been validly tendered and not withdrawn from the Exchange Offer (together with any TORM A/S shares already held by the Company) represent more than 90% of TORM A/S' outstanding issued share capital and voting rights (on a fully diluted basis but excluding shares held in treasury);

•      the Depository Arrangements having become effective;

•      Nasdaq Copenhagen having approved the listing of A Shares,

subject to notice of issuance; and

•        no court or governmental or regulatory authority having issued a decision or an order preventing, prohibiting, declaring illegal or materially impeding the consummation of the Exchange Offer or have announced any further investigation or review of the acquisition of TORM A/S by the Company.

Subject to the requirements of applicable law, the Company reserves the right, at any time, and from time to time, to waive or amend any of the conditions to the Exchange Offer (including the minimum acceptance level condition).

E.4	Interests material to Admission
Moelis & Company UK LLP acts as financial adviser to the Company in connection with Admission but receives no fees for those services.

TORM Singapore Pte. Ltd. has agreed to make loans to the Company up to a maximum amount of USD5m to enable the Company to pay costs, fees and expenses incurred by it in connection with Admission and the Exchange Offer. Such loans are expected to be repaid by the Company shortly after the completion of the Squeeze-out.

E.5	Selling entity and Lock Up Agreements	Not applicable.
E.6	Dilution
The Exchange Offer will not result in any dilution of existing shareholders in TORM A/S save and to the extent that the exercise of Consideration Warrants would (assuming the Exchange Offer was accepted in full and all TORM A/S A shares arising on exercise of Consideration Warrants were exchanged for A Shares in a Squeeze-out) increase the Company's issued A Share capital by up to approximately 7.5%.

E.7	Expenses charged to the investors	All expenses connected to the Admission and the Exchange Offer will be paid by the Company.

RISK FACTORS
Any investment in A Shares is subject to a number of risks.  Prior to investing in A Shares, prospective investors should carefully consider risk factors associated with any investment in A Shares, the Group's business and the industry in which it operates, together with all other information contained in this document including, in particular, the risk factors described below.
Prospective investors should note that the risks relating to the Group, its industry and A Shares summarised in the section of this document headed "Summary" are the risks that the Directors and the Company believe to be the most essential to an assessment by a prospective investor of whether to consider an investment in A Shares.  However, as the risks which the Group faces relate to events and depend on circumstances that may or may not occur in the future, prospective investors should consider not only the information on the key risks summarised in that part of this document headed "Summary" but also, among other things, the risks and uncertainties described below.
The risk and uncertainties described below represent those the Company considers to be material and which are known to the Company as at the date of this prospectus.  Additional risks and uncertainties relating to the Group that are not currently known to the Company, or that the Company currently deems immaterial, may individually or cumulatively also have a material adverse effect on the Group's business, results of operations and/or financial condition and, if any such risks should occur, the price of A Shares may decline and investors could lose all or part of their investment.  Prospective investors should consider carefully whether an investment in A Shares is suitable for them in the light of the information in this document and their personal circumstances.
The risk factors set out below are listed in each category in the order of priority which the Company believes reflects their significance. However, it is not possible to quantify the significance to the Company of each individual risk factor as each of the risk factors mentioned below may materialise to a greater or lesser degree and may have a material adverse effect on the Company's future performance, results of operations, cash flows, and/or financial position.
Risks related to A Shares
The Exchange Offer is subject to certain conditions and if these conditions are not satisfied or waived, the Exchange Offer will not be completed. If the minimum acceptance level condition is waived TORM A/S may never become a wholly-owned subsidiary of the Company.
The completion of the Exchange Offer is subject to certain conditions. If the conditions are not satisfied or, to the extent permitted, waived, the Exchange Offer will lapse and any offer to tender TORM A/S securities pursuant to the Exchange Offer will have no legal effect and will terminate. If the Exchange Offer lapses, there will be no payment of interest or other compensatory payment made.
Where the minimum acceptance level condition is not satisfied and is waived by the Company, the Company will not then be able to exercise its statutory rights to Squeeze-out the remaining minority shareholders. Whilst it may subsequently be able to exercise those rights where it holds more than 90% of TORM A/S' outstanding share capital and voting rights (on a fully diluted basis but excluding shares held in treasury) (for instance where it acquires further TORM A/S A shares or where TORM A/S repurchases its own A shares), there can be no guarantee that this will happen. In such circumstances TORM A/S will not be a wholly-owned subsidiary of the Company and minority TORM A/S shareholders will have certain minority protection rights under Danish law and under TORM A/S' articles of association. This may restrict the Company from dealing freely with TORM A/S, for instance in procuring the transfer of unencumbered assets to the Company or in TORM A/S paying dividends to the Company or may require the Company to comply with TORM A/S' existing articles of association (such as obtaining certain shareholder approvals in general meeting) before taking certain corporate actions. These restrictions may limit the Company's financial and operational flexibility, including its ability to raise funds on the equity capital markets, and could have a material adverse effect on the future performance, results of operations, cash flows and financial position. Furthermore, TORM A/S may not then be able to delist its A shares from Nasdaq Copenhagen which may also restrict the Company's operational flexibility and may increase the Group's overall expenses.

If the Company cannot effect a Squeeze-out of the minority TORM A/S shareholders, TORM A/S will not be able to give notice to holders of Consideration Warrants requiring them to exercise those Consideration Warrants within a four week period, failing which they will lapse. Where the Consideration Warrants continue in existence they may be exercised on normal terms and will be subject to certain adjustment provisions. Subsequent exercise of Consideration Warrants or operation of these adjustment provisions may cause the Group to incur additional expenses.
The value of A Shares may decrease.
It is likely that the price of A Shares will fluctuate and may not always accurately reflect the underlying value of the Group. The value of A Shares may decrease. The prices that investors may realise for their holdings of A Shares, when they are able to do so, may be influenced by a large number of factors, including the possibility that the market for A Shares is less liquid than for other equity securities and that the prices of A Shares may be relatively volatile. In addition, stock markets have in the recent past experienced extreme price and volume fluctuations, which, as well as general economic and political conditions, could have an adverse effect on the price of A Shares.
Issues of new shares or other securities may lead to dilution of shareholders.
In connection with the 2015 Restructuring, TORM A/S issued 7,181,578,089 Consideration Warrants (which were consolidated into 4,787,692 Consideration Warrants with effect from 24 September 2015) which Consideration Warrants are expected to be transferred to TORM A/S for equivalent Warrants in the Company as part of the Exchange Offer. If the Company starts a Squeeze-out of minority shareholdings (either after closing of the Exchange Offer or subsequently), the remaining Consideration Warrants may be exercised in a four week period after TORM A/S gives notice to holders of Consideration Warrants, and any TORM A/S A shares issued on exercise will be acquired by the Company in that Squeeze-out.  Any Consideration Warrants which remain unexercised at the end of that four week period will lapse automatically without compensation. The Warrants will entitle their holders to subscribe for new A Shares at any time after 13 July 2016 but no later than 13 July 2020 at an exercise price of DKK 96.257 per A Share subject to certain adjustments. If all of the Warrants were exercised as at the date of this document, it would result in the issue of 4,787,692 additional A Shares representing approximately 7.5% of the Company's issued and outstanding A Shares (assuming full acceptance of the Exchange Offer and no exercise or lapse of Consideration Warrants). The exercise of some or all of the Warrants as well as issues of new A Shares will result in dilution of the shareholdings of the Company's shareholders from time to time.
The Company continues to consider an Initial U.S. Offering. Existing disapplications of pre-emption rights may mean that such Initial U.S. Offering could take place without the relevant securities being offered to existing shareholders and so may result in significant dilution.
Future issues of new shares or other securities may be restricted.
Pursuant to the Company's Articles of Association, certain issues of shares, warrants, debt instruments or other securities convertible into or exchangeable for shares without giving effect to pre-emption rights require consent from shareholders representing 95% or more of the votes cast at the relevant general meeting. Further, certain reserved matters require approval by either the majority of the Directors (including the Chairman and the Deputy Chairman (or their respective alternates)) or, in circumstances where the Deputy Chairman (or his alternate) has either not voted in favour of any such matter or did not attend the meeting of the Directors at which such matter was considered, or any such matter has been put to a shareholder vote, by shareholders representing at least 70% or 86% of the A Shares or, in the period after an Initial U.S. Offering, a percentage representing an equivalent percentage of shareholders unaffiliated with Njord Luxco. These restrictions may limit the Company's financial and operational flexibility, including its ability to raise funds on the equity capital markets and could have a material adverse effect on the future performance, results of operations, cash flows and financial position.
The Company's capital structure confers certain rights on the holder of the C Share.
The Company's share capital will comprise A Shares, the B Share and the C Share. The C Share confers rights allowing the holder, Njord Luxco or its affiliates, to exercise certain voting rights effectively allowing it to appoint all of the Directors (including the Chairman but excluding the Deputy Chairman) and to make certain amendments to the Articles put forward by the Board. Njord Luxco will continue to hold the C Share so long as it or its affiliates beneficially owns at least one third of the issued A Shares. Accordingly, Njord Luxco may continue to operate as the Company's controlling shareholder even where it does not own a majority of the A Shares.

As the Company will be a holding company its ability to fund its obligations and make dividends or other distributions will be entirely dependent on funding, dividends and other distributions received from its subsidiaries, including TORM A/S, which may be subject to restrictions.
The Company's ability to pay dividends or other distributions and to pay its obligations in the future will depend principally on the level of funding, dividends and other distributions, if any, received from its operating subsidiaries, including TORM A/S and its subsidiaries, and from any new subsidiaries established by the Company in the future. The ability of the Company's operating companies to make loans or distributions (directly or indirectly) to the Company is or may be restricted as a result of several factors, including restrictions in financing agreements, the requirements of applicable law and regulatory and fiscal or other restrictions and the presence of minority shareholders.
In addition, the Company's right to participate in a distribution of assets upon a subsidiary's liquidation or reorganisation is subject to all prior claims of the subsidiary's creditors.
The Company can only distribute dividends to shareholders out of profits available for such purpose. The Board makes determinations regarding the payment of dividends in its sole discretion, and there is no guarantee that the Company will be able to or decide to pay dividends to shareholders in the future. However, under the Restructuring Financing Agreements, TORM A/S has historically been subject to restrictions on the distribution of dividends. In January 2016, TORM A/S obtained the consent of the applicable lenders under the Restructuring Financing Agreements to the Facility Amendments permitting, amongst other things, the payment of dividends, subject to satisfaction of certain conditions, including notice to the facility agent under the Restructuring Financing Agreements and repayment of a pre-agreed amount under the Term Facility. The Company cannot guarantee that it will pay any dividends in the future. However, in the future the Group may be subject to other similar restrictions on the payment of dividends. Furthermore, the Company is required to use a part of any initial distribution to it from TORM A/S to redeem its redeemable shares, to repay the Exchange Offer Facility and to repay amounts lent to it by TORM Singapore Pte. Ltd.
In addition, the markets in which the Group operates its vessels are volatile and the Company cannot predict with certainty the amount of cash, if any, that will be available for distribution as dividends in any period. The Company may also incur expenses or liabilities or be subject to other circumstances in the future that reduce or eliminate the amount of cash that the Company has available for distribution as dividends. If additional financing is not available to the Company on acceptable terms, the Board may determine to finance or refinance acquisitions with cash from operations, which would reduce the amount of any cash available for the payment of dividends.
The Admission Shares which are not Restricted Shares will be held in DTC and trades will be settled by way of book entry interests, whilst the Restricted Shares will be held in Computershare Jersey.
It is intended that all the Admission Shares (other than the Restricted Shares) will be registered in the name of Cede & Co. Ltd. as nominee for DTC. DTC will credit the participant account of Computershare with book entry interests in Admission Shares and Computershare will credit VP's account within its own system accordingly.  VP will in turn, settle the Exchange Offer (and any subsequent statutory Squeeze-out) by crediting the relevant VP accounts of the accepting TORM A/S shareholders in respect of the relevant underlying A Shares. The Restricted Shares will be registered in the name of Computershare Jersey who will issue depositary receipts in respect of them.  Accordingly, investors will not hold A Shares directly. Under English law, holders of beneficial interests in A Shares held through DTC or Computershare Jersey (or any other depository or depositary) will not be shareholders of the Company and, accordingly, will not have the rights conferred on shareholders by the Articles of Association or the Companies Act. As the legal owner of those Admission Shares which are not Restricted Shares, DTC, through its nominee Cede & Co., will be entitled to enjoy and exercise all of the rights attaching to those A Shares, provided that, similar to all other securities held at DTC, DTC will pass all rights to the applicable DTC participants who in turn will pass all such rights to the ultimate beneficial owners. Like arrangements will apply to Restricted Shares held by Computershare Jersey.  Accordingly, an investor's ability to exercise share rights will be determined by the agreements with DTC and their DTC participants or with Computershare Jersey rather than the Articles of Association. It is expected that similar risks would apply in respect of A Shares held with any other depository or depositary.

The A Shares may be subject to U.S. securities laws restrictions on transfer.
In general, when A Shares are issued in private transactions or are acquired by affiliates of the Company (which would include Directors and executive officers as well as persons holding, as a guide, 10% or more of the issued A Shares), those A Shares may be subject to transfer restrictions under U.S. securities laws, which may impose minimum holding periods and/or sales volume restrictions and/or disclosure or other restrictions. Such restrictions are likely to apply to A Shares held by Njord Luxco as well as those issued in exchange for TORM A/S A shares issued on exercise of Consideration Warrants or A Shares issued on exercise of Warrants or restricted stock units. Those restrictions may change and/or become more onerous following any listing of the A Shares on NYSE.
RISKS RELATED TO REDOMICILIATION IN THE UNITED KINGDOM
The Danish Tax Authorities may challenge whether the Company is entitled to Danish withholding tax exemption on dividends from TORM A/S.
The Company is a tax resident of the U.K. and will own a majority of the shares of TORM A/S following the closing of the Exchange Offer (and will subsequently own other assets directly) and should, in principle, be entitled to the benefits under the EU Parent/Subsidiary Directive (2011/96/EU) as well as the double tax treaty entered into between Denmark and the U.K. This would mean that dividends could be distributed from TORM A/S to the Company without deducting Danish withholding tax.
Unlike the double tax treaty between Denmark and the UK, the EU Parent/Subsidiary Directive (2011/96/EU) does not contain a specific beneficial ownership requirement. Nevertheless, the Danish tax authorities are of the opinion that the recipient of dividends must be the beneficial owner of such dividends in order to benefit from the withholding tax exemption in the EU Parent/Subsidiary Directive (2011/96/EU). This is currently disputed by tax payers in other cases, and the Danish courts have applied to the European Court of Justice for a ruling on this question. Danish anti-avoidance provisions introduced in 2015 allow the Danish tax authorities to deny a recipient of dividends the benefits of the EU Parent/Subsidiary Directive (2011/96/EU) or a double tax treaty in situations where the main purpose or one of the main purposes of an arrangement or transaction is to gain a tax advantage that defeats the object or purpose of the EU Parent/Subsidiary Directive (2011/96/EU) or a double tax treaty and which is considered artificial.
An arrangement will be considered artificial if it has no valid commercial reasons which reflect economic reality. This would, for example, be the case for pure conduit companies which do not qualify as beneficial owners.
When determining whether a recipient is considered the beneficial owner, the Danish tax authorities usually consider whether the recipient is merely a conduit company. Important factors include the level of activity and economic risk undertaken by the recipient and the recipient's right to dispose of the dividends received.
The Company is a tax resident of the United Kingdom and will have managerial and operational functions as well as secretarial activities in the UK. In addition to the shares in TORM A/S that the Company acquires through the Exchange Offer and any subsequent Squeeze-out, the Company will in future hold a number of other assets which are expected to be significant in size. For future investments made by the Group, the Company will determine whether these should be made directly at the level of the Company or non-Danish subsidiaries of the Company or through TORM A/S or its subsidiaries.  The Company may also consider making an Initial U.S. Offering, although it is emphasised that no decision has yet been made by the Company to proceed with an Initial U.S. Offering (or the size and timing of it).
The Company believes that the Group structure, the level of business activity to be carried out in the UK by it, the economic risk to be undertaken by it through its direct investment in assets other than the TORM A/S shares, and its right to dispose of dividends received as it chooses demonstrate that the Company is the beneficial owner of dividends from TORM A/S and is not a conduit entity and, accordingly, that Danish anti-abuse rules should not apply. This has been supported by a tax opinion provided to TORM A/S by a leading tax advisor.
The tests for beneficial ownership and application of Danish anti-abuse rules are subjective and will as such entail an inherent risk of challenge from the Danish tax authorities.  If the Company does not acquire all of the shares of TORM A/S or the Company does not implement an Initial U.S. Offering or any other listing of its shares in the U.S., this may significantly increase the risk of any such challenge.

If the Danish tax authorities claim that the Company would not be the beneficial owner of future dividends distributed to the Company by TORM A/S, they may challenge whether such dividends can be distributed to the Company without triggering Danish withholding tax.
The current withholding tax rate is 27%. According to a bill presented by the Danish Government on 23 February 2016, a final tax rate of 27% is considered disproportionate under European Union law as it is higher than the Danish corporate tax rate. In order to remedy this conflict with European Union law, it is proposed to lower the final dividend withholding tax rate to 22%.
In the event that the Danish tax authorities take the view that the Company is not the beneficial owner of dividends distributed by TORM A/S and therefore Danish withholding tax is payable, only dividends from TORM A/S to the Company would be subject to Danish withholding tax. Dividends from non-Danish subsidiaries held by the Company and proceeds from assets held directly by the Company would not be subject to Danish withholding tax. However, any payment of Danish withholding tax would increase the Group's tax burden, and hence its cash flows and financial position, and may prejudice the Company's ability to pay dividends itself.
Transfers of A Shares may be subject to U.K. stamp duty and/or U.K. stamp duty reserve tax, which would increase the cost of dealing in A Shares as compared to TORM A/S A shares.
All of the A Shares issued under the Exchange Offer (other than the Restricted Shares) and any Squeeze-out are expected to be issued to Cede & Co. Ltd acting as nominee for DTC (although an accepting holder of TORM A/S A shares may subsequently request to hold those A Shares in certificated format) and no U.K. stamp duty or U.K. stamp duty reserve tax will be payable on such issue.  Participants in DTC will hold interests in those A Shares on behalf of underlying shareholders (or for VP SECURITIES A/S ("VP"), on behalf of underlying shareholders).  Accordingly, trading in those A Shares will take place through the crediting and debiting of book entry interests in the DTC or VP systems.  No U.K. stamp duty or U.K. stamp duty reserve tax will be payable on such transfers.
However, where an underlying shareholder elects to hold his A Shares in certificated form and removes them from the DTC system, then transfers of, or agreements to transfer, those A Shares may be subject to U.K. stamp duty or U.K. stamp duty reserve tax.
Pre-emption rights for U.S. and other non-U.K. holders of A Shares may be unavailable.
In the case of certain increases in the Company's issued share capital, under English law existing holders of A Shares will be entitled to pre-emption rights to subscribe for such shares, unless shareholders dis-apply such rights by a special resolution at a shareholders' meeting. These pre-emption rights have been dis-applied by the Company's shareholders in respect of certain new issuances and the Company intends to propose equivalent resolutions in the future once the initial period of dis-application has expired. In any event, U.S. holders of common shares in U.K. companies are customarily excluded from exercising any such pre-emption rights they may have, unless a registration statement under the Securities Act is effective with respect to those rights, or an exemption from the registration requirements thereunder is available. The Company does not intend to file any such registration statement and cannot assure prospective U.S. investors that any exemption from the registration requirements of the Securities Act or applicable non-U.S. securities laws would be available to enable U.S. or other non-U.K. holders to exercise such pre-emption rights or, if available, that the Company would utilise any such exemption.
The Company's securities will have different rights than the equivalent TORM A/S securities
There are certain differences between English law and Danish law which may impede the operation of the Company in comparison to TORM A/S and/or result in different shareholder rights.  These include but are not limited to:
•	all amendments to a U.K. company's articles may (unless the articles specify otherwise) be made by a special resolution which requires at least 75% of the votes cast to be cast in favour. For a Danish company amendments need at least 2/3rds of the votes cast to be cast in favour although certain resolutions (such as restricting transferability of shares) require a 90% majority.

•	for U.K. companies shareholders do not generally have statutory appraisal rights while for Danish companies statutory appraisal rights are generally available.
•	in Denmark shareholders may absolve directors of liability for matters disclosed in a company's annual report but this is not the case in the U.K.
•	in Denmark companies employing more than 35 people have the right to appoint ⅓ of the directors. There are no equivalent employee director appointment rights in the U.K.
•	there is no binding statutory minimum number of non-executive directors for a U.K. public limited company (although the U.K. Corporate Governance Code prescribes minimums). In Denmark a majority of the directors of a public limited company must be non-executive.
•	Squeeze-outs of minority shareholders can happen in Denmark when any shareholder holds more than 90% of the issued shares and voting rights. For a U.K. company it is at least 90% and is referable to shares which are offered for and excludes shares already held.
The Company is and will be subject to the U.K. Bribery Act, the U.S. Foreign Corrupt Practices Act and other anti-corruption laws, as well as export control laws, customs laws, sanctions laws and other laws governing its operations. If the Company fails to comply with these laws, it could be subject to civil or criminal penalties, other remedial measures, and legal expenses, which could adversely affect its business, results of operations and financial condition.
The Company's operations are and will be subject to anti-corruption laws, including the U.K. Bribery Act 2010 (the "Bribery Act"), the U.S. Foreign Corrupt Practices Act (the "FCPA"), and other anti-corruption laws that apply in countries where the Company does business. The Bribery Act, FCPA and these other laws generally prohibit the Company and its employees and intermediaries from bribing, being bribed or making other prohibited payments to government officials or other persons to obtain or retain business or gain some other business advantage. The Company and its commercial partners operate in a number of jurisdictions that may pose a risk of potential Bribery Act or FCPA violations, and it participates in collaborations and relationships with third parties whose actions could potentially subject the Company to liability under the Bribery Act, FCPA or local anti-corruption laws. In addition, the Company cannot predict the nature, scope or effect of future regulatory requirements to which the Company's internal operations might be subject or the manner in which existing laws might be administered or interpreted.
The Company is also subject to other laws and regulations governing its international operations, including regulations administered by the governments of the U.K. and the United States, and authorities in the European Union, including applicable export controls, economic sanctions on countries or persons, customs requirements, anti-boycott requirements and currency exchange regulations (collectively, "Trade Control Laws").
While the Company maintains policies and procedures reasonably designed to ensure compliance with applicable anti-corruption laws and Trade Control Laws, there is no assurance that the Company will be completely effective in ensuring compliance with all applicable anti-corruption laws, including the Bribery Act, the FCPA or other legal requirements, including Trade Control Laws. If the Company is not in compliance with the Bribery Act, the FCPA and other anti-corruption laws or Trade Control Laws, it may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses, which could have an adverse impact on its business, financial condition, results of operations and liquidity. Likewise, any investigation of any potential violations of the Bribery Act, the FCPA, other anti-corruption laws or Trade Control Laws by U.K., U.S. or other authorities could also have an adverse impact on the Company's reputation, its business, results of operations and financial condition.
The Company's tax liabilities may change in the future.
While the Company believes that being incorporated in the U.K. should help it to maintain a competitive worldwide effective corporate tax rate, the Company cannot give any assurance as to what its effective tax rate will be. This is because, among other things, of uncertainties regarding the tax policies of all the jurisdictions where the Company operates its business and uncertainties regarding the application to its structure, which is complex, of the tax laws of various jurisdictions, including, without limitation, Denmark, the United States and the U.K. Because of this uncertainty, the Company's actual effective tax rate may vary from current expectations and that variance could be material. Additionally, the tax laws of Denmark, the United States, the U.K. or other jurisdictions, may be subject to administrative or judicial interpretations. The G20 and the Organisation for Economic Co-Operation and Development is currently focused on the taxation of multinational corporations as part of the Base Erosion and Profit Shifting Project ("BEPS"). The implementation of BEPS outcomes in the jurisdictions in which the Company operates may have an impact on its effective tax rate.

The U.K. may cease being a member of the E.U.
It is currently expected that a referendum will be held in June 2016 in the U.K. in relation to the U.K.'s continued membership of the E.U. A vote in favour of the U.K. exiting the E.U. could materially change the legal and tax framework applicable to the Group, including in relation to the benefit of E.U. directives and bi-lateral treaties between the U.K. and Denmark relating to Danish withholding tax and the Company's ease of access to E.U. capital markets. Whilst the actual effect of the U.K. exiting the E.U. and the timing for this process are currently uncertain, a U.K. exit could have an adverse impact on the Group's business, results of operations and financial condition.
RISKS RELATED TO THE GROUP'S BUSINESS AND ITS INDUSTRY
The product tanker sector is cyclical and volatile, and this may lead to reductions and volatility in freight rates, in vessel values and in the Group's results of operations.
The product tanker market is cyclical and impacted by global market conditions leading to volatility in freight rates, vessel values and industry profitability. The freight rates among different types of product tankers are highly volatile. For example, product tanker freight rates declined from historical highs reached in mid-2008 to a cyclical low period between 2009 and 2014. However, since the second half of 2014, product tanker freight rates have recovered and in 2015 reached the highest level since 2008. The factors affecting the supply and demand for product tankers are outside of the Company's control, and the nature, timing and degree of changes in industry conditions are unpredictable and the Company may not be able to correctly assess the nature, timing and degree of changes in industry conditions.
Factors affecting the supply and growth of product tanker capacity include:
•	the number of newbuildings on order and being delivered;
•	the number of vessels used for floating storage;
•	the number of vessels in lay-up;
•	the number of vessels scrapped for obsolescence or subject to casualties;
•	prevailing and expected future freight and charter hire rates;
•	the number of product tanker vessels trading with crude or "dirty" oil products
•	costs of bunkers and fuel oil and their impact on vessel speed;
•	the efficiency and age of the world product tanker fleet;
•	shipyard capacity;
•	port congestion and canal congestion; and
•	government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations.
Demand for product tankers is primarily determined by the quantity of cargo to be transported and the distance from origin to destination.  The demand is affected by a number of external factors including:
•	world and regional economic conditions;
•	demand for oil and other petroleum products;
•	product imbalances (affecting the level of trading activity);
•	the regulatory environment;
•	environmental issues and concerns;

•	developments in international trade including refinery additions and closures;
•	climate;
•	competition from alternative energy sources;
•	political developments;
•	embargoes;
•	armed conflicts; and
•	availability of financing and developments with interest rates.
In addition to the prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, second-hand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance costs, insurance coverage costs, the efficiency and age profile of the existing product tanker fleet in the market, and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations.
The Company anticipates that the future demand for its vessels will be dependent, amongst other things, upon economic growth in the world's economies, seasonal and regional changes in demand, changes in the capacity of the global product tanker fleet and the sources and supply of oil and petroleum products to be transported by sea.  A fall in demand for the Group's vessels could have a material adverse effect on the Company's business and operating results.
An over-supply of product tanker capacity may lead to a reduction in freight rates, vessel values, and profitability.
The potential over-supply of product tankers is affected by a number of factors, such as supply and demand for energy resources, including oil and petroleum products, supply and demand for seaborne transportation of such energy resources, and the current and expected purchase orders for newbuildings. If the capacity of new product tankers delivered exceeds the capacity of product tankers being scrapped and converted to non-trading tankers, product tanker capacity will increase.  If the supply of product tanker capacity increases and if the demand for product tanker capacity decreases or does not increase correspondingly, freight rates could materially decline, which may also negatively affect the value of the Group's vessels. A reduction in freight rates and the value of the Group's vessels may have a material adverse effect on the Company's future performance, results of operations, cash flows and financial position.
In addition, product tankers may be "cleaned up" from "dirty/crude" trades and swapped back into the product tanker market which would increase the available product tanker tonnage which may affect the supply and demand balance for product tankers. This could have an adverse effect on the Company's future performance, results of operations, cash flows and financial position.
Variations in incoming cash flows due to the cyclical nature of the shipping industry may have a material adverse effect on the Company's future performance, results of operations, and financial position.
Due to the cyclical nature of the shipping industry and volatile freight rates, incoming cash flows may vary significantly from year to year, whereas outgoing cash flows may not vary to the same extent and/or at the same time. Significant deviations between ingoing and outgoing cash flows can damage the Company's financial position and could have a material adverse effect on its future performance, results of operations, cash flows and financial position.
The Company's results of operations are subject to seasonal fluctuations, which may adversely affect its results of operations, cash flows and financial condition.
The Group operates its vessels in markets that have historically exhibited seasonal variations in demand and, as a result, freight rates. Continued seasonality may result in quarter-to-quarter volatility in operating results.   Whilst the product tanker segment has often been stronger in the autumn and winter months in anticipation of increased consumption of oil and petroleum products in the northern hemisphere, this may vary and revenues from product tankers may be weaker or stronger during certain fiscal quarters. Continued seasonality could have a material adverse effect on the Company's future performance, results of operations, cash flows and financial position.

The state of the global financial markets and economic conditions may adversely impact the Group's ability to obtain additional financing on acceptable terms and otherwise negatively impact the Company's business.
Global financial markets and economic conditions have been, and continue to be, volatile. In recent years, operating businesses in the global economy have faced tightening credit, weakening demand for goods and services, deteriorating international liquidity conditions, and declining markets.
As a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets may increase as many lenders have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at all or on terms similar to current debt and reduced, and in some cases ceased, to provide funding to borrowers. Whilst the Company currently believes that it will have sufficient cash flows, combined with existing available bank and other facilities, to finance its ongoing operations and working capital needs for a period of at least 12 months from the date of this document, subsequent additional financing may not be available if needed and to the extent required, on acceptable terms or at all. If additional financing is not available when needed, or is available only on unfavourable terms, the Company may be unable to expand or meet its obligations as they come due or it may be unable to enhance its existing business, complete additional vessel acquisitions or otherwise take advantage of business opportunities as they arise.
If economic conditions throughout the world continue to be volatile, it could impede the Group's operations.
Negative trends in the global economy continue to adversely affect global economic conditions. In addition, the world economy continues to face a number of new challenges, including the effects of lower oil prices, continuing turmoil and hostilities in a number of geographic areas and countries, continuing economic weakness in the European Union and softening growth in China. There has historically been a strong link between the development of the world economy and demand for energy, including oil and gas. While the recent slowdown in China's economy has not had a significant immediate impact on product tanker freight rates, an extended period of deterioration in the outlook for the world economy could reduce the overall demand for oil and gas and for the Group's services. Such changes could adversely affect the Company's future performance, results of operations, cash flows and financial position.
Many national economies continue to experience relatively slow growth and exhibit weak economic trends. The credit markets in the United States and Europe have experienced significant contraction, de-leveraging and reduced liquidity, and the U.S. federal government and state governments and European authorities continue to implement a broad variety of governmental action and/or new regulation of the financial markets. Global financial markets and economic conditions have been, and continue to be, severely disrupted and volatile.
The Company faces risks attendant to changes in economic environments, changes in interest rates, and instability in the banking and securities markets around the world, among other factors. The Company cannot predict how long the current market conditions will last. However, these recent and developing economic and governmental factors may have a material adverse effect on the Company's results of operations and financial condition and may cause the price of A Shares to fall.
Continued economic slowdown in the Asia Pacific region, particularly in China, may exacerbate the effect on the Company. Before the global economic financial crisis that began in 2008, China had one of the world's fastest growing economies in terms of GDP, which had a significant impact on shipping demand. According to the International Monetary Fund, the growth rate of China's GDP decreased to approximately 7.4% for the year ended 31 December 2014 and is expected to decrease to 6.8% for the year ended 31 December 2015, which is China's lowest growth rate for the past five years, and continues to remain below pre-2008 levels. While the recent slowdown in China's economy has not had a significant immediate impact on product tanker freight rates, it is possible that China and other countries in the Asia Pacific region will continue to experience slowed or even negative economic growth in the near future. Moreover, the current economic slowdown in the economies of the United States, the European Union and other Asian countries may further adversely affect economic growth in China and elsewhere. The Company's business, financial condition and results of operations, ability to pay dividends, if any, as well as its future prospects, may be materially adversely affected by a further economic downturn in any of these countries.

Political instability, terrorist attacks or international hostilities could affect the Company's future performance, results of operations, cash flows and financial condition.
The Group conducts most of its operations outside of the United States, and its future performance, results of operations, cash flows and financial condition may be adversely affected by the effects of political instability, terrorist or other attacks, war or international hostilities. Continuing conflicts and recent developments around the world and the presence of outside armed forces in certain of those territories may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further world economic instability and uncertainty in global financial markets. As a result of the above, insurers have increased premiums and reduced or restricted coverage for losses caused by terrorist acts generally. Future terrorist attacks could result in increased volatility of the financial markets and negatively impact the global economy. These uncertainties could also adversely affect the Group's ability to obtain additional financing on terms acceptable to it or at all.
In the past, political instability has also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea and the Gulf of Aden off the coast of Somalia. Any of these occurrences could have a material adverse impact on the Company's future performance, results of operations, cash flows and financial position.
If the Group's vessels suffer damage due to the inherent operational risks of the product tanker industry, the Group may experience unexpected dry-docking costs and delays or total loss of its vessels, which may have an adverse effect on its future performance, results of operations, cash flows and financial position.
The operation of an ocean-going vessel carries inherent risks. The Group's vessels and their cargoes will be at risk of being damaged or lost because of events such as marine disasters, bad weather, and other acts of God, business interruptions caused by mechanical failures, grounding, fire, explosions and collisions, human error, war, terrorism, piracy and other circumstances or events. Changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labour strikes and boycotts. These hazards may result in death or injury to persons, loss of revenue or property, environmental damage, higher insurance rates, damage to the Company's customer relationships, delay or rerouting.
In addition, international shipping is subject to various security and customs inspection and related procedures in countries of origin and destination and trans-shipment points. Inspection procedures can result in the seizure of the cargo and/or the Group's vessels, delays in the loading, offloading or delivery and the levying of customs duties, fines or other penalties against the Group. It is possible that changes to inspection procedures could impose additional financial and legal obligations on the Group. Furthermore, changes to inspection procedures could also impose additional costs and obligations on the Group's customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on the Company's future performance, results of operations, cash flows and financial position.
The protection & indemnity insurance coverage that the Group has arranged for its vessels covers the vessel owner's liabilities towards the owner of any damaged cargo, subject to standard international conventions limiting such liability. If the Group's vessels suffer damage, they may need to be repaired at a dry-docking facility. The costs of dry-dock repairs are unpredictable and may be substantial. The Group may have to pay dry-docking costs that its insurance does not cover in full. The loss of earnings while these vessels are being repaired and repositioned as well as the actual cost of these repairs would decrease the Group's earnings. In addition, space at dry-docking facilities is sometimes limited and not all dry-docking facilities are conveniently located. The Group may be unable to find space at a suitable dry-docking facility or the vessels may be forced to travel to a dry-docking facility that is not conveniently located in relation to the vessels' positions. The loss of earnings while these vessels are forced to wait for space or to sail to more distant dry-docking facilities could have a material adverse effect on the Company's future performance, results of operations, cash flows and financial position.

The Group's failure to pass vessel inspections by classification societies and other private and governmental entities and operate its vessels may have a material adverse effect on the Company's future performance, results of operations, cash flows and financial position.
The Group's vessels are subject to survey, audit and inspections from flag state, port state, recognised organisations, statutory authorities and commercial entities.  Various statutory, commercial and insurance certificates, trade permits, licences, approvals and clearances are required for the Group to operate its vessels.  As long as a vessel is seaworthy and cargo worthy, the vessel will be issued with all necessary certificates, approvals and clearances for trade and operation.  However non-fulfillment of specific requirements from commercial entities may lead to reduced tradability for a limited period or the period whilst those requirements are not complied with. In addition, the hull and machinery of every commercial vessel must be classed by a classification society authorised by the vessel's country of registry. Classification societies are non-governmental, self-regulating organisations and certify that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention. A vessel must undergo various surveys. A vessel's machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. The Group's vessels are on survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be dry-docked every five years for inspection of the underwater parts of the vessel. In addition, every five years, alternating with the dry-dock inspection, there is a special survey for every vessel allowing an inspection/survey every two and a half years. If any vessel fails any survey, the vessel may be unable to trade between ports and therefore be unemployable, which may have a material adverse effect on the Company's future performance, results of operations, cash flows and financial position.
If the Group cannot meet its customers' quality and compliance requirements it may not be able to operate its vessels profitably which could have an adverse effect on the Company's future performance, results of operations, cash flows and financial position.
Many customers in the oil industry have a high and increasing focus on quality and compliance standards with their suppliers across the entire value chain, including the shipping and transportation segment. The Group's continuous compliance with these standards and quality requirements is vital for the Group's operations. Related risks could materialise in multiple ways, including a sudden and unexpected breach in quality and/or compliance concerning one or more vessels, a continuous decrease in the quality concerning one or more vessels occurring over time. Moreover, continuous increasing requirements from oil industry constituents can further complicate the Group's ability to meet the standards. Any noncompliance by the Group, either suddenly or over a period of time, on one or more vessels, or an increase in requirements by oil operators above and beyond what the Group delivers, may have a material adverse effect on the Company's future performance, results of operations, cash flows and financial position.
If the Group fails to comply with international safety regulations, the Group may be subject to increased liability, which may adversely affect its insurance coverage and may result in a denial of access to, or detention in, certain ports.
The operation of the Group's vessels is affected by the requirements set forth in the IMO's International Safety Management Code for the Safe Operation of Ships and Pollution Prevention ("ISM Code"), promulgated by the IMO under the International Convention for the Safety of Life at Sea of 1974 ("SOLAS"). The ISM Code requires the party with operational control of a vessel to develop and maintain an extensive "Safety Management System" that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. If the Company fails to comply with the ISM Code, the Company may be subject to increased liability, invalidation of its existing insurance or a reduction in available insurance coverage for its affected vessels.
Non-compliance with the ISM Code and other IMO regulations may subject the shipowner or bareboat charterer to increased liability, may lead to decreases in, or invalidation of, available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports. The U.S. Coast Guard ("USCG") and European Union authorities have indicated that vessels not in compliance with the ISM Code will be prohibited from trading in U.S. and European Union ports which could have an adverse effect on the Company's future performance, results of operations, cash flows and financial position.

The Group is subject to complex laws and regulations, including environmental laws and regulations that can adversely affect its results of operations, cash flows and financial position.
The Group's operations are subject to numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which its vessels operate or are registered, which can significantly affect the ownership and operation of its vessels. These requirements include, but are not limited to, the U.S. Oil Pollution Act of 1990 ("OPA"), the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the U.S. Clean Air Act, the U.S. Clean Water Act, the U.S. Marine Transportation Security Act of 2002, European Union regulations, regulations of the International Maritime Organisation ("IMO"), including the International Convention for the Prevention of Pollution from Ships of 1973, the International Convention for the Safety of Life at Sea of 1974, the International Convention on Load Lines of 1966, and the International Ship and Port Facility Security Code. Compliance with such laws and regulations, where applicable, may require installation of costly equipment or operational changes and may affect the resale value or useful lives of the Group's vessels. The Group may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions including greenhouse gases, the management of ballast waters, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of the Group's ability to address pollution incidents. Oil spills that occur from time to time may also result in additional legislative or regulatory initiatives that may affect the Group's operations or require it to incur additional expenses to comply with such new laws or regulations.
These costs could have a material adverse effect on the Company's future performance, results of operations, cash flows and financial position. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of its operations. Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject the Group to liability without regard to whether it was negligent or at fault. Under OPA, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil within the 200-nautical mile exclusive economic zone around the United States (unless the spill results solely from the act or omission of a third party, an act of God or an act of war). An oil spill could result in significant liability, including fines, penalties, criminal liability and remediation costs for natural resource damages under international and U.S. federal, state and local laws, as well as third-party damages, including punitive damages, and could harm the Group's reputation with current or potential charterers of the Group's product tankers. The Group is required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Although the Group has arranged insurance to cover certain environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks or that any claims will not have a material adverse effect on the Company's future performance, results of operations, cash flows and financial position.
The Group may be required to make significant investments in ballast water management which may have a material adverse effect on the Company's future performance, results of operations, and financial position.
The International Convention for the Control and Management of Vessels' Ballast Water and Sediments ("BWM Convention"), aims to prevent the spread of harmful aquatic organisms from one region to another, by establishing standards and procedures for the management and control of ships' ballast water and sediments. The BWM Convention calls for a phased introduction of mandatory ballast water exchange requirements to be replaced in time with mandatory concentration limits.  Investments in ballast water treatment may have a material adverse effect on the Company's future performance, results of operations, cash flows and financial position.
Changes in fuel prices may adversely affect profits.
Fuel, including bunkers, is a significant expense in the Group's shipping operations of its vessels and changes in the price of fuel may adversely affect the Company's profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside its control, including geopolitical developments, supply and demand for oil and gas, actions by the Organisation of the Petroleum Exporting Countries ("OPEC"), and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce the Company's profitability.

If the Group's vessels call on ports located in countries that are subject to sanctions and embargos imposed by governments or quasi-governmental authorities that could adversely affect the Group's reputation and the market for A Shares.
The Group's operations currently are and may in the future become subject to various economic and trade sanctions and anti-bribery laws, including sanctions administered by the United Nations, the European Union, Denmark or the United States.  Before the closing of the 2015 Restructuring some of the vessels owned or operated by the Group called on ports located in countries subject to sanctions and embargoes imposed by the U.S. government and other authorities or in countries identified by the U.S. government or other authorities as state sponsors of terrorism. The Group's vessels have not called in Iran or Syria since 29 June 2012 and have not called in Cuba since January 2015. In connection with the 2015 Restructuring the Group revised its internal policies and procedures regarding vessel calls at ports located in countries subject to sanctions and, with the exception of Sudan, the Group's vessels have not called on ports in countries currently identified by the U.S. government as state sponsors of terrorism since 29 June 2012. So far as the Company is aware the port calls made by the Group's vessels in Sudan have not violated any sanctions regimes or embargoes to which the Group is subject at the time of the port calls. Sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. In 2010, the U.S. enacted the Comprehensive Iran Sanctions Accountability and Divestment Act ("CISADA"), which expanded the scope of the Iran Sanctions Act. Among other things, CISADA expands the application of the prohibitions on companies such as the Company and introduces limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products.
In 2012, President Obama signed Executive Order 13608 which prohibits foreign persons from violating or attempting to violate, or causing a violation of any sanctions in effect against Iran or facilitating any deceptive transactions for or on behalf of any person subject to U.S. sanctions. Any persons found to be in violation of Executive Order 13608 will be deemed a foreign sanctions evader and will be banned from all contacts with the United States, including conducting business in US dollars. Also in 2012, President Obama signed into law the Iran Threat Reduction and Syria Human Rights Act of 2012 ("Iran Threat Reduction Act"), which created new sanctions and strengthened existing sanctions. Among other things, the Iran Threat Reduction Act intensifies existing sanctions regarding the provision of goods, services, infrastructure or technology to Iran's petroleum or petrochemical sector. The Iran Threat Reduction Act also includes a provision requiring the President of the United States to impose five or more sanctions from Section 6(a) of the Iran Sanctions Act, as amended, on a person the President determines is a controlling beneficial owner of, or otherwise owns, operates, or controls or insures a vessel that was used to transport crude oil from Iran to another country and (1) if the person is a controlling beneficial owner of the vessel, the person had actual knowledge the vessel was so used or (2) if the person otherwise owns, operates, or controls, or insures the vessel, the person knew or should have known the vessel was so used. Such a person could be subject to a variety of sanctions, including exclusion from U.S. capital markets, exclusion from financial transactions subject to U.S. jurisdiction, and exclusion of that person's vessels from U.S. ports for up to two years.
On November 24, 2013, the P5+1 (the United States, U.K., Germany, France, Russia and China) entered into an interim agreement with Iran entitled the "Joint Plan of Action" ("JPOA"). Under the JPOA it was agreed that, in exchange for Iran taking certain voluntary measures to ensure that its nuclear programme is used only for peaceful purposes, the U.S. and E.U. would voluntarily suspend certain sanctions for a period of six months. On January 20, 2014, the U.S. and E.U. indicated that they would begin implementing the temporary relief measures provided for under the JPOA. These measures included, among other things, the suspension of certain sanctions on the Iranian petrochemicals, precious metals, and automotive industries from January 20, 2014 until July 20, 2014. The JPOA was subsequently extended twice. On 14 July 2015, the P5+1 and the E.U. announced that they reached a landmark agreement with Iran titled the "Joint Comprehensive Plan of Action Regarding the Islamic Republic of Iran's Nuclear Program" ("JCPOA") which is intended to significantly restrict Iran's ability to develop and produce nuclear weapons for 10 years while simultaneously easing sanctions directed towards non-U.S. persons for conduct involving Iran, but taking place outside of U.S. jurisdiction and not involving U.S. persons. On 16 January 2016 ("Implementation Day"), the U.S. joined the E.U. and U.N. in lifting a significant number of their nuclear-related sanctions on Iran following an announcement by the International Atomic Energy Agency that Iran had satisfied its respective obligations under the JCPOA.

U.S. sanctions prohibiting certain conduct that is now permitted under the JCPOA have not yet actually been repealed or permanently terminated. Rather, the U.S. government has implemented changes to the sanctions regime by: (1) issuing waivers of certain statutory sanctions provisions; (2) committing to refrain from exercising certain discretionary sanctions authorities; (3) removing certain individuals and entities from OFAC's sanctions lists; and (4) revoking certain Executive Orders and specified sections of Executive Orders. These sanctions will not be permanently "lifted" until the earlier of "Transition Day", set to occur on 20 October 2023, or upon a report from the IAEA stating that all nuclear material in Iran is being used for peaceful activities.
The Group's operations are subject to the regulations, executive orders and other sanctions administered by OFAC which restricts or prohibits certain transactions, dealings and travels involving certain Sanctioned Persons and Sanctioned Countries, including Cuba, where the Group has historically been active, and Iran. As such, the Group's operations in countries that are subject to sanctions and embargoes imposed by the United States government and/or identified by the United States government as state sponsors of terrorism are restricted. From time to time vessels in the Group's fleet have called on ports in Sudan. The Company believes these activities have not been subject to then applicable U.S. sanctions laws. Any violation of applicable sanctions could result in fines or other penalties and could result in some investors deciding, or being required, to divest their interest or not to invest in the Company. Further, the Group's lenders may determine that any non-compliance with applicable sanctions and embargoes imposed, or, with respect to the DSF Facility Agreement, all sanctions imposed by the U.K., the European Union, the United Nations, or the United States, constitutes an event of default under current or future debt facility agreements. An event of default may lead to an acceleration of the repayment of debt under the facility in question and, due to the cross-default provisions, under all other facilities as well, which could have a material adverse effect on the Company's future performance, results of operations, cash flows and financial position, and could lead to bankruptcy or other insolvency proceedings.
Further, charterers and other parties that the Group has previously entered into contracts with regarding its vessels may be affiliated with persons or entities that are now or may soon be the subject of sanctions imposed by the Obama administration and/or the European Union or other international bodies in response to recent events relating to Russia, Crimea and the Ukraine. If the Company determines that such sanctions require the Group to terminate existing contracts or if the Group is found to be in violation of such sanctions, the Company may suffer reputational harm and the Company's results of operations may be adversely affected.
Although the Company believes that the Group has been in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that it will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines, penalties or other sanctions that could severely impact the Company's ability to access capital markets and conduct its business and could result in some investors deciding, or being required, to divest their interest, or not to invest, in the Company. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified as state sponsors of terrorism. The determination by these investors not to invest in, or to sell, A Shares may adversely affect the price at which A Shares trade. Additionally, some investors may decide to sell their interest, or not to invest, in the Company simply because the Group does business with companies that do business in sanctioned countries. Moreover, the Group's charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve the Group or its vessels, and those violations could in turn negatively affect the Company's reputation. In addition, the Group's reputation and the market for A Shares may be adversely affected if it engages in certain other activities, such as entering into charters with individuals or entities in countries subject to sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in operations associated with those countries pursuant to contracts with third-parties that are unrelated to those countries or entities controlled by their governments. Investor perception of the value of A Shares may also be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

Acts of piracy on ocean-going vessels could adversely affect the Group's business.
Acts of piracy have historically affected ocean-going vessels trading in regions of the world where the Group has operated its vessels such as the South China Sea, the Indian Ocean and in the Gulf of Aden off the coast of Somalia. There have been attempted attacks on the Group's vessels in the past, and there is a continued risk of future attacks on the Group's vessels in these areas. Sea piracy incidents continue to occur, particularly in the Gulf of Aden off the coast of Somalia and increasingly in the Gulf of Guinea. Acts of piracy could result in harm or danger to the crews that man the Group's vessels. In addition, piracy may result in a significant increase of insurance premiums if a region is characterised as "war risk" zone by insurers or Joint War Committee "war and strikes" listed areas, and such insurance coverage may be more difficult to obtain. Currently, the Group incurs extra costs as it employs security guards on vessels operating in certain waters. Such costs could increase further depending on global developments in piracy. The Group may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on it. In addition, any detention hijacking as a result of an act of piracy against the Group's vessels or an increase in crew and security cost, or cost or unavailability of adequate insurance for the Group's vessels could have a material adverse effect on the Company's future performance, results of operations, cash flows and financial position.
Maritime claimants could arrest the Group's vessels, which would have a negative effect on its cash flows.
Crew members, suppliers of goods and services to a vessel, shippers of cargo, secured lenders, time charter-in counterparties and other parties (which may include persons who do not have a contractual relationship with the Group with respect to the debt or claim in question) may be entitled to a maritime lien against the relevant vessel for unsatisfied debts, claims or damages.
In many jurisdictions a maritime lien holder may enforce its lien by arresting a vessel and commencing foreclosure proceedings. In addition, in some jurisdictions a claimant may arrest both the vessel which is subject to the claimant's maritime lien and any "associated" vessel owned or controlled by the same owner. Claimants could try to assert "sister ship" liability against one vessel in the fleet for claims relating to another of the Group's vessels. The arrest or attachment of one or more of the Group's vessels could under certain circumstances constitute an event of default under its financing agreements or interrupt operations and require the Group to pay a substantial sum of money to have the arrest lifted, which could result in a loss of earnings and have a material adverse effect on its future performance, results of operations, cash flows and financial position.
In December 2015 a Group vessel was arrested in the United Arab Emirates. The arrest was initiated by an unpaid supplier to OW Bunker & Trading A/S, who in turn had supplied bunker oil to the vessel and had received due payment from TORM A/S. TORM A/S had to post security of approximately USD650,000 to have the arrest lifted and is now in a legal dispute about the substantive claim, which may eventually result in a payment to the claimant and consequently a loss to the Group. The Group has the same type of exposure to potential maritime lien claims in three other OW Bunker related cases totalling approximately USD1.4m.
An increase in frequency of immigrant salvage operations in the Mediterranean could adversely affect the Group's business.
In recent years, the number of immigrants attempting to cross the Mediterranean from North Africa to Europe in unseaworthy vessels has increased significantly. Many of the vessels are in such a poor condition that they either capsize and sink, incur engine problems or are otherwise incapacitated en route to Europe. As a result, commercial ships may, if witnessing an immigrant vessel in distress, deviate from the task and course and conduct a salvage operation. Such salvage operation may prove costly in terms of time and resources spent and can thus prove a substantial cost for the commercial vessel and may pose risks to the safety of the crew, vessel and cargo. If the Company is not able to mitigate this potential exposure, and dependent on the number of such salvage operations which must be carried out in the future, this could have a material adverse effect on its future performance, results of operations, cash flows and financial position.

A shift in consumer demand from oil towards other energy sources or changes to trade patterns for refined oil products may have a material adverse effect on the Group's business.
A significant portion of the Group's earnings are related to the oil industry.  A shift in the consumer demand from oil towards other energy resources such as wind energy, solar energy, or water energy will potentially affect the demand for its product tankers.  This could have a material adverse effect on the Company's future performance, results of operations, cash flows and financial position.
Seaborne trading and distribution patterns are primarily influenced by the relative advantage of the various sources of production, locations of consumption, pricing differentials and seasonality. Changes to the trade patterns of refined oil products may have a significant negative or positive impact on the tonne-mile effect and therefore the demand for the Group's product tankers. This could have a material adverse effect on the Company's future performance, results of operations, cash flows and financial position.
Climate change and greenhouse gas restrictions may adversely impact the Groups' operations and markets.
Due to concerns over the risk of climate change, a number of countries and the IMO have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. These regulatory measures may include, among others, adoption of cap and trade regimes, carbon taxes, increased efficiency standards and incentives or mandates for renewable energy. In addition, although the emissions of greenhouse gases from international shipping currently are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which required adopting countries to implement national programs to reduce emissions of certain gases, a new treaty may be adopted in the future that includes restrictions on shipping emissions. Compliance with changes in laws, regulations and obligations relating to climate change could increase the Group's costs related to operating and maintaining its vessels and require it to install new emission controls, acquire allowances or pay taxes related to its greenhouse gas emissions or administer and manage a greenhouse gas emissions program. Revenue generation and strategic growth opportunities may also be adversely affected.
Adverse effects upon the oil and gas industry relating to climate change, including growing public concern about the environmental impact of climate change, may also adversely affect demand for the Group's services. For example, increased regulation of greenhouse gases or other concerns relating to climate change may reduce the demand for oil and gas in the future or create greater incentives for use of alternative energy sources. Any long-term material adverse effect on the oil and gas industry could have an adverse effect on the Company's future performance, results of operations, cash flows and financial position.
Technological innovation and quality and efficiency requirements from the Group's customers could reduce the Group's charterhire income and the value of its vessels.
The Group's customers, in particular those in the oil industry, have a high and increasing focus on quality and compliance standards with their suppliers across the entire supply chain, including the shipping and transportation segment. The Group's continued compliance with these standards and quality requirements is vital for its operations. Charterhire rates and the value and operational life of a vessel are determined by a number of factors including the vessel's efficiency, operational flexibility and physical life. Efficiency includes speed, fuel economy and the ability to load and discharge cargo quickly. Flexibility includes the ability to enter harbours, utilise related docking facilities and pass through canals and straits. The length of a vessel's physical life is related to its original design and construction, its maintenance and the impact of the stress of operations. If new vessels are built that are more efficient or more flexible or have longer physical lives than the Group's vessels, competition from these more technologically advanced vessels could adversely affect the amount of charterhire payments the Group receives for its vessels and the resale value of its vessels could significantly decrease. As a result, the Company's results of operations and financial condition could be adversely affected.

If labour interruptions are not resolved in a timely manner, they could have a material adverse effect on the Group's business, results of operations, cash flows and financial condition.
The Group employs masters, officers and crews to man its vessels. The Group has in the past implemented and will potentially continue in the future to implement restructuring measures including divesting or closing down business activities, reducing its workforce and negotiating collective agreements with trade unions. Restructurings and other factors such as disagreements concerning ordinary or extraordinary collective bargaining may damage the Group's reputation and the relationship with its employees and lead to labour disputes, including work stoppages, strikes and/or work disruptions. If not resolved in a timely and cost-effective manner, industrial action or other labour unrest could prevent or hinder the Group's operations from being carried out as the Company expects and could have a material adverse effect on its business, results of operations, cash flows, financial condition and ability to pay dividends.
Substantially all of the Group's revenue is expected to be derived from a single segment, the product tanker segment, which exposes the Group to adverse developments in the product tanker market and which may adversely affect its future performance, results of operations, cash flows and financial position.
Substantially all of the Group's revenue is expected to be derived from a single market, the product tanker segment, and therefore, its financial results depend on the development and growth in this segment. External factors that affect the product tanker market will have a significant impact on the Group's business. Freight rates and asset prices have been volatile. Any adverse development in the product tanker segment would have a material adverse impact on the Group's future performance, results of operations, cash flows and financial position.
Declines in freight rates and other market deterioration could cause the Group to incur impairment charges.
In accordance with IFRS, the Company reviews the carrying amounts of assets on a quarterly basis to determine any indication of impairment either due to a significant decline in market value or in the cash flows generated by the vessels. In case of such indication, the recoverable amounts of the assets are estimated as the higher of the net realisable value and the value in use in accordance with the requirements of applicable accounting standards. The value in use is the present value of the future cash flows expected to derive from an asset. For the purpose of assessing net realisable values, the Company estimates the market values of the individual vessels, for which the most important parameters are the vessels' tonnes deadweight, the shipyard they were built at and age. The Company uses internal as well as external sources of information, including two internationally recognised shipbrokers' valuations. There may be deviations between the market value and the book value of the vessels.
Accordingly, the carrying values of the Group's vessels may not represent their fair market value at any point in time because the market prices of second-hand vessels tend to fluctuate with changes in freight rates and the cost of newbuildings.  As a result of further declines in freight rates or vessel values, the Company may in the future need to record impairment losses and loss from sale of vessels which could negatively affect its business, cash flows, financial condition, operating results or the trading price of A Shares.
Governments could requisition the Group's vessels during a period of war or emergency, which may adverse effect on its future performance, results of operations, cash flows and financial position.
A government could requisition one or more of the Group's vessels for title or hire. Requisition for title occurs when a government takes control of a vessel and becomes the owner. Also, a government could requisition the Group's vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated freight rates. Generally, requisitions occur during a period of war or emergency. Although none of the Group's vessels have been requisitioned by a government for title or hire a government requisition of one or more of the Group's vessels in the future may negatively impact the Group's future performance, results of operations, cash flows and financial position.

RISKS RELATED TO THE COMPANY AND THE GROUP
The Group is dependent on spot charters and any decrease in spot freight rates in the future may adversely affect its earnings.
The Group employs the majority of its vessels on spot voyage charters or short-term time charters and generate a significant portion of its revenue from the spot market. The spot charter market may fluctuate significantly based upon product tanker and oil supply and demand. The successful operation of the Group's vessels in the competitive spot charter market depends on, among other things, obtaining profitable spot charters and minimising, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo. The spot market is very volatile, and, in the past, there have been periods when spot freight rates have declined below the operating cost of vessels. For example, over the past five years, MR spot market rates expressed as a time charter equivalent have ranged from a low of approximately USD6,500 per day to a high of approximately USD31,500 per day, MR spot market rates over the last 10 years (non-inflation adjusted) have averaged approximately USD15,600 per day, and in FY2015 MR spot market rates averaged approximately USD21,400 per day. If future spot freight rates decline, then the Group may be unable to operate its vessels trading in the spot market profitably, meet its obligations, including payments on indebtedness, or pay dividends in the future. Furthermore, as freight rates for spot charters are fixed for a single voyage which may last up to several weeks, during periods in which spot freight rates are rising, the Group will generally experience delays in realising the benefits from such increases. If the Group is unable to generate profitable spot freight rates, this could have a material adverse effect on the Company's business, financial condition and results of operations.
TORM A/S has experienced a recent history of losses and inability to achieve positive cash flows. If the Group is unable to operate its vessels profitably, it may be unsuccessful in competing in the highly competitive international product tanker market, which would negatively affect its financial condition and the Group's ability to expand its business.
The operation of product tanker vessels and transportation of petroleum products is extremely competitive and reduced demand for transportation of oil and oil products could lead to increased competition. Competition arises primarily from other product tanker owners, including major oil companies as well as independent product tanker companies, some of whom have substantially greater resources than the Group does. Competition for the transportation of oil and oil products can be intense and depends on price, location, size, age, condition and the acceptability of the product tanker and its operators to the charterers. The Group will have to compete with other product tanker owners, including major oil companies, as well as independent product tanker companies.
TORM A/S (as a continuation of Njord) reported a net profit of USD126m for the year ended 31 December 2015.  Prior to this, TORM A/S (before the contribution of Njord) reported net losses of USD(284)m and USD(162)m for the financial years ended 31 December 2014 and 2013, respectively. TORM A/S (as a continuation of Njord) reported a positive cash flow of USD130m in FY2015. Prior to this, TORM A/S (before the contribution of Njord) had cash flows of USD16m and USD1m for the years ended 31 December 2014 and 2013, respectively. Despite implementation of the 2015 Restructuring and the amendments to the pre-2015 Restructuring debt agreements, there is no certainty that the Group will continue to be profitable. The Group's ability to generate profits is subject to freight rates, financial, regulatory, legal, technical and other factors, many of which are beyond its control.
An inability to effectively time investments in and divestments of vessels could prevent the implementation of the Company's business strategy and negatively impact the Company's results of operations and financial condition.
The Company's strategy is to own and operate a fleet large enough to provide global coverage, but no larger than what the demand for the Group's services can support over a longer period by both contracting newbuildings and through acquisitions and disposals in the second-hand market. The Group's business is greatly influenced by the timing of investments and/or divestments and contracting of newbuildings. If the Group is unable able to identify the optimal timing of such investments, divestments or contracting of newbuildings in relation to the shipping value cycle due to capital restraints, this could have a material adverse effect on the Company's competitive position, future performance, results of operations, cash flows and financial position.

An increase in operating costs would decrease the Company's earnings and have an adverse effect on the Company's future performance, results of operations, cash flows and financial position.
The Group's vessel operating expenses include the costs of crew, provisions, deck and engine stores, insurance, security measures, and maintenance and repairs, which expenses depend on a variety of factors, many of which are beyond the Company's control. Voyage expenses include bunkers (fuel), port and canal charges. If the Group's vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. Some of these costs, primarily relating to insurance, crewing and enhanced security measures, have been increasing on a relative basis and may increase further in the future. An increasing cost base may have a material adverse effect on the Company's future performance, results of operations, cash flows and financial position.
A substantial portion of the Group's revenue is derived from a limited number of customers and the loss of any of these customers could result in a significant loss of revenues and cash flow.
The Group currently derives a substantial portion of its revenue from a limited number of customers. In 2015, ten customers accounted for approximately 55% of the Group's TCE revenue. The loss of any significant customer or a decline in the amount of services provided to a significant customer could have a material adverse effect on the Company's future performance, results of operations, cash flows and financial position.
The Group may be exposed to fraudulent behaviour, which may have a material adverse effect on the Company's future performance, results of operations, cash flows and financial position.
The risk of fraud is inherent in all industries and is not specific to the shipping industry. However, historically, the shipping industry has involved an increased risk of fraud and fraudulent behaviour.  The Group has established a system of internal controls to prevent fraud and fraudulent behaviour, consisting of segregation of duties, authorisations for trading, purchase and approval, codes of ethics and conduct, close monitoring of its financial position and a whistleblower facility.
In September 2014, TORM A/S was a victim of a cyber-attack that resulted in the payment of funds to a fraudulent third party. Following this attack, TORM A/S implemented a fraud awareness campaign and instituted additional fraud prevention processes in cooperation with leading fraud prevention specialists.
However, there can be no assurance that the Group's fraud prevention measures are sufficient to prevent or mitigate its exposure to fraud or fraudulent behaviour in the future and any such behaviour can have a material adverse effect on its future performance, results of operations, cash flows and financial position.
Investment in derivative instruments such as freight forward agreements could result in losses to the Company.
As part of the 2012 Restructuring, the Group was restricted from using derivatives to hedge the risk on certain parts of its business. Following the 2015 Restructuring, the Group was again able to use the derivative markets and take positions in derivative instruments, such as forward freight agreements ("FFAs"), for the purposes of hedging the Group's exposure to fluctuations in the charter market, interest rates, foreign exchange rates and bunker prices. From time to time, the Group may take positions in such derivative instruments and as a result it may incur derivative exposure that could have a material adverse effect on its future performance, results of operations, cash flows and financial position. If liquidity in these derivative markets decreases or disappears, it could make it difficult or more expensive for the Group to perform such hedging, which could have a material adverse effect on its future performance, results of operations, cash flows and financial position.
Fluctuations in exchange rates and non-convertibility of currencies could result in losses to the Company.
As a result of the Group's international operations, the Company is exposed to fluctuations in foreign exchange rates due to parts of its revenues being received and operating expenses paid in currencies other than United States dollars. The Company uses United States dollars as the functional currency because the majority of its transactions are denominated in United States dollars. Thus, the Company's exchange rate risk is related to cash flows not denominated in United States dollars. The primary risk relates to transactions denominated in Danish Krone ("DKK"), Euro ("EUR"), Indian Rupee ("INR"), Singapore Dollar ("SGD"), or other major currencies, which relate to administrative and operating expenses.

TORM A/S and Njord have historically generated almost all of their respective revenues and incurred a significant part of their respective expenses in United States dollars. In the third quarter of 2015, TORM A/S and Njord generated nearly all their respective revenues in United States dollars and incurred a significant part of their respective expenses in United States dollars. The remaining balances were in DKK, EUR, INR, SGD and other major currencies. Accordingly, the Company may experience currency exchange losses if it has not fully hedged the Company's exposure to a foreign currency. A change in exchange rates could have a material adverse impact on the Company's future performance, results of operations, cash flows and financial position.
As the Group's product tanker fleet ages, the Company is exposed to increased operating costs and decreased competitiveness which could adversely affect its earnings and the risks associated with older vessels could adversely affect its ability to obtain profitable charters.
Due to recent positive developments in the product tanker market and new eco-designs for vessels, there is a continuing need for the Company to focus on cost optimising measures to remain competitive which may require the Group to upgrade its product tanker fleet more rapidly in the future. The Group may not be able to fund or secure additional financing to complete the acquisition of new or second-hand vessels required to renew and upgrade its product tanker fleet which may lead to deterioration of the fleet's performance.
In general, the costs of maintaining a vessel in good operating condition increase with the age of the vessel and the current age of the Group's fleet means that it must spend substantial amounts on maintenance. It is also difficult to estimate with certainty the maintenance and operating costs that will be incurred for an older vessel and there is a risk that these costs will exceed expectations. Further, older vessels are typically less fuel-efficient than more recently constructed vessels largely due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, and so older vessels may be less desirable to charterers. Governmental regulations and/or safety or other equipment standards related to the age of vessels may require expenditure on alterations or the addition of new equipment to the Group's vessels and may restrict the type of activities which the vessels may engage in. As the Group's vessels age, market conditions may not justify that expenditure or enable the Group to operate its vessels profitably during the remainder of their useful lives.
The increasing average age of the Group's product tanker fleet (including the change in age of the fleet arising as a result of the inclusion of the Njord Acquisition Vessels into the Group's product tanker fleet), the potential for more fuel efficient vessels to enter the market, uncertainties regarding the Group's maintenance costs going forward and its willingness or ability to renew its product tanker fleet could have a material adverse effect on its competitive position, future performance, results of operations, cash flows and financial position.
The Company may not be able to meet its ongoing operations and working capital needs and may not be able to obtain additional financing in the future on terms acceptable terms or at all.
In connection with the closing of the 2015 Restructuring, TORM A/S entered into the Working Capital Facility for USD75m of borrowings, all of which remains undrawn.
Financing the Group's ongoing operations and working capital needs, including funding the Group's outstanding newbuilding commitments (and/or exercising options to acquire further newbuildings), is dependent, in part, upon the Group generating sufficient cash flows from its operations. Whilst the Company currently believes that it will have sufficient cash flows, combined with existing available bank and other facilities, to finance these ongoing operations and working capital needs for a period of at least 12 months from the date of this document, the Company may need to procure additional funding in the future in the public or private debt or capital markets in order to meet funding commitments after that period should its operational cash flow be insufficient. Adequate sources of funding may not be available when needed or may not be available on terms acceptable to the Company. The Group's ability to obtain such additional capital or financing will in part depend on prevailing market conditions as well as the financial position of its business and its operating results, which may affect the Group's efforts to arrange additional financing on satisfactory terms. If new shares are issued, it may result in a dilution of the existing shareholders. There can be no assurance that the Group will be able to maintain or obtain required loan or equity financing to meet any additional working capital or capital investment needs.

In line with industry practice, the Group's suppliers supply it with short-term credit or short-term supply credits to purchase, among other things, tankers and other petroleum products. If the Group's short-term supply credits were reduced or withdrawn, this could have a material adverse effect on its business, results of operations, cash flows and financial position.
In addition, if available and satisfactory funding is insufficient at any time in the future, whilst the Group may have sufficient funding to meet its required ongoing operational and working capital needs, it may be unable to respond to competitive pressures or customers' requirements regarding vessel maintenance and fleet age or take advantage of business opportunities. Failure to obtain additional financing could have a material adverse effect on the Company's business, results of operations, cash flows and financial position.
The Group is subject to certain risks with respect to its counterparties on contracts, and failure of such counterparties to meet their obligations could cause the Company to suffer losses or negatively impact its results of operations and cash flows.
The Group regularly enters into bunker hedging contracts and employ vessels on COAs, fixed rate time charters and voyage charters and enters into newbuilding contracts with shipyards. Such agreements subject the Group to counterparty risks. The ability of each of the Group's counterparties to perform its obligations under a contract with the Group will depend on a number of factors that are beyond its control and may include, among other things, general economic conditions, the condition of the maritime industry, the overall financial condition of the counterparty, freight rates received for specific types of vessels and various expenses. In addition, in depressed market conditions, the Group's charterers and customers may no longer need a vessel that is currently under charter or contract or may be able to obtain a comparable vessel at lower rates. As a result, charterers and customers may seek to renegotiate the terms of their existing charter agreements or avoid their obligations under those contracts and it may be difficult for the Group to secure substitute employment for such vessel, and any new charter arrangements the Group secures in the spot market or on time charters may be at lower rates. Should a counterparty fail to honour its obligations under agreements with the Group, the Group could sustain significant losses which could have a material adverse effect on the Company's future performance, financial position, cash flows and results of operations.
Changes to the tonnage tax or the corporate tax regimes applicable to the Group, or to the interpretation thereof, may impact its future operating results.
The Group is currently subject to tonnage tax schemes currently in Denmark and Singapore. If the Group's participation in the tonnage tax schemes in these countries is abandoned, or if its level of investments and activities in these countries are significantly reduced, the Group may have to pay a deferred tax liability, which is currently USD45m.
Additional taxes may be payable as a result of a change in other tax laws of any country in which the Group operates or a change in complex tax laws that affect the Group's international operations.
In the event that tonnage tax schemes or other tax laws are changed in the future, the Group's overall tax burden could increase which could have a material adverse effect on its financial position.
U.S. tax authorities could treat the Company as a ''passive foreign investment company,'' which could have adverse U.S. federal income tax consequences to U.S. shareholders.
A foreign corporation will be treated as a ''passive foreign investment company,'' ("PFIC"), for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of ''passive income'' or (2) at least 50% of the average value of the corporation's assets during such taxable year produce or are held for the production of those types of ''passive income.'' For purposes of these tests, ''passive income'' includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. Income derived from the performance of services does not constitute ''passive income.'' U.S. shareholders of a PFIC are subject to certain reporting obligations and a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based on the Company's current and anticipated method of operation, the Company does not believe that it is, nor does it expect to become, a PFIC with respect to any taxable year. In this regard, the Company intends to treat the gross income it derives or is deemed to derive from its time chartering activities as services income, rather than rental income. Accordingly, the Company believes that its income from its time chartering activities does not constitute ''passive income,'' and the assets that the Group owns and operates in connection with the production of that income (in particular, its vessels) do not constitute assets that produce or are held for the production of "passive income".
There is substantial legal authority supporting this position, consisting of the Internal Revenue Code of 1986 as amended ("Code"), legislative history, case law and United States Internal Revenue Service ("IRS"), pronouncements concerning the characterisation of income derived from time charters and voyage charters as services income for other tax purposes. However, it should be noted that there is also authority that characterises time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept this position, and there is a risk that the IRS or a court of law could determine that the Company is a PFIC. Moreover, no assurance can be given that the Company would not constitute a PFIC for any future taxable year if the nature and extent of its operations or the composition of its income or assets change.
If the IRS were to find that the Company is a PFIC for any taxable year, U.S. shareholders will face adverse U.S. federal income tax consequences and will incur certain information reporting obligations. Under the PFIC rules, unless those shareholders make an election available under the Code (which election could itself have adverse tax consequences for such shareholders), such shareholders would be subject to U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of A Shares, as if the excess distribution or gain had been recognised rateably over the shareholder's holding period of the common shares.
The Company may have to pay tax on U.S. source income, which would reduce its earnings.
Under the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as the Company and its subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterised as U.S. source shipping income and such income is subject to a 4% U.S. federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code or under the terms of a U.S. income tax treaty.
The Company does not believe that it or its subsidiaries will qualify for exemption from tax under Section 883 after this offering, although it and its subsidiaries may qualify in the future if there is a change in its capital structure.
The Company and/or one or more of its subsidiaries may qualify for exemption from tax under their terms of the U.S.-U.K. Income Tax Treaty or the U.S.-Denmark Income Tax Treaty. Whether the Group so qualify depends, among other things, on whether the Group satisfies the Limitation on Benefits article of the applicable U.S. Income Tax Treaty. In particular, the Group would generally satisfy the Limitation on Benefits article if the Group can establish that it is engaged in the active conduct of a trade or business in the U.K. or Denmark, whichever is applicable, the Group's U.S. source shipping income is derived in connection with, or is incidental to, such trade or business, and such trade or business activity in the applicable treaty jurisdiction is substantial in relation to the Group's trade or business activity in the United States. Given the legal and factual uncertainties in making the foregoing determination, there can be no assurance that the Group will be able to qualify for exemption from tax under a U.S. income tax treaty, or that the IRS or a court of law will agree with the Group's determination in this regard.
If the Company or its subsidiaries are not entitled to the exemption under Section 883 of the Code or under the terms of a U.S. Income tax treaty for any taxable year, the Company and its subsidiaries would be subject to a 4% U.S. federal income tax on U.S. source shipping income for such taxable year. The imposition of this taxation could have a negative effect on the Company's business and result in decreased earnings available for distribution to shareholders. For example, if the benefits of Section 883 and the applicable U.S. Income tax treaties were unavailable for their taxable year ended 31 December 2014, the Company and its subsidiaries estimate that their U.S. federal income tax liability for such taxable year would have increased by approximately USD2m, although their U.S. federal income tax liability for future taxable years would vary depending upon the amount of U.S. source shipping income that they earn in each such year.

The Group may be subject to litigation that, if not resolved in its favour and not sufficiently insured against, could have a material adverse effect on it.
The Group and its activities are subject to numerous laws and regulations many of which include legal standards, which are subject to interpretation, and the Group is party to agreements and transactions, including in connection with the 2015 Restructuring, involving matters of assessment of interests of various stakeholders and valuation of assets, liabilities and contractual rights and obligations.  Furthermore, the Group may be subject to the jurisdiction of courts or arbitration tribunals in many different jurisdictions.
The Group's counterparties and other stakeholders or authorities may dispute its compliance with laws and regulations or contractual undertakings, or the assessments made by the Group in connection with its business and the entry into agreements or transactions, including in connection with the 2015 Restructuring. The outcome of any such dispute or legal proceedings is inherently uncertain, and may include payment of substantial amounts in legal fees and damages or that a transaction or agreement is deemed invalid or voidable and such proceedings or decisions could have a material adverse effect on the Company's future performance, results of operations, cash flows and financial position. If cases or proceedings in which the Group may be involved are determined to the Company's disadvantage, it may result in fines, default under the Group's debt facilities, damages or reputational damage and could have a material adverse effect on the Company's future performance, results of operations, cash flows and financial position
Insurance may be difficult to obtain, or if obtained, may not be adequate to cover the Group's losses that may result from its operations due to the inherent operational risks of the product tanker industry.
The operation of ocean-going vessels represents a potential risk of significant losses and liabilities caused by adverse weather conditions, mechanical failures, human error, war, terrorism, piracy, and other circumstances or events. In the course of the fleet's operation, various casualties, accidents and other incidents, including an oil spill or emission of other environmentally hazardous agents from a vessel, may occur that may result in significant financial losses and liabilities for the Group. An accident involving any of the Group's vessels could result in death or injury to persons, loss of property, environmental damage, delays in delivery of cargo, loss of revenue from termination of contracts or unavailability of vessels, fines or penalties, higher insurance rates, litigation and damage to the Group's reputation and customer relationships.
In order to reduce the exposure to these risks, the Group carries insurance to protect it against most of the accident-related risks involved in the conduct of its business, including marine hull and machinery insurance, protection and indemnity insurance, which include pollution risks, crew insurance and war risk insurance. Incidents may occur where the Group may not have sufficient insurance coverage and some claims may not be covered. Furthermore, insurance costs may increase as a consequence of unforeseen incidents or other events beyond the Company's control. In addition, in the future it may not be possible to procure adequate insurance coverage or only on commercially unacceptable terms.
Any significant loss or liability for which the Group has not or has not been able to take out adequate insurance, or events causing an increase of insurance costs could have a material adverse effect on the Company's future performance, results of operations, cash flows and financial position.
Failure to obtain or retain highly skilled personnel could adversely affect the Group's operations.
The Group requires highly skilled personnel to operate its business. There can be no assurance that the Group will be able to attract and retain such employees on reasonable terms in the future. The Group's ability to attract and retain employees and management in the future may be affected by circumstances beyond its control. Competition for skilled and other labour required for its operations has increased in recent years as the number of ocean-going vessels in the worldwide fleet has increased. If this expansion continues and is coupled with improved demand for seaborne shipping services in general, shortages of qualified personnel could further create and intensify upward pressure on wages and make it more difficult for the Group to staff and service vessels. In addition, the Group employs staff and vessel crews in a number of countries, all of which are covered by international rules of employment. Changes are made on an ongoing basis to international rules of employment and this may have a material influence on the Company's flexibility in manning the Group's vessels.

Such developments could adversely affect the Group's ability to attract and retain qualified employees and management on reasonable terms in the future and in turn, could adversely affect its financial results and cash flow.
The Group is subject to certain risks with respect to its counterparties on its newbuilding construction contracts and the failure of its counterparties to meet their obligations under its newbuilding contracts could cause the Company to suffer losses or otherwise adversely affect its business.
As a part of the 2015 Restructuring, TORM A/S assumed ownership of Njord and its vessel owning subsidiaries (the "Njord Vesselcos") that had contracted to purchase the MR Product Tanker Newbuildings under construction at Sungdong. To take delivery of the MR Product Tanker Newbuildings, TORM A/S was required to fund approximately USD109.0m of remaining capital expenditures and instalment payments. TORM A/S has now taken delivery of all of those MR Product Tanker Newbuildings.  TORM A/S has also entered into contracts with GSI for the purchase of four LR2 Product Tanker Newbuildings (with options to purchase a further six vessels).  Timely delivery of the LR2 Product Tanker Newbuildings is subject to the Group's counterparties meeting their obligations and the Group is therefore exposed to the risk of failure, cost overruns, delayed delivery, technical problems and other counterparty risks. A number of shipping construction companies, including those at which the Group's newbuildings are being built, have reportedly been experiencing financial challenges. Any such financial challenges may affect operations and the timely delivery of the LR2 Product Tanker Newbuildings.
The Company can provide no assurance that these or any other measures the Group may take will fully mitigate these risks and any failure by a counterparty to meet its obligations in relation to the newbuildings may result in delays or cancellations of the delivery of the newbuildings, renegotiation of terms, delayed renewal of the Group's product tanker fleet and consequent deterioration of is competitive position, any of which may result in significant losses for the Company which could have a material adverse effect on its future performance, results of operations, cash flows and financial position.
The Group is subject to certain risks with respect to entering into new time charter-in contracts due to its dependence on spot charters.
As a condition of the 2012 Restructuring, the Group was restricted from entering into substantial time charter-in contracts. Following the 2015 Restructuring, the Group currently has the ability to charter-in vessels for longer periods. Because the Group employs the majority of its vessels on spot voyage charters or short-term time charters, the Group may be exposed to changes in the freight rates that are significantly below the hire to be agreed in a time charter-in contract. This exposure could have a material adverse effect on the Company's business, financial condition and results of operations.
Breakdowns in the Group's information technology may negatively impact its ability to service customers and may have a material adverse effect on the Company's future performance, results of operations, cash flows and financial position.
The Group's ability to service customers and operate vessels is dependent on the continued operation of its information technology systems critical to the business, including a vessel operation system containing information about vessel positions, the Group's agreements with customers and other agreements made in the market, the system recording estimated and actual hire for individual voyages, the vessel maintenance system and the Enterprise Resource Planning system.  Any IT breakdowns could have a material adverse effect on the Company's future performance, results of operations, cash flows and financial position.
The Company is subject to the U.K. City Code on Takeovers and Mergers.
The U.K. City Code on Takeovers and Mergers (the "Takeover Code"), applies, among other things, to an offer for a public company whose registered office is in the U.K. (or the Channel Islands or the Isle of Man) and whose securities are not admitted to trading on a regulated market in the U.K. (or the Channel Islands or the Isle of Man) if the company is considered by the Panel on Takeovers and Mergers (the "Takeover Panel"), to have its place of central management and control in the U.K. (or the Channel Islands or the Isle of Man). This is known as the "residency test." By reference to the Takeover Code, the Company's centre of management and control shall be in the U.K. and, accordingly, it expects that it will satisfy the residency test for the purposes of the Takeover Code. For the avoidance of doubt, TORM A/S is not a company which is subject to the Takeover Code.

If at the time of a takeover offer the Takeover Panel determines that the Company has its place of central management and control in the U.K., the Company would be subject to a number of rules and restrictions, including but not limited to the following: (i) its ability to enter into deal protection arrangements with a bidder would be extremely limited; (ii) the Company might not, without the approval of its shareholders, be able to perform certain actions that could have the effect of frustrating an offer, such as issuing shares or carrying out acquisitions or disposals; and (iii) the Company would be obliged to provide equality of information to all bona fide competing bidders.
Following the closing of the Exchange Offer, Njord Luxco is expected to hold over 50% of the Company's voting share capital (and, if the Company implements a Squeeze-out of the minority shareholders of TORM A/S following completion of the Exchange Offer and all minority shareholders elect to receive the cash alternative offered as part of that Squeeze-out, Njord Luxco could hold up to 68.9% of the Company's voting share capital) and, therefore, Njord Luxco will be able to increase its aggregate holding in the Company without triggering the requirement under Rule 9 of the Takeover Code to make a cash offer for the outstanding shares in the Company.
U.S. investors may have difficulty enforcing civil liabilities against the Company, its directors or members of senior management and the experts named in this document.
The Company is incorporated under the laws of England and Wales. Several of its Directors reside outside the U.S. and all or a substantial portion of the assets of such persons are located outside the U.S. As a result, it may be difficult for an investor to serve legal process on the Company or its Directors or have any of them appear in a U.S. court. The U.S. and the U.K. do not currently have a treaty providing for the recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. The enforceability of any judgment of a U.S. federal or state court in the U.K. will depend on the laws and any treaties in effect at the time, including conflicts of laws principles (such as those bearing on the question of whether a U.K. court would recognise the basis on which a U.S. court had purported to exercise jurisdiction over a defendant). In this context, there is doubt as to the enforceability in the U.K. of civil liabilities based solely on the federal securities laws of the U.S. In addition, awards for punitive damages in actions brought in the U.S. or elsewhere may be unenforceable in the U.K.. An award for monetary damages under the U.S. securities laws would likely be considered punitive if it did not seek to compensate the claimant for loss or damage suffered and was intended to punish the defendant.
Civil liabilities based upon the securities and other laws of the United States may not be enforceable in original actions instituted in England or in actions instituted in England to enforce judgments of U.S. courts.
Civil liabilities based upon the securities and other laws of the U.S. may not be enforceable in original actions instituted in England or in actions instituted in England to enforce judgments of U.S. courts. Actions for the enforcement of judgments of U.S. courts might be successful only if the English court confirms the substantive correctness of the judgment of the U.S. court and is satisfied that:
•	the effect of the enforcement judgment is not manifestly incompatible with English public policy;
•	the judgment did not violate the rights of the defendant;
•	the judgment was not rendered in a matter where the parties transferred rights subject to transfer restrictions with the sole purpose of avoiding the application of the law applicable according to English international private law;
•	the judgment is not subject to further recourse under U.S. law;
•	the judgment is not incompatible with a judgment rendered in England or with a subsequent judgment rendered abroad that might be enforced in England;
•	a claim was not filed outside England after the same claim was filed in England, while the claim filed in England is still pending;
•	the English courts did not have exclusive jurisdiction to rule on the matter;
•	the U.S. court did not accept its jurisdiction solely on the basis of either the nationality of the plaintiff or the location of the disputed goods; and
•	the judgment submitted to the English court is authentic.

The Company will be subject to data protection laws under U.K. legislation, and any breaches of such legislation could adversely affect its business, reputation, results of operations and financial condition.
The Company's ability to obtain, retain and otherwise manage personal data is governed by data protection and privacy requirements and regulatory rules and guidance. In the U.K. the Company must comply with the Data Protection Act 1998 in relation to processing certain personal data. The application of data privacy laws is often uncertain, and as business practices are challenged by regulators, private litigants and consumer protection agencies, it is possible that these laws may be interpreted and applied in a manner that is inconsistent with the Group's data protection practices. Additionally, under European data protection laws, distributing personal data into the United States may constitute an offence.
RISKS RELATING TO THE 2015 RESTRUCTURING
The majority of A Shares are held by a limited number of shareholders, which may create conflicts of interest.
As a result of the 2015 Restructuring a large proportion of TORM A/S A shares were and, following Admission, a large proportion of A Shares are expected to be, beneficially held by a limited number of shareholders, including Njord Luxco and certain Participating Lenders and/or their respective assignees. Njord Luxco is the Company's controlling shareholder. One or a limited number of shareholders may have the ability, either acting alone or together as a group, to influence or determine the outcome of specific matters submitted to the Company's shareholders for approval, including the election and removal of Directors, amendments to the Articles of Association, changes to the Company's issued share capital or any merger or acquisition. The Company's Articles of Association contain restrictions on the Company undertaking certain actions unless the approval of certain of its Directors and/or a particular majority of the Company's shareholders is obtained. Such restrictions may hamper or impede the Group's ability to take certain corporate actions in a timely manner or at all. This change in ownership as a result of the 2015 Restructuring and any changes to the composition of the Board may lead to material changes to the Group's business going forward.
In its capacity as the Company's controlling shareholder, Njord Luxco may also have interests that differ from those of other shareholders and stakeholders. In addition, on closing of the Exchange Offer Njord Luxco will hold the C Share, which has 350,000,000 votes at general meetings of the Company in respect of specified matters, including the election of Directors (including the Chairman but excluding the Deputy Chairman) and certain amendments to the Articles of Association proposed by the Directors. The interests of Njord Luxco may conflict with the interests of the other shareholders. In addition, conflicts of interests may exist or occur among the major shareholders themselves.
Further, Njord Luxco, companies affiliated with Njord Luxco and companies affiliated with Njord Luxco's indirect parent, Oaktree, hold substantial commercial and financial interests in other shipping companies, including companies that are active in the same markets as the Group and with whom the Group might compete from time to time. Any material conflicts of interests between the Company and Njord Luxco, Oaktree, and/or other stakeholders may not be settled in the Company's favour and may have a material adverse effect on the Company's future performance, results of operations, cash flows and financial position.
The integration of the Njord Acquisition Vessels into the Group's fleet and balance sheet may adversely affect the Company's results of operations and its ability to assess past and future performance.
As a part of the 2015 Restructuring and TORM A/S' combination with Njord, the Njord Acquisition Vessels were contributed to TORM A/S through the contribution of Njord, which resulted in a significant increase in the size of the Group's wholly-owned fleet and a significant increase in the size of the Group's balance sheet. Although TORM A/S commercially managed all, and technically managed all but three, of the Njord Acquisition Vessels prior to the 2015 Restructuring, there may still be inherent risks in connection with finalisation of the integration and subsequent operation of the combined fleet which may have a material adverse effect on the Company's future performance, results of operations, cash flows and financial position. Further, TORM A/S' integration with Njord may mean that TORM A/S' historical performance and the historical performance of Njord prior to the 2015 Restructuring no longer provides an adequate basis for assessment of the Company's past and future performance.

Tax consequences related to the 2015 Restructuring could increase the Company's tax burden and could have a material adverse effect on its financial position.
The 2015 Restructuring included the following transactions:
1.	a forgiveness of TORM A/S debt;
2.	a conversion of debt into TORM A/S A shares at par value;
3.	an adjustment of the TORM A/S debt remaining after the debt forgiveness and debt conversion; and
4.	a contribution of assets in consideration of the issue of TORM A/S A shares.
Transaction 1.  The debt forgiveness will not result in taxes being payable by TORM A/S provided that the debt forgiveness can be classified as a comprehensive agreement between TORM A/S and its creditors, and provided that the debt forgiveness took place on normal market terms as applied between unrelated parties.
If the debt forgiveness is classified as a comprehensive agreement, the gain on the debt forgiveness realised by TORM A/S will not be taxable. However, if the debt forgiveness is classified as a singular debt forgiveness, the gain on the debt forgiveness will be taxed. This classification of the transaction is based on a number of factors, including the percentage of the unsecured creditors of TORM A/S participating in the debt forgiveness. Because the 2015 Restructuring was a complex transaction, the determination of whether it was entered into on normal market terms requires judgment.
The Company expects that the debt forgiveness will be classified as a comprehensive agreement between TORM A/S and its creditors. This has been confirmed by the Danish tax authorities in a binding ruling. In addition, TORM A/S has obtained a second binding ruling from the Danish tax authorities in which the Danish tax authorities have confirmed that the gain realised by TORM A/S, as a result of the described debt forgiveness, should be considered tax exempt for TORM A/S. This has been supported by a tax opinion provided to TORM A/S by a major international audit firm.
Transaction 2.  If the conversion of TORM A/S' remaining debt after the debt forgiveness did not take place at fair market value this transaction may result in taxable gains being triggered at the level of TORM A/S. The Company believes that the conversion of the remaining debt into shares took place at par value, which was equal to the fair market value and, accordingly, this transaction should not trigger such taxable gains to TORM A/S or the Company. The Danish tax authorities have, in their second binding ruling, confirmed that, based on the assumption that the par value of the converted debt is equal to its fair market value, the conversion should not trigger a taxable gain. This has been supported by a tax opinion provided to TORM A/S by a major international audit firm.
Transaction 3.  The only part of the 2015 Restructuring, which was not reviewed by the Danish tax authorities was the adjustment of the remaining TORM A/S debt subsequent to the debt forgiveness and the debt conversion. TORM A/S decided that this adjustment should be treated as a taxable transaction. However, that taxable transaction should not result in tax being payable by TORM A/S as the gain should be offsetable against the negative net financial income of TORM A/S during FY2015 (this financial net income is not offsetable against TORM A/S' operating income and so could not otherwise be utilised). This has been supported by a tax opinion provided to TORM A/S by a major international audit firm.
Transaction 4.  The Company believes that the contribution of assets to TORM A/S by investors in consideration of the issue of TORM A/S A shares should not result in tax being payable by TORM A/S. The Danish tax authorities have confirmed, in a second binding ruling, that if the contribution took place at fair market value, or if the value of the assets was higher than the value of the TORM A/S A shares issued, the contribution should not result in taxable gains at the level of TORM A/S. This has been supported by a tax opinion provided to TORM A/S by a major international audit firm.
The views on the tax treatment of the above transactions are based on the transactions being carried out on market terms and at market values. TORM A/S believes that the transactions under the 2015 Restructuring were carried out on market terms and applied market values, as the 2015 Restructuring involved third parties with conflicting interests. However, in the event that this was not the case, it could increase the Group's overall tax burden and could have a material adverse effect on the Company's future performance, cash flows and financial position. The same would be the case if the facts provided by TORM A/S, on which the binding rulings from the Danish tax authorities and the opinion from the major international audit firm are based, were incorrect.

RISKS RELATING TO GROUP INDEBTEDNESS
The Group has a significant amount of financial debt and servicing its current or future indebtedness limits funds available for other purposes.
Prior to the 2015 Restructuring, the Group had a significant amount of financial debt, which was reduced to USD560.7m upon completion of the 2015 Restructuring. While the 2015 Restructuring reduced the Group's financial debt considerably, its financial debt continues to be significant. As at 29 February 2016, the Group had outstanding net indebtedness of USD717m.
The Group may also incur additional debt in the future. This level of debt could adversely affect the Group's ability to obtain additional financing for working capital or other capital expenditures on favourable terms. Future creditors may subject the Group to certain limitations on its business and future financing activities as well as certain financial and operational covenants. Such restrictions may prevent the Group from taking actions that otherwise might be deemed to be in the best interest of the Company and its shareholders.
Debt service obligations currently require the Group, and will require it in the future, to dedicate a substantial portion of its cash flows from operations to payments on principal and interest on the Group's interest-bearing debt, which could limit the Group's ability to obtain additional financing, make capital expenditures and acquisitions and or carry out other general corporate activities in the future. Any such obligations may also limit the Group's flexibility in planning for, or reacting to, changes in the Group's business and the industry where the Group operates or detract from the Group's ability to successfully withstand a downturn in the Group's business or the economy in general.
The Group's ability to service its debt will among other things depend on its future financial and operating performance, which will be affected by prevailing economic conditions as well as financial, business, regulatory, competitive, technical and other factors, some of which are beyond its control. If the Group's cash flow is not sufficient to service its current or future indebtedness, the Company will be forced to take action such as reducing or delaying business activities, acquisitions or investments, selling assets, restructuring or seeking additional capital, which may not be available to the Company. The Company may not be able to affect any of these remedies on satisfactory terms, without the consent of its lenders or at all. Additionally, a default under any indebtedness or other financial agreement by a subsidiary may constitute an event of default under other borrowing arrangements pursuant to cross default provisions. The Group's inability to service and repay its debt upon maturity could have a material adverse effect on the Company's future performance, results of operations, cash flows and financial position and could lead to bankruptcy or other insolvency proceedings.
The Group's financial and operational flexibility is restricted by the covenants contained in the Group's debt facilities as a result of the 2015 Restructuring and the Group may be unable to comply with the restrictions and financial covenants imposed in such facilities.
In connection with the completion of the 2015 Restructuring, the Group entered into new borrowing facilities, and assumed certain existing facilities. The Group's debt facilities impose restrictions on its financial and operational flexibility. The Group's debt facilities impose, and any future debt facility may impose, covenants and other operating and financial restrictions on the Group's ability to, among other things, pay dividends, charter-in vessels, incur additional debt, sell vessels, or refrain from procuring the timely release of arrested vessels. The Group's debt facilities require it to maintain various financial ratios, including a specified minimum liquidity requirement, a minimum equity requirement, and a collateral maintenance requirement. The Group's ability to comply with these restrictions and covenants is dependent on its future performance and its ability to operate its fleet, and may be affected by events beyond its control, including fluctuating vessel values.
Failure to comply with the covenants and financial and operational restrictions under the Group's debt facilities may lead to an event of default under those agreements. An event of default may lead to an acceleration of the repayment of debt. In addition, any default or acceleration under the Group's existing debt facilities or agreements governing the Group's other existing or future indebtedness, is likely to lead to an acceleration of the repayment of debt under any other debt instruments that contain cross-acceleration or cross-default provisions. If all or a part of the Group's indebtedness is accelerated, the Group may not be able to repay that indebtedness or borrow sufficient funds to refinance that debt which could have a material adverse effect on its future performance, results of operations, cash flows and financial position, and could lead to bankruptcy or other insolvency proceedings.

Such restrictions may prevent the Company from taking actions that otherwise might be deemed to be in the best interest of the Company and its shareholders and it may further affect its ability to operate its business moving forward, particularly its ability to incur debt, make capital expenditures or otherwise take advantage of potential business opportunities as they arise.
As at 18 March 2016, the Group was in compliance with the financial covenants contained in its debt facilities.
During January and February 2016, the Group obtained the consent of the applicable lenders under the Term Facility Agreement, the Working Capital Facility Agreement, the Danske Bank Facility Agreement and the DSF Facility Agreement to the Facility Amendments, which provided for the amendment of certain provisions of those facilities (subject to satisfaction of certain conditions precedent).
In connection with the Facility Amendments, the borrowings under the Term Facility provided to the Group by certain lenders who did not consent to the Facility Amendments (the "Objecting Lenders") were transferred to Danske Bank under the Term Facility and the Objecting Lenders were repaid in full in the amount of USD20.9m by Danske Bank. In connection with this transaction, the Group repaid USD20.9m of its outstanding borrowings under the Danske Bank Facility on 13 January 2016.
Change of control and mandatory repayment provisions contained in certain of the Group's debt facilities may lead to a foreclosure of the Group's fleet.
The terms of certain of the Group's debt facilities require it to repay the outstanding borrowings thereunder in full if there is a change of control, which would occur if: (i) Oaktree or any funds solely managed by Oaktree ceases to be able through its appointees to the Board to control the Board or ceases to own or control at least 33.34% of the maximum number of votes eligible to be cast at a general meeting, or (ii) another person or group of persons acting in concert gains direct or indirect control of more than 50% of the shares or otherwise has the power to cast more that 50% of the votes at a general meeting of the Company, appoint or remove the chairman of the Company's Board of Directors or the majority of the members of the Board direct the Company's operating and financial policies with which its directors are obliged to comply. Such change of control may occur as a result of either a sale of shares by Njord Luxco or by a share capital increase resulting in a dilution of Njord Luxco's shareholding in the Company.
During January and February 2016, the Group obtained the consent of the applicable lenders under the Term Facility Agreement, the Working Capital Facility Agreement, the Danske Bank Facility Agreement and the DSF Facility Agreement to the Facility Amendments permitting, among other things: (i) the non-mandatory transfer by Njord Luxco of its current shareholding in TORM A/S to the Company in advance of completion of the Exchange Offer; (ii) the completion of the Exchange Offer and any Squeeze-out; (iii) the delisting of TORM A/S from Nasdaq Copenhagen subsequent and conditional upon the listing of the Company on Nasdaq Copenhagen; (iv) the non-mandatory transfer by TORM A/S to the Company of up to three unencumbered newbuildings contracts of TORM A/S and six unencumbered vessels either by way of a direct transfer or indirectly via a transfer of the relevant TORM A/S subsidiary owning such vessel; (v) the payment of dividends, subject to the satisfaction of certain conditions, including notice to the facility agent and the repayment of a pre-agreed amount under the Term Facility; and (vi) applicable amendments to those facilities to reflect, among other things, (i) to (v). The Facility Amendments are subject to the satisfaction of certain conditions precedent which will be completed before the closing of the Exchange Offer.
The Participating Lenders and Njord Luxco are not restricted by the Company from selling their A Shares, and there can be no assurance that they will retain their holdings in the Company. The Company can give no assurance that Njord Luxco or the Participating Lenders will continue to hold a significant interest in the Company. Any mandatory prepayment as a result of a change of control under certain of the Group's debt facilities could lead to the foreclosure of all or a portion of the Group's fleet and could have a material adverse effect on the Company's future performance, result of operations, cash flows and financial position, and could lead to bankruptcy or other insolvency proceedings.
The Group is exposed to volatility in LIBOR, which could affect the Company's profitability, earnings and cash flow.
The amounts outstanding under certain of the Group's debt facilities have been, and amounts under additional debt facilities that the Group may enter in the future will generally be, advanced at a floating rate based on LIBOR, which has been stable, but was volatile in prior years, which can affect the amount of interest payable on the Group's debt, and which, in turn, could have an adverse effect on the Company's earnings and cash flow. In addition, in recent years, LIBOR has been at relatively low levels, and may rise in the future as the current low interest rate environment comes to an end. The Company's financial condition could be materially adversely affected at any time that it has not entered into interest rate hedging arrangements to hedge the Group's exposure to the interest rates applicable to the its debt facilities and any other financing arrangements it may enter into in the future. Moreover, even if the Group has entered into interest rate swaps or other derivative instruments for purposes of managing its interest rate exposure, the Group's hedging strategies may not be effective and the Group may incur substantial losses.

GENERAL INFORMATION
Important information relating to this document
In this document, (i) "Group" refers to TORM plc and its subsidiaries (including TORM A/S and its subsidiaries) after the closing of the Exchange Offer and to TORM A/S and its subsidiaries, including Njord and Njord's subsidiaries prior to closing of the Exchange Offer, unless the context requires otherwise (ii) "Company" refers to TORM plc, (iii) "TORM A/S" refers to TORM A/S and, unless the context otherwise requires, its subsidiaries and (iv) "Combined Group" refers to TORM A/S and its subsidiaries combined with Njord and Njord's subsidiaries.
All of the Admission Shares, other than the Restricted Shares, are expected to be registered in the name of Cede & Co. as nominee for DTC and credited to the accounts of DTC Participants as book entry interests.  Accordingly, persons acquiring Admission Shares (other than the Restricted Shares) in the Exchange Offer (or any statutory Squeeze-out) and who do not subsequently elect to hold them directly in certificated form, will do so by way of book entry interests in the DTC and VP systems and will not be registered in the register of members of the Company as the holders of those A Shares.  Unless the context otherwise requires, references in this document to shareholders will be to underlying indirect beneficial owners of the relevant A Shares and not to the holder of record.  However, persons acquiring Admission Shares (other than Restricted Shares) should note that they will only be able to exercise the rights attaching to those A Shares through the facilities of DTC (and VP and their account holding institutions). See Part II-4.5 "Rights attached to the Admission Shares". Conversely, persons who elect to hold Admission Shares directly in certificated form and who subsequently wish to sell those Admission Shares on Nasdaq Copenhagen will need to deposit those Admission Shares with DTC (if DTC so permits) and thereby incur a 1.5% stamp duty charge.
This document has been prepared solely for the purposes of (i) facilitating the issue of the Admission Shares pursuant to the Exchange Offer (and any associated statutory Squeeze-out), (ii) the admission to trading and official listing of all of the Admission Shares on Nasdaq Copenhagen and (iii) to facilitate a Squeeze-out of all remaining TORM A/S shareholders following closing of the Exchange Offer and a subsequent delisting of TORM A/S A shares from Nasdaq Copenhagen (subject to the minimum acceptance level condition being satisfied and not waived and the Squeeze-out being effected). This document has been prepared in an English language version only. A Danish summary of this document is included in this document. In the event of any discrepancy between the English summary and the Danish summary, the English summary shall prevail.
No person is authorised to give any information or to make any representation in connection with the Admission not contained in this document. Any information or representation not so contained may not be relied upon as having been made or authorised by the Company. The Company and the Directors accept no liability for any such information or representation. The information contained in this document stems from the Company and other sources identified in this document.
The information in this document relates to the date printed on the front cover, unless expressly stated otherwise. The distribution of this document shall not in any circumstances imply that there have been no changes in the affairs of the Company or the Group since that date, or that the information contained in this document is correct as at any time subsequent to the date of this document.
Any material change of the contents of this document which may affect the assessment of A Shares and which occurs or is ascertained between the time of approval of this document and Admission will be published as a supplement to this document pursuant to applicable laws and regulations in the U.K. and/or Denmark.
Transfer and distribution restrictions
The Exchange Offer consists of an offer to exchange securities in TORM A/S for securities in the Company.
The Admission consists of an admission to trading and official listing of the Admission Shares on Nasdaq Copenhagen.
In certain jurisdictions, the distribution of this document and the offer of Admission Shares may be restricted by law and/or be subject to other restrictions, and this document may not be used for, or in connection with, any offer or solicitation by any person in any jurisdiction in which such offer or solicitation is not authorised, or to any persons to whom it is unlawful to make such offer or solicitation. The Company requires persons into whose possession this document may come to inform themselves of and observe any such restrictions, including any tax and currency restrictions that may be relevant in connection with the trading in A Shares. All persons acquiring A Shares should examine through their own advisers the tax consequences of acquiring and/or holding A Shares. Neither the Company nor any of the Directors accept any liability for any violation of such restrictions by any person, irrespective of whether such person is a shareholder or acquirer of A Shares.
A Shares are subject to transfer and reselling restrictions in certain jurisdictions. In particular the Restricted Shares are subject to transfer restrictions under U.S. securities laws. Any acquirer of A Shares must comply with all applicable laws and regulations in force in any country or region in which it acquires or sells A Shares or possesses or distributes this document and must obtain any consent, approval or permission required for acquiring or selling A Shares.
This document may not be distributed or otherwise made available, and the Admission Shares may not be offered or sold, directly or indirectly, in Canada, Australia or Japan. This document may not be distributed or otherwise made available outside the U.K. or Denmark, and the Admission Shares may not be offered or sold, directly or indirectly, in any jurisdiction, unless such distribution, offer, sale or exercise is permitted under applicable laws in the relevant jurisdiction.
Notice regarding the United States
The Exchange Offer is being made in the United States in reliance on, and in compliance with, Rule 14d-1(c) under the Exchange Act. The Admission Shares will be issued pursuant to an exemption from registration provided by Rule 802 of the Securities Act, which provides for an exemption for offerings in connection with an exchange offer for the securities of foreign private issuers such as the Company.  The Company will furnish to the SEC a Form CB with respect to the Exchange Offer and the issuance of the Admission Shares. The Company is not required to, and does not plan to, prepare and file with the SEC a registration statement with respect to the Exchange Offer.  The Admission Shares have not been and will not be registered under the Securities Act or under the securities laws of any jurisdiction of the United States. The Admission Shares may not be offered, pledged, sold, resold, granted, delivered, allotted or otherwise transferred, as applicable, in the United States, except in transactions that are exempt from or not subject to the registration requirements of the Securities Act and in compliance with any applicable state securities laws. The Admission does not comprise an offer or placement of A Shares in the U.S. Neither the SEC nor any United States state securities commission has approved or disapproved of the securities offered in connection with the Exchange Offer, or determined if this document is accurate or complete. Any representation to the contrary is a criminal offence.
The Company is organised under the laws of England and Wales. The Exchange Offer is subject to the disclosure requirements of the U.K. which are different from those of the United States. Financial Statements included in this document have been prepared in accordance with the IFRS as adopted by the EU and thus may not be comparable to the financial statements of U.S. companies.
It may be difficult for U.S. shareholders to enforce their rights and claims arising out of the U.S. federal securities laws, since the Company is located in a non-U.S. jurisdiction and some of all of the Company's officers and directors may be residents of countries other than the United States. The Company's U.S. shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel a foreign company and its affiliate to subject themselves to a U.S. court's judgement.
U.S. investors should be aware that the Company may purchase securities otherwise than under the Exchange Offer, such as in open market or privately negotiated purchases.

Notice regarding the European Economic Area
In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each a "Relevant Member State"), an offer to the public of any A Shares may not be made in any Relevant Member State prior to the publication of a prospectus concerning A Shares which has been approved by the competent authority in such Relevant Member State or, where relevant, approved in another Relevant Member State and notified to the competent authority in such Relevant Member State, all pursuant to the Prospectus Directive, except that, an offering of A Shares may be made to the public at any time in such Relevant Member State:
(a)	to any qualified investor as defined in the Prospectus Directive;
(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or
(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of A Shares shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive or a supplemental prospectus pursuant to Article 16 of the Prospectus Directive.
For the purposes of the above, the expression an "offer of A Shares to the public" in any Relevant Member State means the communication in any form and by any means of sufficient information to enable an investor to decide to acquire A Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the Amending Directive 2010/73/EU), and includes all relevant implementation measures in the Relevant Member State. The Admission does not comprise an offer or placement of A Shares in any Relevant Member State.
Notice regarding Canada, Australia, Japan and other jurisdictions outside the U.K. or Denmark
The A Shares have not been approved, disapproved or recommended by any foreign regulatory authorities, nor have any of such authorities passed upon or endorsed the merits of the Exchange Offer or Admission or the accuracy or adequacy of this document. The Admission of itself does not comprise an offer or placement of A Shares in any jurisdiction.
Enforceability of judgments
The Company is a public limited liability company organised under the laws of England and Wales. Only some of the Directors are residents of England and Wales. As a result, it may not be possible for investors to effect service of process upon the Company or such persons outside England and Wales or to enforce against them, in courts outside or in England and Wales, judgments obtained in courts outside England and Wales based upon applicable laws in jurisdictions outside or in England and Wales.
Forward-looking statements
This document contains "forward-looking statements" within the meaning of the securities laws of certain jurisdictions. In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the words "believes," "estimates," "anticipates," "expects," "intends," "may," "will," "plans," "continue," "ongoing," "potential," "predict," "project," "target," "seek" or "should" or, in each case, their negative or other variations or comparable terminology or by discussions of strategies, plans, objectives, targets, goals, future events or intentions. These forward-looking statements appear in a number of places throughout this document. Forward-looking statements include statements regarding the Company's intentions, beliefs or current expectations concerning, among other things, the Group's results of operations, prospects, growth, strategies and dividend policy and the industry in which the Group operates. In particular, certain statements are made in this document regarding estimates of future growth. These forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions including, without limitation, the Group's records and other data available from third parties. Although the company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond the Company's control, the Company cannot guarantee that it will achieve or accomplish these expectations, beliefs or projections.
By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance and no assurance can be or is given that such future results will be achieved.  The Group's actual results of operations, financial condition, dividend policy and the development of its financing strategies may differ materially from the impression created by the forward-looking statements contained in this document. In addition, even if the results of operations, financial condition and dividend policy of the Group and the development of its financing strategies are consistent with the forward-looking statements contained in this document, those results or developments may not be indicative of results or developments in subsequent periods. Important factors that could cause these differences include, but are not limited to, those factors set out in "Risk Factors" of this document and including the strength of the world economy and currencies, changes in charter hire rates and vessel values, changes in demand for "tonne miles" of oil carried by oil tankers, the effect of changes in OPEC's petroleum production levels and worldwide oil consumption and storage, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled dry-docking, changes in the Group's operating expenses, including bunker prices, dry-docking and insurance costs, changes in the regulation of shipping operations, including requirements for double hull tankers or actions taken by regulatory authorities, potential liability from pending or future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents, political events or acts by terrorists. No one should place undue reliance on these forward-looking statements. Any forward-looking statements are made only as of the date of this document, and the Company does not intend, and does not assume any obligation, to update forward-looking statements set forth in this document.
These risks and others described under "Risk Factors" are not exhaustive. Other sections of this document describe additional factors that could adversely affect the Group's results of operations, financial condition, liquidity and the development of the sectors in which the Group operates. New risks can emerge from time to time, and it is not possible for the Company to predict all such risks, nor can the Company assess the impact of all such risks on its business or the extent to which any risks, or combination of risks and other factors, may cause actual results to differ materially from those contained in any forward-looking statements.
Consequently, neither the Company nor the Directors can give any assurances regarding the accuracy of the opinions set out in this document or the actual occurrence of any predicted developments and no one should rely on forward-looking statements as a prediction of actual results.
Subject to their legal and regulatory obligations (including under Prospectus Rules and Disclosure Rules and Transparency Rules), the Company expressly disclaims any obligations to update or revise any forward-looking statement contained in this document to reflect any change in expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based. All subsequent forward-looking statements that can be attributed either to the Company or to individuals acting on its behalf (including the Directors) are expressly qualified in their entirety by this paragraph.
Presentation of financial information
TORM A/S is a company organised under the laws of Denmark and listed on Nasdaq Copenhagen. Pursuant to the Exchange Offer the Company will offer to acquire all of the issued shares of TORM A/S in exchange for securities of the Company and to issue Warrants in exchange for the transfer of Consideration Warrants to TORM A/S. Following closing of the Exchange Offer the Company will become a listed company on Nasdaq Copenhagen. The Exchange Offer will be accounted for as an internal reorganisation of entities under common control and, therefore, the assets and liabilities of TORM A/S and its subsidiaries, including Njord and its subsidiaries, will be accounted for at their historical cost basis following the 2015 Restructuring and will not be revalued.
On 27 March 2015, TORM A/S, Oaktree Capital Management L.P. ("Oaktree Capital Management"), and certain of TORM A/S' lenders entered into a restructuring agreement to recapitalise TORM A/S. The agreement included a mandatory and an optional debt cancellation of a part of TORM A/S' debt and required that OCM Njord Holdings S.a.r.l. ("Njord Luxco"), a subsidiary of Oaktree Capital Management, contribute its 100% owned subsidiary OCM (Gibraltar) Njord Midco Ltd. ("Njord"), to TORM A/S in exchange for shares in TORM A/S (the "2015 Restructuring"). The 2015 Restructuring was completed on 13 July 2015, the date on which control of Njord passed to TORM A/S.

Following the 2015 Restructuring, Njord Luxco held 62% of the voting rights (excluding the voting rights attached to the TORM A/S C share) in TORM A/S and had the ability through the majority of voting rights to control the Combined Group. Accordingly, Njord Luxco controlled the Combined Group in accordance with IFRS 10 "Consolidated financial statements" and, the contribution of Njord by Njord Luxco in exchange for a controlling interest in TORM A/S was accounted for as a reverse acquisition in accordance with IFRS 3, "Business Combinations", which means that for financial reporting purposes, Njord is considered the accounting acquirer and the continuing reporting entity. Consequently, the consolidated financial statements of Combined Group following the 2015 Restructuring are a continuation of the financial statements of Njord as the reporting continuing entity, notwithstanding that TORM A/S was the legal acquirer and the continuing publicly listed company.
This document incorporates by reference the consolidated financial statements and notes to them of TORM (as a continuation of Njord) for the year ended 31 December 2015 with comparative figures for the year ended 31 December 2014 and of TORM A/S (before the contribution of Njord) for the years ended 31 December 2013 and 2014, drawn up in compliance with the International Financial Reporting Standards ("IFRS") as adopted by the EU and additional Danish disclosure requirements for listed companies and audited by the independent auditors, Deloitte Statsautoriseret Revisionspartnerselskab. This document also incorporates by reference unaudited interim financial statements and the notes to them of TORM A/S (before the contribution of Njord) for the six months ended 30 June 2015 with comparative figures for the six months ended 30 June 2014, drawn up in accordance with IAS 34 as adopted by the EU and additional Danish disclosure requirements for interim reports of listed companies. In addition, this document incorporates the financial statements and notes to them of the Company for the period ended 31 December 2015 and the consolidated financial statements and notes to them of Njord for the years ended 31 December 2013 and 2014, drawn up in compliance with IFRS as adopted by the EU and audited by the independent auditors of the Company and Njord, Deloitte LLP and Deloitte Statsautoriseret Revisionspartnerselskab, respectively. Lastly, this document includes unaudited pro forma financial information for TORM A/S and Njord combined for the year ended 31 December 2015.
Financial information previously published by TORM A/S for financial years or interim periods may deviate from financial information published subsequently, e.g. as a result of the implementation of subsequent retroactive changes to accounting policies and other regulations in compliance with IFRS as adopted by the EU.
Valuations
Unless otherwise stated, current fleet valuation numbers used in this document have been those used in the consolidated financial statements of TORM A/S (as a continuation of Njord) for the year ended 31 December 2015. These are based upon the average of separate valuations from two brokers. However, valuations in Part I - 6.3 Table 2 "Owned Product tanker fleet as at 15 March 2016" and Appendix A "Vessel Valuations" have been provided by Fearnleys AS for the purposes of this document.

Roundings
Figures and percentages in this document have generally been rounded. Accordingly, the figures presented in this document may differ from the figures presented in the annual reports and interim reports/financial statements of TORM A/S and/or Njord. In certain instances, the sum of the figures in a column or row may not conform exactly to the total figure given for that column or row. In addition, certain percentages presented in the tables in this document reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded figures.
Presentation of market and industry data and information provided by third parties
This document contains information on the markets in which the Group operates. A substantial part of the information stems from analyses prepared by external organisations. Such information is considered to be reliable, but the information has not been verified, and the Company makes no representation as to the accuracy of such information. Thus, developments in the activities of the Group may deviate from the market developments stated in this document. The Company assumes no obligation to update such information. If information has been obtained from third parties, the Company confirms that such information has been accurately reproduced, and to the best of the Company's knowledge and belief and in so far as can be ascertained from the information published by such third party, no facts have been omitted which would render the information reproduced inaccurate or misleading.
Foreign currency information
Amounts included in TORM A/S' and Njord's consolidated financial statements and financial statements that were not originally denominated in USD have been translated into USD using the average exchange rates for the relevant financial periods with respect to items in the income statement and cash flow statement and the period-end exchange rate with respect to balance sheet items.

I.	DESCRIPTION OF THE COMPANY
1.	Persons responsible
The Directors, whose names are set out in Part I-14 "The Directors" of this document, and the Company accept responsibility for the information contained in this prospectus. To the best of the knowledge of the Directors and the Company (each of whom has taken all reasonable care to ensure that such is the case), the information contained in this prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.	Auditors
The Company's independent statutory auditors are:

Deloitte LLP
2 New Street Square
London
EC4A 3BZ
U.K.

TORM A/S' and Njord's independent auditors are:

Deloitte Statsautoriseret Revisionspartnerselskab
Weidekampsgade 6
2300 Copenhagen S
Denmark

Deloitte Statsautoriseret Revisionspartnerselskab is represented by Sumit Sudan, State Authorised Public Accountant. Sumit Sudan is a member of FSR Danish Auditors (FSR – danske revisorer).

Deloitte LLP has audited TORM plc's financial statements for the period ended 31 December 2015. The independent auditor's report on the financial statements for the period ended 31 December 2015 has been signed by Deloitte LLP.

Deloitte Statsautoriseret Revisionspartnerselskab has audited the consolidated financial statements for the year ended 31 December 2015 with comparative figures for the year ended 31 December 2014 of TORM (as a continuation of Njord). The independent auditor's report on the consolidated financial statements for the year ended 31 December 2015 with comparative figures for the year ended 31 December 2014 has been signed by Sumit Sudan, State Authorised Public accountant.

Deloitte Statsautoriseret Revisionspartnerselskab has audited the consolidated financial statements for FY2013 and FY2014 of TORM A/S (before the contribution of Njord). The independent auditor's reports for FY2013 and FY2014 have been signed by Anders Dons and Henrik Kjelgaard, State Authorised Public accountants, both of whom are members of the FSR Danish Auditors (FSR – danske revisioner)

Deloitte Statsautoriseret Revisionpartnerselskab has audited OCM (Gibraltar) Njord Midco Ltd's ("Njord") consolidated financial statements for FY2014 with comparative figures for FY2013. The independent auditor's report for FY2014 has been signed by Sumit Sudan, State Authorised Public accountant.

References to report made by TORM plc's independent auditor
Financial statements for the period ended 31 December 2015
Deloitte LLP issued an independent auditor's report on TORM plc's financial statements for the period ended 31 December 2015 as presented by the Directors and set out in Part III - F – 3 "Torm plc financial statements for the period ended 31 December 2015" of this document. The auditor's report provided on the financial statements for the period ended 31 December 2015 was unqualified and without emphasis of matter.

References to reports made by TORM A/S' independent auditor
Consolidated financial statements for FY2014 and FY2015 for TORM A/S (as a continuation of Njord)
Deloitte Statsautoriseret Revisionspartnerselskab issued an independent auditor's report on the consolidated financial statements of TORM (as a continuation of Njord) for the year ended 31 December 2015 with comparative figures for the year ended 31 December 2014 as presented by management. The auditor's report provided on the consolidated financial statements for the year ended 31 December 2015 with comparative figures for the year ended 31 December 2014 was unqualified and without emphasis of matter.

Consolidated financial statements for FY2013 and FY2014 for TORM A/S (before the contribution of Njord)
Deloitte Statsautoriseret Revisionspartnerselskab issued an independent auditor's report on the consolidated financial statements of TORM A/S (before the contribution of Njord) for FY2013 and FY2014 as presented by management. The auditor's reports provided in the FY2013 consolidated financial statements were unqualified and without emphasis of matter. The auditor's report provided in the FY2014 consolidated financial statements (as of 26 March 2015) was unqualified but with the following emphasis of matter paragraph:

"Emphasis of matter regarding the financial statements – Going concern and financial restructuring
In forming our unqualified conclusion on the consolidated and parent financial statements, we have considered the adequacy of the disclosure made in note 2 to the consolidated financial statements concerning TORM's liquidity, capital resources and ability to comply with its financial covenants.

Note 2 to the consolidated financial statements discloses that the Company, Oaktree Capital Management and TORM's lenders have substantially reached an agreement regarding a financial restructuring involving new investors, a forgiveness of part of TORM's current debt and amended loan terms that will allow TORM to continue to trade as a going concern. The final agreement is, however, subject to obtaining the minimum required lender support, shareholder approval by means of authorisations at the Annual General Meeting on 26 March 2015 as well as regulatory approvals.

On 26 March 2015, the Company obtained forbearance on potential events of default related to TORM's existing financing agreements from a sufficient number of lenders, under which the lenders will not enforce any events of default in the period until the earlier of the finalisation of a new Restructuring agreement or 23 April 2015. The Company expects that the new Restructuring agreement can be finalised no later than on 23 April 2015, and accordingly, the consolidated and parent financial statements have been prepared using the going concern assumption. The Company's continued operation is dependent upon completion of the financial restructuring, but there can be no certainty that the restructuring will be completed."

References to report made by Njord's independent auditor
Consolidated financial statements for FY2014 with comparatives figures for FY2013 for Njord
Deloitte Statsautoriseret Revisionpartnerselskab issued an independent auditor's report on Njord's consolidated financial statements for FY2014 with comparative figures for FY2013 as presented by Njord's management and set out in Part III - F – 4 "Consolidated Financial Statements of Njord for 2013 and 2014" of this document. The auditor's report provided on the FY2014 consolidated financial statements was unqualified and without emphasis of matter.

Consolidated Profit Forecast for 2016 for the Company
Deloitte Statsautoriseret Revisionspartnerselskab has examined the consolidated profit forecast for the year 2016 for the Company, as set out in Part I – 13 "Consolidated Profit Forecast for 2016" of this document. The examinations were conducted in accordance with ISAE 3000 DK, "Assurance Engagements Other Than Audits or Reviews of Historical Financial Information, and additional requirements under Danish audit regulation". In this connection, a report was issued giving reasonable assurance that the consolidated profit forecast for the year 2016 has, in all material respects, been prepared on the basis of the assumptions disclosed in Part I - 13. "Consolidated Profit Forecast for 2016" and in accordance with the accounting polices applicable to the Company that are consistent with the accounting policies applied by TORM A/S in its annual report for 2015. The report, which is unqualified and without emphasis of matter, is set out in Part I – 13.2. "Independent auditor's report on the forecast consolidated financial information of the Company for the year 2016" of this document.

Unaudited pro forma financial information for the year ended 31 December 2015 for TORM A/S and Njord
Deloitte Statsautoriseret Revisionspartnerselskab has examined the unaudited pro forma financial information for the year ended 31 December 2015 for TORM A/S and Njord, as set out in Part III - F - 5. "Unaudited pro forma financial information for TORM A/S and Njord" of this document. The examinations were conducted in accordance with ISAE 3420 DK, "Assurance Engagements to Report on the Compilation of Pro Forma Financial Information Included in a Prospectus, and additional requirements under Danish audit regulation". In this connection, a report was issued giving reasonable assurance that the unaudited pro forma financial information for the year ended 31 December 2015 has, in all material respects, been compiled on the basis of applicable criteria used by the TORM A/S' directors and executive management and in accordance with the basis stated in Part III - F – 5. "Unaudited pro forma financial information for TORM A/S and Njord", and that this basis is consistent with the accounting policies applied by TORM A/S in its annual report for 2015. The report, which is unqualified and without emphasis of matter, is set out in Part III - F – 5.2. "Independent auditor's report on unaudited pro forma financial information of TORM A/S and Njord for the year ended 31 December 2015" of this document.

3.	Selected financial information
Reference is made to Part I – 9. "Operating and financial review".

4.	Risk factors
Reference is made to the section headed "Risk factors" above.

5.	Information about the Company
5.1	Name, registered office, etc.
TORM plc
27 Old Gloucester Street
London, WC1N 3AX
 U.K.
Tel.:            +45 39 17 92 00
Web:                          www.torm-plc.com
email:                          torm-plc@torm.com
The Company's registration number is 09818726.
5.2	Objects and purposes
The Company's objects are unrestricted as there are no specific restrictions contained in the Articles of Association. However, the Company intends to carry out business within shipping, chartering and other transport services, to make investments, including in real property, and to carry out such other business as the Directors may deem incidental to the attainment of those objects.
5.3	Date of incorporation and governing law
The Company is incorporated under the laws of England and Wales. The Company was incorporated as a limited liability company on 12 October 2015 and was re-registered as a public limited company on 20 January 2016.
5.4	ISIN code
The Company's A Shares will be admitted to trading and official listing on Nasdaq Copenhagen under ISIN code GB00BZ3CNK81. The Company's single B Share and single C Share and the Warrants will be unlisted.
5.5	Financial calendar
The financial calendar for 2016 for TORM A/S (which the Company's financial calendar is expected to substantially replicate) is available at the Group's website, www.torm.com.
5.6	Financial year and financial reporting
The Company's financial year runs from 1 January to 31 December. The Company will publish interim reports for the first, second and third quarters of the financial year and a full-year report. Annual reports and interim reports are published in English only.
5.7	Issuing agent
The Company's U.S. transfer agents are:
Computershare Trust Company, N.A. and Computershare Inc.
The Company's Danish transfer agent is:
VP SECURITIES A/S
The Company's Jersey transfer agent is:
Computershare Investor Services (Jersey) Limited

5.8	Share register inspection
The Company's share register is available for inspection at:
Computershare Investor Services PLC
The Pavilions
Bridgwater Road
Bristol
BS99 6ZZ
U.K.

A register of transfers of book entry interests in respect of A Shares registered in the name of Cede & Co. is maintained by Computershare Trust Company, N.A. of 250 Royall Street, Canton, Massachusetts 02021, U.S.

5.9	Transactions with financial advisers and independent auditors of the Company with the Company
Moelis & Company UK LLP acts as the Company's financial adviser with respect to Admission and the Exchange Offer but receives no fees for those services.  Moelis & Company UK LLP is acting for the Company and no one else in connection with the Exchange Offer and Admission and will not regard any other person (whether or not a recipient of this document) as its client in relation to the Exchange Offer and Admission and will not be responsible to anyone other than the Company for providing the protections afforded to its clients or for providing advice in relation to the Exchange Offer and Admission or the contents of this document or any transaction or arrangement referred to in this document.
The Company's independent statutory auditor, Deloitte LLP, provides advisory services to the Company, in addition to statutory auditing and other audit services. TORM A/S' independent auditor, Deloitte Statsautoriseret Revisionspartnerselskab, provides advisory services to the Company and TORM A/S in addition to statutory auditing and other audit services.
5.10	The Group's history and development
Reference is made to Part I – 6.1 "History and Development of TORM A/S and Njord" for a description of the Group's history and development.
5.11	Investments
TORM A/S' investments for each of FY2013, FY2014 and FY2015 are described in Part I – 9.8 "Investments". Further information related to TORM A/S' investments may be found in Part I – 9.6 "Consolidated financial statements for the years ended 31 December 2013 and 2014 for Former TORM A/S" and to Njord's investments in Part I – 9.5 "Consolidated financial statements for the year ended 31 December 2015 with comparative figures for the year ended 31 December 2014 for TORM A/S (as a continuation of Njord)".
The Group operates globally and thus investments are also made globally.
Apart from the investments made as part of completion of the 2015 Restructuring and those referred to below, the Group has not made any material investments during the period from 13 July 2015 to 18 March 2016 (being the latest practicable date prior to publication of this document). See Part I – 6.2 "The 2015 Restructuring" for a description of the 2015 Restructuring.
Between October and December 2015 the Group purchased the three MR Acquisition Vessels, TORM Loke, TORM Atlantic and TORM Astrid, for an aggregate purchase price of USD79.3m. The Group financed the acquisition of TORM Atlantic through its available cash resources and the acquisitions of TORM Loke and TORM Astrid partially through a USD26.5m facility from Danske Bank.
Between October 2015 and March 2016 the Group took delivery of the six MR Product Tanker Newbuildings for an aggregate acquisition cost of USD204m.

Further, the Group is required to repurchase the vessel TORM Amazon in 2017 for approximately JPY 1.5 billion (approximately USD13.6m). See Part I – 22 "Material contracts" for further details.
On 30 November 2015, TORM A/S entered into contracts with Guangzhou Shipyard International Co., Ltd ("GSI") for the construction of four LR vessels (the "LR2 Product Tanker Newbuildings") and options, which expire in the third quarter of 2016, to purchase an additional six vessels of a size to be determined by TORM A/S (the "Option Vessels"). The aggregate capital expenditure for the LR2 Product Tanker Newbuildings is below USD200m (including extra costs relating to the Group's design requirements and supervision).  TORM A/S plans to finance the construction of the LR2 Product Tanker Newbuildings with cash from operations and anticipated borrowings of up to USD115.2m under a new secured loan facility for which the Company has received a binding commitment (subject to documentation). Should such new facility not be available, the Group will finance the LR2 Product Tanker Newbuildings from other available resources. TORM A/S plans to take delivery of the LR2 Product Tanker Newbuildings between the fourth quarter of 2017 and the second quarter of 2018, with the Option Vessels available for delivery between the third quarter of 2018 and the third quarter of 2019.  TORM A/S has not secured financing in connection with the Option Vessels.
Other investments in the period 13 July 2015 to 18 March 2016 consisted primarily of dry-docking costs and expenses.
The Group has an undrawn working capital facility of approximately USD75m as at 29 February 2016 and expects to use such facilities (together with the new secured loan facility if obtained) and net cash flow to finance those investments.
On closing of the Exchange Offer, subject to the minimum acceptance level condition having been satisfied and not waived, the Company will initiate the statutory Squeeze-out and will acquire the entire issued share capital of TORM A/S, including any TORM A/S A shares issued as a result of the exercise of Consideration Warrants in the Squeeze-out, and on completion of such Squeeze-out all the Consideration Warrants not exercised will either have been transferred to TORM A/S or will have lapsed.  The Company has made no other investments since its incorporation.
Subsequent to closing of the Exchange Offer, it is intended that certain vessels or vessel holding subsidiaries of TORM A/S which have not been charged to secure any existing Group facilities, may be transferred from TORM A/S to the Company (or to wholly owned subsidiaries of the Company).

6.	Business
6.1	History and Development of TORM A/S and Njord
TORM A/S
TORM A/S was founded in 1889 by Captain Ditlev E. Torm and Mr. Christian Schmiegelow.  In its first 10 years of existence, TORM A/S' fleet grew to four vessels, and in 1905 TORM A/S was listed on the Copenhagen Stock Exchange. In the 1910s, TORM A/S began to operate international voyages and expanded its activities with the order of its first refrigerated vessel in the 1920s and the delivery of its first motorised ship in 1933. During World War II, TORM A/S lost 13 vessels and 41 employees but, following the end of the war, quickly recovered and increased the number of routes it operated. During the period 1950-1990 TORM A/S was active within the consolidation of the product tanker market and continued efficiency improvements secured TORM A/S a leading position in that market. In the early 2000s TORM A/S divested its liner and offshore marine service activities.
In the period from 2006-2008 TORM A/S focussed on increasing the size of its fleet, ordering 19 newbuildings and chartering in 21 vessels on long-term contracts. In 2007, TORM A/S acquired the U.S. shipping company OMI Corporation (in collaboration with Teekay Shipping Corporation) and so acquired 26 product tankers, of which 11 were MR tankers, 13 were Handysize tankers and two were LR1 tankers.
During the financial crisis and the slowdown of the global economy that started in late 2008 and resulted in low freight rates and cyclical low vessel values, TORM A/S' financial situation gradually deteriorated. As a consequence, TORM A/S began talks with its creditors and entered into a restructuring agreement in 2012. This secured a deferral of TORM A/S' bank debt, new liquidity and substantial savings from the restructured time charter fleet. However, it did not reduce the amount of vessel financing and the related high degree of debt leverage.
At that time, TORM A/S was also active in the dry bulk market which, at its peak, comprised a fleet of around 15 vessels owned or chartered in on long-term charters in addition to a varying number of short-term chartered vessels. From the summer of 2013, TORM A/S gradually scaled down its dry bulk activities and the exit of the dry bulk segment was completed in November 2015 when the last vessel was delivered to its new owner.
The depressed freight rate environment for product tankers and bulk carriers continued, with substantial negative results for TORM A/S, in the period 2012 to 2014 and so, despite the 2012 Restructuring, TORM A/S' financial situation did not improve. As part of the 2012 Restructuring, certain specific option rights had been agreed with three bank groups that could trigger a sales process for up to 22 vessels and repayment of the related debt. All option rights were subsequently exercised with sales to Oaktree on market terms.
Notwithstanding such sales, in the period before the 2015 Restructuring, TORM A/S remained one of the world's largest product tanker owners and operators operating a product tanker fleet comprising ten LR2, seven LR1, 44 MR and 11 Handysize vessels. Of these, 42 were owned vessels, four were chartered-in vessels, one was a financial lease and 25 were vessels under TORM A/S' commercial management (of which 22 were vessels under TORM A/S' technical management). There were no newbuildings on order. For an overview of each of TORM A/S' vessels, see Part I - 6.3 "Overview of TORM A/S".
Njord
Njord was incorporated on 30 April 2013 as an asset holding company within the product tanker market. Before the 2015 Restructuring, Njord's fleet comprised 25 product tankers on the water as well as six newbuildings which were yet to be delivered. TORM A/S was the previous owner of 22 of those 25 vessels. Njord was set up in connection with the acquisition of five TORM A/S vessels in April 2013, when the first of the three bank groups from the 2012 Restructuring exercised its option rights leading to a sale of the vessels. All technical and commercial management was outsourced (with TORM A/S operating all Njord vessels commercially and providing technical management for 22 of 25 vessels) and thus Njord had no employees on fixed-term contracts.

6.2	The 2015 Restructuring
In 2013, TORM A/S began working with certain of its lenders to explore options for a comprehensive restructuring to provide new capital for investment, new liquidity for working capital, enable it to right-size its balance sheet and position TORM A/S for longer term growth and success. Subsequently, TORM A/S approached a number of potential investors, including Oaktree Capital Management.
On 13 July 2015, the 2015 Restructuring was completed. The 2015 Restructuring included a restructuring of TORM A/S' balance sheet reducing its Loan-to-Value ratio from approximately 164% to 51%. The net result of the 2015 Restructuring was that the Combined Group's owned fleet increased to 68 vessels (with a further six MR Product Tanker Newbuildings to be delivered in late 2015 or 2016) whilst Njord Luxco and the Participating Lenders received approximately 99% of TORM A/S' enlarged issued share capital.
Key provisions
The 2015 Restructuring comprised the following distinct but linked and inter-conditional steps:
1	A write-down of a portion of each Participating Lender's part of the outstanding balance under the Pre-Restructuring Debt Facilities totalling USD535.5m (so as to reduce TORM A/S' aggregate debt to a notional USD873m) in consideration for the issue to the Participating Lenders, on a pro rata basis, of the Consideration Warrants entitling holders to subscribe for new TORM A/S A shares equivalent to 7.5% of TORM A/S' share capital as at 13 July 2015 following completion of the 2015 Restructuring (on an undiluted basis).
2	A conversion of USD312m of TORM A/S' debt pursuant to an optional exchange by the Participating Lenders, corresponding to 36% of the remaining TORM A/S debt, reduced the amount of debt under the Term Facility to USD561m. 35,672,000,000 TORM A/S A shares were issued to Participating Lenders pursuant to this optional exchange.
3	A contribution by Njord Luxco to TORM A/S of Njord (valued at USD510.9m) which, together with its subsidiaries, owned 25 product tankers (12 of which were unencumbered and 13 of which were encumbered by existing mortgages under the DSF Facility Agreement) and had six MR Product Tanker Newbuildings on order (in respect of which TORM A/S assumed liability for the remaining capital expenditures). In consideration, TORM A/S issued to Njord Luxco a total of 59,354,374,554 TORM A/S A shares, equivalent to 62% of TORM A/S' enlarged share capital.
4	A new working capital facility of USD75m from certain of the Participating Lenders to TORM A/S.
5	Adoption of new articles of association implementing new corporate governance provisions, including certain minority shareholder protection rights.
6	Official listing on Nasdaq Copenhagen and admission to trading of the newly issued TORM A/S A shares.
See Part I – 9.10 "Significant events after the balance sheet date" for further details of the accounting impact of the 2015 Restructuring.  See Part I - 22.1 "Restructuring Agreement and Scheme of Arrangement" for further details of the Restructuring Agreement.
Scheme of Arrangement
The 2015 Restructuring was in part implemented through an English law Scheme of Arrangement as TORM A/S was unable to obtain the required unanimous consent of all Participating Lenders to complete the 2015 Restructuring. See Part I – 22.1 "Restructuring Agreement and Scheme of Arrangement".
Share and Consideration Warrant consolidation
At the extraordinary general meeting of TORM A/S held on 25 August 2015, a share consolidation of all TORM A/S A shares was adopted with a consolidation ratio of 1,500:1. Every 1,500 TORM A/S A shares of DKK 0.01 each were consolidated into one TORM A/S A share of DKK 15. The share consolidation was completed by way of a cash redemption by TORM A/S of any holdings below 1,500 TORM A/S A shares of DKK 0.01 each as well as any excess TORM A/S A shares of DKK 0.01 each after consolidation into a full number of TORM A/S A shares of DKK 15 each. The Consideration Warrants were also consolidated with a consolidation ratio of 1500:1.

The share and Consideration Warrant consolidation was completed with effect from 24 September 2015. Shares redeemed by TORM A/S in connection with the share consolidation were cancelled on 13 January 2016 following adoption at an extraordinary general meeting of TORM A/S held on 15 December 2015.
Other transactions
As part of the 2015 Restructuring, on 13 July 2015 TORM A/S sold the DSF Shares to Njord Luxco. See Part I – 22 "Material contracts".
6.3	Overview of TORM A/S
Business overview
The Group's operations as at the date of this document are only within the Product Tanker segment and TORM A/S is one of the world's largest carriers of refined oil products. TORM A/S' activities are primarily the transportation of clean petroleum products ("CPP") such as gasoline, jet fuel, kerosene, naphtha and gas oil, but can occasionally also be involved in transportation of dirty petroleum product ("DPP") like fuel oil.
The Group's fleet comprises 81 vessels on the water (including four chartered-in vessels) and four LR2 vessels under construction. TORM A/S is active in all larger segments of the product tanker market ranging from Handysize to LR2. As shown in TORM A/S' (as a continuation of Njord) financial statements for the year ended 31 December 2015, the Group's on-the-water fleet and newbuildings had an aggregate value of USD1,951m (including outstanding instalment payments of USD224m).
TORM A/S is headquartered in Copenhagen and conducts business worldwide, with offices in Mumbai, Manila, Singapore and Houston. The Group has an extensive in-house organisational set-up performing commercial, administrative and technical management. On this integrated platform, the Group handles the commercial management of all the Group's vessels and the technical management of all the Group's owned vessels, other than three vessels managed by an unaffiliated third party.
Technical management services include providing technical expertise necessary for all vessel operations, supervising the maintenance, upkeep and general efficiency of vessels, arranging and supervising newbuilding construction, crewing, dry docking, repairs and alterations, insurance, and developing, implementing, certifying and maintaining a safety management system.
Commercial management services include arranging the employment of the Group's vessels with its customers. Further, the Group conducts all vessel sale and purchase activities in-house, leveraging relationships with shipbrokers, shipyards, financial institutions and other shipowners.
In FY2015, TORM A/S achieved pro forma TCE earnings of USD582m, EBITDA of USD319m and Profit Before Tax of USD161m (with pro forma figures representing TORM A/S as if the 2015 Restructuring had been undertaken at 1 January 2015).
The Group's current business model focuses on presence in the spot market. As at 8 March 2016, TORM A/S employed the substantial majority of its vessels directly in the spot market. As at 29 February 2016, TORM A/S employs five LR2 product tankers and MR product tankers on time charter-out contracts with an average remaining term of 28 months and an average charter-out rate of USD21,027 per day, and has one vessel on a COA with a total estimated 167 earning days remaining and an average rate of USD25,795 per day.
The TORM Fleet
As at the date of this document, the Group had a fleet of 81 product tankers on the water divided into 77 owned (of which one is held under a financial lease) and four chartered-in on long-term contracts.
The most recent additions to the fleet took place between October 2015 and March 2016 with the delivery of the three MR Acquisition Vessels (TORM Loke, TORM Atlantic and TORM Astrid) for an aggregate purchase price of approximately USD79.3m, and a further six MR Product Tanker Newbuildings (TORM Thor, TORM Timothy, TORM Thunder, TORM Titan, TORM Torino and TORM Troilus) transferred to the Group from Njord as part of the 2015 Restructuring.

As at 31 December 2015, TORM A/S has used the average of two independent broker valuations to value the Group's on-the-water fleet and newbuildings, including outstanding instalment payments equal to USD224m, giving a market value of USD1,951m.
For the purposes of this document the Company has obtained a valuation from Fearnleys AS and set out in Appendix A of this document (and used in Table 2 below: "Owned Product tanker fleet as at 15 March 2016") showing an aggregate valuation of USD1,860m as at 10 March 2016, the difference being firstly that the financial statements figures used average valuations, secondly the passage of a calendar year which historically has lowered the broker values for vessels, and thirdly that the market for product tanker vessels has declined over that period.
The Company does not believe that any material changes to such Fearnleys valuations have occurred in the period from the valuation date to the date of this document although there may have been minor decreases in values within certain vessel segments.
Table 1: Vessels owned¹ as at 15 March 2016
Delivered	No. of vessels	Average age	Average dwt	Aggregate dwt
Product tankers
LR2	8	12.6	104,474	835,792
LR1	7	11.2	74,021	518,150
MR	51	9.0	48,376	2,467,187
Handysize	11	12.7	36,620	402,824
Total product tankers	77	10.1	58,857	4,223,953

On order	No. of vessels	Average age	Average dwt	Aggregate dwt
LR2	4	n/a	114,000	456,000
Note: (1) Includes TORM Amazon which is currently on financial lease and is subject to a repurchase obligation in 2017. See "Part I – 22 Material contracts" for further details
Product tanker fleet
As at 15 March 2016, the fleet of owned product tankers (including one held under financial lease) numbers eight LR2, seven LR1, 51 MR and 11 Handysize product tankers with an aggregate carrying capacity of approximately 4.2m dwt and an average age of approximately 10 years.
Table 2: Owned Product tanker fleet as at 15 March 2016
LR2	Shipowning company	Flag	Year built	Dwt	Valuation at 10 March 2016 (USDm)(2)
TORM Helene	VesselCo 8 Pte. Ltd	Singapore	1997	99,999	12,00
TORM Kristina	VesselCo 1 K/S	Danish	1999	105,001	16,00
TORM Gudrun	VesselCo 1 K/S	Danish	2000	101,122	18,00
TORM Ingeborg	VesselCo 8 Pte. Ltd	Singapore	2003	99,999	25,00
TORM Valborg	VesselCo 8 Pte. Ltd	Singapore	2003	99,999	25,00
TORM Marina	VesselCo 3 K/S	Danish	2007	109,672	34,50
TORM Maren	VesselCo 1 K/S	Danish	2008	110,000	37,00
TORM Mathilde	VesselCo 1 K/S	Danish	2008	110,000	37,00
LR2 15121049	N/A	N/A	2017	114,000	53,00
LR2 15121050	N/A	N/A	2018	114,000	53,00
LR2 15121051	N/A	N/A	2018	114,000	53,00
LR2 15121052	N/A	N/A	2018	114,000	53,00

LR1	Shipowning company	Flag	Year built	Dwt
TORM Sara	VesselCo 6 Pte. Ltd.	Singapore	2003	72,718	19,00
TORM Estrid	VesselCo 3 K/S	Danish	2004	74,999	21,00
TORM Emilie	VesselCo 3 K/S	Danish	2004	74,999	21,00
TORM Ismini	VesselCo 3 K/S	Danish	2004	74,999	21,00
TORM Signe	VesselCo 6 Pte. Ltd.	Singapore	2005	72,718	23,50
TORM Sofia	VesselCo 6 Pte. Ltd.	Singapore	2005	72,718	23,50
TORM Venture	VesselCo 1 K/S	Danish	2007	74,999	27,00
MR	Shipowning company	Flag	Year built	Dwt
TORM Gunhild	VesselCo 8 Pte. Ltd	Singapore	1999	44,999	10,00
TORM Anne	VesselCo 8 Pte. Ltd	Singapore	1999	44,990	10,00
TORM Neches	VesselCo 7 Pte. Ltd.	Singapore	2000	47,052	11,50
TORM Clara	VesselCo 3 K/S	Danish	2000	45,999	11,50
TORM Cecilie	VesselCo 3 K/S	Danish	2001	44,946	13,00
TORM Amazon(1)	T&T Marine S.A	Panama	2002	47,275	14,00
TORM San Jacinto	VesselCo 1 K/S	Danish	2002	47,038	14,00
TORM Caroline	Vesselco 3 K/S	Danish	2002	44,946	14,50
TORM Mary	VesselCo 8 Pte. Ltd	Singapore	2002	45,990	14,50
TORM Vita	VesselCo 8 Pte. Ltd	Singapore	2002	45,940	14,50
TORM Gertrud	VesselCo 8 Pte. Ltd	Singapore	2002	45,940	14,50
TORM Gerd	VesselCo 8 Pte. Ltd	Singapore	2002	45,940	14,50
TORM Moselle	VesselCo 3 K/S	Danish	2003	47,024	15,00
TORM Rosetta	VesselCo 1 K/S	Danish	2003	47,015	15,00
TORM Camilla	VesselCo 3 K/S	Danish	2003	44,990	15,50
TORM Carina	VesselCo 3 K/S	Danish	2003	44,990	15,50
TORM Thyra	VesselCo 8 Pte. Ltd.	Singapore	2003	45,990	15,50
TORM Freya	VesselCo 8 Pte. Ltd.	Singapore	2003	45,990	15,50
TORM Horizon	VesselCo 1 K/S	Danish	2004	46,955	17,50
TORM Resilience	OCM Singapore Njord Holdings St. Michaelis, Pte. Ltd.	Singapore	2005	49,999	19,00
TORM Helvig	VesselCo 8 Pte. Ltd	Singapore	2005	44,990	19,00
TORM Ragnhild	VesselCo 8 Pte. Ltd	Singapore	2005	44,990	19,00
TORM Thames	VesselCo 1 K/S	Danish	2005	47,035	20,00
TORM Eric	OCM Singapore Njord Holdings St. Gabriel, Pte. Ltd.	Singapore	2006	49,999	21,00
TORM Kansas	VesselCo 1 K/S	Danish	2006	46,922	21,00
TORM Republican	VesselCo 1 K/S	Danish	2006	46,893	21,00
TORM Platte	VesselCo 1 K/S	Danish	2006	46,920	21,00
TORM Loke	TORM Singapore Pte. Ltd.	Singapore	2007	51,371	23,00
TORM Hardrada	OCM Singapore Njord Holdings Hardrada, Pte. Ltd.	Singapore	2007	45,983	22,00
TORM Laura	VesselCo 1 K/S	Danish	2008	52,000	25,00
TORM Lene	VesselCo 1 K/S	Danish	2008	52,000	25,00
TORM Lotte	VesselCo 1 K/S	Danish	2009	52,000	26,50
TORM Louise	VesselCo 1 K/S	Danish	2009	52,000	26,50
TORM Lilly	VesselCo 3 K/S	Danish	2009	52,000	26,50
TORM Alice	OCM Singapore Njord Holdings Alice, Pte. Ltd.	Singapore	2010	50,500	27,00
TORM Alexandra	OCM Singapore Njord Holdings Alexandra, Pte. Ltd.	Singapore	2010	50,500	27,00
TORM Aslaug	OCM Singapore Njord Holdings Aslaug, Pte. Ltd.	Singapore	2010	50,500	27,00
TORM Agnete	OCM Singapore Njord Holdings Agnete, Pte. Ltd.	Singapore	2010	50,500	27,00
TORM Almena	OCM Singapore Njord Holdings Almena, Pte. Ltd.	Singapore	2010	50,500	27,00
TORM Atlantic	TORM Singapore Pte. Ltd.	Singapore	2010	49,999	27,00

TORM Agnes	OCM Singapore Njord Holdings Agnes, Pte. Ltd.	Singapore	2011	50,500	28,00
TORM Amalie	OCM Singapore Njord Holdings Amalie, Pte. Ltd.	Singapore	2011	50,500	28,00
TORM Arawa	OCM Singapore Njord Holdings Arawa, Pte. Ltd.	Singapore	2012	52,300	30,00
TORM Anabel	OCM Singapore Njord Holdings Anabel, Pte. Ltd.	Singapore	2012	52,300	30,00
TORM Astrid	TORM Singapore Pte. Ltd.	Singapore	2012	50,319	30,00
TORM Thor	VesselCo 8 Pte. Ltd.	Singapore	2015	49,999	36,50
TORM Timothy	VesselCo 8 Pte. Ltd.	Singapore	2015	49,999	36,50
TORM Thunder	VesselCo 8 Pte. Ltd.	Singapore	2015	49,915	36,50
TORM Titan	TORM Singapore Pte. Ltd	Singapore	2015	49,915	38,50
TORM Torino	TORM Singapore Pte. Ltd	Singapore	2016	49,915	38,50
TORM Troilus	TORM Singapore Pte. Ltd.	Singapore	2016	49,915	38,50

Handysize	Shipowning company	Flag	Year built	Dwt
TORM Madison	VesselCo 1 K/S	Danish	2000	35,828	9,00
TORM Trinity	VesselCo 1 K/S	Danish	2000	35,834	9,00
TORM Rhone	VesselCo 1 K/S	Danish	2000	35,751	9,00
TORM Charente	VesselCo 3 K/S	Danish	2001	35,751	10,00
TORM Ohio	VesselCo 1 K/S	Danish	2001	37,274	10,50
TORM Loire	VesselCo 3 K/S	Danish	2004	37,106	15,50
TORM Garonne	VesselCo 1 K/S	Danish	2004	37,178	15,50
TORM Saone	VesselCo 3 K/S	Danish	2004	37,106	15,50
TORM Fox	VesselCo 1 K/S	Danish	2005	37,006	17,50
TORM Tevere	VesselCo 1 K/S	Danish	2005	36,990	17,50
TORM Gyda	VesselCo 1 K/S	Danish	2009	37,000	23,50
Notes:
(1)	Includes TORM Amazon which is currently on financial lease and is subject to a repurchase obligation in 2017. See "Part I – 22 Material contracts" for further details
(2)	Based on Appendix A of this document which contains information about valuations of the Group's vessels and contains a copy of the valuation report dated 10 March 2016 from Fearnleys AS.

The Group charters in the following product tankers:
Table 3: Product tankers chartered-in as at 15 March 2016
LR2	Shipowning company	Flag	Year built	Dwt	Expected redelivery
TORM Margrethe	FSL-25 Pte. Ltd.	Singapore	2006	109,672	June 2018
TORM Marie	FSL-25 Pte. Ltd.	Singapore	2006	109,647	June 2018

MR	Shipowning company	Flag	Year built	Dwt	Expected redelivery
Pretty World	Pretty World Shipping S.A Panama	Hong Kong	2007	51,218	March - July 2017
Pretty Jewelry	Pretty Jewelry Shipping S.A Panama	Hong Kong	2006	51,218	March - July 2017
LR2 Product Tanker Newbuildings
On 30 November 2015, TORM A/S entered into contracts with Guangzhou Shipyard International Co., Ltd ("GSI") for the construction of four LR2 vessels (the "LR2 Product Tanker Newbuildings") and for options, which expire in the third quarter of 2016, to purchase up to an additional six vessels within the LR2, LR1 or MR segment for delivery in 2018-2019 (the "Option Vessels"). The aggregate capital expenditure for the LR2 Product Tanker Newbuildings is below USD200m (including extra costs relating to the Group's design requirements and supervision), of which USD172.8m remains to be paid as at 15 March 2016.  TORM A/S plans to finance the construction of the LR2 Product Tanker Newbuildings with cash from operations and anticipated borrowings of up to USD115.2m under a new secured loan facility for which the Company has received a binding commitment (subject to documentation). Should such new facility not be available, the Group will finance the LR2 Product Tanker Newbuildings from other available resources. TORM A/S plans to take delivery of the LR2 Product Tanker Newbuildings between the fourth quarter of 2017 and the second quarter of 2018, with the Option Vessels available for delivery between the third quarter of 2018 and the third quarter of 2019.  TORM A/S has not yet secured financing in connection with the Option Vessels.

Table 4: LR2 Product Tanker Newbuildings and Options as at 15 March 2016
Vessels	No. of vessels	Shipyard	Aggregate dwt	Expected delivery
LR2 15121049	1	GSI	114,000	Q4 2017
LR2 15121050	1	GSI	114,000	Q1 2018
LR2 15121051	1	GSI	114,000	Q1 2018
LR2 15121052	1	GSI	114,000	Q2 2018
Total LR2 Product Tanker Newbuildings	4		456,000
Option Vessels(1)	6	GSI	NA	Q3 2018 – Q3 2019
Total	10		NA	NA
Note: (1) TORM A/S may decide on the vessel size with respect to the Option Vessels, which options expire in the third quarter of 2016.

Employment
The Group's current strategy is to employ its vessels worldwide primarily in the spot market. The Company believes that this will enable the Group to take advantage of potential increases in product tanker vessel hire rates in the near term. The Group may seek to employ its vessels on longer-term time charters if it believes time charter rates are attractive. Employing vessels on longer-term contracts may provide the Group with the benefits of stable cash flows and high utilisation rates.  In addition, from time to time, the Group may employ its vessels on shorter-term charters and under COAs.
As at 29 February 2016, the Group employed the substantial majority of its vessels directly in the spot market, with five LR2 product tankers and MR product tankers being employed on time charter-out contracts with an average remaining term of 28 months and an average charter-out rate of USD21,027 per day and with one vessel on a COA with a total estimated 167 earning days remaining and an average rate of USD25,795 per day.
For an explanation of spot markets, time charters and COAs, see Part I-6.4.1 "The Product Tanker Segment".
Coverage

As at 31 December 2015, the Group's coverage for 2016 and 2017 was 8% and 3%, respectively. The limited coverage is in accordance with the Group's strategy and may allow the Group to benefit from a potential further strengthening of the market, but simultaneously it exposes the Group to a potential deteriorating market.
The following table sets out summary information regarding the employment of the Group's fleet, including the number of owned days, time chartered in days, physical days and the percentage of the days that the Group's vessels are fixed on charters and the relevant rates as at 31 December 2015.

Table 5: Covered and time chartered-in days as at 31 December 2015
	2016	2017	2018	2016	2017	2018
	Owned days
LR2	2,889	2,987	4,231
LR1	2,546	2,531	2,555
MR	18,262	18,490	18,615
Handysize	3,935	4,004	4,015
Total	27,632	28,012	29,416

	T/C-in days at fixed rate			T/C-in costs, USD/day
LR2	-	-	-	-	-	-
LR1	-	-	-	-	-	-
MR	703	286	-	16,153	16,250	-
Handysize	-	-	-	-	-	-
Total	703	286	-	16,153	16,250	-

	T/C-in days at floating rate
LR2	676	729	340
LR1	-	-	-
MR	-	-	-
Handysize	-	-	-
Total	676	729	340

	Total physical days			Covered days
LR2	3,565	3,716	4,571	1,317	730	727
LR1	2,546	2,531	2,555	121	-	-
MR	18,965	18,776	18,615	851	-	-
Handysize	3,935	4,004	4,015	65	-	-
Total	29,011	29,027	29,756	2,354	730	727

	Covered, %			Coverage rates, USD/day
LR2	37%	20%	16%	24,427	24,011	24,010
LR1	5%	0%	0%	29,331	-	-
MR	4%	0%	0%	21,956	-	-
Handysize	2%	0%	0%	19,068	-	-
Total	8%	3%	2%	23,638	24,011	24,010

Fair value of freight rate contracts that are mark-to-market in the incomes statement (USDm):
Contracts not included in the table above (relates to the market value of bunker hedges entered into in connection with the coverage taken): -0.2
Contracts included in the table above (relates to the market value of FFAs included above): 0.0

Notes:
Actual no. of days can vary from projected no. of days primarily due to vessel sales and delays of vessel deliveries.  T/C-in days at fixed rate do not include effects from profit split arrangements.  T/C-in days at floating rate determine rates at entry of each quarter, and then the Group will receive approximately 10% profit/loss compared to this rate.

Customers
The Group generates revenue by charging customers for the transportation of refined oil products and crude oil. Many of the Group's largest customers are companies operating in the oil industry such as major independent and state owned oil companies and international trading houses. The Group's customers are mainly domiciled outside Denmark.
In 2015, ten customers accounted for approximately 55% of the Group's TCE revenue.
Competition
The Group operates in markets that are highly competitive. The Group competes for charters on the basis of price, vessel location, size, age and condition of the product tankers, as well as on the Group's reputation as an operator. The Group competes primarily with owners and operators of tankers in the Handysize, MR, LR1 and LR2 segments. The Company believes that the ownership of tanker vessels is currently fragmented and divided among major oil companies and independent tanker owners. The fragmented competitive landscape can for instance be illustrated by the Group's market position. The Group has one of the largest owned fleets.  However, according to industry research, the Group's owned fleet constituted approximately 3% of the existing global product tanker fleet (in dwt terms).

Financing the Business

The Group finances its activities through cash from operations and borrowings under several debt facilities.  The Group is currently negotiating the final terms of a further new secured loan facility.  See Part 1 – 22.2 "Financing Agreements".
Competitive Strengths
The Company believes that its future opportunities are enhanced by the following competitive strengths:
Large, diverse fleet of well-maintained product tankers.  The Group is one of the largest independent owners and operators of product tankers in the world, with an owned fleet of 77 product tanker vessels and with an aggregate fleet carrying capacity of approximately 4.2 million dwt.  The Group also opportunistically charters-in vessels. Currently, it charters-in two LR2 and two MR product tankers. The Company believes that owning and operating a large fleet of vessels provides the Group with competitive advantages relative to smaller competitors, including greater access to information, insight into market pricing and the flexibility to meet the varying needs of its customers, which, in turn, enables it to deploy its vessels to maximise its revenue and cash flow.
Presence in all product tanker sizes.  The Group has an operating fleet that covers the full range of the largest product tanker sizes consisting of ten LR2 tankers, seven LR1 tankers, 53 MR tankers and 11 Handysize tankers. In addition the Group has entered into contracts for the construction of four LR2 Product Tanker Newbuildings (with options to purchase a further six vessels within the LR2, LR1 or MR product tanker segments). The diversity and quality of the Group's product tanker fleet provides it with the flexibility to strategically deploy its assets across a wide range of trade routes used for refined petroleum transportation in order to serve its key customers across the world. The Company believes that operating a scalable and versatile fleet provides the Group with competitive advantages in securing favourable vessel employment, reducing operating costs and improving vessel utilisation.
A fully integrated owner, operator and manager, with a reduced risk of conflicts of interest.  The Group performs commercial and technical management functions in-house with a reputation for commercial performance, safety and a high level of operational expertise. The Company believes that over time this operating model will perform better than the average of industry peers. Operating under an integrated platform allows the Group to avoid conflicts of interest that may arise in companies that outsource vessel management to external entities and to maintain closer control over its operating expenses.
The Company believes its largest customers prefer the Group's integrated approach to the technical management of the fleet as it provides them with better visibility into vessel performance and safety. Additionally, the Company believes that the Group's combination of well-maintained vessels, its presence in all of the largest product tanker segments, and its integrated operating platform, provides its commercial management team with enhanced flexibility and responsiveness to customer demands when seeking employment for its product tanker vessels and thereby allows the Group to maximise its revenues and cash flows.
A strong reputation within the chartering community. With the Group's history in the shipping industry, the Company believes that the Group has developed a reputation for safe, reliable and effective shipping of refined petroleum products in the maritime sector. The Company also believes that the Group's reputation for quality, reliability and safety enables it to compete effectively for charters, particularly for international energy companies that have high standards.
Strong relationships with oil majors and large trading houses. The Group charters and operates vessels for a wide range of customers, including major independent and state-owned oil companies and large oil traders, most of which the Group has served for many years, including through the 2012 Restructuring and the 2015 Restructuring.  The Company expects to continue to capitalise on and grow the Group's long term relationships with oil majors, state owned oil companies and large trading houses, building on its reputation and proven track record.

Experienced management team. The Company's leadership has considerable shipping expertise.  The Group Chief Executive Officer, Mr Jacob Meldgaard, and the senior management team have an established track record in the shipping industry and extensive relationships in the shipping industry, including with the Group's customers, shipbuilders and its other counterparties, including financial institutions and public authorities. Mr Meldgaard and the four other members of the Group's senior management team have more than 90 years of combined experience in the shipping industry, and the Group has strong global relationships with shipping companies, significant experience in the business of arranging voyage and short-term time charters and can leverage its extensive industry relationships to arrange for favourable and profitable charters. The Company believes that these relationships and the Group's strong track record should provide it with access to attractive chartering opportunities and asset acquisitions as well as competitive financing.
Strong Capital structure. The Company believes its moderate level of leverage provides it with greater flexibility to pursue opportunistic acquisitions to renew its fleet. As at 29 February 2016, the Group had outstanding net indebtedness of USD717m and a debt to total capitalisation ratio of 28% and cash and cash equivalent amounts of USD137m. In addition, the Group had access to the Working Capital Facility, all of which remains undrawn. The Company believes that the Group is well positioned to fund its future capital expenditures and debt commitments in the near and medium terms. Charterers have increasingly favoured well-capitalised vessel owners, and the Company believes that the Group's balance sheet strength will enable it to access more favourable chartering opportunities, including shorter spot and period charters. In addition, the Company believes the Group's balance sheet strength will give it a competitive advantage in pursuing vessel acquisitions to renew its product tanker fleet from lenders and shipyards which in its experience have recently displayed a preference for contracting with well-capitalised counterparties.
Fleet composition and lower leverage help generating higher cash flows. Historically, the Company believes that the Group has been able to achieve TCE earnings that are in line or above other product tanker companies that operate fleets with a lower average age, while cost-efficiently managing its vessels. In addition, the Company believes that the combination of the low cost basis of the Group's ten year old fleet, efficient operations, low leverage, and strong TCE earnings result in a high cash flow yield that can be used for reinvestment and growth of its business or can be distributed to shareholders in the form of dividends or share repurchases.
Business Strategy
The Group's primary objective is to safely maximise utilisation and earnings on its vessels while opportunistically growing its fleet, all in the context of prevailing market conditions. The key elements of the Group's strategy are:
Maintain cost efficient in-house vessel operations and corporate expenses through an integrated management system.  Through the Group's integrated in-house vessel operations, the Company believes that the Group is better able to monitor and manage its operations, enabling it to maximise revenues and reduce costs while offering its customers the quality of performance, service and reliability they demand, compared to other vessel owners and operators who outsource these functions.  The Company believes that the Group has a track record of safe operations, which the Company believes helps the Group to deliver maximum value to shareholders and customers while minimising human and environmental risks.
Optimise the Group's chartering strategy to maximise earnings. The Group actively manages the employment of its operating fleet between spot market voyages as well as short and long-term time charters. Currently, the Group's strategy is to employ its vessels primarily in the spot market to take advantage of attractive earnings in that market. The Group may seek to employ its vessels on longer-term time charters if the time-charter rates improve relative to the spot market, or if customers' needs and expected returns make it attractive.
Opportunistically grow the Group's fleet and participate in industry consolidation in the product tanker segment. The Group will continuously assess the market for attractive opportunities to acquire modern secondhand product tankers that will be accretive to cash flow and earnings, as a means of achieving fleet growth. When evaluating such acquisitions the Group will consider and analyse, amongst other things (i) price point attractiveness, (ii) complementarity to the Group's current fleet and customer demand, (iii) vessel quality level and origin, (iv) operational characteristics, including vessel design and bunker consumption and cargo intake. As a part of this strategy, the Group entered into agreements to purchase the MR Acquisition Vessels which were delivered in the fourth quarter of 2015. The Group will also from time to time sell older vessels that no longer fit its strategy, as part of the Group's conservative fleet growth strategy.

Selectively pursue attractive newbuilding programmes. The Group will evaluate on a continuous basis the attractiveness of entering into newbuilding programmes with various high-quality shipyards. These programmes will be focussed on segments where secondhand vessel acquisitions do not currently meet the Group's return thresholds or where the secondary market has insufficient liquidity in vessels that meet the Group's customers' requirements.  As at March 2016, the Group had one newbuilding programme in place, the LR2 Product Tanker Newbuildings. The four vessels under this programme are scheduled to be delivered between Q4 2017 and Q2 2018. The LR2 Product Tanker Newbuildings also includes the additional Option Vessels which are available for delivery between Q3 2018 and Q3 2019 if the Group decides to exercise its option rights. Any subsequent newbuilding programmes are likely to be influenced by newbuilding prices, shipyard capacity and the current state of the overall product tanker market. The Group's in-house technical management team is directly responsible for arranging and supervising newbuilding construction which enables the Group to closely monitor operations.
Prudently manage the Group's financial leverage. The Group plans to finance its business and fleet renewal with a mix of cash on hand, debt and equity from lenders and from the capital markets. Following the 2015 Restructuring, the Group has a strong capital structure and access to the Working Capital Facility, which remains undrawn. The Group plans to maintain the appropriate level of indebtedness that will allow it to remain competitive in all market conditions and take advantage of acquisition opportunities in a timely manner.
6.4	The market
The shipping industry provides a practical and cost effective means of transporting large volumes of cargo over international trade routes. The industry consists of a number of segments which are classified by the type of cargo shipped. One of those segments is the tanker segment which can further be divided into the crude tanker segment and the product tanker segment. While crude tankers carry crude oil and residential fuel oil, product tankers with their coated tanks are designed to transport clean petroleum products such as naphtha, gasoline, jet fuel, kerosene, diesel and gasoil. The product tanker segment is also able to carry fuel oil and some chemical cargoes.
Each of these shipping segments is cyclical to a certain extent, experiencing fluctuations in freight rates and vessel values. These fluctuations reflect developments in the supply of and demand for vessel capacity or tonnage.
The supply of tonnage is measured by the amount of suitable vessel capacity available to carry cargo, which is affected by the size of the existing fleet within a particular shipping segment, the number of newbuildings on order, general service speed (e.g. slow-steaming), the scrapping of older vessels and the number of vessels out of active service (i.e. laid-up, dry-docked or otherwise not available for hire) or subject to port congestion. In addition to prevailing and anticipated freight rates, factors that affect the rate of newbuilding activity, scrapping and laying-up include newbuilding prices, steel prices, yard capacity, vessel operating costs, availability of financing and costs associated with compliance with environmental and other global regulatory requirements.
The demand for vessels is in general measured by tonne-miles and is determined by the quantity of cargo to be transported and the distance from origin to destination. The patterns of cargo movements themselves reflect demand and supply imbalances of a specific product or commodity in different regions, or develop as a result of price differences between regions (e.g. naphtha arbitrage trade from the Atlantic basin to Far East Asia).
The supply and demand dynamics in the different segments within the shipping industry behave independently and are impacted by different market drivers. Vessels are designed to operate in a specific shipping segment and generally do not compete with vessels operating in another segment, although product tankers can, to a certain extent, compete for cargoes with crude tankers and chemical tankers and vice versa in certain circumstances.

6.4.1	The product tanker segment
All of the information and data presented in this Part I – 6.4.1 "The product tanker segment" has been provided by Fearnley Consultants AS ("Fearnleys").  Fearnleys has advised that the statistical and graphical information contained in this Part I – 6.4.1 is drawn from its databases and other published and private industry sources. Such sources include data from the U.S. Energy Information Administration ("EIA"), the Joint Organisations Data Initiative ("JODI"), the International Energy Agency ("IEA"), the International Monetary Fund ("IMF") and BP's Statistical Review of World Energy. The Company does not have any knowledge that the information provided by Fearnleys is inaccurate in any material respect. In connection therewith, Fearnleys has advised that: (1) certain information in Fearnleys' databases are derived from estimates or subjective judgments, (2) the information in the databases of other shipping data collection agencies may differ from the information in Fearnleys' databases and (3) while Fearnleys has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures. Although data is taken from the most recently available published sources, these sources do revise figures and forecasts from time to time.
Oil Tanker Overview
Oil tankers are divided into two main categories, namely crude tankers and product tankers.  Crude tankers make up the larger part of the total oil tanker fleet in terms of cargo carrying capacity, accounting for about 70% of the total, with product tankers making up about 28% (the balance being made up of shuttle tankers). Product tankers have a similar design to crude tankers, the difference being the coating inside the tanks enable the product tankers to carry products that would otherwise be contaminated by and/or have an adverse impact on the steel tanks used when carrying crude oil. The specific material used for coating the tanks determines what types of products the vessels can carry. An epoxy coating enables vessels to carry various refined oil products, vegetable oils and easy chemicals. Tankers with epoxy coatings are referred to as "product tankers", as no more advanced coating is required to compete in refined oil product trades. Vessels with more advanced coatings like MarineLine, zinc or stainless steel are normally employed in chemical trades.
Vessel Categories
Below is a general breakdown of the various vessel sizes measured by deadweight tonnes ("DWT"):
Table 6: Oil tanker categories
Crude Tanker Fleet:
▪	Very Large Crude Carriers ("VLCC"):	200,000 DWT or greater
▪	Suezmax crude tankers:	125,000 – 199,999 DWT
▪	Aframax crude tankers:	85,000 – 124,999 DWT
▪	Panamax crude tankers:	55,000 – 84,999 DWT
Product Tanker Fleet:
▪	Long Range ("LR2") product tankers:	85,000 – 124,999 DWT
▪	Long Range ("LR1") product tankers:	60,000 – 84,999 DWT
▪	Medium Range ("MR") product tankers:	42,000 – 59,999 DWT
▪	Handysize product tankers:	25,000 – 41,999 DWT
Oil tankers serve as an important part of a larger integrated supply chain serving the consumer end markets. From the oil well, crude oil is transported either by pipeline or by other transportation means, often to a port from where it is shipped in a crude tanker to a refinery. The refined oil products are then often shipped by a product tanker to another port, from where they are distributed to various local suppliers and ultimately to the point of final consumption. This is one example of a supply chain process that can take many different forms.

Figure 1: Oil tankers position in the supply chain
Source: Fearnleys

Historical Overview & Refining
Crude oil and refined crude products are the building blocks of modern society. A refined barrel of crude oil yields, amongst other products, gasoline to fuel cars, naphtha to make plastics, gasoil to heat homes and fuel generators, and fuel oil to power ships. Gasoline, gasoil, jet fuel and naphtha are examples of clean petroleum products ("CPP") while propane and butane are liquefied petroleum gases ("LPG"), and fuel oil is referred to as a dirty petroleum product ("DPP"). Refined oil products, especially CPP, are valuable outputs of a refinery's distillation column and are what give crude oil its inherent value. LPG are a by-product.
Figure 2: Basic refining overview
Source: Fearnleys

Historically, refineries were generally located close to the demand centres of developed nations. Since these countries often did not have enough domestic crude oil to feed their refineries, crude tankers were built to ship crude oil from oil producing nations in the Middle East, West Africa, and South America to industrialised nations in Europe, the Far East and the U.S. The need for product tankers emerged when the economies of industrialised countries outgrew their captive refining capacity and began importing key refined products from those nations with excess capacity, typically from regional suppliers.

CPP Seaborne Trade – From Regional to International
Growth in seaborne trade developed as volumes expanded and CPP began being traded over longer distances. One of the major drivers of this shift was U.S. demand for gasoline. Given legislative and environmental hurdles associated with constructing new refineries in the U.S. and strong oil consumption growth from the early 1980s to a peak in 2005, the U.S. began importing large amounts of gasoline from Europe and the Caribbean. This regional trade was serviced by medium ranged product tankers ("MRs").
The other major driver in seaborne CPP trades developed as Asia increasingly became a global manufacturing hub, a trend that started with Japan and Korea, and later grew to include China as well as several other countries in the 1990s. The production of plastics at petrochemical facilities requires naphtha and LPG as feedstock. Asian refiners are limited in how much naphtha they produce. The shortfall was primarily met by refineries in the Middle East Gulf region and CPP tankers emerged to service this long haul trade with long ranged product tankers ("LR1s" or "LR2s").
Figure 3: Key historic CPP trades

Figure 4: Selection of Current Complex Trade Patterns for CPP1
 1 The map only show a selection of current key CPP trades. Actual net of trade lanes and products are much more complex.

In the span of a few decades, trade in CPP has evolved from being almost exclusively regional to international and multi-faceted. Demand for product tankers is now not only based on regional excess supply or demand for a particular refined product, but is also speculative in nature with CPP trading globally based on international pricing differentials, or arbitrage trading. The development and adoption of international fuel specifications, such as ultra-low sulphur diesel ("ULSD"), allows oil majors and traders increasingly to move products globally. This adds to the distance product tankers travel and the length of time vessels are employed. As demand for product tankers is often described in terms of tonne-miles (tonnes carried multiplied by the distance travelled, in nautical miles), an increase in distance travelled is positive for tanker demand. Similarly, an increase in volumes transported will also increase tonne-miles and vessel utilisation.
Figure 5: +50,000 dwt Product Tanker Demand Growth, 2000-2015

Tonne-miles / DWT demand
Average distance, nautial miles
2 000
1 800
1 600
1 400
1 200
1 000
800
600
400
200
0
3 200
3 100
3 000
2 900
2 800
2 700
2 600
2 500
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015a
Dwt demand (million)
Ton-miles (billion)
Average distance

Source: Fearnleys. 2015a = Jan-Oct data annualised.
Fundamental changes in trading patterns that are affecting tonne-miles and product tanker demand include:
▪	The U.S., once a net importer of petroleum products has become a major supplier of gasoil/diesel, gasoline and, lately, growing volumes of condensates in the Atlantic Basin market;
▪	Emerging markets in South America and Africa with little or no refining capacity of their own require CPP to fuel their economies;
▪	The increasing number of mega-refineries, particularly in the Middle East, that are located closer to crude feedstock rather than demand centres is increasing tonne mile demand;
▪	The closure of inefficient European refineries, falling regional demand, and stricter fuel standards is creating a strong import and export market for various clean products;
▪	Russian CPP export ambitions are growing with several refineries undergoing expansion in the Russian Baltic;
▪	Refinery closures in Australia and Japan requiring imports to fill shortfalls in domestic supply;
▪	Storage terminal "plays" in Singapore and Malaysia are adding another layer of complexity to standard arbitrage trading;
▪	Global adoption of standardised CPP product specifications are increasing opportunities for global trading of CPP;
▪	Growth in triangulation and backhaul trades as the number of participants increases; and
▪	Diversification into certain chemical trades for qualified tonnage improve vessel utilisation.

These factors have created a complex network of global trades across the full range of petroleum products derived from the oil refining process.
A changing Landscape in CPP
U.S. Exports
The development of horizontal drilling in conjunction with hydraulic fracturing to recover oil and natural gas from low-permeability geological reserves, in particular shale, has given the U.S. a drastically different energy profile. U.S. refiners have also made significant investments in their facilities in order to stay competitive, not only through expansions in standard refining but also through upgrades in secondary units that are able to extract more valuable "light end" product streams from a single barrel of oil. Another benefit of shale oil production has been the growth in condensate production. Several refiners and producers are constructing condensate splitters to extract the naphtha, gasoil and jet fuel found in a typical condensate stream or lightly distilling the condensate. Condensates, as well as the naphtha, gasoil, and jet fuel are exported on product tankers.
Refinery upgrades, stagnating domestic CPP demand, advantageously priced feedstock from shale oil and Canadian tar sands, and the use of cheap domestic natural gas as refinery fuel to power refineries have spurred the recent growth in U.S. CPP exports. Distillate exports, particularly ULSD, have been the primary driver in CPP exports, but there has also been growth in gasoline, jet fuel, and naphtha exports.
Figure 6: U.S. Exports of Distillate Fuel Oil by Destination

450
400
350
300
250
200
150
100
50
0
Thousand barrels
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015a
S. America
N. America & Caribs
NWE
MED
Other

Source: U.S. Energy Information Administration. 2015a = Jan-Oct data annualised.

What was once a staple trade for MR product tankers, taking gasoline from European refineries to the U.S., has now reversed with the U.S. supplying Europe with ULSD. This trade is referred to as the backhaul, and many owners are able to increase earnings on their vessels by taking cargoes on the return leg instead of returning empty, known as ballasting back. The U.S. is also exporting ULSD, not only to regional buyers in North America and the Caribbean, but also increasingly to South American buyers, increasing product tanker tonne-mile demand.
South American Imports
In contrast to the U.S., refinery investments in South America have not kept pace with economic expansion. This has led to a jump in imports, primarily from the U.S., but also from suppliers in Europe, the Middle East, India and Asia.

Figure 7: Latin/South American Oil Products Import by Product Type

Million barrels per day
1,8
1,6
1,4
1,2
1,0
0,8
0,6
0,4
0,2
0,0
Jan2002
Jan2003
Jan2004
Jan2005
Jan2006
Jan2007
Jan2008
Jan2009
Jan2010
Jan2011
Jan2012
Jan2013
Jan2014
Jan2015
Motor & Aviation Gasoline
Gas/ Diesel
Fuel Oil
Kerosenes

Source: Joint Organisations Data Initiative ("JODI")

Although there are new refinery projects and upgrades planned in Brazil, Colombia, Ecuador, Peru, Venezuela and Nicaragua, many are either only in the planning stages, lack funding or are delayed for other reasons. The only meaningful capacity expected to be added in the period to 2020 in the region are the 165 kbpd Comperj refinery in Brazil (2017), and an EcoPetrol refinery currently expanding from 80 to 165 kbpd in Colombia. Based on the economic and oil consumption growth forecasts for the region by the International Monetary Fund and the International Energy Agency, imports are expected to continue to grow.
Fuelling West Africa
Refinery capacity in West Africa has not kept pace with the economic development seen in the region over the last few years, which has resulted in increasing volumes of CPP imports. The vast majority of these requirements, primarily gasoline, have been supplied by Europe. Over the past few years the region has also seen strong growth in cargoes coming from the Americas, and, recently, long-haul cargoes from the East. The West African markets have absorbed a substantial portion of gasoline volumes previously shipped from Europe to the U.S., once the backbone of MR demand in the Atlantic. For product tankers servicing this region, a West African discharge, to Togo for example, adds approximately 700 nautical miles compared to a Rotterdam to New York voyage. These longer distances support tonne-mile growth and increase product tanker demand.
Current refining capacity in West Africa is inefficient, small scale, outdated, and in many cases running at only a fraction of nameplate capacity. A new 500,000 barrel/day refinery was scheduled to come online in 2016 in the Lekki Free Trade Zone in Lagos, Nigeria. However, this is currently expected to be commissioned at earliest in 2020. The only other large-scale refinery project, the 200,000 barrel/day Lobito refinery in Angola, is slated for 2018/19 start-up, a decade after it was originally projected to come online. With only a small scale (50,000 bpd) refinery set to replace the Sogara refinery in Gabon, plus an upgrade at the Limbe, Cameroon refinery in the nearer term, these projects will fall short of supplying the petroleum product requirements forecast for the region by the International Energy Agency.

Figure 8: West African Product Tanker Imports (>50,000 dwt) by Export Area

No. Laden Legs
No. Laden Legs, From Europe
0
5
10
15
20
25
30
35
40
0
50
100
150
200
250
300
350
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015a
Americas
MEG-India
Africa
Asia
Europe (RHS)

Source: Fearnleys. 2015a = Jan-Oct data annualised.

The Middle East Refining Hub
One of the major shifts in global refining has been the emergence of export oriented mega-refineries. This shift away from small-scale, demand-centred refining to large-scale refining hubs has resulted in part from the standardisation of petroleum products (i.e. ULSD), falling trade barriers, advancement in refining technology, and the difficulty in building new "greenfield" refineries in the industrialised West. Many of these new mega-refineries have emerged in the Middle East and India.
For producers in the Middle East, vertical integration into the downstream refining market away from strict reliance on upstream crude exports has been an important natural hedge against crude oil price volatility. Many crude exporting nations in the Middle East have also had to import refined products which, since they are more expensive than crude, has put major strains on federal budgets, especially given subsidies on domestic fuel prices. Advances in refining technology have allowed for higher yields of more valuable, light end products, such as gasoline and diesel, from a single barrel of crude. From 2015 to 2020, the International Energy Agency forecasts refining capacity in the Middle East to grow by an estimated 16% to approximately 12 mbpd capacity.
Table 7: Major Refinery Additions in the Middle East
Country	Area	Schedule	Capacity b/d
Saudi Arabia	Jubail	2014	400,000
	Yanbu	2015	400,000
	Jazan	2018	400,000
UAE	Ruwais	2015	420,000
	Fujairah	2018	200,000
Oman	DUQM	2019	230,000
Iran	Star/ Bandar Abbas	2017	360,000
Kuwait	Al-Zour	After 2020	610,000

The model many Middle East producers are hoping to follow is of India's emergence as a refining export centre. Without any major crude oil reserves of their own, India began focusing on downstream production early on. Between 2000 and 2014, refining capacity almost doubled. A further 25% expansion is due to come online in the next three years, including a 300,000 bpd refinery currently starting up in Paradip, a 120 kbpd refinery in Cuddalore in 2016 and a 120 kbpd refinery in Kochi in 2018. India's export-oriented refineries, led by Reliance Industries, operate at close to (or above) 100% of nameplate capacity and export CPP to buyers in Asia, Europe, Africa, and South and North America. This focus on exports of high value refined petroleum products has enabled India to become a global outlet for refined oil products and is the largest tonne-mile driver for product tankers over 50,000dwt from the Middle East/India area.

Figure 9: Saudi Arabia Oil Products Export Development, 2010-2015

1200
1000
800
600
400
200
0
Kbpd, Exports
Yanbu operational
(400,000 bpd)
Jubail operational
(400,000 bpd)
Jan2010
Jan2011
Jan2012
Jan2013
Jan2014
Jan2015
Motor and aviation gasoline
Kerosenes
Gas/diesel oil
Fuel oil

Source: Joint Organisations Data Initiative (JODI)

European Refining Uncertainty
European refineries struggled for years with dwindling refining margins as a result of the increasing cost of crude oil and falling regional demand. Additionally, stricter environmental regulations and cleaner burning fuel standards have added another layer of complexity to the European refining landscape. Producing low sulphur diesel, which Europe consumes more of compared to gasoline, requires either low sulphur crude which is relatively more expensive, or an investment in secondary refining units. Refinery upgrades are capital intensive and, given dwindling margins coupled with falling regional demand and competition from large-scale, modern refineries in the Middle East, India, and Asia, many small refineries have been forced to close production. Fourteen refineries with more than 2 million barrels of throughput capacity have been closed and turned to storage capacity in Europe since 2007, and the European refinery industry currently faces a structural imbalance as it produces too much gasoline and too little diesel.
For many industrialised nations, however, having some domestic refining capacity is of national strategic importance; therefore the closure of all refineries in Europe remains highly unlikely. Some of the larger, more integrated refineries in Europe have upgraded their facilities to remain competitive. Continued exports from these refineries on the back of pricing differentials and/or seasonal demand changes, combined with heavier reliance on imports, especially ULSD, can be expected.
The past year's fall in oil prices offers smaller refiners in Europe and elsewhere some reprieve as lower input costs help support refining margins. However, this uplift on refining margins is normally short lived as increased refinery throughput increases the supply of CPP on the world markets, putting downward pressure on prices and, in turn, refining margins. However, the increased supply of CPP on the world markets is a positive factor for tanker owners as volumes transported on product tankers rise, boosting tonne-miles.
For Europe, inter-regional trade continues to be the area's most important trade route. However, the Russian Baltic, North Africa, the U.S., the Middle East, and India are all filling in for the shortfall caused by the closure of regional refining capacity and the European refinery industry's structural imbalance.
Similar to the U.S., the Baltic Sea and parts of the North Sea in Northern Europe are designated as an Emission Control Area for which, from 1 January 2015, the allowable sulphur level emitted from ships were reduced from 1% to 0.1%. This may lead to an increase in gasoil/diesel demand. As Europe is already a heavy diesel/gasoil importer, the added demand will need to be met by supplies from Russia, the U.S., the Middle East, India and Asia.

Figure 10: European Product Tanker Imports by Export Area and Vessel Type (MR only for +50,000 dwt)

No. Laden Legs
900
800
700
600
500
400
300
200
100
0
2011
2012
2013
2014
2015a
2011
2012
2013
2014
2015a
2011
2012
2013
2014
2015a
MR > 50 kdwt
LR1
LR2
Africa
Americas
Asia
Europe
MEG/ India

Source: Fearnleys. 2015a = Jan-Oct tracking data annualised. MR not covering the smallest sizes. Includes Product Tanker vessels that have traded crude oil and dirty products.
Russian Product Exports
One of the largest suppliers of diesel to Europe, especially ULSD, is the Russian Federation. In recent years, growing volumes in Russia have been an important source of volume growth for product tankers in Europe, including the smaller Handysize product tankers.
In 2015, the Russian Government unveiled tax reforms that would incentivise refiners to export higher-end distillates, especially diesel. By 2016, the export duty on diesel will fall to 40% of the export duty on crude, while the export duty on fuel oil will increase to 82%. This change in the Russian tax structure is aimed at getting domestic refiners to upgrade their units in order to produce higher end products like ULSD, instead of subsidising primary refining through lower taxes on fuel oil exports.
In the wake of the tax reforms, Russian refiners have invested in secondary capacity, including hydrocrackers and delayed cokers, to maximise low sulphur diesel refining yields. The new gasoil/diesel output may continue to go to European buyers, which could deter longer haul volumes and put downward pressure on overall tonne-miles. However, Russia is implementing stricter emissions standards and will adopt ULSD by 2016, and the amount of excess capacity that will be available for export is dependent on how many domestic refinery upgrades are completed in the coming years. In addition several Russian oil pipeline upgrades are planned in the medium term, including the Yug pipeline project, which will go from Syzran to Novorossiysk and have a transportation capacity of 8.7 million tonnes per annum. At present, the project is planned to be completed in 2020, with commissioning of the first stage of the project expected in 2016. An upgrade of the Sever pipeline (which ends in the port of Primorsk) is also expected to be undertaken, with a view to increasing its annual capacity to 17 million tonnes per annum by 2017, and 25 million tonnes per annum by 2018.

Figure 11: Russian Fuel Oil, Gasoil, and Naphtha Exports

50
45
40
35
30
25
20
15
10
5
Million mts
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015a
Fuel Oil
Gasoil
Naphtha

Source: Nefte Transport. 2015a = Jan-Oct data annualised.

Asian Supply and Demand Growth
Refining capacity in Asia has evolved tremendously over the past decade. Refinery closures in Australia and Japan caused capacity to shrink by about 35% in Australia and about 25% in Japan between 2000 and 2014, while China increased capacity by over 160% during the same period. Today, China has the world's second largest refining capacity after the U.S., and a new recent trend has been exports of surplus products. The net effect has been an increase in capacity of about 50% since 2000, but as more closures are expected in Japan, new projects in the region overall are expected to increase capacity moderately going forward.
Asia has grown to be a vital market for product tankers accounting for 27.3% of all product tanker (>50,000dwt) liftings in 2014, up from 16.3% in 1995. In 1995, 83.4% of the cargoes from Asian exporters ended up in an Asian port. Since then cargoes have increasingly been sold on even longer hauls with only 69.8% of cargoes ending up in an Asian port in 2014. The Asian market has been especially vital for MR tankers that are able to take multiple cargoes on multiple legs, known as triangulation trading, thus increasing vessel earnings.
Figure 12: Typical Triangulation Trade in Asia
Source: Fearnleys

Figure 13: Asia Product Tanker Export Liftings (>50,000 dwt), by Discharge Region – 1995 vs 2014 Comparison1

MEG/India
11 %
Africa
0 %
Americas
5 %
Europe
1 %
Asia
83 %

MEG/India
10 %
Europe
6 %
Africa
8 %
Americas
6 %
Asia
70 %

2014
1995

1 Measured as % of cargo liftings.  Measured in tonne-miles intra-Asia trading accounted for 60% in 1995 and 40.5% in 2014.
Source: Fearnleys

Australian CPP Imports
With another two Australian refineries closed in 2014, taking another 30% of domestic capacity offline, Australia is becoming ever more reliant on product imports. In the period between 2002 and 2014, gasoline and diesel imports increased by about 550%, from 2.25 million metric tonnes in 2002 to 14.88 million tonnes in 2014. The 2014 closure of BP's Bulwer Island refinery (102,000 barrels/day) and Caltex's Kurnell (125,000 barrels/day) refinery, and their conversion to import and storage terminals, will see continued growth in imports into both Queensland and New South Wales especially. The majority of the growing volumes have been sourced from Singapore, Japan and South Korea, while more recently imports from India have also increased. Exports from these regional suppliers, coupled with the flexibility to get into as many as 18 separate ports throughout Australia, has given MRs the majority of this growing trade.
Figure 14: Australian Gasoline, Diesel & Kerosene Imports

Million Mts
6
5
4
3
2
1
0
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
Exxon, Port Stanvac closed (72,000 bpd)
Shell, Clyde closed (80,000 bpd)
Caltex, Kurnell closed (125,000 bpd)
BP, Bulwer closed (102,000 bpd)
Gas/ Diesel Oil
Motor & Aviation Gasoline
Kerosenes

Source: JODI

Storage and Arbitrage Plays
Another important trend that has developed in the transportation of CPP is the growth in storage and arbitrage opportunities which have increased as a result of nations adopting similar fuel requirements and refining technology that produces fuels with similar specifications.
Storage tanks enable refiners, oil majors and traders not only to profit from regional price differentials, but also forward price discrepancies. Thus, industry players can buy oil products on international markets, store them, and wait to re-sell them at higher prices elsewhere. At times, onshore storage capacity may be limited while forward price discrepancies incentives further stock building, and during such periods demand for vessels to store oil products at sea is common.  This was particularly seen in 2008-2010 but has also been increasingly seen over the past year.
This adds a further layer of flexibility to regular arbitrage trading and has been a source of additional tonne-mile demand. Singapore and to a growing degree Malaysia are becoming major storage hubs for CPP, providing a further boost to intra-Asia product tanker trades.
Flexible Trading in Specialty Cargoes
Both MR and Handysize product tankers are flexible due to their size, but can also be very complex in their design. These vessels are often built to carry multiple grades of cargoes and have epoxy tank coatings to protect the steel the tanks are made of as well as to make cleaning between cargoes easier. In addition most modern MR and Handysize Product Tankers are equipped with chemical carrying capacity ("IMO-class"), providing added flexibility to trade in vegetable/edible oils as well as some easy chemicals.
The largest (by volume) vegetable/edible oils moved globally include palm oil, which is shipped from South-east Asia to Europe, the Middle East, India and Asia, and soybean oil, which is exported primarily from Argentina and Brazil to the Far East, the Middle East Gulf and Europe. Easy chemicals refer to chemicals that are normally shipped in larger lot sizes and can be carried aboard IMO-class product tankers. Examples of easy chemicals include caustic soda solution, urea ammonium nitrate ("UAN"), fatty acid methyl esters (also known as biodiesel) and methyl tertiary butyl ether ("MTBE"). Having the flexibility to trade in easy chemical and vegetable/edible oil cargoes can increase vessel utilisation and earnings potential.
Some MR and Handysize owners with IMO-classed ships trade in easy chemicals almost exclusively while others are able to alternate between easy chemicals and clean petroleum products. Although flexible trading in easy chemicals and CPP can offer strong earnings potential, strategic planning is required to comply with previous cargo requirements for vegetable/edible oils, as well as strong operational expertise in tank cleaning to avoid cargo contamination.
Product Tanker Fleet
The fundamental changes in the supply and demand of petroleum products have had an impact on product tanker shipping. Historically, long haul movements were primarily crude oil being shipped to various refineries while refined petroleum products were traded more regionally on smaller tankers. As volumes of refined products and the distance they travelled grew, the size of product tankers increased correspondingly. Today, the product tanker fleet can be broken down into the following size segments.
Medium Range ("MR") tankers were given their name by servicing medium distance trades, such as Europe or the Caribbean to the U.S. East Coast, while Handysize ships dominated on shorter legs such as intra-Europe or intra-Asian trades. Long Range ("LR") tankers, as the name suggests, took on the longest voyages, such as carrying naphtha from the Middle East to Asia.
Table 8: Product Tanker Fleet Overview (as at 1 January 2016)
SEGMENT	SIZE (DWT)	FLEET SIZE (NO. OF VESSELS)	FLEET SIZE (1,000 DWT)	AVERAGE AGE
HANDYSIZE	25,000-41,999	624	22,778	11.7
MR	42,000-59,999	1,261	61,020	8.9
LR1	60,000-84,999	352	25,767	9.3
LR2	85,000-124,999	254	27,657	9.0

Excluding Chemical and Shuttle Tankers.  The number of LR2 vessels excludes some registered as coated vessels, as their coating is believed to no longer fulfil requirements after trading in the dirty market for too long.
Source: Fearnleys

MR
The MR is one of the most popular tanker types due to its flexibility, both in terms of size and trading opportunities, as well as from an investment perspective. For investors, the MR's flexibility as well as liquidity due to the size of the fleet and number of owners, make it a natural entry point into the product tanker market. The MR segment of the product tanker fleet has seen more ordering and investment relative to other clean tanker segments. For example, during 2013 and 2014, orders for 299 MRs were placed, compared to 27 LR1s and 81 LR2s. This marked an exceptional period of ordering. However, during 2015 orders for 85 MRs were placed compared to 75 in 2012. The average for the last 10 years has been 110 MR order placements per year.
Figure 15: 2014 MR (>50,000dwt) Exports by Load Area

Source: Fearnleys

For trading, the MR size allows it to call on smaller and shallower ports, while at the same time providing the capability to carry multiple cargos such as clean and dirty petroleum products as well as easy chemicals and vegetable/edible oils for some of the more modern MRs. This is also the class of tankers that has seen the largest change in size and specifications. The oldest MRs are now often referred to as Handysize ships, as their deadweight has grown from approximately 27,000 dwt to approximately 55,000 dwt for the largest currently delivered and on order. Today, many of the larger MR vessels trade in the Atlantic Basin, carrying ULSD to South America or gasoline from Europe to the U.S., while the smaller MR (<45,000dwt) and Handysize vessels engage in more regional intra-Europe, intra-Middle East and intra-Asia trade (note that the definition of a small MR vessel and a large Handysize can be the same in deadweight tonne capacity, depending on source).

Table 9: Typical Product Tanker Cargo Sizes and Trades
SEGMENT	SIZE (DWT)	TYPICAL LOT SIZE (MTS)	MAJOR TRADES
HANDYSIZE	25,000-41,999	18,000-30,000	▪ Cross UK-Continent ▪ Baltic-UK-Continent ▪ Cross-Mediterranean ▪ Mediterranean – West Africa ▪ Inter-Middle East ▪ Caribs/USG regional trade ▪ Intra-Asia
MR	42,000-59,999	30,000-38,000

▪    Europe to U.S.
▪    U.S. to Europe
▪    Europe to West Africa
▪    U.S. to South and Central America
▪    Trade Inter-Europe
▪    Trade Inter-Asia (including Australia)
▪    Trade Inter-Middle East and/or India
▪    Middle East to Southeast Asia
▪    West Coast India to Southeast Asia

LR1	60,000-84,999	55,000-60,000	▪ Europe to West Africa ▪ Europe to U.S. ▪ U.S. to South America ▪ Middle East, Red Sea and/or West Coast India to Southeast Asia ▪ Middle East, Red Sea and/or West Coast India to Far East
LR2	85,000-124,999	75,000-80,000

▪    Middle East, Red Sea and/or West Coast India to Far East
▪    Middle East, Red Sea and/or West Coast India to Continental Europe and the Mediterranean Sea
▪    Europe to Far East
▪    Trade Inter-Europe
▪    Trade Inter-Asia

Source: Fearnleys
LR1
LR1s are similar in dimension to the crude oil carrying Panamax tankers between 60,000 dwt and 85,000 dwt. Modern LR1s are almost exclusively around 75,000 dwt with very similar dimensions which is unique to the LR1 segment, particularly when compared to the vast size variances seen in the MR segment. While the +50,000 dwt MRs mainly trade in the West, with 65% of the cargo liftings generated by Atlantic basin exports in 2014, and the LR2s mainly trade in the East, LR1s are able to compete both East and West of the Suez Canal. In the Americas and West Africa, the LR1 size is the largest that can be used in many of the ports due to draft limitations, among other things. Similar to the LR2s, a portion of the LR1 fleet is active in DPP trading.

Figure 16: 2014 LR1 Exports by Load Area

Source: Fearnleys

LR2
LR2s are the largest of product tankers, varying in size from 85,000 dwt to 125,000 dwt. They are similar in size to an Aframax crude oil tanker, and as product tankers, can carry both dirty (crude oil, fuel oil) and clean petroleum products. LR2s compete directly with Aframaxes on key dirty trades. However, Aframaxes cannot compete with LR2s for clean cargoes, as they lack the requisite coated tanks. Due to their large size, LR2s have historically traded between the Middle East and Asia, but also Europe.
Figure 17: 2014 LR2 Exports by Load Area

Source: Fearnleys

Today, LR2s engage in more global trades as changing trading patterns produce long haul movements of several grades of CPP to Eastern and Western destinations. At the same time, the increasing inclusion of crude oil and fuel oil cargoes is leading LR2s to engage in more regional trade as they compete directly with Aframax tonnage. However, MRs and LR1s will continue to have an advantage over LR2s in the U.S., South America and West Africa as many ports in these areas have restrictions based on the vessels' deadweight, draft, length, or width (beam).
Product Tankers versus Crude Tankers
Due to their coated tanks, Product Tankers can also trade in the DPP/Crude market, and switching typically occurs if one of the markets yields better than the other. The barrier to switch from CPP to DPP/Crude may vary from owner to owner though. After trading in the DPP/Crude market a product tanker needs to go through tank cleaning, which has a cost, or to carry at least three condensate cargoes, to avoid contamination of the first CPP cargo after switching back. Normally it is the larger owners/pools that switch back and forth as this often achieves economies of scale on the cleaning cost or they may have better access to condensate cargoes, while smaller owners often see higher barriers to switching. Primarily it is the LR sizes that switch, although this also occurs in the MR segment. Although limited in scale, crude tankers may also trade CPP on their very first voyage, typically from Asia to the West, as the newbuildings are most often delivered out of Asian yards.
Historically crude tanker and product tanker earnings show good correlation. Both segments are driven by some of the same elements such as economic growth, refinery additions and oil prices, but the correlation is strengthened further by the product tankers switching. As about 70% of the total tanker fleet above 35,000 dwt, measured in transportation capacity, are crude tankers and the product tanker fleet accounts for less than 30%, the product tanker outlook can depend on the crude tanker outlook and the spill-over effects from that largest group of transportation capacity. If the crude tanker outlook is strong some of the product tanker fleet can be expected to switch to DPP/Crude trading which reduces the effective fleet growth versus what would otherwise be expected from newbuilding deliveries less scrapping, and vice versa.
Figure 18: Tanker Segment Correlation, 1-year Time Charter Rates Quarterly 2005-2015 USD/day

VLCC vs Suezmax
Suezmax vs Aframax
Aframax vs LR2
LR2 vs LR1
LR1 vs MR
R² = 0,94
R² = 0,98
R² = 0,98
R² = 0,91
R² = 0,98
Rate of smallest segment, USD/Day
Rate level of biggest segment, USD/Day
0
10 000
20 000
30 000
40 000
50 000
60 000
70 000
80 000

Source: Fearnleys

Product Tanker Fleet Development
The product tanker fleet has grown significantly over the past decade, driven by not only increased CPP demand but also changes in ownership structure, regulations, technology and operating requirements.
Fleet expansion, starting in 2003 with deliveries representing almost 12% of the existing fleet and averaging 13% yearly until 2010, can be linked to several factors, including global economic growth led by Asia Pacific economies, strong U.S. gasoline imports, rising oil prices and low interest rates spurring investment. Scrapping during this period was broadly consistent with the natural phasing out of older tonnage and the regulatory removal of single hull vessels. Scrapping accelerated in 2009 and 2010 following the financial crisis but has since stabilised. The average age for vessels scrapped between 2000 and 2014 was 27 years for MRs, 26 for LR1s, and 24 for LR2s.
Figure 19: Deliveries and Scrapping, 1995-2015, plus Orderbook and Scrap candidates 2016-2020 as at 1 January 2016

16
14
12
10
8
6
4
2
0
-2
-4
Million dwt
1995
1997
1999
2001
2003
2005
2007
2009
2011
2013
2015
2017
2019
Handysize/MR
LR1
LR2
Deletions
Scrap candidates (25y old)

Source: Fearnleys
Product Tanker Orderbook
Demand for new vessels is affected by current and anticipated spot and charter market conditions. The orderbook for new vessels includes the number of known shipbuilding contracts and is indicative of how global vessel supply may develop in the next few years.
Table 10: Product Tanker Orderbook (as at 1 January 2016)
SEGMENT	FLEET SIZE (NO. OF VESSELS)	FLEET SIZE (1,000 DWT)	NO. VESSELS ON ORDER	TOTAL DWT ON ORDER (1,000)	ORDERBOOK AS % OF EXISTING FLEET
HANDYSIZE	624	22,778	47	1,587	7.0%
MR	1,261	61,020	204	10,197	16.7%
LR1	352	25,767	61	4,519	17.5%
LR2	254	27,657	100	11,362	41.1%

Excludes Chemical and Shuttle Tankers.  The number of LR2 vessels excludes some registered as coated vessels, as their coating is believed to no longer fulfil requirements after trading in the dirty market for too long.

The MR fleet accounts for 44% of the total product tanker fleet, measured in transportation capacity/ dead weight tonne. The orderbook for MRs as a percentage of the total fleet has declined from a peak of approximately 50% during 2007 and 2008 to about 16.7% as at January 2016. The LR2 segment has the largest orderbook measured in percent of existing fleet, being approximately 41.1% as at January 2016. Following low interest in 2012-2013, the past year has seen increased interest for LR1 newbuildings and the orderbook to existing fleet ratio has reached 17.5%.

Newbuilding and Second-hand Prices
Vessel second-hand asset prices are highly influenced by the spot and time charter markets as well as newbuilding prices. Freight rates improved markedly in 2014 and 2015 with spot rates reaching their highest levels since 2008. In spite of this, newbuilding prices weakened from 2014. Shipyards have various input costs such as the price of steel, propulsion systems, labour and equipment. Additionally, the overall number of shipyards and slot availability for each yard, together with exchange rates, influences prices. Even though the tanker markets were strong in 2015, other markets were sluggish (Offshore, Dry Bulk, Container vessels), deterring overall shipping investment and releasing additional slot capacity and putting downward pressure on newbuilding prices.  Overall, this dampened the otherwise positive second-hand price development in 2015, driven by stronger earnings.
Figure 20: Second-Hand Asset Value, 5-year old MR, versus 1-year Time Charter Earnings.

1-year Time charter rate, MR, USD/Day
Asset Value 5-year old MR, USDm
28 000
26 000
24 000
22 000
20 000
18 000
16 000
14 000
12 000
10 000
55
50
45
40
35
30
25
20
Jan-05
Jan-06
Jan-07
Jan-08
Jan-09
Jan-10
Jan-11
Jan-12
Jan-13
Jan-14
Jan-15
Jan-16
1-year Time charter rate, MR
Asset value, 5-year old MR

 Currently, the cost of building a new 52,000dwt MR is approximately USD35.0m. Any major orders in the short term are likely to be for new "eco" designs that claim fairly substantial fuel savings (in a high bunker-price scenario) and scheduled delivery slots would most likely be for the second half of 2017.
Table 11: MR Asset Values, Annual Averages
YEAR	NEWBUILD VALUE	PROMPT RESALE	5 YEAR OLD VALUES	10 YEAR OLD VALUES
	USDm	USDm	USDm	USDm
2004	35		34	27
2005	42		44	35
2006	45	55	47	37
2007	49	58	49	39
2008	50	60	51	40
2009	40	36	30	24
2010	36	35	28	22
2011	36	36	28	19
2012	34	32	24	16
2013	34	36	24	16
2014	37	37	28	19
2015	36	37	27	19
Source: Fearnleys

Figure 21: MR Fleet Profile by Year Delivered and Average Vessel Size Delivered

Million dwt
Average size MR, '000 dwt
7
6
5
4
3
2
1
0
-1
-2
-3
51
50
49
48
47
46
45
2000
2002
2004
2006
2008
2010
2012
2014
2016
2018
2020
Handysize/MR
Deletions MR
Scrap candidates (25y old)
Average MR size delivered

Source: Fearnleys. 2016-2020 reflects the scheduled orderbook as of 1 January 2016.

Product Tanker Rates
Historically, product tanker rates have seen both high cyclical and seasonal volatility.
From 2003, the tanker market, including product tankers, experienced its strongest earnings cycle in its history. China's entry into the world economy not only created new demand from China but also fuelled optimism and economic growth elsewhere that strengthened world oil consumption considerably. For the product tanker segment, the Asian and, more recently, the Middle Eastern export oriented mega-refineries began competing with the established European and U.S. refineries. Meanwhile tanker owners moved away from their historic practice of ordering newbuildings on speculation. Consequently there was limited yard capacity available to meet the rising new demand for vessels from 2003, while both volumes and average distance grew significantly during the years that followed. From 2004 to 2008 the 1-year time charter earnings for MR product tankers averaged a historic high of USD25,000/day.
This earnings super-cycle lasted until the global economic crisis hit the world economy from late 2008. During the super-cycle the industry has built a substantial orderbook of tankers for delivery over the 2009-2012 period. The high fleet growth that followed, combined with the slower oil demand post the financial crisis in 2008 and, eventually, the demand destruction due to high oil prices from late 2010, took the tanker market into a period from 2009 to 2013 when freight rates were low. In 2014 the market slowly started a recovery. This accelerated in 2015 as lower oil prices sparked stronger oil consumption, and three new export oriented mega-refineries were added over a short period of time in the Middle East.  Product tanker demand was further supported by strengthening refinery margins and latterly by demand for floating storage capacity for oil products, as onshore storage capacity became a bottleneck compared with the strong refinery runs.

Figure 22: 1-Year Time Charter Rate, MR 47,000 dwt Product Tanker

30 000
25 000
20 000
15 000
10 000
5 000
0
USD/Day, MR
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
1 year time charter
3 year time charter

Source: Fearnleys
Adding to the cyclical nature of the tanker market, there are also seasonal trends that can cause substantial volatility. Winter in the northern hemisphere is a strong seasonal demand driver for oil products for heating and thus freight rates often improve in the winter months. Hazardous winter conditions in the form of rough seas, fog, and in some cases, ice conditions in port can cause vessel delays, thus reducing vessel availability, and causing freight rates to firm. For gasoline, demand peaks during the summer driving season in the U.S. while naphtha demand picks up in Asia during late summer as the manufacturing season picks up.
Published freight rates are normally quoted on a roundtrip basis, meaning the shipment of a cargo to a given destination with the vessel subsequently returning to the load region empty. Today, however, many product tankers, especially MRs, are able to pick up other cargoes instead of returning empty, referred to as backhaul and triangulation trades. A backhaul can significantly increase vessel earnings and this is typically seen in the Atlantic with an MR, for example, taking gasoline from the UK-Continent to the U.S. East Coast and then picking up a diesel cargo on the U.S. Gulf Coast and discharging that in the UK or continental Europe (UKC/USEC/USGC/UKC Combo). Triangulation, particularly in Asia, gives daily returns closer to one year time charters as opposed to published single voyage freight rates. With countries adopting similar fuel specifications, increased exports from new and existing refineries, as well as storage and arbitrage plays, one can expect increased backhaul and triangulation for the product tanker fleet going forward.

Table 12: MR Yearly Average Freight Rates and 1 Year Time Charter Rates, Annual Averages
	AVERAGE TIME CHARTER EQUIVALENT
YEAR	Singapore/Japan	Caribbean/ USG-USEC	UKC/USEC	UKC/USEC/USGC /UKC Combo	Average 1 Year Time Charter
	USD/Day	USD/Day	USD/Day	USD/Day	USD/Day
2001	19,400	21,900	17,600	-	18,900
2002	9,800	9,900	9,500	-	13,300
2003	15,100	15,300	16,000	-	14,700
2004	18,900	21,500	22,500	-	18,900
2005	21,300	23,100	23,500	-	26,200
2006	16,600	20,800	21,000	-	27,000
2007	14,000	20,700	22,000	-	26,000
2008	13,400	17,200	23,000	-	23,500
2009	1,700	4,000	6,500	-	13,800
2010	2,900	5,100	8,400	-	12,500
2011	2,600	7,200	7,900	-	13,200
2012	3,000	7,600	7,200	-	13,300
2013	5,700	11,700	9,000	16,800	14,000
2014	3,700		16,900	15,700	14,400
2015	13,600		18,800	24,800	16,900
Source: Fearnleys

Time charter rates are generally less volatile than spot rates since they are fixed for a longer period of time, typically from a few months to several years. In the spot market, rates reflect the immediate underlying conditions in vessel supply and demand and are thus prone to greater volatility.
Table 13: LR2 & LR1 Yearly Average Freight Rates and 1 Year Time Charter Rates, Annual Averages
	AVERAGE TIME CHARTER EQUIVALENT
YEAR	LR2 MEG/Japan	LR1 MEG/Japan	LR2 1-year Time Charter	LR1 1-year Time Charter
	USD/Day	USD/Day	USD/Day	USD/Day
2001	40,000	29,200	-	-
2002	19,400	15,100	-	-
2003	32,000	23,400	-	-
2004	40,800	33,100	-	27,900
2005	41,800	34,800	-	31,200
2006	31,500	27,300	33,000	28,100
2007	23,300	23,300	31,500	27,600
2008	41,400	32,200	34,000	27,800
2009	15,800	12,100	20,000	18,500
2010	14,400	10,100	18,700	16,300
2011	9,800	6,600	16,700	14,750
2012	9,800	7,800	13,600	13,000
2013	9,300	8,400	15,700	14,700
2014	17,000	13,500	17,100	15,700
2015	28,200	23,200	26,200	22,700
Source: Fearnleys

Figure 23: MR UKC/USEC Spot Freight Rates vs. 1 Year Time Charter Rates | Asset Values

Source: Fearnleys

Figure 24: LR1 MEG/FEAST Spot Freight Rates vs. 1 Year Time Charters | Asset Values

Source: Fearnleys

Figure 25: LR2 MEG/FEAST Spot Freight Rates vs. 1 Year Time Charter Rates | Asset Values

Source: Fearnleys
6.4.2 Product Tanker Employment Structures
The most common types of employment structures for owners to employ their vessels are:
Spot market:
The vessel earns income for each individual voyage and owner pays for bunkers and port charges. Earnings are dependent on prevailing market conditions, which can be highly volatile. Idle time between voyages is possible depending on the availability of cargo and position of the vessel.
Contract of affreightment:
Contracts of affreightment are agreements by vessel owners to carry quantities of a specific cargo on a particular route or routes over a given period of time using ships chosen by the vessel owners within specified restrictions. Contracts of affreightment function as a long-term series of spot charters, except that the owner is not required to use a specific vessel to transport the cargo, but instead may use any vessel in its fleet.
Time charter:
A time charter is a contract for the hire of a vessel for a certain period of time, with the vessel owner being responsible for providing the crew and paying operating costs, while the charterer is responsible for fuel and other voyage costs. A time charter is comparable to an operating lease.  Sometimes charters also have profit sharing arrangements, the details of which vary from charter to charter.
Bareboat charter:
The ship owner charters the vessel to another company (the charterer) for a pre-agreed period and daily rate. The charterer is responsible for operating the vessel and for payment of the charter rates, irrespective of the condition of the vessel. A bareboat charter is comparable to a finance / capital lease.
Pool employment:
The vessel is part of a fleet or pool of similar vessels, brought together by their respective owners in order to exploit efficiencies and benefit from a profit sharing mechanism. The operator of the pool sources different cargo shipment contracts and directs the vessels in an efficient way to service these contractual obligations. Pools can benefit from profit and loss sharing effects and the benefits of potentially less idle time through coordination of vessel movements, but vessels sailing in a pool will also be vulnerable to adverse market conditions.

6.4.3 Forward freight agreements and other derivatives
FFAs and similar financial contracts have emerged as a way to manage operational and commercial risks in the shipping industry. An FFA is a cash-settled contract between two counterparties on a reference freight rate or a composite of rates, representing the cost of chartering a vessel. The contracts are cash-settled, meaning that there is no physical delivery of a vessel or space aboard a vessel.
On settlement of FFAs tied to individual freight routes or a time charter composite, the seller of the FFA is required to pay the buyer if the settlement price is above the contract price. If the contracted freight rate is lower than the settlement price, the buyer is required to pay the seller. The exact price to be paid is an amount equal to the USD/day difference (in the route or composite price) multiplied by the number of days in the contract period and the quantity purchased. Settlement prices are the average of all the spot prices during the delivery period.
There are two categories of FFAs: Clearinghouse FFAs, which comprises the vast majority of FFA trading activity, and non-clearinghouse FFAs. Clearinghouse FFAs are standardised with respect to sizes and maturities, similarly to traded futures contracts. Non-clearinghouse FFAs are privately-negotiated contracts. There are currently several clearinghouses handling FFAs.
In order to manage risk related to movements in the fuel cost, the bunker price is selectively hedged using fuel oil derivatives.
6.4.4 Regulatory framework in the shipping industry
The shipping industry is regulated by a number of governmental, quasi-governmental and recognised organisations eg classification societies, flag state, port state, regional & international agreement/unions legislation such as EU, charter party clauses and international regulating bodies eg IMO.
A large number of international conventions and national, state and local laws and regulations inter alia related to oil pollution, emission control, environmental protection, safety, inspections, governmental permissions, labour law, sanctions, competition law, and taxation, in force in the countries in which the Group's vessels operate or are registered significantly affect or could significantly the ownership and operation of the Group's vessels.
Oil Pollution

Oil pollution is one of the most conspicuous forms of damage to the marine environment.  Oil enters the seas not only as a result of oil tanker or oil rig disasters, but also, and primarily, from diffuse sources, such as leaks during oil extraction, illegal tank-cleaning operations at sea, or discharges into the rivers which are then carried into the sea.  The designation of marine protected areas, increased controls and the use of double hull tankers are some of the measures now being deployed in an effort to curb marine oil pollution.

The international community has responded to the liability and threat of oil spills posed by huge vessels by passing several "statutes," namely the Civil Liability Convention of 1969, coupled with the complementary 1992 international protocols, (collectively "CLCs"), and the Oil Pollution Act of 19905 ("OPA") in the U.S. and many other conventions or acts.

CLC
The IMO has negotiated international conventions that impose liability for oil pollution in international waters and in a signatory's territorial waters, including the International Convention on Civil Liability for Oil Pollution Damage of 1969 (''CLC''), as amended by different Protocols in 1976, 1984, 1992 (''1992 Protocol'') and 2000 (''2000 Protocol''). Under the CLC and depending on whether the country in which the damage occurs is a party to the 1992 Protocol, a vessel's registered owner is strictly liable for pollution damage caused in the territorial waters of a contracting state or in the exclusive economic zone or equivalent area of a contracting state by discharge of persistent oil, subject to certain defences. The limits on liability outlined in the CLC, the 1992 Protocol and the 2000 Protocol use the International Monetary Fund currency unit of Special Drawing Rights (''SDR''). The exchange rate between SDR and USD was SDR 0.716154 per USD1.00 as at 17 February 2016. Under the 2000 Protocol, liability for vessels not exceeding 5,000 gross tonnes will be limited to SDR 4.51m. Liability for vessels of 5,000 to 140,000 gross tonnes will be limited to SDR 4.51m plus SDR 631 for each additional gross tonne over 5,000. For vessels of over 140,000 gross tonnes, the liability will be limited to SDR 89.77m.

The right to limit liability is forfeited under the CLC if the spill is caused by the owner's personal fault, and under the 1992 Protocol if the spill is caused by the owner's personal act or omission, committed with the intent to cause such damage or recklessly and with knowledge that such damage would probably result.
Vessels trading to countries that are parties to these conventions must, if the vessel is carrying more than 2,000 tonnes of oil, provide evidence of insurance covering the liability of the owner in sums equivalent to the owner's total liability for one incident. In jurisdictions where the CLC has not been adopted, various legislative schemes or common law govern the liability of an owner, and liability is imposed either on the basis of fault or in a manner similar to the CLC. The Group has taken out protection and indemnity insurance to cover the liability under the CLC.
OPA
The OPA establishes an extensive regulatory and liability regime for the protection and clean-up of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States' territorial sea and its 200 nautical mile exclusive economic zone. Under OPA, vessel owners, operators and bareboat charterers are ''responsible parties'' and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels.
OPA defines these other damages broadly to include:

•	injury to, destruction or loss of, or loss of use of, natural resources and related assessment costs;
•	injury to, or economic losses resulting from, the destruction of real and personal property;
•	net loss of taxes, royalties, rents, fees or net profit revenues resulting from injury, destruction or loss of real or personal property, or natural resources;
•	loss of subsistence use of natural resources that are injured, destroyed or lost;
•	lost profits or impairment of earning capacity due to injury, destruction or loss of real or personal property or natural resources; and
net cost of increased or additional public services necessitated by removal activities following a discharge of oil, such as protection from fire, safety or health hazards.
OPA contains statutory caps on liability and damages; however, such caps do not apply to direct cleanup costs. From 21 December 2015 the USCG adjusted the limits of OPA liability to the greater of USD2,200 per gross tonne or USD18,796,800 for any double-hull tanker that is over 3,000 gross tonnes (subject to periodic adjustment for inflation). These limits of liability do not apply if an incident was proximately caused by the violation of an applicable U.S. federal safety, construction or operating regulation by a responsible party (or its agent, employee or a person acting pursuant to a contractual relationship), or a responsible party's gross negligence or wilful misconduct. The limitation on liability similarly does not apply if the responsible party fails or refuses to (i) report the incident where the responsibility party knows or has reason to know of the incident; (ii) reasonably cooperate and assist as requested in connection with oil removal activities; or (iii) without sufficient cause, comply with an order issued under the Federal Water Pollution Act (Section 311 I, I) or the Intervention on the High Seas Act.

In addition, the U.S. Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), which applies to owners and operators of vessels, contains a similar liability regime and provides for clean-up, removal and natural resource damages associated with discharges of hazardous substances (other than oil). Liability under CERCLA is limited to the greater of USD300 per gross tonne or USD5 million for vessels carrying hazardous substances as cargo and the greater of USD300 per gross tonne or USD500,000 for any other vessel.
OPA and CERCLA both require owners and operators of vessels to establish and maintain with the USCG evidence of financial responsibility sufficient to meet their maximum liabilities under the OPA and CERCLA. Under the regulations, vessel owners and operators may evidence their financial responsibility by showing proof of insurance, surety bond, self-insurance or guaranty. The Group has complied with the USCG regulations by providing a certificate of responsibility from third party entities that are acceptable to the USCG evidencing sufficient self-insurance and has received certificates of financial responsibility from the USCG for each of its vessels which is required to have one.

OPA permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, provided they accept, at a minimum, the levels of liability established under OPA. Some states have enacted legislation providing for unlimited liability for discharge of pollutants within their waters, however, in some cases, states which have enacted this type of legislation have not yet issued implementing regulations defining tanker owners' responsibilities under these laws.
The 2010 Deepwater Horizon oil spill in the Gulf of Mexico may also result in additional regulatory initiatives or statutes, including the raising of liability caps under OPA. Compliance with any new requirements of OPA may substantially impact the Group's cost of operations or require it to incur additional expenses to comply with any new regulatory initiatives or statutes. In April 2015 it was announced that new regulations are expected to be imposed in the U.S. regarding offshore oil and gas drilling.
The U.S. Clean Water Act ("CWA"), prohibits the discharge of oil, hazardous substances and ballast water in U.S. navigable waters unless authorised by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorised discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA. Furthermore, many U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than U.S. federal law.
The United States Environmental Protection Agency ("EPA"), has enacted rules requiring a permit regulating ballast water discharges and other discharges incidental to the normal operation of certain vessels within United States waters under the Vessel General Permit for Discharges Incidental to the Normal Operation of Vessels ("VGP"). For a new vessel delivered to an owner or operator after 19 September, 2009 to be covered by the VGP, the owner must submit a Notice of Intent ("NOI"), at least 30 days before the vessel operates in United States waters. On 28 March, 2013, the EPA re-issued the VGP for another five years, which took effect 19 December, 2013. The 2013 VGP contains numeric ballast water discharge limits for most vessels to reduce the risk of invasive species in US waters, more stringent requirements for exhaust gas scrubbers and the use of environmentally acceptable lubricants. In October 2015, the U.S. Court of Appeals for the Second Circuit invalidated the 2013 VGP, holding that the EPA acted arbitrarily and capriciously in issuing it, in part because the EPA failed to explain why standards higher than the IMO standards should not be used and failed to include numeric limits for certain ballast water organisms.  The 2013 VGP is to remain in place until the EPA issues a new VGP. The Group has obtained coverage under, and is currently in compliance with, 2013 VGP.
USCG regulations adopted under the U.S. National Invasive Species Act ("NISA"), also impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering or operating in U.S. waters, which require the installation of equipment to treat ballast water before it is discharged in U.S. waters or, in the alternative, the implementation of other port facility disposal arrangements or procedures. Vessels not complying with these regulations are restricted from entering U.S. waters. The USCG must approve any technology before it is placed on a vessel but has not yet approved the technology for vessels to meet these standards. Notwithstanding this, from 1 January 2014 vessels are technically subject to the phasing-in of these standards. As a result, the USCG has provided waivers to vessels which cannot install the as-yet unapproved technology. The EPA, on the other hand, has taken a different approach to enforcing ballast discharge standards under the VGP. On 27 December 2013, the EPA issued an enforcement response policy in connection with the new VGP in which the EPA indicated that it would take into account the reasons why vessels do not have the requisite technology installed, but will not grant any waivers.
In addition, through the CWA certification provisions that allow U.S. states to place additional conditions on use of the VGP within state waters, a number of states have proposed or implemented a variety of stricter ballast water requirements including, in some states, specific treatment standards. Compliance with these USCG and state regulations could have an adverse impact on the commercial operation of the Group's vessels.
The U.S. Clean Air Act ("CAA"), requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. Vessels are subject to vapour control and recovery requirements for certain cargoes when loading, unloading, ballasting, cleaning and conducting other operations in regulated port areas. The CAA also requires states to draft State Implementation Plans ("SIPs"), designed to attain national health-based air quality standards in each state. SIPs may include regulations concerning emissions resulting from vessel loading and unloading operations by requiring the installation of vapour control equipment.

HNS
In 1996, the International Convention on Liability and Compensation for Damages in Connection with the Carriage of Hazardous and Noxious Substances ("HNS") by Sea ("HNS Convention") was adopted and subsequently amended by the 2010 Protocol. The HNS Convention introduces strict liability for the shipowner and covers pollution damage as well as the risks of fire and explosion, including loss of life or personal injury and damage to property. HNS includes, among other things, liquefied natural gas. However, the HNS Convention lacked the ratifications required to come into force. In April 2010, a consensus at the Diplomatic Conference convened by the IMO adopted the 2010 Protocol. Under the 2010 Protocol, if damage is caused by bulk HNS, compensation would first be sought from the shipowner. The 2010 Protocol has not yet entered into effect. It will enter into force eighteen months after the date on which certain consent and administrative requirements are satisfied. While a majority of the necessary number of states has indicated their consent to be bound by the 2010 Protocol, the required minimum has not been met.
Bunker Convention
The International Convention on Civil Liability for Bunker Oil Pollution Damage (the ''Bunker Convention'') imposes strict liability on shipowners for pollution damage on the territory, including the territorial sea, and in exclusive economic zones of ratifying states, caused by the escape or discharge of marine fuel from the ship. The Bunker Convention requires registered owners of ships over 1,000 gross tonnes to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the LLMC, see below). With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in ships' storage tanks is typically determined by the national or other domestic laws in the jurisdiction where the events or damages occur.  The Group's protection and underwriting insurance cover the liability for pollution up to USD1.0 billion for vessels per incident.
LLMC
The 1996 Protocol of the Convention on Limitation of Liability for Maritime Claims (the ''LLMC''), stemming from the 1976 Convention on Limitation of Liability for Maritime Claims was amended in 2012 and the amendments entered into force in June 2015. The amendments raise the limits of liability for claims for loss of life or personal injury and liability for property claims against shipowners. For claims for loss of life or personal injury, the following amounts are used when calculating the limitation amount:
•	for each tonne from 2,001 tonnes to 30,000 tonnes: SDR 1,208;
•	for each tonne from 30,001 tonnes to 70,000 tonnes: SDR 906; and
•	for each tonne in excess of 70,000: SDR 604.

For ships not exceeding 2,000 gross tonnes the limit of liability for property claims is SDR 1.51m. When calculating the limitation amount for larger ships, the following additional amounts will be used:
•	for each tonne from 2,001 tonnes to 30,000 tonnes: SDR 604;
•	for each tonne from 30,001 tonnes to 70,000 tonnes: SDR 453; and
•	for each tonne in excess of 70,000 tonnes: SDR 302.

The International Convention on the Establishment of an International Fund for Compensation for Oil Pollution Damage (the "Fund Convention"), amendments and protocol
Although the 1969 International Convention on Civil Liability for Oil Pollution Damage ("CLC") provided a useful mechanism for ensuring the payment of compensation for oil pollution damage, it did not deal satisfactorily with all the legal, financial and other questions raised during the conference adopting CLC.  The 1969 Brussels Conference considered a compromise proposal to establish an international fund (the "Fund"), to be subscribed to by the cargo interests, which would be available for the dual purpose of relieving the shipowner of the burden imposed by the requirements of the new convention and providing additional compensation to the victims of pollution damage in cases where compensation under CLC was either inadequate or unobtainable.

The purposes of the Fund Convention are:
•	to provide compensation for pollution damage to the extent that the protection, afforded by CLC are inadequate;
•	to give relief to shipowners in respect of the additional financial burden imposed on them by CLC, such relief being subject to conditions designed to ensure compliance with safety at sea and other conventions; and
•	to give effect to the related purposes set out in the Fund Convention.
Under the first of its purposes, the Fund is under an obligation to pay compensation to countries and persons who suffer pollution damage, if such persons are unable to obtain compensation from the owner of the ship from which the oil escaped or if the compensation due from such owner is not sufficient to cover the damage suffered.
Under the Fund Convention, victims of oil pollution damage may be compensated beyond the level of the shipowner's liability.  However, the Fund's obligations are limited.  Where, however, there is no shipowner liable or the shipowner liable is unable to meet their liability, the Fund will be required to pay the whole amount of compensation due.  Under certain circumstances, the Fund's maximum liability may increase.
With the exception of a few cases, the Fund is required to pay compensation to the victims of oil pollution damage who are unable to obtain adequate (or any) compensation from the shipowner or its guarantor under CLC.
The Fund's obligation to pay compensation is confined to pollution damage suffered in the territories including the territorial sea of contracting states.  The Fund is also required to pay compensation in respect of measures taken by a contracting state outside its territory.
The 2003 Protocol (supplementary fund) arises to supplement the compensation available under the 1992 Civil Liability and Fund Conventions with an additional, third tier of compensation applicable to damage in the territory, including the territorial sea, of a contracting state and in the exclusive zone of a contracting state.  The total amount of compensation payable for any one incident is limited to a combined total of 750 million Special Drawing Rights ("SDR") including the amount of compensation paid under the existing CLC/Fund Convention.
Emission Control and Environmental Regulations
The International Maritime Organisation ("IMO"), is a specialised agency of the United Nations responsible for setting global standards for the safety, security and environmental performance of vessels engaged in international shipping. The IMO's primary objective is to create a regulatory framework for the shipping industry that is fair and effective, and universally adopted and implemented. The IMO has adopted several international conventions that regulate the international shipping industry.
International Convention for the Prevention of Pollution from Ships (MARPOL and amendments):
The International Convention for the Prevention of Pollution from Ships ("MARPOL") is the main international convention covering the prevention of pollution of the marine environment by ships from operational or accidental causes.
MARPOL was adopted on 2 November 1973 at IMO.  The Protocol of 1978 was adopted in response to a spate of tanker accidents in 1976-1977.  As the 1973 MARPOL Convention had not then yet entered into force, the 1978 MARPOL Protocol absorbed the 1973 MARPOL Convention and the combined instrument entered into force on 2 October 1983.  In 1997, a Protocol was adopted to amend MARPOL and a new Annex V1 was added which entered into force on 19 May 2005.  MARPOL has been updated by amendments through the years.
MARPOL includes regulations aimed at preventing and minimising pollution from ships, both accidental pollution and that from routine operations, and currently includes six technical Annexes.  Special Areas with strict controls on operational discharges are included in most Annexes.

Annex I - Regulations for the Prevention of Pollution by Oil (entered into force on 2 October 1983):  covers prevention of pollution by oil from operational measures as well as from accidental discharges.  The 1992 amendments to Annex I made it mandatory for new oil tankers to have double hulls and brought in a phase-in schedule for existing tankers to fit double hulls, which was subsequently revised in 2001 and 2003.
Annex II - Regulations for the Control of Pollution by Noxious Liquid Substances in Bulk (entered into force on 2 October 1983): details the discharge criteria and measures for the control of pollution by noxious liquid substances carried in bulk.  Some 250 substances were evaluated and included in the list appended to the Convention.  The discharge of their residues is allowed only to reception facilities until certain concentrations and conditions (which vary with the category of substances) are complied with.  In any case, no discharge of residues containing noxious substances is permitted within 12 miles of the nearest land.
Annex III - Prevention of Pollution by Harmful Substances Carried by Sea in Packaged Form (entered into force on 1 July 1992): contains general requirements for the issuing of detailed standards on packing, marking, labelling, documentation, stowage, quantity limitations, exceptions and notifications.  For the purpose of this Annex, "harmful substances" are those substances which are identified as marine pollutants in the International Maritime Dangerous Goods Code ("IMDG Code") or which meet the criteria in the Appendix to Annex III.
Annex IV - Prevention of Pollution by Sewage from Ships (entered into force on 27 September 2003): contains requirements to control pollution of the sea by sewage.  The discharge of sewage into the sea is prohibited, except when the ship has in operation an approved sewage treatment plant or when the ship is discharging comminuted and disinfected sewage using an approved system at a distance of more than three nautical miles from the nearest land.  Sewage which has not been comminuted or disinfected has to be discharged at a distance of more than 12 nautical miles from the nearest land.
Annex V - Prevention of Pollution by Garbage from Ships (entered into force on 31 December 1988): deals with different types of garbage and specifies the distances from land and the manner in which they may be disposed of.  The most important feature of this Annex is the complete ban imposed on the disposal into the sea of all forms of plastics.
Annex VI - Prevention of Air Pollution from Ships (entered into force on 19 May 2005): sets limits on sulphur oxide and nitrogen oxide emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances.  Designated emission control areas set more stringent standard for SOx, NOx and particulate matter.  A chapter adopted in 2011 covers mandatory technical and operational energy efficiency measures aimed at reducing greenhouse gas emissions from ships.
Air Emissions
In September 1997, the IMO adopted Annex VI to MARPOL to address air pollution from ships. Effective as of May 2005, Annex VI sets limits on sulphur oxide and nitrogen oxide emissions from ships whose diesel engines were constructed (or underwent major conversions) on or after 1 January 2000. It also prohibits deliberate emissions of ozone-depleting substances, such as chlorofluorocarbons "Deliberate emissions" are not limited to time when the ship is at sea; they can for example include discharges occurring in the course of the ship's repair and maintenance. Annex VI to MARPOL also regulates shipboard incineration and the emissions of organic volatile compounds from tankers.
Moreover, Annex VI (as amended) will reduce air pollution from vessels by, among other things, (i) implementing a reduction of sulphur oxide emissions from ships by reducing the global sulphur fuel cap to 3.50%, which became effective on 1 January 2012, and will be progressively reduced to 0.50%, which will become effective globally from 1 January 2020, subject to a feasibility review to be completed no later than 2018; and (ii) establishing new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation. The United States ratified the Annex VI amendments in October 2008, and the U.S. Environmental Protection Agency ("EPA"), promulgated equivalent emissions standards in late 2009.
Sulphur content standards are even stricter within certain emission control areas (''ECAs''). From 1 January 2015, ships operating within an ECA are not permitted to use marine fuel with sulphur content in excess of 0.1% (reduced from 1%). The amended Annex VI establishes procedures for designating new ECAs. Currently, the Baltic Sea, the North Sea and certain coastal areas of North America were also designated as ECAs, as well as certain areas of the United States Caribbean Sea.

Annex VI also establishes new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation. Amendments to Annex VI relating to Tier III standards within ECAs become effective on 1 September 2015.  These amendments provide for Tier III nitrogen oxide standards to be applied to a marine diesel engine that is constructed on or after 1 January 2016 and which operates in the North America ECA or U.S. Caribbean Sea ECA that are designated for the control of nitrogen oxide emissions. The EPA promulgated equivalent (and in some senses stricter) emissions standards in late 2009.
If other ECAs are approved by the IMO or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the EU, the United States or other countries where the Group operates, the compliance with these regulations could entail additional capital expenditures or otherwise increase the costs of the Group's operations.
European Union Regulations
In October 2009, the European Union amended a directive to impose criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties. Member states were required to enact laws or regulations to comply with the directive by the end of 2010. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims.
Greenhouse Gas Regulation
Currently, the emissions of greenhouse gas from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005, pursuant to which the countries that have adopted the Kyoto Protocol have been required to implement national programs to reduce greenhouse gas emissions. The 2015 United Nations Convention on Climate Change Conference in Paris did not result in an agreement that directly limited greenhouse gas emissions from ships.
Two sets of mandatory requirements to address greenhouse gas emissions from ships entered into force on 1 January 2013. First, the measures added to Annex VI to the MARPOL a new Chapter 4 entitled ''Regulations on energy efficiency for ships'', making the energy efficiency design index ("EEDI") mandatory for new ships and the ship energy efficiency plan ("SEEMP") mandatory for all merchant ships of 400 gross tonnage and above regardless of vessel flag or nationality of the owner. These requirements could cause the Group to incur additional compliance costs. In addition, the IMO has considered implementing market-based mechanisms to reduce greenhouse gas emissions from ships. In the United States, the EPA has issued a finding that greenhouse gases endanger the public health and safety and has adopted regulations to limit greenhouse gas emissions from certain mobile sources and proposed regulations to limit greenhouse gas emissions from certain large stationary sources, but has not proposed regulating greenhouse gas emissions from the shipping sector.
The EU has indicated that it intends to propose an expansion of the existing EU emissions trading scheme to include emissions of greenhouse gas from ships. In 2015, the European Parliament approved a draft regulation requiring owners of large ships (more than 5,000 gross tonnes) using the EU ports to measure and report annual carbon dioxide (CO2) emissions as of January 2018. Any passage of climate control legislation or other regulatory initiatives by the IMO, the EU, the United States, or other countries where the Group operates, or any treaty adopted at the international level to succeed the Kyoto Protocol, which restricts emissions of greenhouse gas, could require TORM to make additional investments in the Group's vessels, which cannot be estimated with certainty.  Even in the absence of climate control legislation and regulations, the Group's business may be materially affected to the extent that climate change may result in sea level changes or more intense weather events.
BWM Convention
The BWM Convention aims to prevent the spread of harmful aquatic organisms from one region to another, by establishing standards and procedures for the management and control of ships' ballast water and sediments. The BWM Convention calls for a phased introduction of mandatory ballast water exchange requirements to be replaced in time with mandatory concentration limits. The BWM Convention will not become effective until 12 months after it has been adopted by 30 states, representing the combined merchant fleet of states representing not less than 35% of the gross tonnage of the world's merchant fleet. As at 11 February 2016, 47 States representing 34.35% out of the requisite 35% of the world's merchant fleet tonnage have ratified the BWM Convention. Although the convention has not entered into effect, some countries have already implemented the provisions of the BWM Convention in their national laws.

To date, the BWM Convention has not yet been ratified but proposals regarding implementation have recently been submitted to the IMO. Many of the implementation dates in the BWM Convention have already passed, so that once the BWM Convention enters into force, the period of installation of mandatory ballast water exchange requirements would be extremely short, with several thousand ships a year needing to install ballast water management systems ("BWMS"). For this reason, on 4 December, 2013, the IMO Assembly passed a resolution revising the application dates of the BWM Convention so that they are triggered by the entry into force date and not the dates originally in the BWM Convention. This, in effect, makes all vessels constructed before the entry into force date "existing vessels" and allows for the installation of a BWMS on such vessels at the first renewal survey following entry into force of the convention. Once mid-ocean ballast exchange or ballast water treatment requirements become mandatory, the cost of compliance could increase for ocean carriers. Given that ballast water treatment technologies are still at the developmental stage, at this time the additional costs of complying with these rules are unclear, but the additional costs could be substantial. Furthermore, in October 2014 the MEPC met and adopted additional resolutions concerning the BWN Convention's implementation.
Convention on the Prevention of Marine Pollution by Dumping of Wastes and Other Matter ("London Convention")
The Inter-Governmental Conference on the Convention on the Dumping of Wastes at Sea, which met in London in November 1972 at the invitation of the U.K., adopted this instrument, generally known as the London Convention. The London Convention, one of the first international conventions for the protection of the marine environment from human activities, came into force on 30 August 1975. Since 1977, it has been administered by IMO.
The London Convention contributes to the international control and prevention of marine pollution by prohibiting the dumping of certain hazardous materials. In addition, a special permit is required prior to dumping of a number of other identified materials and a general permit for other wastes or matter.
"Dumping" has been defined as the deliberate disposal at sea of waste or other matter from vessels, aircraft, platforms or other man-made structures, as well as the deliberate disposal of these vessels or platforms themselves. Annexes list waste which cannot be dumped and others for which a special dumping permit is required.
Amendments adopted in 1993 (which entered into force in 1994) banned the dumping into the sea of low-level radioactive wastes. In addition, the amendments phased out the dumping of industrial wastes by 31 December 1995 and banned the incineration at sea of industrial wastes.
In 1996, the parties to be bound in convention adopted a Protocol (the "London Protocol") which entered into force in 2006.
The London Protocol, which is meant to eventually replace the London Convention, represents a major change of approach to the question of how to regulate the use of the sea as a depository for waste materials. Rather than stating which materials may not be dumped, it prohibits all dumping, except for possibly acceptable wastes on the so-called "reverse list", contained in an annex to the London Protocol (which still requires permits).
The London Protocol stresses the "precautionary approach", which requires that "appropriate preventative measures are taken when there is reason to believe that wastes or other matter introduced into the marine environment are likely to cause harm even when there is no conclusive evidence to prove a causal relation between inputs and their effects".
It also states that "the polluter should, in principle, bear the cost of pollution" and emphasises that contracting parties should ensure that the London Protocol should not simply result in pollution being transferred from one part of the environment to another.
The contracting parties to the London Convention and London Protocol have recently taken steps to mitigate the impacts of increasing concentrations of CO2 in the atmosphere (and consequently in the marine environment) and to ensure that new technologies that aim to engineer the climate, and have the potential to cause harm to the marine environment, are effectively controlled and regulated. The instruments have, so far, been the most advanced international regulatory instruments addressing carbon capture and sequestration in sub-sea geological formations and marine climate engineering such as ocean fertilisation.

Article 4 of the London Protocol states that Contracting Parties "shall prohibit the dumping of any wastes or other matter with the exception of those listed in Annex 1."
The permitted substances are:
1. Dredged material
2. Sewage sludge
3. Fish waste, or material resulting from industrial fish processing operations
4. Vessels and platforms or other man-made structures at sea
5. Inert, inorganic geological material
6. Organic material of natural origin
7. Bulky items primarily comprising iron, steel, concrete and similar unharmful materials for which the concern is physical impact and limited to those circumstances, where such wastes are generated at locations, such as small islands with isolated communities, having no practicable access to disposal options other than dumping; and
8. CO2 streams from CO2 capture processes.
International Convention on the Control of Harmful Anti-fouling Systems on Ships
This Convention prohibits the use of harmful organotins in anti-fouling paints used on ships and establishes a mechanism to prevent the potential future use of other harmful substances in anti-fouling systems.
Anti-fouling paints are used to coat the bottoms of ships to prevent sealife such as algae and molluscs attaching themselves to the hull, thereby slowing down the ship and increasing fuel consumption.
In the early days of sailing ships, lime and later arsenic were used to coat ships' hulls, until the modern chemicals industry developed effective anti-fouling paints using metallic compounds. These compounds slowly "leach" into the sea water, killing barnacles and other marine life that have attached to the ship. But studies have shown that these compounds persist in the water, killing sea-life, harming the environment and possibly entering the food chain. One of the most effective anti-fouling paints, developed in the 1960s, contains the organotin tributyltin ("TBT"), which has been proven to cause deformations in oysters and sex changes in whelks.
Annex I states that all ships shall not apply or re-apply organotins compounds which act as biocides in anti-fouling systems. This applies to all ships (including fixed and floating platforms, floating storage units ("FSUs"), and Floating Production Storage and Offtake units ("FPSOs")).
Wreck Removal Convention
The Nairobi Convention on the Removal of Wrecks (the "Wreck Removal Convention") entered into force on 14 April 2015 and contains obligations for shipowners to effectively remove wrecks located in a member state's exclusive economic zone or equivalent 200 nautical miles zone. The Convention places strict liability on a vesselowner for locating, marking and removing the wreck of any owned vessel deemed to be a hazard due to its proximity of shipping routes, traffic density and frequency, type of traffic and vulnerability of port facilities as well as environmental damage. It also makes government certification of insurance, or other form of financial security for such liability, compulsory for ships of 300 gross tonnage and above.
A member state may remove, or have removed, wrecks that pose a danger or impediment to navigation or that may be expected to result in major harmful consequences to the marine environment or damage to the coastline or related interests of one or more member states. The same applies for a ship that is about, or may reasonably be expected, to sink or to strand, where no effective measures to assist the ship or any property in danger is being taken. The cost of such removal and other measures is for the account of the vesselowner.
Should one of the Group's vessels become a wreck subject to the Wreck Removal Convention, substantial costs may be incurred under the Convention in addition to any losses suffered as a result of the loss of the vessel.
Ship Recycling: The Hong Kong Convention and the EU Ship Recycling Regulation
The Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, (the "Hong Kong Convention") aims to ensure that vessels, when being recycled after reaching the end of their operational lives, do not pose any unnecessary risks to human health, safety or the environment. Upon entry into force of the Hong Kong Convention, vessels to be sent for recycling will be required to carry an inventory of hazardous materials, which will be specific to each vessel. Vessels will be required to have an initial survey to verify the inventory of hazardous materials, additional surveys during the life of the vessel and a final survey prior to recycling.

The Hong Kong Convention is open for accession by any state and will enter into force 24 months after the date on which 15 states, representing 40% of world merchant shipping by gross tonnage, have either signed it without reservation as to ratification, acceptance or approval or have deposited instruments of ratification, acceptance, approval or accession with the IMO Secretary-General. Furthermore, the combined maximum annual vessel recycling volume of those states must, during the preceding ten years, constitute no less than 3% of their combined merchant shipping tonnage. As at 11 February 2016, 3 countries representing 1.86% out of the world's merchant fleet tonnage have ratified the Hong Kong Convention. If the Convention comes into force, the effect will be increased costs for vessel owners in order to ensure compliance.
Regulation (EU) No. 1257/2013 on ship recycling (the "EU Ship Recycling Regulation") implements aspects of the Hong Kong Convention for EU-flagged vessels and shipowners resident in the EU. The EU Ship Recycling Regulation provides that EU-flagged vessels must be recycled in a ship yard approved by the European Commission. Further, administrative requirements for vessels including obtaining an inventory of hazardous materials for the vessels (including any inspections required to do so) will enter into force at some point between the end of 2015 and 2018, depending on the combined tonnage of vessels recycled under the EU Ship Recycling Regulation. There are likely to be costs associated with complying with the EU Ship Recycling Regulation, and failure to comply with the EU Ship Recycling Regulation may result in substantial liability for the Group.
The EU Ship Recycling Regulation added to the existing international regulation on ship recycling set out in Regulation (EC) 1013/2006 on Transboundary Movement of Waste (the "EU Waste Regulation") and the 1989 Basel Convention on the Control of Transboundary Movements of Hazardous Wastes and their Disposal (the "Basel Convention"), both of which prohibit or restrict the transboundary transport of waste and which may apply to ship recycling under certain circumstances. Failure to comply with the EU Waste Regulation and the Basel Convention may result in substantial liability for the Group.
Safety Requirements
SOLAS and the ISM Code
The IMO has adopted the International Convention for the Safety of Life at Sea (the ''SOLAS Convention'') and the International Convention on Load Lines of 1966 (the ''LL Convention''), which impose a variety of standards to regulate design and operational features of ships. The SOLAS Convention and LL Convention standards are revised periodically by the IMO. The Group is also affected by the requirements in Chapter IX of the SOLAS Convention, which sets out the IMO's International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (the "ISM Code"). The ISM Code requires the shipowner or any person such as the manager or bareboat charterer, who has assumed responsibility for operating the ship, to develop and maintain an extensive safety management system (''SMS'') that includes, among other things, the adoption of a safety and environmental protection policy setting out instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. The ISM Code also requires that vessel managers or operators obtain a safety management certificate (''SMC'') for each vessel they operate. The SMC evidences compliance by a vessel's management with the ISM Code's requirements for a SMS. No vessel can obtain an SMC under the ISM Code unless its manager has been awarded a document of compliance ("DOC") issued in most instances by the vessel's flag state. The Group possesses all material requisite documents of compliance for its officers and safety management certificates for vessels in its fleet for which the certificates are required by the IMO. The Group is required to renew these documents of compliance and safety management certificates annually. Non-compliance with the ISM Code and other IMO regulations may subject the shipowner or bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports, including ports in the EU and the United States.
Convention on the International Regulations for Preventing Collisions at Sea, 1972 ("COLREGs")
COLREGs was designed to update and replace the Collision Regulations of 1960 which were adopted at the same time as the 1960 SOLAS Convention.
One of the most important innovations in COLREGs was the recognition given to traffic separation schemes, Rule 10 gives guidance in determining safe speed, the risk of collision and the conduct of vessels operating in or near traffic separation schemes.
The first such traffic separation scheme was established in the Dover Strait in 1967. It was operated on a voluntary basis at first but in 1971 the IMO Assembly adopted a resolution stating that that observance of all traffic separation schemes be made mandatory, and COLREGs makes this obligation clear.

Technical provisions
COLREGs includes 38 rules divided into five sections: Part A - General; Part B - Steering and Sailing; Part C - Lights and Shapes; Part D - Sound and Light signals; and Part E - Exemptions. There are also four Annexes containing technical requirements concerning lights and shapes and their positioning; sound signalling appliances; additional signals for fishing vessels when operating in close proximity, and international distress signals
Part A – General
Part B- Steering and Sailing
Section II - Conduct of vessels in sight of one another
Section III - conduct of vessels in restricted visibility
Part C Lights and Shapes
Part D - Sound and Light Signals
Part E – Exemptions
Annexes
COLREGs include four annexes:
Annex I - Positioning and technical details of lights and shapes
Annex II - Additional signals for fishing vessels fishing in close proximity
Annex III - Technical details of sounds signal appliances
Annex IV - Distress signals, which lists the signals indicating distress and need of assistance.
Convention on Facilitation of International Maritime Traffic ("FAL") and amendments
FAL's main objectives are to prevent unnecessary delays in maritime traffic, to aid co-operation between Governments, and to secure the highest practicable degree of uniformity in formalities and other procedures. In particular, FAL reduces the number of declarations which can be required by public authorities.
Most human activities are regulated, either by precedent, convention or regulation. Most regulations are essential, but sometimes they come to be regarded not only as unnecessary but also as a significant burden on the activities they are supposed to control. Few activities have been more subject to over-regulation than international maritime transport.  This is partly because of the international nature of shipping.  Countries developed customs, immigration and other standards independently of each other and a ship visiting several countries during the course of a voyage could expect to be presented with numerous forms to fill in, often asking for exactly the same information but in a slightly different way.
As shipping and trade developed and grew in the early part of the twentieth century, so did the paperwork involved. By the 1950s it was being regarded not simply as an inconvenience but as a threat. The actual number of separate documents required varied from port to port, yet the information on cargoes and persons carried that was sought was often identical. The number of copies required of some of these documents could often become excessive. To the variety of forms and the number of copies required could be added other burdens such as local language translations, consular visa requirements, variations in document size and paper stock used and the necessity for authentication by the shipmaster of the information submitted.
In October 1963 the 3rd IMO Assembly adopted resolution A.63 (III) which approved the report of Expert Group and in particular recommended that a convention be drafted which would be considered for adoption at a conference to be held under IMO auspices in the spring of 1965. The conference duly took place and FAL was adopted on 9 April 1965.

Standards and recommended practices
In its Annex, FAL contains "Standards" and "Recommended Practices" on formalities, documentary requirements and procedures which should be applied on arrival, stay and departure to the ship itself, and to its crew, passengers, baggage and cargo.
The IMO Standardised Forms (FAL 1-7) as follows:
Standard 2.1 lists the documents which public authorities can demand of a ship and recommends the maximum information and number of copies which should be required. IMO has developed Standardised Forms for seven of these documents. They are the:
IMO General Declaration:
•	Cargo Declaration
•	Ship's Stores Declaration
•	Crew's Effects Declaration
•	Crew List
•	Passenger List
•	Dangerous Goods
International Convention on Maritime Search and Rescue ("SAR")
SAR , adopted at a conference in Hamburg, was aimed at developing an international maritime search and reserve plan, so that, no matter where an accident occurs, the rescue of persons in distress at sea will be co-ordinated by a SAR organisation and, when necessary, by co-operation between neighbouring SAR organisations.
Although the obligation of ships to go to the assistance of vessels in distress was enshrined both in tradition and in international treaties (such as SOLAS), there was, until the adoption of SAR, no international system covering search and rescue operations. In some areas there was a well-established organisation able to provide assistance promptly and efficiently, in others there was nothing at all.
SAR goes on to establish preparatory measures which should be taken, including the establishment of rescue co-ordination centres and subcentres. It outlines operating procedures to be followed in the event of emergencies or alerts and during SAR operations. This includes the designation of an on-scene commander and his duties.
Vessel Security Regulations
Since the U.S. terrorist attacks of 11 September 2001, there have been a variety of initiatives intended to enhance vessel security. On 25 November 2002, the U.S. Maritime Transportation Security Act of 2002 (the "MTSA"), came into effect. To implement certain portions of the MTSA, in July 2003, the USCG issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. The regulations also impose requirements on certain ports and facilities, some of which are regulated by the U.S. EPA.
Chapter XI-2 of the SOLAS Convention deals with maritime security and imposes various detailed security obligations on vessels and port authorities. It also mandates compliance with the International Ship and Port Facility Security Code (the ''ISPS Code''). The ISPS Code is designed to enhance the security of ports and international shipping against terrorism. To trade internationally, a vessel must acquire an International Ship Security Certificate (''ISSC'') from a recognised security organisation approved by the vessel's flag state indicating that the vessel complies with the mandatory requirements of the SOLAS Convention Chapter XI-2 and Part A of the ISPS Code. The various requirements include:
•	on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship's identity, position, course, speed and navigational status;
•	onboard installation of ship security alert systems, which do not sound on the vessel but only alert the authorities to shore;
•	the development of vessel security plans;
•	ship identification number permanently marked on the vessel's hull;
•	a continuous synopsis record ("CSR") kept on-board showing a vessel's history, including the name of the ship, the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship's identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and
•	compliance with flag state security certification requirements.

Ships operating without a valid ISSC may be detained in port until it obtains an ISSC, or the ship may be expelled from port or refused an entry at port. Moreover, under Chapter VII of the SOLAS Convention vessels transporting dangerous goods must comply with the International Maritime Dangerous Goods Code (the ''IMDG Code'').
The USCG regulations, intended to align with international maritime security standards, exempt from MTSA vessel security measures non-U.S. vessels provided that such vessels have on board a valid ISSC that attests to the vessel's compliance with SOLAS security requirements and the ISPS Code. The Group has implemented the various security measures addressed by MTSA, SOLAS and the ISPS Code, and its fleet is in compliance with applicable security requirements.
Safety and security in shipping is furthermore regulated by IMO's International Convention on Standards of Training, Certification and Watchkeeping for Seafarers ("STCW"), which establishes minimum standards of competence for seafarers, e.g. minimum mandatory training and certification requirements.
The Group has implemented the various security measures addressed by the SOLAS Convention, the ISPS Code and the IMDG Code, and the Group's fleet is in compliance with the applicable security requirements.
International Convention on Standards of Training, Certification and Watchkeeping for Seafarers ("STCW" and "STCW code")
STCW was the first to establish basic requirements on training, certification and watchkeeping for seafarers on an international level. Previously the standards of training, certification and watchkeeping of officers and ratings were established by individual governments, usually without reference to practices in other countries. As a result standards and procedures varied widely, even though shipping is the most international of all industries.
STCW prescribes minimum standards relating to training, certification and watchkeeping for seafarers which countries are obliged to meet or exceed.
STCW chapters
Chapter I: General provisions
Chapter II: Master and deck department
Chapter III: Engine department
Chapter IV: Radiocommunication and radio personnel
Chapter V: Special training requirements for personnel on certain types of ships
Chapter VI: Emergency, occupational safety, medical care and survival functions
Chapter VII: Alternative certification
 Chapter VIII: Watchkeeping
STCW Code
The regulations contained in STCW are supported by sections in the STCW Code. Generally speaking, STCW contains basic requirements which are then enlarged upon and explained in the STCW Code. Part A of the STCW Code is mandatory. The minimum standards of competence required for seagoing personnel are given in detail in a series of tables. Part B of the STCW Code contains recommended guidance which is intended to help parties implement STCW. The measures suggested are not mandatory and the examples given are only intended to illustrate how certain STCW requirements may be complied with.
The Manila amendments to STCW and the STCW Code were adopted on 25 June 2010, marking a major revision of STCW and the STCW Code. The 2010 amendments entered into force on 1 January 2012 under the tacit acceptance procedure and are aimed at bringing STCW and the STCW Code up to date with developments.
Other Laws and Regulations
International Convention on Load Lines ("Load Lines Convention")
It has long been recognised that limitations on the draught to which a ship may be loaded make a significant contribution to her safety. These limits are given in the form of freeboards, which constitute, besides external weathertight and watertight integrity, the main objective of the Loan Lines Convention.

The first International Convention on Load Lines, adopted in 1930, was based on the principle of reserve buoyancy, although it was recognised then that the freeboard should also ensure adequate stability and avoid excessive stress on the ship's hull as a result of overloading.
In the Load Lines Convention, adopted by IMO, provisions are made for determining the freeboard of ships by subdivision and damage stability calculations.
The regulations take into account the potential hazards present in different zones and different seasons. The technical annex contains several additional safety measures concerning doors, freeing ports, hatchways and other items. The main purpose of these measures is to ensure the watertight integrity of ships' hulls below the freeboard deck.
All assigned load lines must be marked amidships on each side of the ship, together with the deck line. Ships intended for the carriage of timber deck cargo are assigned a smaller freeboard as the deck cargo provides protection against the impact of waves.
International Convention on Tonnage Measurement of Ships ("Tonnage Convention")
This Convention, adopted by IMO in 1969, was the first successful attempt to introduce a universal tonnage measurement system.
Previously, various systems were used to calculate the tonnage of merchant ships. Although all went back to the method devised by George Moorsom of the British Board of Trade in 1854, there were considerable differences between them and it was recognised that there was a great need for one single international system.
The Tonnage Convention provides for gross and net tonnages, both of which are calculated independently.  The rules apply to all ships built on or after 18 July 1982, the date of entry into force, while ships built before that date were allowed to retain their existing tonnage for 12 years after entry into force, or until 18 July 1994.  This phase-in period was intended to ensure that ships were given reasonable economic safeguards, since port and other dues are charged according to ship tonnage. At the same time, and as far as possible, the Tonnage Convention was drafted to ensure that gross and net tonnages calculated under the new system did not differ too greatly from those calculated under previous methods.
Vessel inspections, licences, certificates, permissions and vetting
A variety of government and private entities subject the Group's vessels to both scheduled and unscheduled inspections. These entities include local port authorities (e.g., local coast guard, port state control, harbour master or equivalent), flag state administrations (country of registry), oil major charterers and terminal operators. A number of these entities require the Group to obtain permits, licenses and certificates for the operation of its vessels, as well as vetting or other types of commercial and operational approvals.
Further, seagoing vessels must be "classed" by a classification society. The classification society certifies that the vessel is "in class,'' signifying that the vessel has been built and maintained in accordance with the rules of the classification society. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned and will certify that such vessel complies with applicable rules and regulations of the vessel's country of registry and the international conventions of which that country is a member.
The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.
In practice, many administration and classification societies already operate a form of harmonised survey and certification.

For maintenance of the class, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:
•	Initial survey. A complete inspection of all the items relating to the particular certificate before the ship is put into service to ensure they are in a satisfactory condition and fit for the service for which the ship is intended.
•	Periodical survey. Inspection of the items relating to the particular certificate to ensure that they are in a satisfactory condition and fit for the service for which the ship is intended.
•	Annual Surveys. General inspection of the items relating to the particular certificate to ensure that they have been maintained and remain satisfactory for the service for which the ship is intended within three months before or after each anniversary date of the date of commencement of the class period indicated in the certificate.
•	Intermediate Surveys. Inspection of specified items and surveys with extended scope than annual survey depending on age and type of vessel are referred to as intermediate surveys and are to be carried out either at or between the second and third Annual Surveys after Special Periodical Survey No. 1 and subsequent Special Periodical Surveys. Those items which are additional to the requirements of the Annual Surveys may be surveyed either at or between the second and third Annual Surveys. After the completion of the No.3 Special Periodical Survey the following Intermediate Surveys are of the same scope as the previous Special Periodical Survey.
•	Special Periodical Surveys (or Class Renewal Surveys). Class renewal surveys, also known as Special Periodical Surveys, are carried out for the ship's hull, machinery, including the electrical plant, and for any special equipment classed, and should be completed within five years after the date of build or after the crediting date of the previous Special Periodical Survey. At the special survey, the vessel is thoroughly examined, including ultrasonic-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than the minimum class requirements, the classification society would prescribe steel renewals. A Special Periodical Survey may be commenced at the fourth Annual Survey and be continued with completion by the fifth anniversary date. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear.
At an owner's application, the surveys required for class renewal (for tankers only the ones in relation to machinery and automation) may be split according to an agreed schedule to extend over the entire five year period. This process is referred to as continuous survey system. All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years.
Most vessels are subject also to a minimum of two examinations of the outside of a vessel's bottom and related items during each five-year special survey period. Examinations of the outside of a vessel's bottom and related items is normally to be carried out with the vessel in drydock but an alternative examination while the vessel is afloat by an approved underwater inspection may be considered. One such examination is to be carried out in conjunction with the Special Periodical Survey and in this case the vessel must be in drydock. For vessels older than 15 years (after the 3rd Special Periodical Survey) the bottom survey must always be in the drydock. In all cases, the interval between any two such examinations is not to exceed 36 months.
In general during the above surveys if any defects are found, the classification surveyor will require immediate repairs or issue a ''recommendation'' which must be rectified by the shipowner within prescribed time limits.
Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as "in-class" by a classification society which is a member of the International Association of Classification Societies ("IACS"). All the Group's vessels are certified as being "in-class" by American Bureau of Shipping, Lloyds Register or DNV-GL who are all members of IACS. All new and second-hand vessels that the Group purchases must be certified prior to their delivery under the Group's standard purchase contracts and memoranda of agreement. If the vessel is not certified on the scheduled date of closing, the Group has no obligation to take delivery of the vessel.

Failure to maintain necessary permits or approvals could lead to substantial costs or temporarily suspend the operation of one or more of the Group's vessels. The Group believes that the heightened level of environmental and quality concerns among insurance underwriters, regulators and charterers is leading to enhanced inspection and safety requirements on all vessels. Increasing environmental concerns have created a demand for vessels that conform to the stricter environmental standards. The Group is required to maintain operating standards for all of its vessels that emphasise operational safety, quality maintenance, continuous training of its officers and crews and compliance with international regulations. The Group believes that the operation of its vessels is currently in substantial compliance with the international conventions and environmental laws and regulations applicable to the Group.
Maritime Labour Convention
The International Labour Organisation ("ILO") is a specialised agency of the UN with headquarters in Geneva, Switzerland.  The ILO has adopted the Maritime Labour Convention 2006 ("MLC"). The MLC is an international labour convention adopted by ILO which entered into force in 2013 and which aims both to achieve decent working conditions for seafarers and to secure their economic interests through fair competition for quality vesselowners.
It covers most aspects of their work and life on board including:
•	minimum age;
•	seafarers' employment agreements;
•	hours of work or rest;
•	payment of wages;
•	paid annual leave;
•	repatriation at the end of contract;
•	onboard medical care;
•	the use of licensed private recruitment and placement services;
•	accommodation, food and catering;
•	health and safety protection and accident prevention; and
•	seafarers' complaint handling.

All commercially operated vessels of 500 gross tonnes or more that operate on international voyages must carry, among other things, two specific documents: The Maritime Labour Certificate ("MLCert") and the Declaration of Maritime Labour Compliance ("DMLC"). These documents will provide prima facie evidence that the vessels are in compliance with the requirements of the MLC. The MLCert and DMLC will be subject to inspection by port state control when vessels enter the ports of other countries that have ratified the MLC. In addition, vessels flying the flag of countries that have not ratified the MLC are also subject to inspection with respect to working and living conditions for seafarers when those vessels enter in port of countries where the MLC is in force.
There are costs associated with complying with the MLC, and the methods to be used by port state control to check and ensure compliance is currently unclear. Given the uncertain interpretation of the MLC and the local legislation enacting it in various countries, there are risks associated with ensuring proper compliance.
Sanctions
The United States, EU administer sanctions covering shipping and oil industries among others and therefore the industry in which the Group operates. The Group's operations are subject to regulations, executive orders and other sanctions administered by OFAC which restrict or prohibit certain transactions, dealings and travels involving Sanctioned Persons and Sanctioned Countries, including Cuba, where the Group has historically been active, Iran, North Korea, Sudan and Syria. The Group's fleet's travels to and from certain Sanctioned Countries, including Cuba and Iran, are restricted. Further, under the DSF Facility Agreement, certain of Njord's vessels are required to comply with all sanctions imposed by the United States, UN, EU and U.K..
Bribery
The Group's operations are subject to various anti-bribery laws, including the Danish criminal code (Danish Consolidated Act No. 871/2014), the U.K. Bribery Act and the U.S. Foreign Corrupt Practices Act. The Group has in place a compliance programme aimed to ensure adequate procedures to prevent fraudulent behaviour by individuals inside, or with connections to, the Group.

Competition regulation
The Group is subject to competition laws and regulations in the various jurisdictions in which the Group operates. Such laws and regulations address, among other things, entering into agreements with competitors and taking unfair advantage of a dominant market position by, for example, ''dumping'' prices in an attempt to win additional market share from smaller competitors. The Group has a policy in place to ensure compliance with competition laws.
IMO Polar Code
In November 2014, the IMO adopted the International Code for Ships Operating in Polar Waters (the "IMO Polar Code") which is expected to enter into force on 1 January 2017. It will apply to new ships constructed after that date while ships constructed before that date will be required to meet the relevant requirements by their first intermediate or renewal survey, whichever occurs first, after 1 January 2018.
The Polar Code covers design, construction, equipment, operational, training, search and rescue as well as environmental protection matters relevant to ships operating in the waters surrounding the two poles. It also includes mandatory measures covering safety (Part I-A) and pollution prevention (Part II-A) and recommendatory provisions for both parts (Part I-B and II-B). Ships intending to operate in the Antarctic and Arctic must have a Polar Ship Certificate requiring an assessment of operational limitations and plans or procedures or additional safety equipment necessary to mitigate incidents with potential safety or environmental consequences. A Polar Water Operational Manual is also needed on board the ship to provide the owner, operator, master and crew with sufficient information regarding the ship's operational capabilities and limitations in order to support their decision-making process.
US Law
The Group's operations are subject to federal and state laws and regulations that require TORM to obtain and maintain specified permits or governmental approvals; control the discharge of materials into the environment; remove and clean up materials that may harm the environment; or otherwise comply with the protection of the environment. The Group's United States operations are subject to the jurisdiction of the USCG, the National Transportation Safety Board, the U.S. Customs and Border Protection, the Department of Interior, and the Bureau of Safety and Environmental Enforcement, as well as classification societies such as the American Bureau of Shipping. The USCG and the National Transportation Safety Board set safety standards and are authorised to investigate vessel accidents and recommend improved safety standards, and the U.S. Customs and Border Protection is authorised to inspect vessels at will. USCG regulations also require annual inspections and periodic drydock inspections or special examinations of the Group's vessels. The Group's operations are also subject to the U.S. Clean Water Act, the U.S. Clean Air Act, the Endangered Species Act, and the Marine Mammal Protection Act, among others.
Tax
The Group is taxed according to the tonnage tax scheme in Denmark and Singapore under which taxable income is not calculated on the basis of income and expenses as under the normal corporate taxation. Instead, taxable income is calculated with reference to the tonnage used during the year. The taxable income of a company for a given period is calculated as the sum of the taxable income under the tonnage tax scheme and the taxable income from the activities that are not covered by the tonnage tax scheme are calculated in accordance with the ordinary corporate tax rules.
6.5	The Exchange Offer
On or about 21 March 2016 the Company will make an exchange offer for all of the existing issued securities of TORM A/S on the following basis:
For each TORM A/S A share	one A Share
For the TORM A/S B share	one B Share
For the TORM A/S C share	one C Share
In addition the Company will offer to issue one Warrant for each Consideration Warrant that a holder agrees to transfer to TORM A/S (as a necessary preliminary to the cancellation of the Consideration Warrants by TORM A/S).

The Exchange Offer is being made to establish the Company as the new holding company of the Group so as to improve the marketability of the Group, to attract a broader and more diversified international investor base and to facilitate a possible dual listing in the U.S. The Company believes a new UK holding company structure should assist in this as the UK legal system, corporate governance structure and tax regime, in combination, is more familiar and beneficial for TORM's investor base going forwards.
The completion of the Exchange Offer is subject to a number of conditions, including:
•	that TORM A/S shares that have been validly tendered in the Exchange Offer (together with any TORM A/S shares already held by the Company) represent more than 90% of TORM A/S' outstanding issued share capital and voting rights in aggregate at the close of the Exchange Offer (on a fully diluted basis and excluding shares held in treasury);
•	the Depository Arrangements having become effective;
•	Nasdaq Copenhagen having approved the admission to trading and/or official listing of A Shares, subject to notice of issuance; and
•	no court or governmental or regulatory authority having issued a decision or an order preventing, prohibiting, declaring illegal or materially impeding the consummation of the Exchange Offer or have announced any further investigation or review of the acquisition of TORM A/S by the Company.
In connection with the minimum acceptance level condition, the Company has obtained binding undertakings to accept the Exchange Offer from certain TORM A/S shareholders and holders of Consideration Warrants in respect of all of the TORM A/S A shares and Consideration Warrants which they hold at the time they accept the Exchange Offer. The shareholdings of those TORM A/S shareholders (at the time of giving those undertakings) represent 81% of the TORM A/S A shares and 70% of the Consideration Warrants but the number of TORM A/S A shares and Consideration Warrants actually assented to the Exchange Offer may be lower or higher, perhaps significantly so. The Exchange Offer is not conditional upon any particular number of the Consideration Warrants being transferred to TORM A/S.
Subject to the requirements of applicable law, the Company reserves the right, at any time, and from time to time, to waive or amend any of the conditions (including the minimum acceptance level condition) to the Exchange Offer.
The Exchange Offer is expected to open on 21 March 2016 and close on or about 14 April 2016. If the minimum acceptance level condition has then been satisfied and not waived, the Company expects to exercise its statutory rights under Danish law to squeeze-out the remaining minority TORM A/S shareholders. If the minimum acceptance level condition has not then been reached, the Company will not then be able to Squeeze-out minority TORM A/S shareholders but may be able to do so subsequently if it acquires further TORM A/S A shares or it TORM A/S repurchases its own A shares, thereby increasing the Company's shareholding to more than 90% of the aggregate outstanding issued share capital and voting rights of TORM A/S (on a fully diluted basis and excluding shares held in treasury).
All of the Admission Shares will be admitted to trading and official listing on Nasdaq Copenhagen.
Subject to the Depository Arrangements becoming effective (being the agreements between, amongst others, DTC, Cede & Co, Computershare, Computershare Jersey and the Company), the Admission Shares (other than the Restricted Shares) will be eligible to be issued to Cede & Co and so related to participant accounts within DTC and VP whilst the Restricted Shares will be eligible to be issued to Computershare Jersey and Computershare Jersey will issue depository receipts in respect of them.
In connection with the Exchange Offer, the Company has received confirmation from the U.K. Panel on Takeovers and Mergers that, based on information provided by the Company, Njord Luxco will not be required to make a mandatory takeover offer for the Company pursuant to the UK Takeover Code on closing of the Exchange Offer.

6.6	The Squeeze-out and delisting of TORM A/S
After the completion of the Exchange Offer and assuming the relevant statutory requirements have been met (including the Company having acquired more than 90% of the aggregate outstanding issued share capital and voting rights (on a fully diluted basis but excluding shares held in treasury)), the Company intends to exercise its statutory rights under the Danish Companies Act to acquire all the remaining TORM A/S shares not assented to the Exchange Offer (the "Squeeze-out"). As part of any Squeeze-out, the Company is required to offer a full cash alternative to minority shareholders of TORM A/S. Once the Company initiates a Squeeze-out after the Exchange Offer period has expired (or subsequently), the remaining TORM A/S Consideration Warrants can be exercised for only a four (4) week period after the board of directors of TORM A/S has given notice to the holders of the TORM A/S Consideration Warrants that the Squeeze-out has been initiated. Any TORM A/S Consideration Warrants that remain unexercised at the end of that four (4) week period will lapse automatically without compensation.
Where the minimum acceptance level condition is not satisfied but is waived by the Company, a Squeeze-out may subsequently be initiated by the Company where the Company subsequently holds more than 90% of the outstanding issued share capital and voting rights of TORM A/S (on a fully diluted basis but excluding shares held in treasury).
If a Squeeze-out can be initiated, the Company expects to initiate a delisting of TORM A/S A shares from Nasdaq Copenhagen as soon as practicable after completion of the Squeeze-out.
6.7	Initial U.S. Offering
The Company may consider making an Initial U.S. Offering and listing the A Shares for trading on NYSE.  The timing of an Initial U.S. Offering will be determined principally by market conditions but may take place shortly after the Exchange Offer closes. Such Initial U.S. Offering may consist of an offer of new A Shares by the Company to new investors (many of whom are expected to be in the U.S.) alone or in conjunction with a sale of existing A Shares by existing shareholders. It is emphasised that a decision to proceed with an Initial U.S. Offering (and the size and timing of it) has not yet been made by the Company.

7.	Organisational structure
7.1	Group structure
The Company will be the parent company of the Group from closing of the Exchange Offer, with TORM A/S being its principal operating subsidiary. The table below lists the other principal subsidiaries as at 15 March 2016.
Table 14: Overview of principal subsidiaries
Entity	Country of incorporation	Percentage of share capital/voting rights
TORM A/S	Denmark	100% (following Exchange Offer and Squeeze-out)
TORM Crewing Service Ltd.	Bermuda	100%
DK Vessel HoldCo GP ApS	Denmark	100%
DK Vessel HoldCo K/S	Denmark	100%
VesselCo 1 K/S	Denmark	100% through DK Vessel HoldCo K/S
VesselCo 3 K/S	Denmark	100% through DK Vessel HoldCo K/S
VesselCo A ApS	Denmark	100%
VesselCo C ApS	Denmark	100%
OCM (Gibraltar) Njord Midco Ltd	Gibraltar	100%
TORM Shipping India Private Limited	India	100%
OCM Holdings MRs Inc.	Marshall Islands	100% through OCM (Gibraltar) Njord Midco Ltd
OCM Njord Chartering Inc.	Marshall Islands	100% through OCM (Gibraltar) Njord Midco Ltd
OMI Holding Ltd.	Mauritius	100%
OCM Singapore Njord Holdings Agnes, Pte. Ltd.	Singapore	100% through OCM (Gibraltar) Njord Midco Ltd
OCM Singapore Njord Holdings Agnete, Pte. Ltd.	Singapore	100% through OCM (Gibraltar) Njord Midco Ltd
OCM Singapore Njord Holdings Alexandra, Pte. Ltd.	Singapore	100% through OCM (Gibraltar) Njord Midco Ltd
OCM Singapore Njord Holdings Alice, Pte. Ltd.	Singapore	100% through OCM (Gibraltar) Njord Midco Ltd
OCM Singapore Njord Holdings Almena, Pte. Ltd.	Singapore	100% through OCM (Gibraltar) Njord Midco Ltd
OCM Singapore Njord Holdings Amalie, Pte. Ltd.	Singapore	100% through OCM (Gibraltar) Njord Midco Ltd
OCM Singapore Njord Holdings Anabel, Pte. Ltd.	Singapore	100% through OCM (Gibraltar) Njord Midco Ltd
OCM Singapore Njord Holdings Arawa, Pte. Ltd.	Singapore	100% through OCM (Gibraltar) Njord Midco Ltd
OCM Singapore Njord Holdings Aslaug, Pte. Ltd.	Singapore	100% through OCM (Gibraltar) Njord Midco Ltd
OCM Singapore Njord Holdings Gorm Pte. Ltd.	Singapore	100% through OCM (Gibraltar) Njord Midco Ltd
OCM Singapore Njord Holdings Hardrada, Pte. Ltd.	Singapore	100% through OCM (Gibraltar) Njord Midco Ltd
OCM Singapore Njord Holdings Knut Pte. Ltd.	Singapore	100% through OCM (Gibraltar) Njord Midco Ltd
OCM Singapore Njord Holdings Leif, Pte. Ltd.	Singapore	100% through OCM (Gibraltar) Njord Midco Ltd
OCM Singapore Njord Holdings St. Gabriel Pte. Ltd.	Singapore	100% through OCM (Gibraltar) Njord Midco Ltd
OCM Singapore Njord Holdings St. Michaelis Pte. Ltd.	Singapore	100% through OCM (Gibraltar) Njord Midco Ltd
TORM Singapore Pte. Ltd.	Singapore	100%
VesselCo 6 Pte. Ltd.	Singapore	100% through DK Vessel HoldCo K/S
VesselCo 7 Pte. Ltd.	Singapore	100% through DK Vessel HoldCo K/S
VesselCo 8 Pte. Ltd.	Singapore	100%
TORM USA LLC	USA (Delaware)	100%

The principal subsidiaries do not include subsidiaries without activities as at 15 March 2016. In addition to the principal subsidiaries, TORM A/S holds principal equity interests in the following jointly-owned entities:
Table 15: Overview of the Group's jointly-owned entities
Entity	Country of incorporation	Percentage of share capital/voting rights
Long Range 2 A/S	Denmark	50%
LR2 Management K/S	Denmark	50%
TORM SHIPPING (PHILS.), INC.	The Philippines	25%
The companies Long Range 2 A/S and LR2 Management K/S are in the process of being dissolved.
Subsequent to closing of the Exchange Offer, it is intended that certain vessels or vessel holding subsidiaries of TORM A/S which have not been charged to secure any existing Group facilities, will be transferred from TORM A/S to the Company (or to wholly owned subsidiaries of the Company).
7.2	Functional structure
The Group's main business is within the Tanker Segment. The 'Projects' division handles the Group's sale and purchase activities including the Insurance, Legal and Research Departments.
Technical activities are covered by the Group's organisational division that supports the Tanker business with technical expertise.
The Group's operations are supported by the corporate functions of Investor Relations and Corporate Support, Group Accounting, Group Treasury, Group IT, Human Resources and Internal Services.
Figure 26: Organisational chart

8.	Property, plant, equipment, etc.
8.1	Fleet
Reference is made to Part I – 6.3 "Overview of TORM A/S after the 2015 Restructuring".
8.2	Properties leased
The Group leases office space in Copenhagen, Singapore, Stamford (unoccupied), Houston, Manila and Mumbai on fixed-term leases expiring in 2019, 2017, 2017, 2019, 2017 and 2019, respectively. The Company considers that the leases have all been entered into on market terms.
8.3	Other owned land and buildings
The Group does not own any real property.
8.4	Environmental and safety requirements applicable to TORM
The Group's vessels are subject to the environmental and safety requirements of public authorities, classification societies and customers, see Part I – 6.4.4 "Regulatory framework in the shipping industry". The Group's policy is that its vessels shall comply, at any given time, with applicable international legislation and regulation regarding ship safety and prevention of pollution of the sea, including any requirements imposed by the Group's customers.
The employment of the Group's vessels may be restricted by existing or new regulation or requirements by public authorities and customers, and the Group may have to invest in new measures necessary to comply with such regulation or requirements.
Most commercial managers require that vessels are approved by one or more of the leading customers in a given market, such as oil majors in the tanker market. In recent years, customers have increased their focus on the age of vessels. The Group's policy is that its vessels shall, to the greatest extent possible, comply with the demands of leading and other key customers, so maintaining the necessary flexibility to maintain high levels of employment of the vessels.
8.5	Insurance
This section includes a description of the Group's insurance policies and insurance approach as at 15 March 2016.
The Group has taken out such insurance policies in relation to its business and operations as the Company considers to be suitable given the Group's operations and applicable requirements of public authorities and of the Group's commercial and financial counterparties.
It is the Group's policy to insure vessels against damage for an amount of not less than the vessel's market value, or 110% of the outstanding debt for which the vessel stands as security, whichever is higher. Should one of the Group's vessels suffer damage or become a total loss, which is covered by insurance, the Group will incur a loss equal to the deductible under the insurance policy for the relevant vessel.
The Group has taken out insurance in relation to a range of risks flowing from the operation of vessels and the transportation of cargo. The Group has taken out liability insurance in relation to damage to or loss of cargo, death and personal injury, pollution, piracy, third party claims, as well as loss due to piracy, damage to hull and machinery and total loss. The Group has also taken out general war risk insurance.
The Group has also placed liability insurance covering negligence in relation to commercial and technical management services provided by the Group to other parties. Directors and other senior management are also covered by directors' and officers' liability insurance policies.
The insurance taken out by the Group is subject to terms and conditions, including limitations and deductibles, which the Company considers to be suitable given the Group's operations.
To anticipate and deal with potential future risks in relation to the Group and its business, the Directors will evaluate the Group's approach to insurance on an annual basis.

9.	Operating and financial review
9.1	Introduction
In this section Part I-9 "Operating and financial review", the term "Former TORM" refers to the financial information for the years ended 31 December 2013 and 2014 published in the consolidated financial statements for these years under the legal name "TORM A/S". The terms "TORM" or "TORM A/S" in this section Part I-9 "Operating and financial review" generally refer to the financial information for the year ended 31 December 2015 with comparative figures for the year ended 31 December 2014 of TORM A/S as a continuation of Njord after the 2015 Restructuring.
The financial highlights in this section present the financial highlights for TORM (as a continuation of Njord) for the year ended 31 December 2015 with comparative figures for FY2013 and FY2014 and the financial highlights for Former TORM for the years ended 31 December 2013 and 2014.
Due to the reverse acquisition as explained in Part I-9.2 "Accounting effects from the 2015 Restructuring" the financial highlights of TORM (as a continuation of Njord) for FY2015 reflect the activities for Njord only for the period from 1 January 2015 until 13 July 2015, whereas the remaining period of FY2015 reflects the combined activity of TORM and Njord. The comparative figures for FY2013 and FY2014 reflect the activities for Njord only.
The financial highlights for TORM (as a continuation of Njord) for the year ended 31 December 2015 have been extracted from TORM's (as a continuation of Njord) audited consolidated financial statements for the year ended 31 December 2015 with comparative figures for the year ended 31 December 2014 prepared in accordance with IFRS as adopted by the EU and additional Danish disclosure requirements for listed companies.
The financial highlights for Njord for the years ended 31 December 2013 and 2014 in this section have been extracted from Njord's audited consolidated financial statements for the year ended 31 December 2014 included in Part III – F – 4 "Consolidated financial statements of Njord for 2013 and 2014". Njord's consolidated financial statements for the period ended 31 December 2013 reflect the activities of Njord for the period 30 April 2013 until 31 December 2013 only, as Njord was established on 30 April 2013. The financial statements of Njord have been prepared in accordance with IFRS as adopted by the EU.
The financial highlights for Former TORM for the years ended 31 December 2013 and 2014 in this section have been extracted from Former TORM's audited consolidated financial statements for the years ended 31 December 2013 and 2014. The financial statements for Former TORM have been prepared in accordance with IFRS as adopted by the EU and additional Danish disclosure requirements for listed companies.
This document also includes unaudited pro forma consolidated financial information for TORM A/S and Njord for the year ended 31 December 2015, see Part III – F – 5. "Unaudited pro forma financial information for TORM A/S and Njord".
The information below should be read in conjunction with TORM A/S' (as a continuation of Njord) audited consolidated financial statements for the year ended 31 December 2015 with comparative figures for FY2014 and Former TORM's audited consolidated financial statements for the years ended 31 December 2013 and 2014, which are included in this document by reference, see Part III – F – 2. "information incorporated by reference" and Njord's audited consolidated financial statements for the years ended 31 December 2013 and 2014 which are included in this document, see Part III – F – 4. "Consolidated financial statements of Njord for 2013 and 2014".
The following contains a description of TORM A/S' (as a continuation of Njord) financial condition and results of operations as at and for the year ended 31 December 2015 with comparative figures for the year ended 31 December 2014 and Former TORM's financial condition and results of operations as at and for the years ended 31 December 2013 and 2014 and Njord's financial condition and results of operations as at and for each of the years ended 31 December 2013 and 2014, as well as the material factors that have affected or may affect the Groups ongoing and future operations.

Some of the information contained in this section, including information about the Group's plans and strategies for their business and their expected sources of financing, contains forward-looking statements that involve risks and uncertainties. Potential investors should read the section "Risk factors" for a discussion of certain factors that may have a material adverse effect on the Group's future performance, results of operations, cash flows and financial position.
TORM A/S and Former TORM operate in a global industry where, among other things, freight rates are denominated and settled in USD and a majority of the cost base of TORM A/S and Former TORM is denominated and settled in USD. Consequently, TORM A/S' and Former TORM's financial reporting is in USD.
Table 16: Financial highlights for TORM A/S (as a continuation of Njord)
	Year ended 31 December
	2013(3)	2014	2015
Income statement

(USDm)
Revenue	23	180	540
Time charter equivalent ("TCE") earnings	11	99	371
Gross profit	6	48	236
EBITDA	5	41	210
Operating profit (EBIT)	2	16	143
Profit before tax	2	13	127
Net profit for the year	2	13	126

	As at 31 December
	2013	2014	2015
Balance sheet
(USDm)
Non-current assets	184	537	1,579
Total assets	202	626	1,867
Equity	201	470	976
Total liabilities	1	156	891
Invested capital	200	573	1,588
Net interest-bearing debt (net cash)	(2)	103	612
Cash and cash equivalents	2	38	168

	Year ended 31 December
	2013(3)	2014	2015
Cash flow
(USDm)
From operating activities	(11)	17	214
From investing activities	(187)	(378)	(159)
thereof investment in property, plant and equipment	(187)	(378)	(254)
From financing activities	200	397	75
Total net cash flow	2	36	130

	Year ended 31 December
	2013(3)	2014	2015
Key financial figures(1)
Gross margins:
TCE	48.3%	54.9%	68.6%
Gross profit	24.3%	26.9%	43.6%
EBITDA	20.5%	22.8%	38.9%
Operating profit (EBIT)	7.4%	9.0%	26.5%
Return on Equity (RoE) (p.a.)(2)	1.7%	3.8%	17.4%

	Year ended 31 December
	2013(3)	2014	2015
Share-related key figures(1)

Earnings per share, EPS (USD)	0.2	0.4	2.5
Diluted earnings per share, EPS (USD)	0.2	0.4	2.5
Cash flow per share, CFPS (USD)	1.3	0.5	4.2
Share price in DKK, end of period (per share of DKK 0.01 each)	-	-	97.5
Number of shares, end of period (million)	39.6	39.6	63.8
Number of shares (excl. treasury shares), average (million)	8.9	32.5	51.0

Notes:
(1)	Key figures are calculated in accordance with the recommendations of the Danish Society of Financial Analysts
(2)	Return on Equity in FY2013 is calculated based on Equity as per the date of incorporation on 30 April 2013
(3)	From 30 April 2013 to 31 December 2013
Table 17: Financial highlights for Former TORM
	Year ended 31 December
	2013	2014
Income statement
(USDm)
Revenue	992	624
Time charter equivalent ("TCE") earnings	443	326
Gross profit	150	123
EBITDA	96	77
Operating profit/(loss) (EBIT)	(91)	(211)
Profit/(loss) before tax	(166)	(283)
Net profit/(loss) for the year	(162)	(284)
Net profit/(loss) for the year excl. impairment charges and restructuring costs	(102)	(77)

	As at 31 December
	2013	2014
Balance sheet
(USDm)
Non-current assets	1,712	1,231
Total assets	2,008	1,384
Equity	118	(164)
Total liabilities	1,890	1,548
Invested capital	1,823	1,219
Net interest-bearing debt	1,718	1,394
Cash and cash equivalents	29	45

	Year ended 31 December
	2013	2014
Cash flow
(USDm)
From operating activities	68	27
From investing activities	93	313
thereof investment in property, plant and equipment	(41)	(42)
From financing activities	(161)	(324)
Total net cash flow	1	16

	Year ended 31 December
	2013	2014
Key financial figures(1)
Gross margins:
TCE	44.7%	52.2%
Gross profit	15.2%	19.7%
EBITDA	9.7%	12.3%
Operating profit/(loss) (EBIT)	(9.1)%	(33.8)%
Return on Equity (RoE) (p.a.)	(84.3)%	-
Return on Invested Capital (RoIC) (p.a.)(2)	(4.6)%	(13.9)%
Equity ratio	5.9%	(11.8)%
Exchange rate USD/DKK, end of period	5.41	6.12
Exchange rate USD/DKK, average	5.62	5.62

	Year ended 31 December
	2013	2014
Share-related key figures(1)

Earnings/(loss) per share, EPS (USD)	(0.2)	(0.4)
Diluted earnings/(loss) per share, EPS (USD)	(0.2)	(0.4)
Cash flow per share, CFPS (USD)	0.1	0.0
Share price in DKK, end of period (per share of DKK 0.01 each)	1.4	0.3
Number of shares, end of period (million)	728.0	728.0
Number of shares (excl. treasury shares), average (million)	721.3	721.3

Notes:
(1)	Key figures are calculated in accordance with the recommendations of the Danish Society of Financial Analysts
(2)	Return on Invested Capital is defined as: Operating profit/(loss) divided by average invested capital, defined as average of beginning and ending balances of (equity plus net interest-bearing debt less non-operating assets)
9.2	Accounting effects from the 2015 Restructuring
Following the implementation of the 2015 Restructuring, see Part I – 6.2 "The 2015 Restructuring", Njord Luxco held 61.99% of the voting rights (excluding the voting rights attached to the TORM A/S C share) in TORM A/S and its subsidiaries, including Njord and Njord's subsidiaries (the "Combined Group") and has the ability to control through the majority of the voting rights the Combined Group. Thereby Njord Luxco controls the Combined Group in accordance with IFRS 10 "Consolidated financial statements". Accordingly, the contribution of Njord by Njord Luxco in exchange for a controlling interest in TORM A/S has been accounted for as a reverse acquisition in accordance with IFRS 3, "Business Combinations", which means that for financial reporting purposes, Njord is considered the accounting acquirer and the continuing reporting entity.  Consequently, the consolidated financial statements of TORM A/S following the 2015 Restructuring are a continuation of the financial statements of Njord as the continuing reporting entity, despite TORM being the legal acquirer and the continuing publicly listed company.

For the period 1 January 2015 to 13 July 2015 the financial information for the year ended 31 December 2015 reflects the activity of Njord only, whereas the period from 13 July 2015 to 31 December 2015 reflects the combined activities of TORM A/S and Njord.  Furthermore, comparative information for the prior period presented in the consolidated financial statements of TORM A/S (as a continuation of Njord) for the year ended 31 December 2015 includes financial information for Njord only.
As the consolidated financial statements of TORM A/S for the year ended 31 December 2015 are a continuation of the consolidated financial statements of Njord, they do not reflect the write-down of Former TORM's debt in exchange for Consideration Warrants and do not reflect the conversion of Former TORM's debt into Former TORM A/S A shares as these steps of the 2015 Restructuring were implemented immediately prior to Njord Luxco obtaining a controlling interest in Former TORM.
Njord's purchase price for a controlling interest in Former TORM is calculated as the fair value of the interest in Njord that Former TORM's existing shareholders and warrant holders would have received, had the business combination of Former TORM and Njord not been a reverse acquisition. The value is based on the value agreed between Former TORM, Njord Luxco and certain of Former TORM A/S' pre-2015 Restructuring shareholders and lenders for the purposes of determining the ownership interest in TORM A/S obtained by Njord Luxco in exchange for the contribution of Njord.
Njord's purchase price to acquire Former TORM calculated as described above has been allocated to the acquired assets, liabilities and commitments of Former TORM based upon their estimated fair values. The initial allocated fair value of acquired assets and assumed liabilities and commitments is presented in note 2 to the audited consolidated financial statements for the year ended 31 December 2015 which are included in this document by reference, see Part III - F-2 "Information incorporated by reference".
9.3	Critical accounting estimates and judgments
The preparation of financial statements in conformity with IFRS as adopted by EU requires estimates and assumptions that influence the value of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the value of revenue and expenses during the reporting period. These estimates and assumptions are affected by the accounting policies applied. An accounting estimate is considered critical if the estimate requires the executive management's position on matters that are subject to significant uncertainty, if different estimates could reasonably have been applied or if changes in the estimate that would have a material impact on the financial position or results of operations are reasonably likely to occur from financial period to financial period. The managements of TORM A/S and Njord believed that the accounting estimates employed for the historical financial statements for TORM A/S and Njord were appropriate and the resulting balance sheet items were reasonable. However, future results of TORM A/S could differ from original estimates requiring adjustments to balance sheet items in future periods.
The managements of TORM A/S and Njord believe that the most significant accounting estimates and judgments relate to the accounting treatment of the reverse acquisition of Former TORM and to the assessment of whether vessels are impaired.
Reverse acquisition
TORM A/S' 2015 Restructuring was completed on 13 July 2015 and included, inter alia, a contribution by Njord Luxco of Njord to TORM A/S in exchange for a controlling interest in TORM A/S. The management of TORM A/S has concluded that the contribution should be accounted for as a reverse acquisition according to IFRS 3 i.e. Njord is the acquirer and Former TORM is the acquiree. Management's most significant judgements applying to the accounting policies relate to:
•	Identification of the acquirer
•	Calculation of consideration

Identification of the acquirer
IFRS 3 requires that the determination of the acquirer shall be determined based on the guidance in IFRS 10 – Consolidated Financial Statements, which means that the acquirer will be the entity that obtains control over the acquiree. The acquirer in a business combination will therefore most often be the entity (Former TORM) legally acquiring the other (Njord) in exchange for cash, other assets or in exchange for issuing its equity interests. However, IFRS 3 states that in some cases the accounting acquirer can be the entity that is legally being acquired, i.e. Former TORM. The latter is typically the case when the former shareholder (Njord Luxco) of the entity whose shares are being acquired (Njord) owns the majority of shares and controls the majority of votes in the combined entity (TORM A/S) after the transaction.
Following the transaction, Njord Luxco had control of the majority of the share capital and associated votes of Former TORM, which led the management of TORM A/S to conclude that the transaction should be accounted for as a reverse acquisition, i.e. as if Former TORM has been acquired by Njord rather than Former TORM acquiring Njord.
Calculation of consideration
Based on the provisions of IFRS 3, Njord's purchase price for a controlling interest in Former TORM is calculated as the fair value of the interest in Njord that the existing shareholders and warrantholders in Former TORM would have received, had the business combination of Former TORM and Njord not been a reverse acquisition. As the issued shares of Former TORM are publicly traded, the management of TORM A/S has considered whether the fair value of Former TORM would be a more reliable measure of the consideration. The management of TORM A/S believes that the fair value of the interest in Njord that would have been issued represents the fair value of the consideration more reliably than the share price of Former TORM. The share price of Former TORM was very volatile during the period before the 2015 Restructuring due to the significant uncertainty about Former TORM's future as an independent group.
Carrying amounts of vessels
TORM A/S reviews the carrying amounts of assets quarterly to determine any indication of impairment either due to a significant decline in market value or in the cash flows generated by the assets. In case of such indication, the recoverable amount of the assets is reviewed by assessing the fair value less costs to sell and the value in use for the significant assets within the two cash generating units, the Tanker Segment and the Bulk Segment (the Bulk Segment has now been exited). The recoverable amount is estimated at the higher of the fair value less costs to sell and the value in use.
Njord has historically reviewed the carrying amounts of assets annually to determine any indication of impairment either due to a significant decline in market value or in the cash flows generated by the assets. Historically, Njord has not determined such indications compared to carrying amounts.
For the purpose of assessing the fair value less costs to sell, the market values of the vessels are estimated, for which the most important parameters are the vessels' tonnes deadweight, the shipyard they were built at and their age. Internal as well as external sources of information are used, including two internationally recognised shipbrokers' valuations.
The value in use is the present value of the future cash flows expected to derive from the cash generating units. The review for potential impairment indicators and projection of future undiscounted and discounted cash flows is complex and requires, to the extent applicable, various estimates, including future freight rates, earnings from the vessels and discount rates. All of these items have historically been volatile.
If the recoverable amount is less than the carrying amount of the asset, the carrying amount is written down to the recoverable amount. The impairment charge is recognised immediately in the income statement.
The carrying amount of the fleet may not represent the fair market value at any point in time as market prices of second-hand vessels to some degree tend to fluctuate with changes in freight rates and the cost of newbuildings. If the expected future cash flows or related assumptions are changing permanently, a reduction of the carrying amounts of the vessels may be required.

The assessment of the recoverable amount is based on the higher of (i) broker values and (ii) the value-in-use calculation. The methodology used for calculating the value in use is based on a number of key assumptions, including forecasts for the next rolling forecast period, the business plans for year two and three and 10-year historical average freight rates from Clarksons adjusted by the inflation rate for the period beyond three years. The calculation of the value in use is very sensitive to changes in the key assumptions.
For the years ended 31 December 2013 and 2014 Former TORM has recognised impairment charges related to the fleet of USD60m and USD192m, respectively. TORM A/S (as a continuation of Njord) has recognised no impairment charges related to the fleet for the years ended 31 December 2013, 2014 and 2015.
9.4	Primary factors affecting the results of operations
TORM A/S (as a continuation of Njord) and Former TORM generate revenue by charging customers for the transportation of refined oil products and crude oil using product tankers. To a lesser extent, Former TORM has historically also generated revenue from the transportation of dry bulk cargos using dry bulk vessels. A Group focus is on maintaining a high quality fleet. TORM A/S actively manages the deployment of the fleet between spot market voyage charters, which generally last from several days to several weeks, and time charters. Some of Former TORM's product tankers were employed in a pool during 2012-2014.
Important factors affecting the results of TORM A/S' and Former TORM's operations consist of the following:
TCE earnings per available earning day. TCE earnings per available earning day are defined as revenue less voyage expenses divided by the number of available earning days. Voyage expenses primarily consist of port and bunker expenses that are unique to a particular voyage, which would otherwise be paid by a charterer under a time charter, as well as commissions, freight and bunker derivatives. Presenting revenue net of voyage expenses neutralises the variability created by unique costs associated with particular voyages or the deployment of vessels on the spot market and facilitates comparisons between periods on a more consistent basis. Under time charter contracts, the charterer pays the voyage expenses, while under voyage charter contracts the shipowner pays these expenses. A charterer has the choice of entering into a time charter (which may be a one-trip time charter) or a voyage charter. TORM A/S and Former TORM are neutral as to the charterer's choice because they will primarily base their financial decisions on expected TCE rates rather than on expected revenue. The analysis of revenue is therefore primarily based on developments in TCE earnings.
Spot charter rates. A spot market voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed freight rate per tonne of cargo or a specified total amount. Under spot market voyage charters, TORM A/S and Former TORM pay voyage expenses such as port, canal and bunker costs. Spot charter rates are volatile and fluctuate on a seasonal and year-on-year basis. Fluctuations derive from imbalances in the availability of cargos for shipment and the number of vessels available at any given time to transport these cargos. Vessels operating in the spot market generate revenue that is less predictable, but may enable increased profit margins during periods of improvements in product tanker rates.
Time charter rates. A time charter is generally a contract to charter a vessel for a fixed period of time at a set daily or monthly rate. Under time charters, the charterer pays voyage expenses such as port, canal and bunker costs. Vessels operating on time charters provide more predictable cash flows, but can yield lower profit margins than vessels operating in the spot market during periods characterised by favourable market conditions.
Available earning days. Available earning days are the total number of days in a period when a vessel is ready and available to perform a voyage, meaning the vessel is not off- hire or in dry-dock. For the owned vessels, this is calculated by taking operating days and subtracting off-hire days and days in dry-dock. For the chartered-in vessels, no such calculation is required because charter hire is only paid on earning days and not for off-hire days or days in dry-dock.

Operating days. Operating days are the total number of available days in a period with respect to the owned vessels, before deducting unavailable days due to off-hire days and days in dry-dock. Operating days are a measurement that is only applicable to the owned vessels, not to the time chartered-in vessels.
Operating expenses per operating day. Operating expenses per operating day are defined as crew wages and related costs, costs of spares and consumable stores, expenses relating to repairs and maintenance (excluding capitalised dry-docking), cost of insurance and other expenses on a per operating day basis. Operating expenses are only paid for owned vessels. TORM A/S and Former TORM do not pay such costs for the time chartered-in vessels, as they are paid by the vesselowner and instead factored into the charter hire cost for such chartered-in vessels.
Vessel prices. Vessel prices are affected by freight rates, which can fluctuate significantly. The results of operations can be affected by two factors related to vessel prices:
Impairment tests. In order to reflect value in use, vessel prices are reviewed in conjunction with market fundamentals. Any indication of impairment is reviewed, both due to significant declines in market values or due to declines in the present values of the estimated future cash flows to be generated by the vessels. See Part I – 9.3 "Critical accounting estimates and judgments" for further details.
Loss/profit from the sale of vessels. Both loss and profit can be realised in connection with the sale of vessels depending on the selling price and the book value of the vessels sold.
9.5	Consolidated financial statements for the year ended 31 December 2015 with comparative figures for the year ended 31 December 2014 for TORM A/S (as a continuation of Njord)
Income statement
The table below presents TORM A/S' extracted income statement for the year ended 31 December 2015 with comparative figures for the same period of 2014. Due to the reverse acquisition as explained in Part I - 9.2 "Accounting effects from the 2015 Restructuring" the consolidated financial statements reflect the activities for Njord only for 2014 and the period from 1 January 2015 until 13 July 2015, whereas the remaining part of 2015 reflects the combined activity of TORM A/S and Njord.
As a result of the reverse acquisition, from an accounting perspective Former TORM's vessels, as well as commercial and technical management activities of Former TORM, have been contributed to the business of Njord that after the 2015 Restructuring operates under the legal name of TORM A/S (as a continuation of Njord). The analysis below should be read in this context as TORM A/S (as a continuation of Njord) operated a considerably larger fleet from 13 July 2015 onwards, compared to the operation of a smaller fleet during the period before the 2015 Restructuring and in the year ended 31 December 2014.

The table below presents financial information derived from TORM A/S' income statements for the years ended 31 December 2014 and 2015.
Table 18: Income statements for the years ended 31 December 2014 and 2015
	2014				2015
USDm	Tanker Segment	Bulk Segment	Not allocated	Total	Tanker Segment	Bulk Segment	Not allocated	Total
Revenue	180	-	-	180	538	2	-	540
TCE earnings	99	-	-	99	370	1	-	371
Gross profit	48	-	-	48	237	(1)	-	236
EBITDA			(8)	41			(26)	210
Operating profit (EBIT)			(32)	16			(93)	143
Profit before tax			(36)	13			(109)	127
Net profit for the year			(36)	13			(110)	126

Total revenue for the year ended 31 December 2015 was USD540 million corresponding to an increase of USD360 million compared to the year ended 31 December 2014.  The increase in revenue was primarily due to an increase in the number of available earning days from the acquisition of the fleet from Former TORM as discussed above.
TORM A/S' TCE earnings for the year ended 31 December 2015 were USD371 million compared to USD99 million for the year ended 31 December 2014.  The increase in TCE earnings was primarily due to an increase in the number of available earning days of 147% for the year ended 31 December 2015 compared to the year ended 31 December 2014 combined with an increase in the weighted average TCE earnings per available earning day of 52% in the tanker segment for the year ended 31 December 2015 compared to the year ended 31 December 2014.
Gross profit and EBITDA were USD236 million and USD210 million, respectively, for the year ended 31 December 2015 compared to a gross profit and EBITDA of USD48 million and USD41 million, respectively, for the year ended 31 December 2014. The increase was mainly driven by the increase in available earning days as well as higher freight rates for the year ended 31 December 2015 compared to the year ended 31 December 2014.
TORM A/S' operating profit amounted to a profit of USD143 million for the year ended 31 December 2015 compared to USD16 million for the year ended 31 December 2014. The increase in operating profit was primarily due to increasing freight rates in the product tanker market and the increase in the number of available earning days. This was partly offset by increases in administrative expenses of USD19 million and depreciations on tangible assets of USD43 million.
TORM A/S' profit before tax and net profit for the year ended 31 December 2015 was USD127 million and USD126 million, respectively, compared to USD13 million, respectively, for the year ended 31 December 2014, corresponding to an increase of USD114 million and USD113 million respectively, caused by increased operating profit.

Table 19: TCE Tanker earnings for TORM A/S for the years ended 31 December 2014 and 2015
	LR2	LR1	MR	Handysize	Unallocated	Total
FY2014
Available TCE earning days	624	-	6,121	-	-	6,745
TCE earnings per earning day, USDm	18,752	-	14,207	-	-	14,628
TCE earnings FY2014, USD	12	-	87	-	-	99
FY2015
Available TCE earning days	2,207	1,134	11,562	1,775	-	16,678
Change from FY2014 to FY2015	254%	-	89%	-	-	147%
TCE earnings per earning day, USD	28,674	24,755	20,938	20,758	-	22,202
Change from FY2014 to FY2015	53%	-	47%	-	-	52%
Effect on TCE earnings from change in the available TCE earning days, USDm	30	-	77	-	-	107
Effect on TCE earnings from change in TCE earnings per earning day, USDm	22	28	78	37	-	165
TCE earnings FY2015, USDm	63	28	242	37	-	370
TCE earnings for the tanker segment for the year ended 31 December 2015 were USD370 million compared to USD99 million for the year ended 31 December 2014, corresponding to an increase of USD271 million.
In the first half of 2015, the product tanker market benefitted from higher refinery margins due to falling crude oil prices. The higher refinery margins resulted in increased production of clean petroleum products on a global scale. In addition to an increase in U.S. consumer demand for gasoline, the market saw increased volumes of gasoline and gasoil moving towards South and Latin America from the U.S., high European exports of products to West Africa and large volumes of naphtha to the Far East on the larger vessels. The newly added refinery facilities in the Middle East also contributed to an increase in export volumes. Due to the increased oil supply, freight rates for dirty vessels in all sizes showed remarkable strength. This caused a larger part of the LR2 fleet to switch into dirty trade, thereby strengthening the clean tanker freight rates.
During the second half of 2015, product tanker freight rates reached their highest level since 2008. Subsequently, a seasonal reduction in US gasoline demand as well as sharp declines in West African demand caused the markets to soften in the western hemisphere. In the Middle East, seasonal maintenance of refineries reduced output despite continued high refinery margins. During the fourth quarter of 2015, global petroleum product stocks in consuming areas rose to record levels and refinery margins contracted, resulting in a reduction of long-haul arbitrage movements.
In the Group's LR2 fleet, the available earning days increased by 254% corresponding to an increase in TCE earnings of USD30 million due to the acquisition of the fleet from Former TORM combined with increased freight rates of 53% corresponding to an increase of USD22 million, resulting in a total increase of USD51 million for the Group's LR2 fleet for the year ended 31 December 2015 compared to the year ended 31 December 2014.
In the Group's LR1 fleet, the available earning days increased by 1,134 days due to the acquisition of vessels from Former TORM combined with increased freight rates corresponding to a total increase of USD28 million for the year ended 31 December 2015 compared to the year ended 31 December 2014.
In the Group's MR fleet, the available earning days increased by 89% corresponding to an increase in TCE earnings of USD77 million following the acquisition of the Former TORM vessels, combined with increased freight rates of 47% corresponding to an increase of USD78 million, resulting in a total increase of USD155 million for the Group's MR fleet for the year ended 31 December 2015 compared to the year ended 31 December 2014.
In the Group's Handy fleet, the available earning days increased by 1,775 days due to the acquisition of vessels from Former TORM combined with increased freight rates corresponding to a total increase of USD37 million for the year ended 31 December 2015 compared to the year ended 31 December 2014.

Table 20: TCE Bulk earnings for TORM A/S for the years ended 31 December 2014 and 2015
	Panamax	Total
FY2014
Available TCE earning days	-	-
TCE earnings per earning day, USD	-	-
TCE Bulk earnings 2014, USD million	-	-
FY2015
Available TCE earning days	298	298
Change from 2014 to 2015	n/a	n/a
TCE earnings per earning day, USD	4,306	4,306
Change from 2014 to 2015	n/a	n/a
Effect on TCE earnings from change in the available TCE earning days, USDm	-	-
Effect on TC earnings from change in TCE earnings per earning day, USDm	1	1
TCE earnings 2015, USD million	1	1

In the Group's Panamax fleet, the available earning days increased by 298 days due to the acquisition of vessels from Former TORM resulting in a total increase of USD1 million for the year ended 31 December 2015 compared to the year ended 31 December 2014.
Gross profit (net earnings from shipping activities)
Table 21: Gross profit (net earnings for shipping activities) for TORM A/S for the years ended 31 December 2014 and 2015
	FY2014				FY2015
(USD million)	Tanker Segment	Bulk Segment	Not allocated	Total	Tanker Segment	Bulk Segment	Not allocated	Total
TCE earnings	99	-	-	99	370	1	-	371
Charter hire	-	-	-	-	(11)	(1)	-	(12)
Operating expenses	(50)		-	(50)	(122)	(1)	-	(123)
Gross profit (net earnings for shipping activities)	48			48	237	(1)		236
TORM A/S' gross profit (net earnings for shipping activities) for the year ended 31 December 2015 was USD236 million compared to USD48 million for the year ended 31 December 2014, corresponding to an increase of USD188 million.
Total costs related to charter hire increased by USD12 million for the year ended 31 December 2015 compared to the year ended 31 December 2014, due to the acquisition of vessels from Former TORM.
Total operating expenses for vessels increased by USD73 million to USD123 million for the year ended 31 December 2015 primarily due to an increase in the number of operating days of 255% as a result of the acquisition of vessels from Former TORM.  Average operating expenses per day ended at USD7,070 for the year ended 31 December 2015 compared to USD7,293 for the year ended 31 December 2014, reflecting a decrease of 3%.

EBITDA
Table 22: EBITDA for TORM A/S for years ended 31 December 2014 and 2015
	FY2014				FY2015
(USD million)	Tanker Segment	Bulk Segment	Not allocated	Total	Tanker Segment	Bulk Segment	Not allocated	Total
Gross profit (net earnings for shipping activities)	48	-	-	48	237	(1)	-	236
Administrative expenses	-	-	(1)	(1)	-	-	(20)	(20)
Other operating expenses	-	-	(7)	(7)	-	-	(6)	(6)
Share of profit from joint ventures	-	-	-	-	-	-	0	0
EBITDA	-	-	(8)	41	-	-	(26)	210

Total administrative expenses and other operating expenses increased from USD8 million for the year ended 31 December 2014 to USD26 million for the year ended 31 December 2015 as a result of the fleet expansion in 2015 and the acquisition of Former TORM. Before the 2015 Restructuring fees to Former TORM for the commercial and technical management were presented within Other operating expenses whereas commercial and technical management after the 2015 Restructuring in the context of administrative personnel and other administrative expenses is presented within Administrative expenses.
Operating profit
Table 23: Operating profit for TORM A/S for the years ended 31 December 2014 and 2015
	FY2014				FY2015
(USD million)	Tanker Segment	Bulk Segment	Not allocated	Total	Tanker Segment	Bulk Segment	Not allocated	Total
EBITDA	-	-	(8)	41	-	-	(26)	210
Depreciation	-	-	(25)	(25)	-	-	(67)	(67)
Operating profit	-	-	(32)	16	-	-	(93)	143
TORM A/S' operating profit amounted to a profit of USD143 million for the year ended 31 December 2015 compared to a profit of USD16 million for the year ended 31 December 2014.  Depreciation amounted to USD67 million for the year ended 31 December 2015 compared to USD25 million for the year ended 31 December 2014 driven by the acquisition of the fleet from Former TORM.

Profit before tax
Table 24: Profit before tax for TORM A/S for the years ended 31 December 2014 and 2015
	FY2014				FY2015
(USD million)	Tanker Segment	Bulk Segment	Not allocated	Total	Tanker Segment	Bulk Segment	Not allocated	Total
Operating profit	-	-	(32)	16	-	-	(93)	143
Net financial expenses	-	-	(4)	(4)	-	-	(16)	(16)
Profit before tax	-	-	(36)	13	-	-	(109)	127
TORM A/S' profit before tax amounted to a profit of USD127 million for the year ended 31 December 2015 compared to a profit of USD13 million for the year ended 31 December 2014. Net financial expenses for the year ended 31 December 2015 increased to USD16 million from USD4 million for the year ended 31 December 2014. This was due to the acquisition of 13 vessels in April 2014 from TORM A/S at which point Njord obtained bank financing during in the late part of the second quarter of 2014 that subsequently generated financial expenses combined with the mortgage debt and bank loans assumed from the acquisition of Former TORM on 13 July 2015.
Net profit for the year
Table 25: Net profit for the year for TORM A/S for the years ended 31 December 2014 and 2015
	FY2014				FY2015
(USD million)	Tanker Segment	Bulk Segment	Not allocated	Total	Tanker Segment	Bulk Segment	Not allocated	Total
Profit before tax	-	-	(36)	13	-	-	(109)	127
Tax	-	-	-	0	-	-	(1)	(1)
Net profit for the year	-	-	(36)	13	-	-	(110)	126
TORM A/S' net profit for the year amounted to a profit of USD126 million for the year ended 31 December 2015 compared to a profit of USD13 million for year ended 31 December 2014.
The increase in tax expenses relates to the Danish tonnage tax scheme, which TORM A/S is taxed under.
Balance sheet
Total assets as of 31 December 2015 were USD1,867 million, corresponding to an increase of USD1,242 million compared to 31 December 2014. The increase in total assets from 31 December 2014 to 31 December 2015 was primarily due to a combination of an increase in intangible assets of USD11 million, an increase in the carrying amount of vessels, newbuildings and capitalised dry-docking amounting to a total of USD1,028 million and an increase in current assets of USD200 million mainly from the acquisition of the fleet from Former TORM.
The carrying value of vessels, newbuildings and capitalised dry-docking as of 31 December 2015 amounted to USD1,565 million compared to USD537 million as of 31 December 2014, primarily caused by an increase in vessel and capitalised dry-docking, newbuilding instalments and capitalised dry-docking assets of USD1,094 million offset by depreciation of USD67 million.
Total equity as of 31 December 2015 was USD976 million, corresponding to an increase of USD506 million compared to 31 December 2014.  The increase in equity was mainly due to the reverse acquisition of Former TORM resulting in an increase of USD368 million, capital contributions of USD14 million and the profit for the period of USD126 million.

TORM A/S' liabilities increased by USD735 million from USD156 million as of 31 December 2014 to USD891 million as of 31 December 2015, mainly attributable to the acquisition of Former TORM which resulted in an increase of USD625 million on mortgage debt and bank loans, an increase of USD59 million of deferred tax and finance lease liabilities and increase of USD51 million of trade payables and other liabilities. During the year ended 31 December 2015 USD29 million in instalments on mortgage debt and bank loans were paid.
Cash flow
Total net cash flow from operating, investing and financing activities for FY2015 amounted to an inflow of USD130m against an inflow of USD36m for FY2014.
Total net cash flow from operating activities for FY2015 amounted to an inflow of USD214m against an inflow of USD17m for FY2014. The increase in inflow was mainly driven by the improved operating profit and improved working capital for FY2015 compared with FY2014.
For FY2015, net cash flow from investing activities amounted to an outflow of USD159m against an outflow of USD378m for FY2014 primarily relating to the investment in vessels and newbuildings. The outflow from investments in vessels and newbuildings were offset by cash from business combination of USD78m and sale of non-current assets of USD18m.
For FY2015, net cash flow from financing activities amounted to an inflow of USD75m against an inflow of USD397m for FY2014. For FY2015, borrowings generated an inflow of USD64m while capital contributions amounted to an inflow of USD14m. For FY2014, borrowings generated an inflow of USD142m the inflow and capital contributions of USD257m. The proceeds from borrowings and capital contributions have been used to finance acquisition of vessels and payment of instalments on newbuildings.
9.6	Consolidated financial statements for the years ended 31 December 2013 and 2014 for Former TORM
Income statement
The table below presents Former TORM's income statement extracted on a segment level for the years ended 31 December 2013 and 2014.
Table 26: Income statement for Former TORM extracted on segment level for the years ended 31 December 2013 and 2014
	FY2013				FY2014
USDm	Tanker Segment	Bulk Segment	Un-allocated	Total	Tanker Segment	Bulk Segment	Un-allocated	Total
Revenue	775	218	-	992	597	27	-	624
TCE earnings	364	79	0	443	295	31	0	326
Gross profit	172	(22)	0	150	123	0	0	123
EBITDA	172	(22)	(54)	96	123	0	(46)	77
Operating profit/(loss) (EBIT)	112	(22)	(181)	(91)	(69)	0	(142)	(211)
Profit/(loss) before tax			(257)	(166)			(215)	(283)
Net profit/(loss) for the year			(253)	(162)			(215)	(284)
Net profit/(loss) for the year excl. impairment charge and restructuring costs	172	(22)	(253)	(101)	123	0	(200)	(77)
Total revenue for the year ended 31 December 2014 was USD624m compared to USD992m for FY2013. The decrease in revenue from FY2013 to FY2014 was primarily due to a decrease in the number of available earning days as discussed below.

TCE earnings for FY2014 were USD326m compared to USD443m for FY2013. The decrease in TCE earnings from FY2013 to FY2014 was primarily attributable to a decrease of 35% in the number of available earning days, corresponding to a reduction in Former TORM's earnings of USD141m. This was offset by higher freight rates for both the Tanker Segment and Bulk Segment, corresponding to an increase in earnings of USD19m.
Operating loss (EBIT) was USD211m for FY2014 compared to an operating loss of USD91m for FY2013. The increase from FY2013 to FY2014 in operating loss was primarily due to a decrease in gross profit (net earnings from shipping activities) of USD27m and an increase of USD132m in impairment charges on vessels. This was partly offset by decreases in administrative expenses of USD6m and amortisations and depreciation on tangible and intangible assets of USD31m.
Loss before tax for FY2014 was USD283m, corresponding to an increased loss of USD117m compared to FY2013. Loss before tax for FY2013 was USD166m.
Former TORM reported a net loss for FY2014 of USD284m compared to a net loss of USD162m for FY2013. Former TORM's tax for FY2014 amounted to an expense of USD1m compared to a tax income of USD4m for FY2013 and a tax expense of USD2m in FY2013 primarily caused by lower adjustments of deferred tax liabilities of USD6m combined with a change in adjustments to prior years of USD1m.
TCE earnings – Tanker Segment
Table 27: TCE earnings for the Tanker Segment for the years ended 31 December 2013 and 2014
	LR2	LR1	MR	Handysize	Unallocated	Total
FY2013
Available TCE earning days	3,493	2,803	14,369	3,930	-	24,595
Change from FY2012 to FY2013	(6)%	(60)%	(16)%	(1)%	-	(22)%
TCE earnings per earning day, USD	13,350	14,958	15,682	12,773	-	14,803
Change from FY2012 to FY2013	24%	22%	30%	5%	-	24%

Effect on TCE earnings from change in the available TCE earning days, USDm	(2)	(51)	(32)	(1)	-	(86)
Effect on TCE earnings from change in TCE earnings per earning day, USDm	9	8	52	2	-	71
Effect on TCE earnings from change in other, USDm	-	-	-	-	-	1
TCE earnings FY2013, USDm	47	42	226	50	0	364
FY2014
Available TCE earning days	2,960	2,445	10,189	3,710	-	19,304
Change from FY2013 to FY2014	(15)%	(13)%	(29)%	(6)%	-	(22)%
TCE earnings per earning day, USD	15,413	17,556	14,697	15,287	-	15,282
Change from FY2013 to FY2014	15%	17%	(6)%	20%	-	3%
Effect on TCE earnings from change in the available TCE earning days, USDm	(7)	(5)	(66)	(3)	-	(81)
Effect on TCE earnings from change in TCE earnings per earning day, USDm	6	6	(10)	9	-	12
Effect on TCE earnings from change in other, USDm		-	-	-	-	-
TCE earnings FY2014, USDm	46	42	150	57	-	295
FY2014 compared with FY2013
TCE earnings for FY2014 were USD295m, corresponding to a decrease of USD69m compared to FY2013. The decrease in TCE earnings was primarily due to a decrease in the number of available earning days of 22%, partly offset by an increase in the weighted average TCE earnings per available earning day of 3% compared to FY2013.

In the first part of 2014, the product tanker freight rates were under pressure especially from low European demand, limited arbitrage trades and lower tonne-mile on US exports. The second part of the year saw a market recovery in the LR segment, which spilled over into the other segments leading to the highest freight rates experienced since 2008. The main drivers were open arbitrage trades, new refinery capacity in the Middle East and lower oil prices.
In the LR2 fleet, three vessels were sold and delivered to Njord in FY2014, causing the number of available earning days for the LR2 fleet to decrease by 15%, thereby resulting in a reduction in earnings of USD7m. On the other hand, the average freight rates increased by 15% from FY2013 to FY2014, resulting in an increase in earnings of USD6m. Hence, earnings in total decreased by USD1m.
The available earning days for the LR1 fleet were 13% lower compared to FY2013 as Former TORM in FY2014 did not have time-chartered vessels in this segment. However, this was compensated by an increase in the average freight rates of 17% for FY2014. In total, earnings increased by USD1m.
In the MR fleet, 14 vessels were sold and delivered to Njord in FY2014, three of which were time- chartered back to Former TORM. Combined with the sale of five vessels during 2013, the number of available earning days decreased by 4,180 days or 29%, resulting in a decrease in earnings of USD66m. Furthermore, freight rates decreased by 6%, resulting in lower earnings of USD10m. Hence, total earnings decreased by USD76m.
In the Handysize fleet, the average freight rates were 20% higher compared to FY2013, resulting in a net increase in earnings of USD7m. There were no changes in the Handysize fleet size during FY2014.
TCE earnings - Bulk Segment
Table 28: TCE earnings for the Bulk Segment for the years ended 31 December 2013 and 2014
	Panamax	Handymax	Unallocated	Total
FY2013
Available TCE earning days	6,868	3,009	-	9,877
Change from FY2012 to FY2013	10%	24%	-	14%
TCE earnings per earning day, USD	8,019	9,880	-	8,586
Change from FY2012 to FY2013	(22)%	(6)%	-	(17)%
Effect on TCE earnings from change in the available TCE earning days, USDm	7	6	-	13
Effect on TCE earnings from change in TCE earnings per earning day, USDm	(15)	(2)	-	(17)
Effect on TCE earnings from change in other, USDm	-	-	(4)	(4)
TCE earnings FY2013, USDm	52	28	(1)	79
FY2014
Available TCE earning days	2,516	465	-	2,981
Change from FY2013 to FY2014	(63)%	(85)%	-	(70)%
TCE earnings per earning day, USD	10,477	12,748	-	10,831
Change from FY2013 to FY2014	31%	29%	-	26%
Effect on TCE earnings from change in the available TCE earning days, USDm	(35)	(25)	-	(60)
Effect on TCE earnings from change in TCE earnings per earning day, USDm	6	1	-	8
Effect on TCE earnings from change in other, USDm	4	2	(1)	4
TCE earnings FY2014, USDm	27	6	(2)	31

FY2014 compared with FY2013
In FY2014, Former TORM continued to scale-down its dry bulk activities, and the remaining fleet was employed in the long-term period market during most of the year. TCE earnings for FY2014 were USD31m, corresponding to a decrease of USD48m compared to FY2013. Earnings were negatively affected by an overall decrease of 70% in the number of available earning days. This was only partly offset by an increase in the weighted average TCE earnings per available earning day of 26% compared to FY2013.
The dry bulk market was at historically low levels during FY2014. The average spot freight rates for the Panamax segment were approximately 67% below the 10-year historical average according to the Baltic Panamax Index. A declining spot market during the first half of the year led the period market to gradually erode and the second-hand asset market to decline.
In the Panamax fleet, the number of available earning days decreased by 4,352 days or 63% for FY2014 compared to FY2013 due to a decrease in the time charter fleet, which caused earnings to decrease by USD35m. Freight rates were on average 31% higher for FY2014 and increased earnings by USD6m for FY2014 compared to FY2013.
In the Handymax fleet, the number of available earning days decreased by 2,544 days or 85% compared to FY2013 due to a decrease in the time charter fleet. The decrease in available earning days reduced earnings by USD25m, whereas an increase in average freight rates of 29% resulted in an increase in earnings of USD1m.
Gross profit
Table 29: Gross profit for Former TORM for the years ended 31 December 2013 and 2014
USDm	Tanker Segment	Bulk Segment	Unallocated	Total 2013	Tanker Segment	Bulk Segment	Unallocated	Total 2014
TCE earnings	364	79	0	443	295	31	0	326
Charter hire	(22)	(97)	-	(119)	(27)	(27)	-	(54)
Operating expenses	(170)	(4)	-	(174)	(145)	(4)	-	(149)
Gross profit	172	(22)	0	150	123	0	0	123
FY2014 compared with FY2013
Former TORM's gross profit for FY2014 was USD123m, corresponding to a decrease of USD27m compared to FY2013.
Total costs related to charter hire decreased by USD65m from FY2013 to FY2014. As compared to FY2013, charter hire paid in the Tanker Segment increased by USD5m to USD27m for FY2014, whereas charter hire paid in the Bulk Segment decreased by USD70m to USD27m for FY2014. The increase for the Tanker Segment of 18% was caused by three MR vessels that were sold to Njord and time-chartered back by Former TORM. The decrease for the Bulk Segment of 72% was primarily attributable to reduced activity.
In FY2014, total operating expenses for owned vessels decreased by USD25m to USD149m due to fewer operating days as a result of the sale and final delivery of 17 vessels to Njord. This was partly offset by an increase in operating expenses per day following investments in the owned fleet in order to increase quality and performance.

EBITDA

Table 30: EBITDA for Former TORM for the years ended 31 December 2013 and 2014
USDm	Tanker Segment	Bulk Segment	Unallocated	Total 2013	Tanker Segment	Bulk Segment	Unallocated	Total 2014
Gross profit	172	(22)	0	150	123	0	0	123
Net profit/(loss) from sale of vessels	-	-	-	-	-	-	-	-
Administrate e expenses	-	-	(57)	(57)	-	-	(51)	(51)
Other operating Income	-	-	2	2	-	-	5	5
Share of results of joint ventures	-	-	1	1	-	-	1	1
EBITDA	172	(22)	(54)	96	123	0	(46)	77

FY2014 compared with FY2013
The EBITDA for FY2014 was USD77m, corresponding to a decrease of USD19m compared to FY2013.
Total administrative expenses for FY2014 amounted to USD51m, which was a decrease of USD6m compared to total administrative expenses of USD57m for FY2013. This was mainly driven by a reduction in staff-related expenses, consultancy costs and the appreciation of the US Dollar.
Other operating income primarily consists of chartering commissions and service fees received by Former TORM in connection with pools and commercial management. Other operating income amounted to USD5m for FY2014 against USD2m for FY2013. The increase is due to the fact that the majority of the product tankers sold to entitles controlled by Oaktree Capital Management were placed under Former TORM's commercial and technical management,
Operating profit/(loss) (EBIT)
Table 31: EBIT for Former TORM for the years ended 31 December 2013 and 2014
USDm	Tanker Segment	Bulk Segment	Unallocated	Total 2013	Tanker Segment	Bulk Segment	Unallocated	Total 2014
EBITDA	172	(22)	(54)	96	123	0	(46)	77
Impairment charges on Joint ventures	-	-	-	-	-	-	-	-
Impairment charges on tangible and Intangible assets	(60)	-	-	(60)	(192)	-	-	(192)
Amortisations and depredation	-	-	(127)	(127)	-	-	(96)	(96)
Operating profit/(loss) (EBIT)	112	(22)	(181)	(91)	(69)	0	(142)	(211)
FY2014 compared with FY2013
EBIT for FY2014 was negative by USD211m, corresponding to a decrease of USD120m compared to FY2013.
Impairment charges on tangible and intangible assets in FY2014 amounted to USD192m compared to USD60m for FY2013. In FY2014, one bank exercised its option to initiate a sales process for ten MR and three LR2 vessels financed by that bank. These 13 vessels were subsequently sold and delivered to Njord in FY2014.
Amortisations and depreciation amounted to USD96m in FY2014 compared to USD127m in FY2013, corresponding to a decrease of USD31m mainly driven by fewer owned vessels during FY2014 compared to FY2013.

Balance sheet
FY2014 compared with FY2013
Total assets as at 31 December 2014 were USD1,384m, corresponding to a decrease of USD624m compared to 31 December 2013. The main drivers for the decrease in total assets from FY2013 to FY2014 were a combination of a decrease in the carrying amount of vessels and capitalised dry-docking amounting to a total of USD478m and a decrease in non-current assets held-for- sale of USD120m.
The carrying value of vessels and capitalised dry-docking at 31 December 2014 amounted to USD1,215m compared to USD1,693m at 31 December 2013. In March 2014, one bank exercised its option to initiate a sales process for certain vessels leading to a sale often MR and three LR2 vessels financed by this bank. Consequently, Former TORM concluded an agreement to sell the vessels to Njord.
The carrying value of non-current assets held-for-sale at 31 December 2014 amounted to USD0m compared to USD120m at 31 December 2013. In FY2013, Former TORM entered into an agreement related to the sale of four MR vessels. The vessels were classified as held-for-sale and presented separately in the balance sheet. The vessels were delivered to Njord in FY2014.
Total equity as at 31 December 2014 was negative at USD164m, corresponding to a decrease of USD282m compared to 31 December 2013. The decrease in equity was mainly due to loss for the year of USD284m.
Former TORM's liabilities decreased by USD342m to USD1,548m as at 31 December 2014, primarily due to a decrease in mortgage debt and bank loans of USD307m.
Cash flow
FY2014 compared with FY2013
Total net cash flow from operating, investing and financing activities for FY2014 amounted to an inflow of USD16m against an inflow of USD1m for FY2013.
Total net cash flow from operating activities for FY2014 amounted to an inflow of USD27m against an inflow of USD68m for FY2013. Net cash flow for FY2014 was impacted by a cash outflow of USD35m in interest paid and a cash outflow of USD12m in fees to advisors of Former TORM and Former TORM's creditors for work on the 2015 Restructuring. Net cash flow for FY2013 was impacted by a cash outflow of USD55m in interest paid and a cash inflow of USD24m from changes in bunkers, receivables and payables.
For FY2014, net cash flow from investing activities amounted to an inflow of USD313m against an inflow of USD93m for FY2013. Former TORM invested USD42m in tangible fixed assets during FY2014, primarily covering capitalised dry-docking, compared to USD41m for FY2013. In FY2014, Former TORM generated USD355m in cash inflow from the sale of non-current assets, primarily vessels, compared to USD135m for FY2013.
For FY2014, net cash flow from financing activities amounted to an outflow of USD324m against an outflow of USD161m for FY2013, in FY2014, borrowings generated an inflow of USD25m while repayment on mortgage debt and bank loans amounted to USD349m. In FY2013, borrowings generated an inflow of USD18m while repayment on mortgage debt and bank loans amounted to USD178m. Former TORM did not pay any dividends to its shareholders during FY2013 or FY2014.

9.7	Consolidated financial statements for the years ended 31 December 2013 and 2014 for Njord
Income statement
The table below presents Njord's income statement extracted for the years ended 31 December 2013 and 2014.
Table 32: Income statement for Njord for the years ended 31 December 2013 and 2014
	Year Ended 31 December
USDm	2013(1)	2014
Revenue	23	180
Port expenses, bunkers and commission	(12)	(81)
TCE earnings	11	99
Operating expenses	(5)	(50)
Gross profit	6	49
Administrative expenses	(1)	(8)
EBITDA	5	41
Depreciation	(3)	(25)
Operating profit (EBIT)	2	16
Net finance expenses	0	(3)
Profit before tax	2	13
Income tax expense	0	0
Net profit for the period	2	13
Note: (1) From 30 April 2013 to 31 December 2013.
Total revenue for FY2014 was USD180m, corresponding to an increase of USD157m compared to FY2013. TCE earnings for FY2014 were USD99m, corresponding to an increase of USD88m compared to FY2013. The increase in TCE earnings was primarily due to an increase in the number of available earning days resulting in an increase in earnings of USD82m. This was a result of an increased fleet size due to the delivery of 17 vessels in the period March to June 2014, and full-year operations of the eight vessels acquired in April 2013 and delivered in the period May to November 2013 combined with higher freight rates, corresponding to an increase in earnings of USD5m.
Gross profit and EBITDA were USD49m and USD41m, respectively, for FY2014 compared to a gross profit and EBITDA of USD6m and USD5m, respectively, for FY2013. The increase was mainly driven by the increase in available earning days as well as higher freight rates for FY2014 compared to FY2013.
Operating profit (EBIT) was USD16m for FY2014 compared to an operating profit of USD2m for FY2013. The increase in operating profit was primarily due to an increase in gross profit and EBITDA for FY2014 compared to FY2013. This was partly offset by increases in administrative expenses of USD7m and depreciations on tangible assets of USD22m related to the increased fleet from the delivery of 17 additional vessels in FY2014.
Njord reported a net profit for FY2014 of USD13m, corresponding to an increase of USD11m compared to FY2013.

Revenue and port expenses, bunkers and commission (TCE earnings)
Table 33: TCE earnings for Njord for the years ended 31 December 2013 and 2014
	LR2	MR	Total
2013
Available TCE earning days	-	831	831
TCE earnings per earning day, USD	-	13,503	13,503
TCE earnings 2013, USDm	0	11	11
FY2014
Available TCE earning days	624	6,121	6,745
Change from FY2013 to FY2014	N/A	637%	712%
TCE earnings per earning day, USD	18,752	14,207	14,628
Change from FY2013 to FY2014	N/A	2%	5%
Effect on TCE earnings from change in the available TCE earning days, USDm	N/A	71	80
Effect on TCE earnings from change in TCE earnings per earning day, USDm	N/A	4	8
TCE earnings FY2014, USDm	12	87	99
Note: Njord did not operate any LR2 vessels in FY2013, hence no changes from FY2013 to FY2014 are presented for the LR2 fleet
2013 showed a gradual improvement in product tanker freight rates, where traditional backhaul routes in the West turned out to be the strongest and tonnage supply increased. In the first part of 2014, product tanker freight rates were under pressure especially from low European demand, limited arbitrage trades and lower tonne-mile on US exports. The second part of 2014 saw a market recovery in the LR segment, which later spilled over into the MR segment leading to the highest freight rates experienced since 2008 at the end of the year. The main drivers were open arbitrage trades, new refinery capacity in the Middle East and lower oil prices.
Njord took delivery of the first eight MR vessels during May to November 2013 and further 14 MR vessels during the period from March to June 2014. Accordingly the number of available earning days for the MR fleet increased by 5,290 days or 637% from 2013 to 2014, resulting in an increase in earnings of USD71m. In addition, freight rates increased slightly compared to FY2013 resulting in higher earnings of USD4m. Hence, total earnings increased by USD76m.
Njord did not own any LR2 vessels in 2013, but took delivery of three LR2 vessels in May and June 2014. This corresponds to an increase in the number of available earning days of 624 days from FY2013 to FY2014. The average LR2 freight rates for FY2014 were USD18,752 per day resulting in earnings of USD12m.
Operating expenses
In FY2014, total operating expenses for vessels increased by USD45m to USD50m primarily due to an increase in the number of operating days of 691% as a result of the increase in the fleet size. Average operating expenses per day ended at USD7,567 for FY2014 compared to USD6,656 for FY2013, reflecting an increase of 14% primarily due to one-off costs related to change of ownership (change of crew and flag), incidents and overhauls.
Administrative expenses
Total administrative expenses increased from USD1m for FY2013 to USD8m for FY2014 as a result of Njord being in operation for the full year 2014 combined with an increase in operating activities in general driven by the increase in fleet size.
Depreciation
Depreciation amounted to USD25m for FY2014 compared to USD3m for FY2013 driven by the increase in fleet size in FY2014.
Net financial expenses
Net financial expenses for FY2014 increased by USD3m from USD0m for FY2013. This was due to the acquisition of 13 vessels in April 2014 from Former TORM at which point Njord obtained bank financing that subsequently generated financial expenses.

Balance sheet
Total assets as at 31 December 2014 were USD626m, corresponding to an increase of USD424m compared to 31 December 2013.
The main drivers for the increase in total assets from FY2013 to FY2014 were a combination of an increase in the carrying amount of vessels, newbuildings and capitalised dry-docking amounting to a total of USD353m and an increase in current assets of USD71m.
The carrying value of vessels, newbuildings and capitalised dry-docking at 31 December 2014 amounted to USD537m compared to USD184m at 31 December 2013. In March 2014, one of Former TORM's banks exercised its option to initiate a sales process for certain vessels leading to a sale of ten MR vessels and three LR2 vessels financed by this bank. Consequently, TORM concluded an agreement to sell the 13 vessels to Njord. In addition, Njord took delivery of a further four MR vessels from Former TORM based on an agreement entered into in December 2013. Furthermore, Njord made instalments of USD35m in FY2014 on its six newbuildings. In total, the investments for FY2014 amounted to USD378m compared to USD187m for FY2013. Depreciation on the fleet amounted to USD25m for FY2014 compared to USD3m for FY2013.
Total equity as at 31 December 2014 was USD470m, corresponding to an increase of USD268m compared to 31 December 2013. The increase in equity was mainly due to capital contributions of USD257m and the profit for the year of USD13m.
Njord's liabilities increased by USD155m from USD1m as at 31 December 2013 to USD156m as at 31 December 2014. The increase in liabilities was mainly attributable to financing undertaken in connection with the acquisition of the 13 vessels in April 2014.
Cash flow
Total net cash flow from operating, investing and financing activities for FY2014 amounted to an inflow of USD36m against an inflow of USD2m for FY2013.
Total net cash flow from operating activities for FY2014 amounted to an inflow of USD17m against an outflow of USD11m for FY2013. The increase in inflow was mainly driven by the improved operating profit for FY2014 combined with FY2013 being the start-up year.
For FY2014, net cash flow from investing activities amounted to an outflow of USD378m against an outflow of USD187m for FY2013 both solely relating to the investment in vessels and newbuildings.
For FY2014, net cash flow from financing activities amounted to an inflow of USD397m against an inflow of USD200m for FY2013. For FY2014, borrowings generated an inflow of USD142m while capital contributions amounted to an inflow of USD257m. For FY2013, the inflow related solely to capital contributions of USD200m. The proceeds from borrowings and capital contributions have been used to finance acquisition of vessels and payment of instalments on newbuildings.

9.8	Investments
The table below presents TORM A/S' (as a continuation of Njord) investments for the three financial years ended 31 December 2013, 2014 and 2015.
Table 34: Investments - TORM A/S (as a continuation of Njord)
	Year ended 31 December
Investments	2013(1)	2014	2015
(USDm)	-	-
Reverse acquisition of TORM A/S(2)			860
Acquisition of vessels and capitalised dry- docking	187	343	112
Prepayments on vessels	0	35	142
Other plant and operating equipment	0	0	1
Total	187	378	1,115
Notes:
(1)	From 30 April 2013 to 31 December 2013.
(2)	Relates to the acquisition of vessels and capitalised dry-docking along with other plant and operating equipment from Former TORM as a result of the reverse acquisition – See Part I – 9.2 "Accounting effects from the 2015 Restructuring".
Investments for the three years ended 31 December 2013, 2014 and 2015 consisted primarily of investments in vessels, capitalised dry-docking and newbuildings along with assets acquired in the reverse acquisition. For FY2015, TORM A/S' prepayments on newbuildings amounted to USD142m compared to USD35m and USD0 for FY2014 and FY2013. For FY2015, TORM A/S' investments related to vessels and capitalised dry-docking amounted to USD112m as a result of the acquisition of 3 vessels and delivery of 3 newbuildings compared to investments of USD343m and USD187m related to vessels and capitalised dry-docking for FY2014 and FY2013. TORM A/S invested a total of USD1,115m during FY2015 against USD378m and USD187m invested during FY2014 and FY2013.
The table below presents Former TORM's investments for the two years ended 31 December 2013 and 2014.
Table 35: Investments - Former TORM
	Year ended 31 December
Investments	2013	2014
(USDm)
Land and buildings	0	0
Acquisition of vessels and capitalised dry-docking	41	34
Prepayments on vessels	0	0
Other plant and operating equipment	2	2
Total	43	36
Investments for the two years ended 31 December 2013 and 2014 consisted primarily of investments in vessels and capitalised dry-docking. Former TORM invested a total of USD36m in FY2014 against USD43m in FY2013.
9.9	Contractual obligations
The Group has various contractual obligations and commercial commitments for future payments including lease obligations, newbuilding instalment payments and vessel purchases.
The table below summarises scheduled payments under the Group's contractual obligations as at 31 December 2015.
The main contractual obligations of the Group as at 31 December 2015 are the MR Product Tanker Newbuildings and the LR2 Product Tanker Newbuildings.

The Group is required to make instalment payments on MR Product Tanker Newbuilding contracts of USD51.2m for the year ending 31 December 2016. As at 7 March 2016 all of those instalment payments on the MR Product Tanker Newbuilding contracts had been paid.
On 30 November 2015, TORM A/S entered into contracts with Guangzhou Shipyard International Co., Ltd ("GSI") for the construction of four LR vessels (the "LR2 Product Tanker Newbuildings") and for options, which expire in the third quarter of 2016, to purchase an additional six vessels of a size to be determined by TORM A/S (the "Option Vessels"). The aggregate capital expenditure for the LR2 Product Tanker Newbuildings is below USD200m (including extra costs relating to the Group's design requirements and supervision). TORM A/S plans to finance the construction of the LR2 Product Tanker Newbuildings with cash from operations and anticipated borrowings of up to USD115.2m under a new secured loan facility for which the Company has received a binding commitment (subject to documentation). Should such new facility not be available, the Group will finance the LR2 Product Tanker Newbuildings from other available resources. TORM A/S plans to take delivery of the LR2 Product Tanker Newbuildings between the fourth quarter of 2017 and the second quarter of 2018, with the Option Vessels available for delivery between the third quarter of 2018 and the third quarter of 2019.  TORM A/S has not secured financing in connection with the Option Vessels.
Table 36: Contractual obligations as at 31 December 2015
USDm	2016	2017	2018	2019	2020	Thereafter	Total
Finance lease liabilities	1	13	0	0	0	0	14
Interest element finance lease	4	3	0	0	0	0	7
Chartered-in vessels (operating Lease)(1)	29	21	8	0	0	0	58
Instalment payments on MR Product Tanker Newbuilding contracts(2)	51	0	0	0	0	0	51
Instalment payments on LR2 Product Tanker Newbuilding contracts	24	62	87	0	0	0	173
Other operating leases	4	2	2	1	0	0	9
Total	113	101	97	1	0	0	312
Notes:
(1)	Leases have been entered into with a mutually non-cancellable lease period of up to three years. Certain leases include a profit sharing element implying that the actual charter hire may be higher. The average period until redelivery of the vessels was 1.9 years as at 31 December 2015;
(2)	Contractual obligations under newbuilding contracts reside with the relevant shipowning company and are guaranteed by Njord.

9.10	Significant events after the balance sheet date
On 13 January 2016, TORM A/S completed a reduction of its share capital by a cancellation of treasury shares acquired through the redemption process in connection with the implementation of the share consolidation of 24 September 2015.
On 18 January 2016, the board of TORM A/S granted certain Group employees (the "Participants") a total of 850,667 RSUs in the form of restricted stock options and, subject to vesting, each RSU entitles the holder to acquire one TORM A/S A share. The RSUs will vest over a three-year period, with one third of the grant amount vesting at each anniversary during the three-year period. The exercise price for each TORM A/S A share is DKK 96.3. In March 2016, the Group Chief Executive Officer was granted 1,276,725 RSUs and, subject to vesting each RSU will entitle the Group Chief Executive Officer to acquire one TORM A/S A share. RSUs granted to the Group Chief Executive Officer will vest over a five-year period, with one fifth of the grant amount vesting at each anniversary during the five-year period. The exercise price for each TORM A/S A share is DKK 96.3.
The theoretical market value of the RSU allocation is calculated at USD5.0m based on the Black-Scholes model.
On 8 March 2016, TORM A/S announced that, following a dialogue with its majority shareholder, Oaktree, a redomiciliation of TORM A/S to the United Kingdom was being considered. The purpose of the corporate reorganisation is to improve the marketability of the listed company, to attract a broader and more diversified investor base and to facilitate a potential dual listing in the U.S.

9.11	Governmental, economic, fiscal, monetary or political initiatives
The Group is subject to a large number of international conventions as well as national, state and local laws and regulations in force in the countries in which the Group's vessels operate or are registered. Compliance with applicable standards or requirements inter alia in relation to pollution and environmental protection, safety, and labour law, generally require capital expenditures for alterations, investments in new equipment and/or training of crew, and may restrict the type of activities in which the vessels may engage. In particular, the Group expects to incur material costs in relation to compliance with the BWM Convention if the convention enters into force.
Trade laws, embargoes, sanctions, and requirements under applicable competition rules, restrict the Group from operating its vessels in contravention thereof.
See Part I - 6.4.4 "Regulatory framework in the shipping industry" for a more detailed description of some of the material conventions and other legal requirements applicable to the Group's industry.
Due to the nature of the Group's operations, the Group may also be materially affected by fluctuating or deteriorating global economic conditions and by the potential resulting changes in freight rates and asset values of the Group's fleet.
The Group is taxed according to the tonnage tax scheme in Denmark and Singapore. A future change of applicable tonnage tax schemes could have a material impact on the Group, including if the tonnage tax schemes were made unavailable to the Group. The Company is not aware of any imminent or expected changes to the Danish or Singapore tonnage tax schemes which could have a material impact on the Group.

10.	Capital resources

10.1	Capital resources and cash flows

The Group's primary application of cash relates to voyage expenses, operating expenses, financial expenses (interest payment and debt repayment), and investments in ships. Payment of amounts outstanding under the Financing Agreements and other loan agreements, along with payment of charter hire for chartered-in vessels and all other commitments that the Group has entered into are made from the cash available to the Group.

The Group's primary sources of cash are cash flows from operations, the Financing Agreements, other loan facilities or equity financing and sale of vessels. As at close of business on 29 February 2016 (being the latest practicable date prior to publication of this document), the Group had available liquidity in the form of cash and cash equivalents in excess of USD137m and an undrawn working capital facility of USD75m. All of the Group's credit facilities carry variable interest rates (although as at 31 December 2015, 65% of the Group's interest exposure for 2016 was fixed). The credit agreements are dedicated to the ongoing financing of the operation of existing vessels. See Part I – 9. "Operating and financial review" for a description of the Group's cash flow trends.

The Company has a loan facility from TORM Singapore Pte. Ltd., a subsidiary of TORM A/S, for up to USD5m to enable it to pay costs, fees and expenses of the Admission and the Exchange Offer which it expects to repay shortly after completion of the Exchange Offer.

As at 29 February 2016 (being the latest practicable date prior to publication of this document), the Group had no short-term loans other than any short-term part of the facilities included in Table 37 and the TORM Singapore Pte. Ltd. facility referred to above. See Part I – 22.2 "Financing Agreements" for a description of the repayment schedule. As part of the day-to-day operations of the Group, the Group has accounts payable. The table below gives an overview of the Group's long-term bank loans and finance leases as at 29 February 2016 (being the latest practicable date prior to publication of this document).

Table 37: the Group's long-term bank loans and finance leases, including short-term debt

Facility	Maturity	Outstanding debt as at 29 February 2016 (USD)	Undrawn amount (USD)
DSF Facility	15 June 2019	125,661,024	N/A
DSF Newbuilding Facility	15 December 2021	66,600,000	N/A
Term Facility	13 July 2021	522,627,186	N/A
Danske Bank Facility	30 September 2019	5,114,095	N/A
Working Capital Facility	13 July 2021	0	75,000,000
Exchange Offer Facility(1)	31 July 2016	0	74,294,000
Total debt under the Financing Agreements		720,602,305	N/A
Finance lease liability related to TORM Amazon (T&T Marine S.A.)	13 July 2017	13,278,430	N/A
Total debt under the Financing Agreements and finance lease related to TORM Amazon		733,880,735	149,294,000

Note: (1) The Exchange Offer Facility is in an amount of DKK 500 million USD74,294,000 is calculated using an exchange rate of DKK 6.73:USD1.00.

The Group plans to fund the repurchase of TORM Amazon, expected to be around USD13.6m from internally generated cash flow and other existing loan facilities.

As further described in Part II – 3.1 "Working capital", the Company is of the opinion that, taking into account available bank and other facilities, its working capital is adequate to meet its present requirements for a period of twelve months from the date of this document.

On 30 November 2015, TORM A/S entered into contracts with Guangzhou Shipyard International Co., Ltd ("GSI") for the construction of four LR vessels (the "LR2 Product Tanker Newbuildings") and options which expire in the third quarter of 2016, to purchase an additional six vessels of a size to be determined by TORM A/S (the "Option Vessels"). The aggregate capital expenditure for the LR2 Product Tanker Newbuildings is below USD200m (including extra costs relating to the Group's design requirements and supervision).  TORM A/S plans to finance the construction of the LR2 Product Tanker Newbuildings with cash from operations and anticipated borrowings of up to USD115.2m under a new secured loan facility for which the Company has received a binding commitment (subject to documentation). Should such new facility not be available, the Group will finance the LR2 Product Tanker Newbuildings from other available resources. TORM A/S plans to take delivery of the LR2 Product Tanker Newbuildings between the fourth quarter of 2017 and the second quarter of 2018, with the Option Vessels available for delivery between the third quarter of 2018 and the third quarter of 2019.  TORM A/S has not secured financing in connection with the Option Vessels.

See Part I – 6.3 "Overview of TORM A/S" for a description of the LR2 Product Tanker Newbuildings and Part I – 22. "Material contracts" for further details of the assets included as security for the Financing Agreements.

10.2	Restrictions on the use of capital resources

The Financing Agreements are subject to terms that the Group must comply with in order to maintain the facilities, including financial and operational covenants and default provisions that could have material direct or indirect impact on the Group. See Part I – 22. "Material contracts" for a description of the Financing Agreements, Part II – 3.1 "Working capital" for a description of the Group's working capital for the 12 months following the date of this document and "Risk factors" for a description of related risks, including in relation to the continued compliance with financial covenants as to loan-to-value ratio, minimum liquidity and equity ratio included in the Financing Agreements.

10.3	Use of proceeds of Exchange Offer

The Exchange Offer is an offer to exchange securities of the Company for securities of TORM A/S and no proceeds will be raised from it by the Company.

The Company is of the opinion that, taking into account available bank and other facilities, the Group has sufficient working capital to meet its present requirements for a period of at least 12 months from the date of this document.

11.	Research and development, patents and licences

The Group has no material patents. The Group does not use any licenses other than ordinary IT licenses.

The Group has trademark registered the rights to the company's name and logo, being TORM (word) and the TORM flag (trademark) in the jurisdictions which the Company believes to be material, including Denmark, the European Union, Bahrain, Brazil, Singapore, United Arab Emirates, and the United States.

The Group has registered the domains used by the Group. The primary domains are: www.torm.com, www.torm.dk, www.torm.eu and www.torm-plc.com.

12.	Trend information

The shipping industry is by nature a very difficult market to predict as shipbuilding, and ultimately fleet growth, follows a long-term cycle whilst growth in trade tends to follow short-term cycles, although both display significant year-on-year variations. These factors combined with other influencing factors (such as changes in trade patterns, new regulatory requirements and fluctuating fuel prices) make forecasting in the shipping industry difficult and on this basis, any view on the future direction of the shipping market will be subject to great uncertainty.

The Company believes that the following are some of the trends that are currently impacting the product tanker industry:

The persistent over-supply in global crude oil markets and increasing inventories has continued to drive crude oil prices downwards during Q4 2015, and by mid-March 2016, crude prices touched USD40/bbl. Whilst forward oil prices have remained above spot prices, spreads have not been wide enough to support widespread floating storage of oil. Rather, logistical bottlenecks have underpinned volumes held at sea. Should these spreads widen, more extensive floating storage could emerge as onshore storage capacity in key regions has tightened.

Global oil demand growth in Q4 2015 came down from the highs seen in Q2-Q3, as warmer than usual early winter temperatures in the Northern Hemisphere limited gasoil demand growth. However, colder weather in the first month of 2016 is likely to have increased heating demand and petrochemical and gasoline blending demand for naphtha has remained strong. Lower oil prices are expected to continue to support oil demand growth in 2016 which is projected by the International Energy Agency ("IEA") to increase by 1.2 million b/d in the year.

Global refinery activity in Q4 2015 eased from the high levels seen in the two previous quarters due to high maintenance schedules in October. Refinery crude intake is estimated to have stayed relatively stable in the first months of 2016, at about 1.3 million b/d above the levels a year ago. Refinery margins weakened on lower-than-usual gasoil demand and the seasonally lower gasoline demand. However, the Company remains positive on the 2016 gasoline outlook.

In mid-December 2015, the U.S. congress lifted the decades-old ban on U.S. crude exports, which narrowed the Brent-WTI spread and somewhat weakened the cost competitiveness of U.S. refineries generally. Combined with the Jones Act (which governs coastal trade in the U.S. and determines which ships may lawfully engage in that trade and the rules under which they must operate) remaining in place, this is expected to have a net positive effect on transatlantic gasoline flows.

Of growing importance is the switch in China's economic structure towards domestic consumption away from heavy manufacturing. This has resulted in increasing gasoil/diesel surpluses in China and, consequently, in much higher export quota allocations (in particular for gasoil/diesel) than seen in previous years. As a result, Chinese exports of oil products are likely to increase in 2016, yet China's importance in the global oil product market remains relatively low.

Product tanker newbuilding ordering activity gained momentum towards the end of 2015, partly underpinned by owners bringing forward orders before the new IMO Tier 3 emission regulations for marine diesel engines which came into effect on 1 January 2016. As a result, contracting activity in 2016 is likely to slow down compared to 2015 levels so reducing fleet growth in the long term.

13.	Consolidated Profit Forecast for 2016

13.1	Statement by the Directors on consolidated profit forecast of the Company for the year 2016

Set out below is the consolidated profit forecast for the Company for the year 2016. The consolidated profit forecast for 2016 has been prepared according to the methodology and based on the material assumptions set out in Part I – 13.4 "Methodology, assumptions" and the accounting policies of the Company that are consistent with the accounting policies applied by TORM A/S as set out in TORM A/S' annual report for the financial year ended 31 December 2015.

The consolidated profit forecast for 2016 is based on a number of assumptions, some of which are beyond the control and influence of the Directors.

The consolidated profit forecast for 2016 represents the Company's best estimates at the date of this prospectus. However, the consolidated profit forecast for 2016 contains estimates, assessments and assertions that are subject to considerable uncertainty. In addition to the uncertainties related to the methodology and assumptions used, addressed in Part I – 13.4 "Methodology, assumptions", potential risks and uncertainties comprise, without limitation, those referred to in "Risk Factors".

Actual results may be different from the consolidated profit forecast for 2016 since anticipated events frequently do not occur as expected, and the variation may be material.

London, 21 March 2016

Directors

Christopher Helmut Boehringer	David Weinstein	Torben Janholt
Chairman	Deputy Chairman	Non-Executive Director
Pär Göran Trapp	Jacob Meldgaard
Non-Executive Director	Executive Director

13.2	Independent auditor's report on consolidated profit forecast of the Company for the year 2016

To the shareholders
We have examined the consolidated profit forecast of the Company for the year 2016 (1 January - 31 December 2016) as contained in Part I – 13.5 "Consolidated profit forecast for 2016" of this document.

This report has been prepared solely for the shareholders of the Company in connection with Admission.

Directors' responsibility
The Directors are responsible for the preparation of the consolidated profit forecast on the basis of the significant assumptions disclosed in Part I – 13.4 "Methodology and assumptions", and in accordance with the accounting policies of the Company that are consistent with the accounting policies applied by TORM A/S as described in TORM A/S' annual report for 2015. In addition, the Directors are responsible for the assumptions underlying the consolidated profit forecast.

Auditor's responsibility
Our responsibility is to express an opinion on the consolidated profit forecast based on our examinations. We conducted our examinations in accordance with ISAE 3000 DK Assurance Engagements other than Audits or Reviews of Historical Financial Information and additional requirements under Danish audit regulation to obtain reasonable assurance about whether the consolidated profit forecast has been prepared, in all material respects, on the basis of the assumptions disclosed and consistently with the accounting policies of the Company that are consistent with the accounting policies applied by TORM A/S as described in TORM A/S' annual report for 2015. As part of our examinations we tested whether the consolidated profit forecast was prepared on the basis of the assumptions disclosed and the accounting policies of TORM A/S, and this included checking the figures provided in the consolidated profit forecast for consistency.

We believe that our examinations provide a reasonable basis for our opinion.

Opinion
In our opinion, the consolidated profit forecast of the Company for the year 2016 has been properly compiled, in all material respects, on the basis of the assumptions disclosed in Part I – 13.4 "Methodology and assumptions", of this document and consistent with the accounting policies of the Company that are consistent with the accounting policies applied by TORM A/S as described in TORM A/S' annual report for 2015.

Actual results are likely to be different from the consolidated profit forecast since anticipated events frequently do not occur as expected and the variation could be material. Our examinations did not include an assessment as to whether the assumptions applied are valid, or whether the consolidated profit forecast is realisable, and, accordingly, we do not express an opinion in this respect.

Copenhagen, 21 March 2016

Deloitte
Statsautoriseret Revisionspartnerselskab
Central Business Registration Number: 33 96 35 36

Sumit Sudan
State Authorised
Public Accountant

13.3	Introduction to consolidated profit forecast

The consolidated profit forecast for 2016 for the Company is based on a number of estimates, assessments and assertions which, while presented with numerical specificity and considered reasonable by the Board, are inherently subject to significant business, operational and economic uncertainties, many of which are beyond the Company's and the Director's control.

Further, the forecast has been prepared on the basis of certain assumptions. The most significant of the assumptions are described in Part I – 13.4 "Methodology and assumptions" below.

The consolidated profit forecast for 2016 represents the Directors' best estimates as at 21 March 2016. The consolidated profit forecast contains estimates and forward-looking statements which are subject to uncertainty, see "Risk factors".

Actual results may be different from the consolidated profit forecast for 2016 since anticipated events frequently do not occur as expected, and the variation may be material.

13.4	Methodology and assumptions

13.4.1 Methodology

The consolidated profit forecast for 2016 for the Company has been prepared on the basis of the accounting policies of the Company that are consistent with the accounting policies applied by TORM A/S as set out in TORM A/S' annual report for 2015. Furthermore, the consolidated profit forecast for 2016 has been prepared in accordance with TORM A/S' normal internal procedures for preparing forecasts for future periods.

The Company's consolidated profit forecast for 2016 is based on estimates and forecasts prepared by the Board, including a successful completion of the exchange offer.

The consolidated profit forecast for 2016 is prepared on the basis of the Group's current strategy and the assumed completion of the Exchange Offer. There can be no assurance that the strategy will not be changed if the Directors become aware of new circumstances or if underlying market conditions change.

13.4.2 Assumptions

The consolidated profit forecast for 2016 is based on the following key assumptions which, unless otherwise indicated, are considered to be under the Company's control or influence:

•	In 2016 it is expected that the product tanker market will be at a level somewhat below 2015, although volatility is still anticipated. The development of the product tanker market is considered to be beyond the Company's control.

•	TCE earnings are estimated on the basis of assumed freight rates multiplied by the number of earning days. With reference to table 5 in Part 1 – 6.3 "Overview of TORM A/S", the Group has an estimated total of 29,011 earning days for 2016. The estimated number of earning days is based on the Group's owned and chartered in fleet with no new vessels included. As of 31 December 2015 2,354 earning days for 2016 were covered at an average rate of USD23,638 per day. In 2015 the Company achieved an average spot TCE rate of USD22,986 per day and expects average forward spot freight rates somewhat below this level for 2016. Forward spot freight rates on open earning days for 2016 are considered to be beyond the Company's control.

•	Costs of operating vessels, including charter contracts, are estimated on the basis of earning days for 2016, historical experience, assumptions regarding price developments and other agreements.

•	Staff and office costs are estimated on the basis of planned operations, collective agreements and other agreements.

•	Depreciation for 2016 is based on an application of the straight-line method and a useful life time for the Groups vessels of 25 years. Other depreciations cover capitalised dry-docking cost that are depreciated on a straight-line basis over the estimated period until the next dry-docking.

•	No impairment charges or one-off income or expense items have been assumed for 2016.

•	As at 31 December 2015 the Group's interest bearing debt totalled USD767m, and the Group had fixed 65% of its interest exposure for 2016. A change in interest rates of 25 basis points would impact the result before tax by USD0.8m. The remaining interest costs are based on the LIBOR forward curve and contracted margins. LIBOR is considered to be beyond the Company's control.

•	In addition the Group expects to take new financing of up to approximately USD75m relating to the financing of the Exchange Offer.

13.5	Consolidated profit forecast for the full year 2016

Based on the above assumptions the Company expects a positive EBITDA of USD250m to USD330m for 2016 and a profit before tax of USD100m to USD180m.

13.6	Sensitivity

As reflected in the assumptions, the consolidated profit forecast for 2016 is, inter alia, subject to uncertainty due to the combination of the instability of the global economy, the volatility in the freight rates as well as the Group's open earning days in the product tanker segment and ability to cover its open earning days at the assumed rates.

As approximately 26,657 earning days for 2016 were uncovered as at 31 December 2015, a change in freight rates of USD1,000 per day will impact the forecasts by approximately USD27m.

Table 38: Sensitivity towards change in freight rates

US$ million	Change in freight rates (USD/day)
Segment	(2.000)	(1.000)	1.000	2.000
LR2	-4	-2	2	4
LR1	-5	-2	2	5
MR	-36	-18	18	36
Handysize	-8	-4	4	8
Total	-53	-27	27	53

13.7	Previous Profit Forecasts

There are no outstanding profit estimates or forecasts for the Company or TORM A/S except as set out in this Part 1 – 13 "Consolidated Profit Forecast for 2016".

14.	The Directors

14.1	The Directors

The Board of Directors currently consists of five members.

The business address for the Directors is 27 Old Gloucester Street, London WC1N 3AX, U.K.

Set out below are the names, ages and positions of the Directors. Save for the B Director who is not subject to annual re-election but who may be replaced at any time by the Trustee acting on the instructions of the holders of the A Shares (other than Njord Luxco and its affiliates), each Director holds office for a two year term or until his successor has been duly elected and qualified, except in the event of his death, resignation, removal or the earlier termination of his term of office.  At the end of the two year term a Director may seek re-election.

Table 39: Directors

Name	Age	Position	Year Appointed as TORM plc Director
Christopher Helmut Boehringer (1)(4)(5)(6)(7)	45	Chairman	2015
David Weinstein (2) (5)(6)(8)(9)	56	Deputy Chairman	2015
Torben Janholt (2)(4)(5)(6)(7)	69	Non-Executive Director	2015
Pär Göran Trapp (1)(4)(7)	54	Non-Executive Director	2015
Jacob Meldgaard (3)	47	Executive Director	2015

Notes:
(1)	Messrs. Boehringer and Trapp serve and have served as Directors of the Company since their appointments on 13 October, 2015 and 15 October, 2015, respectively, following the Company's incorporation on 12 October 2015.
(2)	Messrs. Weinstein and Janholt were appointed as non-executive Directors of the Company with effect from 14 December 2015.
(3)	Mr. Meldgaard was appointed as an Executive Director of the Company with effect from 14 December 2015.
(4)	Member of the Audit Committee
(5)	Member of the Remuneration Committee
(6)	Member of the Nomination Committee
(7)	Member of the Risk Committee
(8)	B Director
(9)	Mr Weinstein will serve as senior independent director

The Company believes that all Directors possess the professional and international experience required to serve as Board members.

Biographical information concerning the Directors is set out below.

Christopher Helmut Boehringer has been a Director of the Company since 13 October 2015 and has served as chairman of TORM A/S' board of directors since August 2015. Mr. Boehringer is also a partner and a managing director of Oaktree Capital Management (U.K.) LLP and has held various executive positions within Oaktree since 2006.

Mr. Boehringer also serves as a member of the board of directors of TORM A/S, Amber GP (London) Limited, Magellan Enterprises Limited, LCCG U.K. Limited, Life Company Consolidation Group Limited, LCCG Holdings (No. 1) Limited, LCCG Holdings (No. 2) Limited, LCCG Holdings (No. 3) Limited, OCM Luxembourg OPPS VI S.à r.l. (and two subsidiaries, Shinkin Investments S.à r.l and Intaglio Investments S.à r.l) and Mars Acquisition Limited.

Mr. Boehringer is also currently member of the board of directors of OCM Luxembourg OPPS VI Blocker S.à r.l, OCM Luxembourg OPPS VII Homer Holdings S.à r.l., OCM Luxembourg OPPS FFF S.à r.l. (and one subsidiary, OCM Luxembourg OPPS VIIIB S.à r.l. and one subsidiary, OCM Luxembourg OPPS VIII (Parallel 2) Blocker S.à r.l.), OCM Luxembourg OPPS VIIIB Blocker S.à r.l., OCM Luxembourg VOF Blocker S.à r.l, OCM Luxembourg Springboard S.à r.l., OCM Luxembourg Sand Holdings S.à r.l., OCM Luxembourg Avenue S.à r.l, OCM Luxembourg Mars Holdings S.à r.l., OCM Luxembourg OPPS VIII Blocker S.à r.l., OCM Luxembourg Huntington Blocker S.à r.l., OCM Phoenix Holdings I S.à r.l., OCM Phoenix Holdings II S.à r.l., Boston S.à r.l., OCM Njord Holdings S.à r.l, OCM Luxembourg Raphael S.à r.l. and OCM Luxembourg Seraphina S.à r.l.

In the five years preceding the date of this document Mr Boehringer has also been a director of OCM Luxembourg Nordenia OPPS S.à.r.l., OCM Lux. Opportunities Inv. S.à.r.l., Acquaba S.à.r.l., Shinkin Investments S.à.r.l., Intaglio Investments S.à.r.l., Indigo Investments S.à.r.l., Slate Investments S.à.r.l., Kizoku Investments S.à.r.l., OCM Luxembourg OPPS VI Blocker S.à.r.l., OCM Luxembourg OPPS TI Automotive Holdings S.à.r.l., TI Automotive Limited, OCM Luxembourg OPPS VIIB (Blocker) S.à.r.l., OCM Luxembourg OPPS VIII S.à.r.l., OCM Luxembourg Huntington S.à.r.l., OCM Luxembourg OPPS VIII (Parallel 2) S.à.r.l., HRGT Holdco S.à.r.l., HRGT Debtco S.à.r.l., HRGT Midco S.à.r.l., HRGT Topco S.à.r.l., OCM Starfish Debtco S.à.r.l., OCM Starfish Topco S.à.r.l., OCM Starfish Holdings S.à.r.l., OCM Luxembourg OPPS IX S.à.r.l., OCM Luxembourg French Leisure SV S.à.r.l., OCM Luxembourg Coppice Topco S.à.r.l., OCM Lux. Coppice Midco S.à.r.l., OCM Lux. Coppice Holdco S.à.r.l., OCM Luxembourg Bond Holdings S.à.r.l., India6 Loan Holdings Topco S.à.r.l., OCM Luxembourg OPPS IX Blocker S.à.r.l., OCM Luxembourg OPPS IX (Parallel 2) Blocker S.à.r.l., OCM Adelaide Debtco S.à.r.l., OCM Adelaide Topco S.à.r.l., OCM Adelaide Midco S.à.r.l., OCM Luxembourg Gran Via Topco S.à.r.l., OCM Luxembourg Gran Via Holdco S.à.r.l., OCM Adelaide Propco 5 S.à.r.l., OCM Njord Chartering Inc., OCM Holdings MRS Inc., OCM Njord Anne Inc., OCM Njord Freya Inc., OCM Njord Gerd Inc., OCM Njord Gerturd Inc., OCM Njord Gunhild Inc., OCM Njord Helene Inc., OCM Njord Helvig Inc., OCM Njord Ingeborg Inc., OCM Njord Mary Inc., OCM Njord Ragnhild Inc., OCM Njord Thyra Inc., OCM Njord Valborg Inc., OCM Njord Vita Inc., Harbour Clear Limited, Harbour Cloud Limited, Neer Shipping Inc., OCM Holdings MRS Inc., OCM Singapore Njord Holdings Arawa Pte. Ltd., OCM Singapore Njord Holdings Agnete Pte. Ltd., OCM Singapore Njord Holdings Anabel Pte. Ltd., OCM Singapore Njord Holdings Alexandra Pte. Ltd., OCM Singapore Njord Holdings Rolf Pte. Ltd., OCM Singapore Njord Holdings Leif Pte. Ltd., OCM Singapore Njord holdings Knut Pte. Ltd., OCM Singapore Njord Holdings Valdemar Pte. Ltd., OCM Singapore Njord holdings Harald Pte. Ltd., OCM Singapore Njord Holdings Gorm Pte Ltd., OCM Singapore Njord Holdings St. Michaelis Pte. Ltd., OCM Singapore Njord Holdings St. Gabriel Pte. Ltd., OCM Signapore Njord holdings Hardrada Pte. Ltd., OCM Singapore Njord Holdings Aslaug Pte. Ltd., OCM Singapore Njord Holdings Amalie Pte. Ltd., OCM Singapore Njord Holdings Almena Pte. Ltd., OCM Singapore Njord Holdings Alice Pte. Ltd. and OCM Singapore Njord Holdings Agnes Pte. Ltd.

Mr. Boehringer holds a Bachelor of Arts in Economics from Harvard University and a Masters of Business Administration from INSEAD.

David Weinstein has been a Director of the Company since 14 December 2015 and has served as a member and deputy chairman of TORM A/S' Board of Directors since August 2015. Mr. Weinstein was elected as the B director of TORM A/S. Mr. Weinstein is a Senior Investment Banking, Governance and Reorganisation Specialist. Mr. Weinstein also serves as chairman of the board of directors of Everyware Global Inc., Horizon Lines, Inc., Pioneer Companies, Inc. and York Research Corporation. He is also a Director of Interstate Bakeries Corporation, DeepOcean Group Holdings AS and Axiall Corporation.

In the five years preceding the date of this document Mr. Weinstein has also been a director of Granite Broadcasting Corporation.

Mr. Weinstein holds a Bachelor of Arts in Economics from Brandeis University and a Juris Doctor from Columbia University School of Law.

Torben Janholt has been a Director of the Company since 14 December 2015 and has served as a director of TORM A/S since August 2015. Mr. Janholt also serves as chief executive officer of Just Water ApS, chairman of the board of directors of Otto Suenson & Co. A/S, and member of the board of directors of Pioneer Marine Pty Ltd., PostNord A/B, A/S United Shipping & Trading Company, Bunker Holding A/S, Unit-Chartering A/S and Uni-Tankers A/S.

Mr. Janholt has served as chairman of the board of directors of Lauritzen Tankers A/S, Lauritzen Ship Owner A/S, LB Ship Owner A/S, LK Ship Owner A/S, Shipinvest A/S, Lauritzen Offshore Services A/S and LT Ship Owner A/S and member of the board of directors of KRK 4 ApS, Shipping Holding A/S, A/S Dan-bunkering Ltd., Shipping.dk Chartering A/S, Ship-ping.dk A/S, Shipping.dk Køge A/S,  Grenå Stevedore- og Pakhusforretning ApS,  Fin-Trans A/S,  A/S Global Risk Management Ltd.,  Sønderjyllands-Terminalen A/S, Bunker Holding Estate A/S,  Jyllands-Terminalen A/S, Shipping.dk Aabenraa A/S, CVR: 87137511, Brilliant Maritime Services S.A. ApS, Lauritzen Tankers Ship Owner A/S, Axis Offshore A/S, Shipping.dk Road Division A/S, Lauritzen Reefers A/S, CVR nr.: 15251549, Shipping.dk Middelfart A/S, Outforce A/S, Shipping.dk Kalundborg A/S, LB Ship Owner II A/S, KPI Bridge Oil A/S and Lloyd Copenhagen ApS.

In addition, in the last five years Mr. Janholt has served as a member of the executive management of KRK 4 ApS, Axis Offshore A/S, Lauritzen Reefers A/S, CVR: 15251549, LB Ship Owner II A/S, Lauritzen Offshore Services A/S and J. Lauritzen A/S.

Pär Göran Trapp has been a Director of the Company since 15 October 2015 and has served as a director of TORM A/S since August 2015.

Mr. Trapp holds a Master of Science degree in Economics and Business Administration from the Stockholm School of Economics. Mr. Trapp also serves as chairman of the board of directors of Madrague Capital Partners and as a director of each of Energex Partners Limited and Amara Living Ltd.

In the five years preceding the date of this document Mr. Trapp was a director of Norwegian Energy Limited, Navires Fuels Limited and Transmontaigne Inc.

Jacob Meldgaard has been a Director of the Company since 14 December 2015 and has served as TORM A/S' Chief Executive Officer since April 2010 and serves as Executive Director for the Company. Prior to joining TORM A/S, Meldgaard served as executive vice president and as a member of the executive management of Dampskibsselskabet NORDEN A/S.

Mr. Meldgaard is a director of ApS Habro Komplementar-43, K/S Habro Edinburgh, Grassmarket and Syfoglomad Limited. In addition, Mr. Meldgaard is a member of the executive management of Torghatten & TORM Shipowning ApS, JAME Ship ApS and JAME Invest ApS.

Within the past five years Mr. Meldgaard has served as a member of the board of directors of Long Range 2 A/S, K/S Navision Alliance, ApS Habro Komplementar-36, K/S Habro – Aberdeen, K/S Navision Leader, K/S Danskib 47, K/S Danskib 31, K/S Danskib 41, Golfloop ApS, Torghatten & TORM Shipowning ApS, Ugland & TORM Shipowning ApS (dissolved) and a member of the executive management of JAME Holding ApS (dissolved following a merger) and JAME Shipping ApS (dissolved following a merger).

Mr. Meldgaard holds a Bachelor of Commerce degree in international trade from Copenhagen Business School, Denmark and attended the Advanced Management Programme at Wharton Business School and Harvard Business School in the United States.

In addition Mr. Jeffrey Stein, Mr. Karl Gardanar and Mr. Rasmus Hoffmann have been invited by the Board to act as board observers. Board observers are permitted to attend and speak at Board meetings but not to vote.

Mr. Stein has been the registered alternate for Mr. Weinstein as the B director of TORM A/S, whilst Mr. Gardanar and Mr. Hoffmann are employee directors of TORM A/S.

14.2	The Group Chief Executive Officer and Chief Financial Officer

Jacob Meldgaard is the Group's Chief Executive Officer and Mads Zacho is the Group's Chief Financial Officer. The business address for both of them is Tuborg Havnevej 18, 2900 Hellerup, Denmark.

Jacob Meldgaard – Chief Executive Officer - see Part I-14.1 "The Directors".

Mads Zacho – Chief Financial Officer - has been Chief Financial Officer of TORM A/S since September 2013. Mr. Zacho holds a Master of Science degree from the University of Copenhagen and an MBA from IMD. Mr. Zacho has also served as Chief Financial Officer of Svitzer.

Mr. Zacho is a member of the board of directors of Stausholm Consult og Invest ApS and is a member of the executive management of Torghatten & TORM Shipowning ApS.

14.3	Statement on past records of the Directors and the CFO

Except as stated above, within the past five years, none of the Directors or the CFO has been (i) convicted of fraudulent offences or (ii) subject to any official public incriminations and/or sanctions by statutory or regulatory authorities (including designated professional bodies), (iii) involved in bankruptcies, receiverships or liquidations in the capacity as member of management, or (iv) disqualified by a court from acting as a member of the administrative, management or supervisory bodies of an issuer or from acting in the management or conduct of the affairs of any issuer.

Save as referred to above and in connection with the 2015 Restructuring, within the past five years, no Director or the CFO has participated in the management of any company that has initiated insolvency proceedings, receiverships or has entered into liquidation.

14.4	Family relationships and statement of conflict of interest

None of the Directors or the CFO have conflicts of interest with respect to their duties as Directors of the Company or officers of the Company.

There are no family ties among the CEO and CFO.

Mr. Boehinger is a partner and a managing director of Oaktree Capital Management (U.K.) LLP. Oaktree affiliates manage (indirectly) the Company's controlling shareholder, Njord Luxco.

Mr. Boehringer is connected with Oaktree as described above. Oaktree has interests in numerous businesses, including business which may compete directly or indirectly, with the Group.  Mr. Boehringer may from time to time be involved in influencing the business or strategy of such businesses.

Messrs. Janholt and Trapp were nominated as directors of TORM A/S in connection with the notice convening the extraordinary general meeting sent out by TORM A/S on 3 August 2015 and elected at the relevant meeting held on 25 August 2015. Neither of them is employed by, or otherwise receives remuneration from, Oaktree Capital Management or its affiliates.

Save for the above relationships, the Company is not aware of any of the Directors or the CFO being appointed to their current position pursuant to an agreement or understanding with major shareholders, customers, suppliers or other parties.

Save as disclosed, none of the Directors or the CFO have positions in other companies which could result in a conflict of interest vis-à-vis such companies. See also Part I – 17.2 "Shareholdings of the Directors and the Chief Financial Officer" for a description of the current shareholdings in the Company held by the Directors and the CFO. The Company is not aware of any agreements restricting such person's disposal of their shareholdings in the Company.

Other than as listed above, the Company is not aware of actual or potential conflict of interests that exist between any duties of the Directors or the CFO towards the Company and these persons' private interests and/or duties to other persons.

14.5	Founders

The Company was incorporated on 12 October 2015 with the original subscriber being Elemental Company Secretary Limited of 27 Old Gloucester Street, London WC1N 3AX, U.K.  Elemental Company Secretary Limited is a professional company incorporation and services agent.

15.	Remuneration and benefits

15.1	Remuneration of the Directors of the Company and TORM A/S

As the Company was only incorporated in October 2015, it has not yet paid any remuneration to the Directors.

In FY2015, the aggregate remuneration paid by TORM A/S (including subsidiaries of TORM A/S), to its directors and board observers was USD834,000, including supplements for participation in board committees and allowances for additional board meetings and travel. The remuneration was distributed as follows:

Table 40: Remuneration of the directors of TORM A/S in FY2015

USD '000
Remuneration of the directors of TORM A/S	Board remuneration	Committee remuneration	Additional meetings and travel allowance	Total
Flemming Ipsen (1)	133	33	26	192
Oliver Dubois (1)	50	33	10	93
Alexander Green (1)	50	17	14	80
Jon Syvertsen (1)	50	17	14	80
Christopher Helmut Boehringer	58	30	-	88
David Weinstein	39	9	-	48
Torben Janholt	19	29	-	48
Pär Göran Trapp	19	39	-	58
Kari Millum Gardarnar	69	-	2	71
Rasmus J.S. Hoffmann	69	-	-	69
Jeffery Stein (2)	7	-	-	7
Total for FY2015	563	206	64	834

Notes:
(1)	Resigned 25 August 2015 on completion of the 2015 Restructuring
(2)	Board observer and not a director

At the extraordinary general meeting of TORM A/S held on 25 August 2015, TORM A/S' shareholders approved the adjustment of the annual remuneration levels for 2015 with effect from 25 August 2015, so that members of TORM A/S' board of directors received a proportionate amount of the following annual fees from the date of election until TORM A/S' annual general meeting in 2016:

•	the Chairman will receive a fee of €150,000, the Deputy Chairman will receive a fee of €100,000 and other Directors will each receive a fee of €50,000;

•	in addition, the chairman of the Audit Committee will receive a supplement of €50,000 and the other Audit Committee and Risk Committee members will receive a supplement of €25,000;

•	in addition, the Chairman of the Risk Committee will receive a supplement of €50,000; and

•	in addition, other members of the Remuneration Committee and Nomination Committee will receive a supplement of €25,000 (supplements for the Nomination Committee are only payable in years in which meetings of the Nomination Committee take place).

For the Company, the remuneration of Directors for 2016 will be as follows:

•	the Chairman will receive a fee of €150,000, the Deputy Chairman will receive a fee of €100,000 and other Directors will each receive a fee of €50,000;

•	in addition, the chairman of the Audit Committee will receive a supplement of €50,000 and the other Audit Committee members will receive a supplement of €25,000;

•	in addition, the Chairman of the Risk Committee will receive a supplement of €50,000; and

•	in addition, other members of the Remuneration Committee and Nomination Committee will receive a supplement of €25,000 (supplements for the Nomination Committee are only payable in years in which meetings of the Nomination Committee take place).

Each employee Board observer will receive a fee of €50,000 whilst the B Board observer will receive a fee of €70,000.

Further, Board members may be reimbursed for their relevant reasonable expenses, such as travel and accommodation in connection with meetings of the Board of Directors.

Neither the Company nor TORM A/S has granted loans, issued guarantees or undertaken similar obligations to or on behalf of the Directors or any of its members. Neither the Company nor TORM A/S has allocated funds to provide for pension, retirement or similar benefit to any Directors.

No Director is entitled to any kind of remuneration upon retirement from their office with the Company (or a subsidiary of the Company) other than ordinary remuneration on a pro rata basis.

15.2	Remuneration of the Group Chief Executive Officer and Chief Financial Officer

The remuneration paid to Jacob Meldgaard consists of a fixed base salary, cash based bonus incentives and customary executive fringe benefits.

The remuneration paid to Mads Zacho consists of a fixed base salary, cash based bonus incentives and customary executive fringe benefits.

In FY2015, the aggregate remuneration paid by TORM A/S (including subsidiaries of TORM A/S), to its Chief Executive Officer Jacob Meldgaard and its Chief Financial Officer, Mads Zacho, amounted to USD2,133,247.

For FY2015, the CEO and CFO had the following cash bonus programmes:

EBITDA cash bonus programme. Each of the Group Chief Executive Officer and Chief Financial Officer is eligible for an annual cash bonus conditional on TORM A/S' full year EBITDA (excluding vessel sales/investments/divestments) exceeding USD77m. The bonus is calculated as a percentage of any amounts exceeding USD77m. The maximum bonus cannot exceed 12 months base salary. If achieved, the bonus will be paid in April 2016 after release of TORM A/S' annual report for 2015 and is conditional on no notice of resignation having been served by the Chief Executive Officer and the Chief Financial Officer, respectively, before 1 April 2016. The programme terminated upon completion of the 2015 Restructuring, and any bonus will be calculated pro-rata based on TORM A/S' actual EBITDA result against monthly EBITDA budget.

Cash performance bonus. Each of the Group Chief Executive Officer and Chief Financial Officer may be eligible for a cash performance bonus which is directly linked to certain key performance indicators. The cash bonus amount is calculated based on the Chief Executive Officer's and the Chief Financial Officer's respective base salaries.

Transaction Success Bonus. Following the successful completion of the 2015 Restructuring, the Chief Executive Officer was paid a cash bonus of DKK 5,000,000 of which half was paid after closing of the 2015 Restructuring and half in January 2016.

Following the successful completion of the 2015 Restructuring, the Chief Financial Officer was paid a cash bonus of DKK 3,000,000 of which half was paid after closing of the 2015 Restructuring and half in January 2016.

The Chief Executive Officer is employed by TORM A/S.  TORM A/S may dismiss the Chief Executive Officer with 12 months' notice expiring at the end of a month, and the Chief Executive Officer may terminate his contract with six months' notice expiring at the end of a month. The Chief Executive Officer is not entitled to other kinds of remuneration upon retirement from office with TORM A/S (or a subsidiary of TORM A/S).

The Chief Executive Officer is subject to global non-competition and non-solicitation clauses for a period of 12 months. During the effective period of these clauses, the Chief Executive Officer is entitled to a monthly compensation equivalent (on an annualised basis) to 100% of his base salary. The non-competition clause may be terminated by TORM A/S with one month's notice. However, should both the non-competition and the non-solicitation clauses be terminated, the compensation only becomes payable once. In case of a change of control, as further defined in the Chief Executive Officer's service agreement, the Chief Executive Officer may, within three months from the date of such change, terminate his employment with six months' notice in which case certain non-compete and non-solicitation clauses will be shortened. The Exchange Offer will not constitute a change of control.

Under mandatory Danish law, non-competition clauses cannot be enforced after expiry of the notice period if the employment is terminated by TORM A/S unless the Chief Executive Officer has given reasonable cause for the dismissal.

The Chief Financial Officer is employed by TORM A/S. TORM A/S may dismiss the Chief Financial Officer with 12 months' notice expiring at the end of a month, and the Chief Financial Officer may terminate his contract with six months' notice expiring at the end of a month. Subject to certain conditions, TORM A/S may terminate the Chief Financial Officer's employment with one month's notice in case of long term illness. If TORM A/S dismisses the Chief Financial Officer without the dismissal being based on the Chief Financial Officer's actions or circumstances, cash severance pay equal to six months' base salary is triggered, which is due for payment upon expiry of the notice period. The severance pay includes statutory severance pay and compensation for unfair dismissal payment under the Danish Salaried Employees Act, the Agreement for Managers and similar rules.  The Chief Financial Officer is not entitled to other kinds of remuneration upon retirement from office with TORM A/S (or one of TORM A/S' subsidiaries).

The Chief Financial Officer is subject to a global non-competition clause for a period of twelve months.  During the effective period of such non-competition clause, the Chief Financial Officer is entitled to compensation equivalent to 50% of his salary.  Compensation for the first three months is payable as a lump sum upon expiry of the notice period, whilst the remainder is payable on a monthly basis during the remainder of the twelve month effective period of the non-competition clause.  The non-competition clause may be terminated by TORM A/S with one month's notice.

Under mandatory Danish law, non-competition clauses cannot be enforced after expiry of the relevant notice period if the employment is terminated by TORM A/S unless the Chief Financial Officer has given reasonable cause for the dismissal.

For 2016, the Group intends to pay the Chief Executive Officer a cash bonus which is directly linked to (i) fulfilment of specific performance metrics (up to 50% of base salary), (ii) the weighted average price to net asset value ratio of the A Shares based on the closing share price on each trading day 2016 (up to 50% of base salary), and (iii) up to 20% of base salary at the sole discretion of the Board. In aggregate, the maximum bonus for the Chief Executive Officer for 2016 cannot exceed 120% of the Chief Executive Officer's base salary.

In addition, the Chief Executive Officer and Chief Financial Officer has been granted restricted share units.  See Part 1 – 15.4 "Shareholdings of the Directors and the Chief Financial Officer".

15.3	Loans and benefits to Directors and the CFO

Neither the Company nor TORM A/S has granted loans, issued guarantees or undertaken similar obligations to or on behalf of the Directors or the CFO. Neither the Company nor TORM A/S has allocated funds to provide pension, retirement or similar benefits to the Directors or the CFO.

15.4	Shareholdings of the Directors and the CFO

See Part I – 17.2 "Shareholdings of the Directors and the Chief Financial Officer" for information on the holdings of shares and share options of the individual Directors and the Chief Financial Officer.

In addition, Mr Meldgaard has been granted a total of 1,276,725 restricted share units (giving the right to acquire an equivalent number of TORM A/S A shares or, following completion of the Exchange Offer, A Shares), whilst Mr Zacho has been granted 127,600 restricted share units. Any restricted share units granted to Mr Meldgaard will vest in equal proportions over a 5 year period and may be exercised within 6 months of each vesting date at an exercise price for each TORM A/S A share (or A Share) of DKK 96.3.  The restricted share units granted to Mr Zacho vest in equal proportions over a three year period with one-third vesting in each year and may be exercised within 6 months of each vesting date at an exercise price for each TORM A/S A share (or A Share) of DKK 96.3. On closing of the Exchange Offer, those restricted share units will be compulsorily exchanged for substantially equivalent restricted share units to be granted by the Company.

16.	Practices of the Board of the Company and the CEO and CFO

16.1	Practices of the Board of the Company

The Directors are entrusted with overall responsibility for the Company. The duties of the Directors include establishing policies for strategy, accounting, organisation and finance and the appointment of executive officers. The primary responsibilities of the Directors are to manage the business and affairs of the Company within the limits prescribed by the Company's Articles of Association or by special resolution of the shareholders.  The Directors must act in what they consider to be the best interests of the Company consistent with their fiduciary duties.

The dates of appointment and the positions of the Directors are set out in Part I – 14. "The Directors".

The Board will establish an Audit Committee, a Remuneration Committee, a Nomination Committee and a Risk Committee.

16.2	Practices of the Group Chief Executive Officer

The Group Chief Executive Officer is selected by the Board which determines the terms and conditions of employment and the duties of the Chief Executive Officer. The Chief Executive Officer is responsible for the day-to-day management of the Group, including the Group's operational development, results and internal development, and for implementing the strategies and overall decisions approved by the Board.

Transactions of an unusual nature or of major importance may only be effected by the Chief Executive Officer on the basis of a special authorisation granted by the Board. If certain transactions cannot await the approval of the Board, due to their extreme urgency, the Chief Executive Officer shall, taking into consideration the interests of the Group, to the extent possible, obtain the approval of the Chairman and ensure that the Board is subsequently informed about such business, provided that if such an urgent business matter would be subject to approval pursuant to (i) a reserved matters resolution, (ii) a qualified super majority resolution, or (iii) an extraordinary super majority resolution, (each as referred to in the Articles), such matter cannot be undertaken without first obtaining relevant approval pursuant to the Articles.

The seniority and positions of the Chief Executive Officer is set out in Part I – 14. "The Directors" above.

16.3	Information regarding contract terms of the CEO and the CFO

See Part I – 15. "Remuneration and benefits" for a description of the severance terms of the Chief Executive Officer and the Chief Financial Officer.

16.4	Committees

The Audit Committee
The purpose of the Audit Committee is to assist the Board in fulfilling its responsibilities to ensure the quality and integrity of the accounting, auditing and financial reporting of the Company. The Audit Committee will meet at least four times a year, and both the Chief Financial Officer and the head of the accounting department will normally participate in the meetings. The Audit Committee may invite such other persons to its meetings, including the independent auditors, as it deems appropriate. The Audit Committee will perform its duties under terms of reference approved by the Board.

The Audit Committee consists of: Pär Göran Trapp as Chairman, Christopher Boehringer and Torben Janholt.

The Audit Committee also makes recommendations to the Board with respect to the appointment of the Company's independent auditors and provides a report on the committee's activities to the Board.

The Remuneration Committee
The Remuneration Committee consists of: Christopher Boehringer, as Chairman, Torben Janholt and David Weinstein.

The Remuneration Committee is responsible for assisting the Board in reviewing the performance and development of the Company's executive management in achieving the Company's corporate goals and objectives, assuring that senior management is compensated effectively, and reviewing the Company's general remuneration policies.

The Remuneration Committee will meet at least two times a year.

All members of the Remuneration Committee possess the qualifications relevant for the Remuneration Committee to perform its tasks.

The Nomination Committee
The Nomination Committee consists of: Christopher Boehringer, as Chairman, Torben Janholt and David Weinstein.

The Nomination Committee is responsible for assisting the Board in maintaining and developing a number of governance procedures and evaluation processes in relation to appointments to, and the evaluation of the performance of, the Board.

The Nomination Committee will meet at least two times a year.

The Risk Committee
The Risk Committee consists of: Pär Göran Trapp as Chairman, Christopher Boehringer and Torben Janholt.

The Risk Committee is responsible for assisting the Board in fulfilling its responsibilities relating to the oversight of the quality and effectiveness of the Company's risk management programme, including strategic, operational, compliance, HSSE-related, financial, credit, market, reputational and other risks.

The Risk Committee will meet at least four times a year.

16.5	Description of management reporting systems and internal control systems

The Board has the overall responsibility for the Company's internal controls and the assessment and management of risk, including the identification of key risks, the operation of an effective internal control environment and the implementation of adequate risk management processes. The Chief Executive Officer is also responsible for periodic reporting on major risks and changes to such risks to the Audit Committee and Risk Committee and the Board. The Board reviews the major risks and discusses risk developments with the Chief Executive Officer as deemed appropriate and at least once a year.

The Group performs risk assessment on the basis of a top-down risk-based approach. The process starts with the identification and assessment of the risks related to financial reporting, including relevant changes. Further, as part of the assessment of risks, the entity-wide controls and the general IT controls are considered. The likelihood of risks occurring as well as the financial impact of such are assessed.

As part of the internal control system, TORM A/S has had a whistle-blower facility since 2006, handling the filing of complaints to an independent lawyer's office engaged by TORM A/S concerning violations of laws, regulations and good business conduct by the Group's representatives. Details of how to submit complaints are publicly available in English on the Group's website http://csr.torm.com/responsible-business/whistleblower and the Group's intranet. Complaints may be filed anonymously. The whistle-blower facility is registered and approved by the Danish Data Protection Agency.

Through sample testing at least once a year, the Group ensures that there are no material weaknesses in the internal controls which might lead to material errors in the financial statements.

16.6	Corporate governance

With effect from the closing of the Exchange Offer, the Company expects to comply with the UK Corporate Governance Code (the "Code").  The Code is not a rigid set of rules but a set of principles which operate on a "comply or explain" basis.  The Company may choose not to comply with certain aspects of the Code but it must clearly and carefully explain to shareholders its reasons for not doing so and describe any mitigating actions taken to address any additional risk and maintain conformity with the relevant principle.  Such explanations will appear in the Company's annual report in each year and will be summarised in more detail in a corporate governance statement prepared by the Company to accompany the annual report.

As at Admission, the Company will not comply with the following principles of the Code:

•	A.3.1. This requires that the Chairman is an independent director. For these purposes, a person who represents a significant shareholder is not considered independent by the Code and Mr. Boehringer is a partner and managing director of Oaktree Capital Management. However, the Company believes that, given the Company's controlling shareholder structure, the rights of the C Share to be held by Njord Luxco, the number of independent non-executive Directors who will be on the Board, Mr. Boehringer's industry experience and the presence of a strong and effective Executive Management, it is appropriate for Mr. Boehringer to serve as Chairman.

•	B.7.1. This requires all Directors either to seek annual re-election. Under the Articles, apart from the B director, each director must retire at the end of the second annual general meeting after his appointment or last re-appointment unless he has been re-appointed at that annual general meeting. The Board believes that given its controlling shareholder structure and articles of association and the past practices of TORM A/S, it is appropriate for all Directors to seek re-election every two years.

•	C.3.1. This requires an audit committee to be established consisting of at least three independent non-executive directors. Mr. Boehringer is not considered an independent director. However, the Company believes that, given the chairman of the committee is independent, the Company's shareholder structure and the rights of the C Share to be held by Njord Luxco, it is appropriate for Mr. Boehringer to be on the audit committee.

•	D.2.1. The Remuneration Committee should consist of at least three independent non-executive directors. Mr. Boehringer chairs the Remuneration Committee. As explained above, Mr. Boehringer may not be considered independent. However, given his association with the controlling shareholder and their alignment of interest with regard to remuneration, the Board believes it to be appropriate for Mr. Boehringer to chair that committee.

Further, shareholders have not been asked to specifically approve any long term incentive schemes adopted by the Company, on the basis that these replicate the equivalent long term incentive schemes of TORM A/S, which have previously been approved by Njord Luxco, the majority shareholder of TORM A/S.

In addition, the Company has elected that Denmark shall be its home state for the purposes of the EU Transparency Directive (as amended) and, accordingly, the Company will comply with the relevant Danish Rules. However, certain of the U.K.'s Disclosure and Transparency Rules (DTR 3 and DTR 7) will continue to apply given the Company's incorporation in England and Wales.

In addition, as the Admission Shares will be admitted to trading and official listing on Nasdaq Copenhagen, certain Danish disclosure rules and prohibitions against market abuse will apply to the Company, irrespective of the choice of home member state for the purposes of the EU Transparency Directive (as amended).

17.	Employees
17.1	Overview of employees
The Company currently has no employees.
The Group has employed the following land-based employees and seafarers during the period from 1 January 2013 until 31 December 2015:
Table 41: Number of employees¹
	FY2013²	FY2014²	FY2015²
Land-based employees
Denmark	150	147	137
Other	128	135	134
Total number of land-based employees	278	282	271
Seafarers	2,678	2,729	3,004
Total number of employees	2,956	3,011	3,275
Notes:
(1)	No employees were transferred from Njord in connection with the 2015 Restructuring.
(2)	End of the relevant period

As at 31 January 2016, no material change in the number of Group employees had occurred since 31 December 2015.
17.2	Shareholdings of the Directors and the Chief Financial Officer
The shareholdings of the Directors and the CFO in TORM A/S as at 15 March 2016 and in the Company on closing of the Exchange Offer are listed in the table below.
Table 42: Shareholdings of the Directors and CFO as at 15 March 2016.
Name	Position	Number of A Shares	Number of restricted share units

Board of Directors
Christopher Helmut Boehringer(1)	Non-Executive Chairman	0	0
David Weinstein	Non-Executive Deputy Chairman	0	0
Torben Janholt	Non-executive director	0	0
Pär Göran Trapp	Non-executive director	0	0
Jacob Meldgaard	Executive Director	66	1,276,725

CFO
Mads Zacho	Chief Financial Officer	0	127,600

Note: (1) Mr. Boehringer is a partner and managing director in Oaktree Capital Management (London) LLP.  Funds associated with Oaktree own Njord Luxco which holds 39,569,583 A shares in TORM A/S and is expected to hold an equivalent number of A Shares in the Company on closing of the Exchange Offer.
Other than as set out above, no Directors or the CFO hold shares or securities convertible into shares in TORM A/S or the Company.
Guidelines on incentive pay

The board of TORM A/S has adopted a remuneration policy including overall guidelines on incentive pay pursuant to section 139 of the Danish Companies Act which have been approved by TORM A/S in general meeting.

Share Option Programmes

Danish Share Option Programme

In 2010 TORM A/S established a share option programme (the "Danish Share Option Programme"), for its Chief Executive Officer, members of its management group and certain key employees.  No share options were granted to directors of TORM A/S, Share options were granted under the Danish Share Option Programme in 2011 to 40 persons.

The share options granted under the Danish Share Option Programme will not be exchanged for options in the Company in connection with the Exchange Offer but will be exercised or lapse in connection with the delisting of TORM A/S A shares subsequent to closing of the Exchange Offer.  Each share option exercised gives the holder the right to one TORM A/S A share which will be compulsorily acquired by the Company as part of any Squeeze-out.  The exercise price of the share options granted under the Danish Share Option Programme is DKK 40,804.50 per share option, i.e. significantly above the quoted price of TORM A/S A shares on 18 March 2016.

Danish Management Incentive Plan ("Danish MIP")
In January 2016 the board of TORM A/S established the Danish MIP. The Danish MIP is administered by the board of TORM A/S or by a subcommittee of it (the "Plan Committee").
The CEO, CFO and certain employees may be eligible to receive incentives under the Danish MIP. Incentives under the Danish MIP can comprise (a) options to acquire new TORM A/S A shares, (b) share appreciation rights ("SARs") giving the right to receive, without payment, a number of TORM A/S A shares or cash, or a combination of them, (c) shares subject to forfeiture or restrictions on transfer and with such other terms and conditions, including the achievement of specified performance goals, as the Plan Committee determines, (d) restricted share units ("RSUs") giving the right to acquire TORM A/S A shares following a specific vesting date (or earlier in certain circumstances), (e) other share-based awards paid out in TORM A/S A shares or the value of which is based in whole or in part on the value of TORM A/S A shares, and/or (f) cash-based performance awards.
The maximum percentage of TORM A/S A shares that may be awarded to participants and their permitted transferees under the Danish MIP is expected to be up to 7% of TORM A/S' A share capital from time to time (subject to adjustment in certain circumstances).
The Plan Committee has full power and authority to administer the Danish MIP, including awarding incentives and entering into agreements with participants as to the terms of the incentives (the "Incentive Agreements") can, among other things: (a) determine to whom and when incentives will be granted under the Danish MIP; (b) determine the terms, provisions, and conditions of each Incentive Agreement, which can be at variance with terms set out in the Danish MIP and (c) amend or accelerate any outstanding incentives. The Danish MIP contains standard adjustment mechanisms to compensate for reductions or increases in value of incentives and standard change of control provisions. In addition, the Danish MIP contains provisions ensuring that incentives granted can, upon the occurrence of certain events, e.g. completion of the Exchange Offer, be compulsorily exchanged for incentives with substantially equivalent rights to be granted by the Company. The Company will effect such exchange shortly after closing of the Exchange Offer.
Incentives granted under the Danish MIP generally have minimum vesting schedules as determined by the Plan Committee.
Holders of RSUs will have no rights as a shareholder of TORM A/S until such time as the RSUs vest and TORM A/S A shares are issued. An acceleration of the vesting and settlement may occur in certain circumstances, including (a) termination of employment and (b) change of control as defined in the relevant Incentive Agreement. No change of control will occur as a result of the Exchange Offer under any of the existing Incentive Agreements.

In January 2016 TORM A/S granted a total of 850,667 RSUs (giving the right to acquire an equivalent number of TORM A/S A shares) to certain employees, including the Chief Financial Officer. These vest in equal proportions over a three year period and vested RSUs may be exercised within 6 months of the relevant vesting date at a price of DKK 96.3 per TORM A/S A share.

In March 2016, the Group Chief Executive Officer was granted 1,276,725 RSUs and, subject to vesting each RSU will entitle the Group Chief Executive Officer to acquire one TORM A/S A share. RSUs granted to the Group Chief Executive Officer will vest over a five-year period, with one fifth of the grant amount vesting at each anniversary during the five-year period. The exercise price for each TORM A/S A share is DKK 96.3.

Further RSUs may be granted to the CEO and CFO.  See Part 1 – 15.4 "Shareholdings of the Directors and the CFO".

The theoretical market value (calculated on the Black-Scholes model) of all RSUs granted to date or which may be granted to the CEO is currently estimated to be USD5m.

UK Management Incentive Plan ("UK MIP")

On or before closing of the Exchange Offer the Company will establish a new management incentive plan on substantially equivalent terms to the Danish MIP.  All incentives then awarded under the Danish MIP will be compulsorily exchanged for substantially equivalent awards under the UK MIP.

Any A Shares issued or acquired on exercise of incentives granted under the UK MIP are likely to be subject to transfer restrictions arising under U.S. securities laws and may only be transferred pursuant to an effective registration statement filed with the SEC or an exemption from the registration requirements under the Securities Act.  The availability of such exemptions and the restrictions imposed will vary and may become more onerous following any listing of the A Shares on NYSE.  Accordingly, it is currently expected that, on issue, such A Shares would be issued to Computershare Jersey and that depositary receipts would be issued in respect of such A Shares to the relevant holder.  In order to sell those A Shares on Nasdaq Copenhagen, a holder would need to surrender the relevant depositary receipts to Computershare Jersey (and complete a depositary receipt cancellation form, which includes certain representations to the Company and its U.S. counsel and a request that the relevant A Shares to be transferred to Cede & Co. (as nominee for DTC) and the book interests in them be credited to the DTC participant account of Computershare and then credited by Computershare to VP in order for the sale on Nasdaq Copenhagen to settle.  All sales on Nasdaq Copenhagen would need to be pursuant to and in compliance with Regulation S of the Securities Act or another applicable exemption from the registration requirements of the Securities Act.

18.	Major shareholders
The table below sets out the TORM A/S shareholders who, as at 18 March 2016 (being the latest practicable date prior to publication of this document), had notified TORM A/S that they held at least 5% of TORM A/S' shares or voting rights.
Table 43: Notifications received from major shareholders of TORM A/S pursuant to s.29 of the Danish Securities Trading Act as at 18 March 2016
Shareholder	Number of A Shares	Ownership and voting rights (excluding the C Share, see below)
Njord Luxco (wholly owned by Oaktree Topcos)	39,569,583	62.0%
DW Partners, LP (investment manager of DW Catalyst Master Fund, Ltd. and DW Value Master Fund, Ltd.)	4,061,645	6.4%
Note: Based on notifications received by TORM A/S pursuant to S.29 of the Danish Securities Trading Act as at 18 March 2016.
The number of A Shares and their percentage interest held in respect of the Company by the above shareholders is expected to be approximately the same immediately after closing of the Exchange Offer (assuming full acceptance of the Exchange Offer and no exercise of Consideration Warrants).
As at the date of this document, Njord Luxco held all of the issued share capital of the Company comprising 50,000 redeemable shares of GBP 1 each and one A Share.  All of such redeemable shares are expected to be redeemed by the Company shortly after completion of the Exchange Offer.
In addition, on closing of the Exchange Offer Njord Luxco will hold one C Share, which has 350,000,000 votes at general meetings of the Company in respect of Specified C Matters, including the election of Directors (including the Chairman but excluding the Deputy Chairman) and certain amendments to the Articles of Associations proposed by the Directors.
The Board of the Company has determined that Denmark should be the Company's home state for the purposes of applying the Transparency Directive. Accordingly, shareholders are required to give notice to the Company of any changes in their ownership interest or voting rights leading them to cross thresholds of 5%, 10%, 15%, 20%, 25%, 1/3rd, 50% 2/3rds, 90% and 100%.
Save as referred to above, the Company is not aware of any person who, as at 18 March 2016 (being the latest practicable date prior to publication of this document) or immediately following closing of the Exchange Offer, holds or will hold voting rights, directly or indirectly, in respect of 5% or more of the issued share capital of the Company.
Save as referred to above or in respect of Cede & Co. as registered holder of those A Shares held in DTC or Computershare DR Nominees Limited as registered holder of the Restricted Shares, the Company is not aware of any person who immediately following closing of the Exchange Offer, directly or indirectly, jointly or severally, exercises or could exercise control over the Company.

19.	Related party transactions
Under IAS 24 "Related Party Disclosures", related parties of the Group are considered to be Directors and Chief Financial Officer together with their immediate families and its jointly owned entities, in each case as of the time of the relevant transaction.
19.1	TORM A/S' (before the contribution of Njord) related party transactions before the 2015 Restructuring
During the period from 1 January 2013 and until 13 July 2015, TORM A/S had transactions with its related parties as set out below.
All transactions between TORM A/S and its related parties are based on the list prices used for sale to third parties, where such price list exists. For all other transactions, the price has been set at what is regarded by the Company as market price.
Joint ventures
During FY2014, TORM A/S provided services related to shipping activities to its joint ventures for a total amount of USD1.4m (FY2013: USD1.9m).
Directors and CFO
See Part I – 15. "Remuneration and benefits" for a description of the remuneration of the Directors and CFO.
Oaktree
Oaktree and its affiliates entered into a number of transactions in the period between the 2012 Restructuring and the 2015 Restructuring as summarised in Part I – 6.1 "History and Development of TORM A/S and Njord" including sales and purchases of vessels and for the conduct of operational and technical management of vessels then owned by Njord.
19.2	Njord's related party transactions prior to the 2015 Restructuring
In FY2015, the controlling shareholder of Njord, Njord Luxco, contributed capital to Njord of USD14.0m (FY2014: USD256.7m; FY2013: USD199.6m). In FY2014 Njord paid a dividend of USD1.1m to Njord Luxco (FY2013: USD0.0m).
19.3	Related party transactions on or after the 2015 Restructuring
As at 18 March 2016 (being the latest practicable date prior to publication of this document), neither the Company nor TORM A/S has had any transactions with its related parties since 13 July 2015 other than as set out below.
The 2015 Restructuring
As part of the 2015 Restructuring, TORM A/S entered into a number of transactions with Njord Luxco and the Participating Lenders, including issuing the Consideration Warrants and TORM A/S A shares against conversion of debt or contribution of assets other than cash. Reference is made to Part I – 6.2 "The 2015 Restructuring" for a description of the 2015 Restructuring and Part I – 22. "Material contracts" for a description of the Restructuring Agreement and Financing Agreements.
Following the 2015 Restructuring, TORM A/S' largest shareholder was Njord Luxco, which holds approximately 62% of its share capital and voting rights (excluding the C share). Other Participating Lenders, that are also shareholders, include Danske Bank A/S, Skandinaviska Enskilda Banken AB (publ), and funds managed by DW Partners, LP. The Company does not consider these Participating Lenders to be related parties.
19.4	The Company's related party transactions
TORM Singapore Pte. Ltd. Facility
TORM Singapore Pte. Ltd., a 100% owned subsidiary of TORM A/S, has made loans of up to USD5m to the Company to enable the Company to pay costs, fees and expenses related to the Admission and the Exchange Offer.  The facility carries interest at 2% per annum, is unsecured and is intended to be repaid shortly after completion of the Exchange Offer. The facility has a long stop date for repayment of 30 June 2016.

20.	Financial information concerning the Group's assets and liabilities, financial position and profits and losses
20.1	Financial information
See Part III - F – "Financial information" for a description of financial information included in this document which includes audited consolidated financial statements as at and for the year ended 31 December 2015 with comparative figures for the year ended 31 December 2014 for TORM A/S (as a continuation of Njord), audited consolidated financial statements as at and for the years ended 31 December 2013 and 2014 for TORM A/S (before the contribution of Njord), and the unaudited interim financial statements as at and for the six months ended 30 June 2015 with comparative figures for the six months ended 30 June 2014 for TORM A/S (before the contribution of Njord) incorporated by reference (see Part III - F - 2. "Information incorporated by reference"), the audited financial statements of the Company for the period ended 31 December 2015 (see Part III - F - 3 "TORM plc's financial statements for the period ended 31 December 2015"), the audited consolidated financial statements of Njord for FY2013 and FY2014 (see Part III - F - 4. "Consolidated Financial Statements of Njord for 2013 and 2014") and unaudited pro forma financial information for the period 1 January- 31 December 2015 for TORM A/S and Njord (see Part III - F - 5. "Unaudited pro forma financial information for TORM A/S and Njord").
20.2	Dividend policy
The Company's ability to pay dividends will be principally dependent on the receipt of distributions from its operating subsidiaries and, in particular, TORM A/S. The Company will consider the payment and, if paid, amount of dividends in the light of strategic developments, cash flows and future obligations (operational and capital), market trends and the interests of shareholders, bearing in mind the volatility of the shipping industry. However, under the Restructuring Financing Agreements, TORM A/S has historically been subject to restrictions on the distribution of dividends. In January 2016, TORM A/S obtained the consent of the applicable lenders under the Restructuring Financing Agreements to the Facility Amendments permitting, amongst other things, the payment of dividends, subject to satisfaction of certain conditions, including notice to the facility agent under the Restructuring Financing Agreements and repayment of a pre-agreed amount under the Term Facility. However, in the future the Company may be subject to other similar restrictions on the payment of dividends. The Company cannot guarantee that it will pay any dividends in the future.
20.3	Litigation
Save as disclosed below, there are no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Company is aware) during the period of 12 months preceding the date of this document which may have, or have had in the recent past, significant effects on the Group's financial position or profitability.

The Group is from time to time and currently a party to various legal proceedings arising in the ordinary course of business. The Group takes out types of insurance cover, which are customary for large professional shipping companies to take out. The main types of coverage which the Group takes out are Hull and Machinery (covering the vessels as well as liability for collision with fixed and floating objects), Increased value and Freight Interest (which will be paid out in the event of a total loss being paid under the Hull and Machinery insurance policy), P&I (taken out with Clubs who are members of The International Group), FD&D (defence cover disputes, provide access to P&I Club lawyers and legal advice in non P&I cases), ITEC (Managers Liability Insurance), War Risks and War P&I (including WAR Loss of Hire). To the extent that the Group finds that a specific claim is covered by insurance, the Company will make no reservations in its accounts except for other related costs such as deductibles payable by the Group under its insurances.

In December 2015 a Group vessel was arrested in the United Arab Emirates. The arrest was initiated by an unpaid supplier to OW Bunker & Trading A/S, who in turn had supplied bunker oil to the vessel and had received due payment from TORM A/S. TORM A/S had to post security of approximately USD650,000 to have the arrest lifted and is now in a legal dispute about the substantive claim, which may eventually result in a payment to the claimant and consequently a loss to the Group. The Group has the same type of exposure to potential maritime lien claims in three other OW Bunker related cases totalling approximately USD1.4m.
Potential pending arbitration proceedings
In 2009, arbitration proceedings were initiated against TORM A/S as a result of a dispute regarding the vessel Bel Taylor which TORM A/S had under technical and commercial management. The vessel was owned by an entity affiliated with a former director of TORM A/S. The owner raised claims of a total of USD8.7m relating to budget and timetable in connection with a scheduled maintenance of the vessel. TORM A/S reported the claim to its professional liability insurers. Pursuant to the policy, the insurers are acting on TORM A/S' behalf, and have rejected the owner's claim in full. The process has been dormant for six years pending further action by the owner of the vessel. TORM A/S considers that the claim is without merit and that if, nevertheless, it was found to have merit, the claim should be covered by TORM A/S' commercial liability insurance. TORM A/S has consequently made no reservations in its accounts relating to the claim.
20.4	Financial position
No significant changes have occurred to the Group's financial or trading position since the release of TORM A/S' (as a continuation of Njord) consolidated financial statements for the year ended 31 December 2015 on 8 March 2016.

21.	Additional information
21.1	Share capital
The Company does not have an authorised share capital.
The Company was incorporated on 12 October 2015 with issued share capital of GBP 2 being 2 ordinary shares of GBP 1 each.
On 14 December 2015, the Company issued 50,000 redeemable shares of GBP 1 each (to enable re-registration of a public limited company) and one A Share of USD0.01 to Njord Luxco and repurchased the 2 ordinary shares of GBP 1 each.
As at the date of this document, the Company's issued share capital comprised 50,000 redeemable shares, each with a nominal value of GBP 1 all of which is fully paid and one A Share with a nominal value of USD0.01 which is fully paid.
On closing of the Exchange Offer (and assuming acceptance of the Exchange Offer in full and no exercise or lapse of Consideration Warrants) the Company's issued share capital will comprise 50,000 redeemable shares of GBP 1 each, up to 63,826,440 A Shares of USD0.01 each, 1 B Share of USD0.01 and 1 C Share of USD0.01.  In addition (and on those assumptions), the Company will have 4,787,692 Warrants outstanding. After completion of the Exchange Offer, all of those redeemable shares will be redeemed in full at GBP 1 each once the Company is in receipt of sufficient distributable profits.
The rights of the A Shares, the B Share and the C Share are set out in the Articles of Association described in Part I-21.5 – "Summary of Articles of Association".
21.2	Historical development of TORM A/S' share capital
In the period from 1 January 2013 until the date of this document, TORM A/S' share capital has been subject to the following changes:
Table 44: Changes in TORM A/S' share capital from 1 January 2013 to 13 January 2016
Date	Activity	Share capital prior to change	Change in share capital		Share capital after the change	Number of Shares after the change
		(nominal DKK)	(nominal DKK)		(nominal DKK)
13 July 2015	A capital increase (debt conversion)	7,280,000	356,720,000		364,000,000	36,400,000,000
13 July 2015	C capital increase (payment in cash)	364,000,000	0.01		364,000,001	36,400,000,001
13 July 2015	B capital increase (payment in cash)	364,000,001	0.01		364,000,002	36,400,000,002
13 July 2015	A capital increase (contribution in kind)	364,000,002	593,543,745.54		957,543,745.56	95,754,374,556
24 September 2015	A capital consolidation	957,543,745.56	n/	a	957,543,745.56	63,837,305
13 January 2016	A share cancellation	957,543,745.56	147,160.54		957,396,585.02	63,826,441
There have been no changes in TORM A/S' share capital since 13 January 2016.
In January 2016 TORM A/S granted 850,667 restricted share units (giving the right to acquire an equivalent number of TORM A/S A shares) to certain employees (including the CFO) and in March 2016 granted 1,276,725 RSUs to the Group's Chief Executive Officer.

21.3	Treasury shares
At 31 December 2014, TORM A/S' holding of treasury shares represented 6,683,072 TORM A/S A shares of DKK 0.01. Since 31 December 2014, TORM A/S has not sold or acquired any additional treasury shares other than those acquired as part of the 2015 share consolidation which were subsequently cancelled. As of the date of this document, TORM A/S' retained treasury shares equate to less than 0.01% of its share capital.
The Company has no treasury shares.
21.4	Warrants, convertible securities and option programmes
As part of the 2015 Restructuring, TORM A/S issued 7,181,578,089 Consideration Warrants each entitling their holder to subscribe for one new TORM A/S A share of DKK 0.01 nominal value without pre-emption rights for TORM A/S' existing shareholders. Those Consideration Warrants were consolidated on a 1500:1 basis into 4,787,692 Consideration Warrants with effect from 24 September 2015. The Consideration Warrants are exercisable at any time after 13 July 2016 but no later than 13 July 2020. The exercise price for the Consideration Warrants is DKK 96.257 per TORM A/S A share and is subject to certain terms and conditions, including adjustment provisions in case of e.g. changes in capital structure.
Pursuant to the Exchange Offer, for each Consideration Warrant that a holder agrees to transfer to TORM A/S the Company will issue one Warrant in the Company with substantially equivalent terms. See Part I-21.6 "Terms of Warrants" containing a summary of those terms.
If the Company starts a Squeeze-out of minority shareholdings (including any TORM A/S A shares issued upon the exercise of Consideration Warrants), the Consideration Warrants may be exercised for a period of four weeks. Any TORM A/S A shares issued on exercise would be acquired by the Company in that Squeeze-out, although the A Shares issued on such acquisition will be Restricted Shares. Any Consideration Warrants which remain unexercised at the end of that four week period would lapse automatically without compensation (assuming due notice is given by TORM A/S to holders of Consideration Warrants).
Should a holder of Consideration Warrants that has not accepted the Exchange Offer exercise such Consideration Warrants during the Squeeze-out period, the TORM A/S A shares that such holder receives on exercise of such Consideration Warrants and any A Shares received in exchange for such TORM A/S A shares will be deemed "restricted securities" for purposes of the registration requirements of the U.S. securities laws (and so will be issued to  Computershare DR Nominees as nominee for Computershare Trustees (Jersey)). Restricted securities may not be offered or sold in the U.S. public markets unless such offer or sale is registered with the SEC or an exemption from registration is available. Under Rule 144, the safe harbour for resales in the U.S. public market adopted by the SEC, the holding period for such TORM A/S A shares and such A Shares will run from the date of payment by the holder of the exercise price for such Consideration Warrants. Any TORM A/S A shares received on exercise of Consideration Warrants will be mandatorily acquired by the Company for cash in connection with any Squeeze-out unless the holder in exchange of such TORM A/S A shares has requested to receive an equivalent number of A Shares.
A transfer restriction to ensure compliance with applicable U.S. securities laws will be registered on the relevant VP account of any holder of TORM A/S A shares received on exercise of Consideration Warrants and on any A Shares received in exchange for such TORM A/S A shares. Therefore such TORM A/S A shares or A Shares should be kept on a separate VP account as that transfer restriction will be imposed on all securities which are registered on such VP account (from time to time).
As at the date of this document, save for the Consideration Warrants and the share options and other incentives under the Danish MIP referred to in Part I-17.2 "Shareholdings of the Directors and the Chief Financial Officer", no other warrants or securities convertible or exchangeable into shares have been issued by TORM A/S and on closing of the Exchange Offer (save for the Warrants to be issued under the Exchange Offer and the RSUs to be issued in exchange for RSUs which have been issued by TORM A/S) no other warrants or securities convertible or exchangeable into shares in the Company will have been issued by the Company.

Save in connection with the Exchange Offer or the adoption of new share option or other executive issuance programmes referred to in this document, the Company has not granted any acquisition rights and or obligations over unissued capital nor has the Company undertaken any obligation to increase its capital.
21.5	Summary of Articles of Association
Below is a summary of certain provisions contained in the Articles of Association. The summary does not purport to be a complete summary of all Articles.
Share rights
Issue
Before the Threshold Date, which is the date at which, for the first time, Oaktree and its affiliates (which includes, amongst others, persons under common control or who retain an interest in transferred shares) cease to beneficially own at least one third of the issued A Shares (excluding any A Shares held in treasury) and subject to the other provisions of the Articles, including those relating to pre-emption rights, the Company may issue A Shares subject to the following provisions:
(i)	any change to the rights or restrictions attaching to the A Shares must be approved by a majority of the Directors including the Chairman and B Director or by a super majority resolution, which requires the affirmative vote of at least 86% of the votes capable of being cast on such resolution (to be reduced to that percentage which represents an equivalent percentage of shareholders unaffiliated with Njord Luxco following an Initial U.S. Offering); and
(ii)	any issue of equity securities, including A Shares and other securities which give the right to buy or convert into new A Shares, which increases the issued A Shares by more than one third of A Shares already in issue, and which is made pursuant to a management incentive plan or other equity incentive plan, or pursuant to the acquisition of a business at fair market value by any member of the Group where the EBITDA is not more than 50% of the Group's EBITDA pursuant to the most recent audited accounts, or pursuant to the acquisition of assets at fair market value by any member of the Group where the consideration paid is not more than 50% of the gross value of the assets of the Group pursuant to the most recent audited accounts, must be approved by the Directors including the Chairman and B Director or by a reserved matter resolution, which requires the affirmative vote of at least 70% of the votes capable of being cast on such resolution (to be reduced to that percentage which represents an equivalent percentage of shareholders unaffiliated with Njord Luxco following an Initial U.S. Offering).
At or after the Threshold Date, the Company can issue A Shares with such rights or restrictions as the Company may by ordinary resolution determine, or subject to and in default of which, as the Board shall determine.
The Company may never issue more than one B Share or more than one C Share.

Redemption
Before the Threshold Date, the Company:
(i)	may issue shares which are to be redeemed or are liable to be redeemed at the option of the Company or the holder and the Board may determine the terms and conditions and the manner of redemption of such shares provided that it does so prior to the allotment of those shares and as long as such an issue does not involve any change to the rights or restrictions attaching to the shares. If it does, it must be approved by a majority of the Directors including the Chairman and B Director or by a super majority resolution, which requires the affirmative vote of at least 86% of the votes capable of being cast on such resolution (to be reduced to that percentage which represents an equivalent percentage of shareholders unaffiliated with Njord Luxco following an Initial U.S. Offering); and
(ii)	may not redeem any shares (except for redemptions offered proportionally to all holders of that class of shares or made in connection with a share consolidation to redeem fractions of shares and/or a redemptions of the redeemable shares) unless it is approved by a majority of the Directors including the Chairman and B Director or by a super majority resolution, which requires the affirmative vote of at least 86% of the votes capable of being cast on such resolution (to be reduced to that percentage which represents an equivalent percentage of shareholders unaffiliated with Njord Luxco following an Initial U.S. Offering).
The B Share and the C Share are issued as redeemable shares. Subject to the provisions of the Companies Act, the Company must redeem the B Share and the C Share as soon as possible after the Threshold Date, for USD0.01 each. The Company must redeem the B Share and the C Share at the same time. Once the B Share and the C Share have been redeemed, the B Share and the C Share must be cancelled and no further B Shares or C Shares can then be issued by the Company.
At or after the Threshold Date, subject to the provisions of the Companies Act and without prejudice to any rights attached to any existing shares or class of shares, the Company can issue shares which are to be redeemed or are liable to be redeemed at the option of the Company or the holder and the Board may determine the terms and conditions and the manner of redemption of such shares provided that it does so prior to the allotment of those shares.
Voting rights
Each A Share has one vote (but not on the election of the B Director) and the B Share has one vote on all resolutions proposed at meetings of the Company. Accordingly, on a show of hands every member who holds A Shares or the B Share and is present in person or by proxy shall have one vote and on a poll every member who holds A Shares or the B Share who is present in person or by proxy shall have one vote for every share of which it is the holder.
The C Share has 350,000,000 votes. The C Share votes can only be cast on resolutions in respect of (i) the appointment or removal of Directors, other than the B Director, and (ii) amendments to the Articles which have been put forward by the Board, other than amendments concerning the reserved matters (as described below), the pre-emption rights of shareholders, amendments to certain of the Articles, and any amendments to the rights of the B Share (but the C Share may vote on any class resolution on the amendment).
A resolution put to the vote at a general meeting will be decided on a show of hands unless a poll is demanded. No member shall be entitled to attend or vote at any general meeting of the Company or upon a poll or exercise of any other right conferred by membership in relation to general meetings or polls in respect of a share unless all moneys presently payable by him in respect of that share have been paid.
If, at any time, the Company is satisfied that any person, who it knows or has reasonable cause to believe is interested (or has been so interested within the previous three years) in the Company's shares, has been duly served with a notice under section 793 of the Companies Act and fails to supply the Company with the information thereby required within 14 days, or, in purported compliance with such a notice, has made a statement which is false or inadequate in a material particular, then the Company can direct at any time thereafter by notice to the holder of the shares that, in respect of the shares in relation to which the default occurred, the holder shall not be entitled to attend or vote either personally or by proxy at a general meeting or at a separate meeting of the holders of that class of shares or on a poll. Where the holders make up 0.25 per cent or more of the existing shares of a class at the date of delivery of the notice, the Company may further direct that in respect of the shares in relation to which the default occurred, any dividend or part of a dividend shall be withheld without liability to pay interest and any transfer of the shares shall not be registered, unless they have been sold outright to an independent third party. Any restrictions will take effect when the notice is delivered to the holder.

Dividends and other distributions
Subject to the provisions of the Companies Act and in accordance with the respective rights of the members, the Company may by ordinary resolution declare dividends in respect of A Shares. No such dividend can exceed the amount recommended by the Directors. The B Share and the C Share do not have any rights to receive dividends or other distributions which the Company decides to pay.
Except as otherwise provided by the rights and restrictions attached to the A Shares, all dividends in respect of the A Shares shall be declared and paid according to the amounts paid up on the A Shares on which the dividend is paid, but no amount paid on an A Share in advance of the date on which a call is payable shall be treated for these purposes as paid on the A Share. Dividends may be paid in whatever currency the Board chooses. Any amount owed by the shareholder to the Company may be deducted from his dividend and used to pay the amounts owed to the Company.
No dividend or other moneys payable in respect of an A Share shall bear interest against the Company unless otherwise provided by the rights attached to the A Shares. If the Board acts in good faith, it will not be liable for any loss that any shareholders may suffer because a lawful dividend has been paid on other A Shares which rank equally with or behind their A Shares.
Subject to the provisions of the Companies Act, the Board may pay interim dividends on A Shares of any amounts and on any dates and for any period it decides if it appears to the Board that they are justified by the financial position of the Company.
The Board may decide, if the payment of a dividend is recommended by the Board and authorised by an ordinary resolution of the Company, that the whole (or some part, to be determined by the Board) of an interim dividend be paid by distributing specific assets, and in particular, paid up shares or debentures of any other Company, instead of cash.
Any dividend which is unclaimed may be invested or used for the benefit of the Company until it is claimed. The Company will not be a trustee in respect of the unclaimed dividend and will not be liable to pay interest on it. If the dividend remains unclaimed, or in respect of such dividend the Board determines that payment is to be made to a nominated account but no such account is nominated or payment to such account is rejected, it shall, after a period of 12 years from the date when it became due for payment, be forfeited and go back to the Company, unless the Board decides otherwise.
Where the Company is wound up, and there are amounts available for distribution to shareholders, the holders of the B Share and the C Share shall be paid USD0.01 for each B Share or C Share held by them before any payments are made to the holders of A Shares. No further amounts can then be paid in respect of the B Share or the C Share. The holders of A Shares will under general law be entitled to participate in any surplus assets in a winding up in proportion to their shareholdings.
Pre-emption rights
If the Directors decide to allot equity securities under the existing allotment authorities, which are the authorities given by shareholders to the Board to offer equity securities of the Company up to a certain maximum number and for a specific period of time, subject to the exclusions and restrictions set out in those authorities, they must first offer them to the existing holders of A Shares in proportion to the number of A Shares they hold (although the Company can exclude existing holders where offering to those holders would require the Company to comply with any onerous filing, registrations, publications or like requirements outside the U.K. or to deal with fractional entitlements). The existing allotment authorities contain significant disapplications of pre-emption rights.
In addition, the allotment of equity securities is a reserved matter and hence requires special approval in the following situations:
(i)	where the Company offers equity securities which are not offered first to existing holders of A Shares pursuant to the acquisition of a business at fair market value by any member of the Group where the EBITDA is equal to or more than 50% of the Group's EBITDA, or pursuant to the acquisition of assets at fair market value by any member of the Group where the consideration paid is equal to or more than 50% of the gross value of the assets of the Group; and

(ii)	where the Company offers equity securities which are not offered first to the existing holders of A Shares in proportion to their holdings of A Shares except for issues of equity securities in relation to a management incentive plan or other equity incentive plan, or an acquisition at fair market value by a member of the Group, or as consideration for any merger or consolidation which is not a reserved matter (as described below), or any issue of US listed securities (which include American depositary receipts and shares representing A Shares, A shares and or/certificates or interests representing A Shares which are listed on any of the New York Stock Exchange, NYSE MKT LLC or the NASDAQ Stock Market) in an Initial U.S. Offering or qualifying US follow-on (which is an underwritten follow-on public offering of US listed securities with certain bookrunners) or a qualifying private placement, unless certain defined circumstances exist.
Allotments within sub-paragraph (i) require approval by the Directors including the Chairman and B Director or by a reserved matters resolution, which requires the affirmative vote of at least 70% of the votes capable of being cast on such resolution (to be reduced to that percentage which represents an equivalent percentage of shareholders unaffiliated with Njord Luxco following an Initial U.S. Offering)) whilst allotments within sub-paragraph (ii) require approval by a majority of the Directors including the Chairman and B Director or by a super majority resolution, which requires the affirmative vote of at least 86% of the votes capable of being cast on such resolution (to  be reduced to that percentage which represents an equivalent percentage of shareholders unaffiliated with Njord Luxco following an Initial U.S. Offering)
Variation of rights
The rights attached to any class of shares may (unless otherwise provided by the terms of the issue of the shares in that class) be varied or abrogated with the written consent of the holders of three-quarters in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares), or the sanction of a special resolution passed at a separate general meeting of the holders of the shares of the class. These requirements also apply to any change of rights to shares forming part of a class.
In addition, before the Threshold Date, any change to the rights attaching to any class of shares may only be made if it is approved by a majority of the Directors including the Chairman and B Director or by a super majority resolution, which requires the affirmative vote of at least 86% of the votes capable of being cast on such resolution (to  be reduced to that percentage which represents an equivalent percentage of shareholders unaffiliated with Njord Luxco following an Initial U.S. Offering).
Lien and forfeiture
The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys payable to the Company (whether presently or not) in respect of that share. The Company may sell, in such manner as the Board determines, any or all shares on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within 14 clear days after notice has been sent to the holder of the share demanding payment and stating that if the notice is not complied with the share may be sold. The proceeds of the sale shall be applied firstly to pay the Company's expenses associated with the sale and secondly to pay off the amount owing on the shares, with the balance to be passed to the former shareholder.
The Board may from time to time make calls on the members in respect of any moneys unpaid on their shares. A call is treated as being made as soon as the Board has passed a resolution authorising it. Each member shall (subject to receiving at least 14 clear days' notice) pay to the Company the amount called on his shares. If a call or any instalment of a call remains unpaid in whole or in part after it has become due and payable, the Board may give the person from whom it is due not less than 14 clear days' notice requiring payment of the amount unpaid together with any interest which may have accrued and any costs, charges and expenses incurred by the Company by reason of such non-payment. The notice shall name the place where payment is to be made and shall state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited. Subsequent forfeiture requires a resolution by the Board. A forfeited share is the property of the Company and the Board can deal with the share in any way that it decides. No credit need be given to the shareholder for the amount previously paid up on the share.

Transfer of shares
A member may transfer all or any of his certificated A Shares (i.e. those represented by a share certificate) by an instrument of transfer in any usual form or in any other form which the Board may approve. The transfer must be made in writing. An instrument of transfer shall be signed by or on behalf of the transferor and, unless the share is fully paid, by or on behalf of the transferee. An instrument of transfer need not be under seal.
The B Share must be held by the Trustee, being SFM Trustees Limited, and cannot be transferred unless it is transferred to another trustee who is appointed to replace the Trustee (or any earlier replacement trustee of the Trustee) or to the Company if the B Share is redeemed or to a person who has acquired 100% of the issued A Shares (excluding any held in treasury).
The C Share must be held by Oaktree and cannot be transferred unless it is transferred by Oaktree to one of its affiliates or to the Company if the C Share is redeemed or to a person who has acquired 100% of the issued A Shares (excluding any held in treasury). If an affiliate to whom the C Share is transferred ceases to be an affiliate of Oaktree, then the C Share must be transferred to Oaktree or to another of Oaktree's affiliates. Oaktree can decide which of its affiliates the C Share can be transferred to.
The Board may, in its absolute discretion, refuse to register the transfer of any share which is not a fully paid share. The Board may refuse to register the transfer of a certificated share unless the instrument of transfer:
(i)	is lodged, duly stamped (if stampable), at the office or at another place appointed by the Board accompanied by the certificate for the share to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;
(ii)	is in respect of one class of share only; and
(iii)	is in favour of not more than four joint holders.
If the Board refuses to register a transfer of a share in certificated form, it shall send the transferee notice of its refusal within two months after the date on which the instrument of transfer was lodged with the Company.
Subject to the provisions of the uncertificated securities rules, the Board may permit the holding of shares of any class in uncertificated form and the transfer of title to shares in that class by means of a relevant system and may determine that any class of shares shall cease to be a participating security. A member may transfer all or any of his uncertificated A Shares through the relevant system and in compliance with the uncertified securities rules. The Board may refuse to register the transfer of uncertificated shares in the circumstances set out in the uncertificated securities rules. Transfers of uncertificated shares cannot be in favour of more than four joint holders. There is currently no provision for the Company's shares to be held in a relevant system in uncertificated form.
No fee shall be charged for the registration of any instrument of transfer or other document relating to or affecting the title to a share.
Alteration of share capital and purchase of own shares
Before the Threshold Date, any purchase or redemption of shares (other than the B Share and the C Share or the redeemable shares) or reduction of the share capital or any share reserve of the Company (other than the B Share and the C Share) which is not offered proportionately to all holders of A Shares or not made in connection with a consolidation of A Shares to remove fractional entitlements to A Shares must be approved by a majority of the Directors including the Chairman and B Director or by a super majority resolution, which requires the affirmative vote of at least 86% of the votes cast on such resolution (to  be reduced to that percentage which represents an equivalent percentage of shareholders unaffiliated with Njord Luxco following an Initial U.S. Offering).
At or after the Threshold Date and subject to the Companies Act, the Company may by ordinary resolution increase, consolidate or sub-divide its share capital. Further, without prejudice to any relevant special rights attached to any class of shares, the Company may purchase its own shares subject to being authorised in accordance with the Companies Act.

General meetings
The Board shall convene and the Company shall hold general meetings as annual general meetings in accordance with the requirements of the Companies Act. The Board may call general meetings whenever and at such times and places as it shall determine. No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment of a chairman, whose appointment shall not be treated as part of the business of a meeting. Two persons present and entitled to vote upon the business to be transacted, each being either a shareholder or a proxy for a shareholder or a duly authorised representative of a corporation which is a shareholder shall be a quorum for all purposes.
At a general meeting of the holders of the shares of the class, the provisions relating to general meetings will apply with any necessary changes including but not limited to changes to the quorum. A quorum will be present in respect of a meeting of the B Share or C Share class, if one shareholder of that class is present in person or by proxy who owns at least one third in amount of the issued shares of the class and in respect of a class meeting of any other class of shares, at least two shareholders are present in person or by proxy who are entitled to vote who own at least one third in amount of the issued shares of the class (excluding any shares of that class held as treasury shares).
Directors
Number
Unless otherwise determined by ordinary resolution, the number of Directors shall be not less than 2 or more than 7.
B Director and observer
Before the Threshold Date (as described above), the B shareholder can nominate and appoint one Director. The B Director can be removed at any time by the B shareholder. If the B Director is removed, or stops being a Director for any other reason, the B shareholder can appoint another B Director. The C Share cannot be voted on such a resolution. Oaktree and its affiliates cannot vote on such a resolution and, if they do, the votes cast by them must be disregarded. The Board can pass a resolution to remove the B Director from office in certain specified circumstances.
The B shareholder can ask the Board to convene a meeting of the Company at any time in order to appoint or remove a replacement for the B Director. The Board will give notice of such meeting to the shareholders within 10 business days of receiving the request from the B shareholder.  In exercising its rights the B shareholder will act at the direction of those A shareholders who are not Njord Luxco or affiliates of Njord Luxco.
The B shareholder may appoint (and replace) one board observer. Any such board observer has the right to receive from the Company the same information and at the same time as the Directors and can attend and speak at board meetings but cannot vote at them. The B shareholder can remove and/or replace the board observer in the same manner as for the B Director. The C Share cannot be voted on such a resolution. Njord Luxco and its affiliates cannot vote on such a resolution, and if they do, the votes cast by them must be disregarded. The Board can pass a resolution refusing to allow the board observer to receive information and/or attend Board meetings in certain specified circumstances.
The B Director will cease to be a Director at the close of business on the Threshold Date. After the Threshold Date, all Directors may be appointed or removed by an ordinary resolution.
Appointment of Directors
Subject to the above, the Company can, by passing an ordinary resolution, appoint any willing person to be a Director, either as an extra Director or to fill a vacancy where a Director has stopped being a Director for some reason. However, as noted above, only the B shareholder can appoint the B Director.
Subject to the above, the Board can appoint any willing person to be a Director, either as an extra Director or to fill a vacancy where a Director has stopped being a Director for some reason. Any Director appointed in this way must retire from office at the first annual general meeting after his appointment. A Director who retires in this way is then eligible for reappointment.
Any Director can appoint an alternate to act in his place if written notice is given to the Board and the Board approves the appointment or the appointee is another director.

No share qualification
A Director shall not be required to hold any shares in the Company by way of qualification.
Retirement of directors
At every second annual general meeting after his/her appointment or last re-appointment, each Director must retire as a Director but may stand for re-election. The B Director does not have to retire by rotation.
A Director who is appointed for a fixed term must retire at the end of that term. The Company can pass a special resolution to remove such a Director, even though his time in office has not ended, and re-appoint him in accordance with the Articles. This does not apply to the B Director.
Directors' meetings
The Board may call Directors' meetings whenever and at such times and places as it shall determine. No business shall be transacted at any Directors' meeting unless a quorum is present, such quorum being more than half of the Directors (including Directors who retire at the meeting, unless there is an objection, but excluding the B Director and any Director who is excluded by reason of a conflict of interest). Notice may be given of such meetings personally, by word of mouth or in writing.
If the number of Directors falls below the minimum, the business of the Directors' meeting is limited to appointing further Directors to make up the shortfall or convening general meetings.
The Company can, by passing an ordinary resolution, appoint any Director as Chairman and, if the Company has not appointed a Director as Chairman, the Directors can appoint any Director as Chairman, except the B Director, and can remove him from that office at any time. The Chairman will chair Directors' meetings. In his absence, the Deputy Chairman will chair the meeting. The B Director is the Deputy Chairman, if one has been appointed.
The Board can exercise all the powers and discretions of the Company at a Directors' meeting if a quorum is present. Matters are decided by a majority vote, and the Chairman has a casting vote in the event that votes are equal. Acts of the Board are valid even if it is later discovered that any Director was not properly appointed.
The Board may also act by written resolution.
Remuneration of Directors
The emoluments of any Director holding executive office for his or her services as such shall be determined by the Board, and may be of any description. No emoluments can be paid which would breach the listing requirements of any listing authority which the A Shares are subject to.
The total fees paid to all the Directors (excluding amounts payable under any other provision of the Articles) shall not exceed in aggregate USD1,500,000 or such higher amount as the Company may from time to time by ordinary resolution determine.
Any Director who performs services that in the opinion of the Board are outside the scope of his or her ordinary duties may be paid such additional remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board (or any duly authorised committee) may determine. No additional fees can be paid which would breach the listing requirements of any listing authority which the A Shares are subject to.
In addition to any remuneration to which the Directors are entitled under the Articles, they may be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of the Board or committees of the Board, general meetings or separate meetings of the holders of any class of shares or of debentures of the Company or otherwise in connection with the discharge of their duties.

The Company may provide benefits, whether by the payment of annual payments or other benefits or the provision of pensions, to any past or present Director of the Company or any relation or dependent of, or person connected to, such a person if the Board so decides. The Company may also decide to contribute to a scheme or fund or to pay premiums to a third party for these purposes. The Company can only provide pensions and other benefits to people who are or were Directors but who have not been employed by, or held an office or executive position in, the Company or any of its subsidiary undertakings or former subsidiary undertakings or any predecessor in business of the Company or any such other company or to relations or dependents of, or persons connected to, these Directors or former Directors if the shareholders approve this by passing an ordinary resolution. No pensions or benefits can be paid which breach the listing requirements of any listing authority which the A Shares are subject to. Directors and former directors are not accountable to the Company or shareholders for these benefits, and will not be disqualified from being or becoming a Director of the Company for receiving such benefits.
Permitted interests of Directors
Subject to the provisions of the Companies Act and the quorum and voting requirements (as detailed below), and provided that he has disclosed to the Board the nature and extent of his interest (unless the circumstances referred to in section 177(5) or section 177(6) of the Companies Act apply, in which case no such disclosure is required), the Board may authorise (and decide the terms of that authorisation) any matter which would otherwise involve a Director breaching his duty under the Act such that a director notwithstanding his office can do any one of the following:
(i)	have an interest in a contract with or involving the Company or another company in which the Company has an interest;
(ii)	hold any other office or place of profit with the Company (except that of auditor) in conjunction with his office of director for such period and upon such terms, including as to remuneration, as the directors may decide;
(iii)	alone, or through a firm with which he is associated, do paid professional work for the Company or another company in which the Company has an interest (other than as auditor);
(iv)	be or become a director or officer of, or employed by or otherwise be interested in any holding company or subsidiary company of the Company or any other company in which the Company has an interest; and
(v)	be or become a director of any other company in which the Company does not have an interest and which cannot reasonably be regarded as giving rise to a conflict of interest at the time of his appointment as a director of that other company.
A Director shall not, by reason of his office, be accountable to the Company for any remuneration or other benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate the acceptance, entry into or existence of which has been approved by the Board pursuant to Article 90 of the Articles or which he is permitted  to hold or enter into by virtue of (i)-(v) above.
Restrictions on voting
Except as otherwise provided by the Articles, a Director shall not vote or be counted in the quorum on any resolution of the Board and, if the other Directors so decide, be excluded from any meeting concerning a matter in which he has an interest which can reasonably be regarded as likely to give rise to a conflict with the interests of the Company, unless his interest arises only because the resolution concerns one or more of the following matters:
(i)	a resolution about giving him any guarantee, indemnity or security for money which he or any other person has lent or obligations he or any other person has undertaken at the request of or for the benefit of the Company or any of its subsidiary undertakings;
(ii)	a resolution about giving any guarantee, indemnity or security to another person for a debt or obligation which is owed by the Company or any of its subsidiary undertakings to that other person if the Director has taken responsibility for some or all of that debt or obligation. The Director can take this responsibility by giving a guarantee, indemnity or security;

(iii)	a resolution about giving him any other indemnity where all other Directors are also being offered indemnities on substantially the same terms;
(iv)	a resolution about the Company funding his expenditure on defending proceedings or the Company doing something to enable him to avoid incurring such expenditure where all other directors are being offered substantially the same arrangements;
(v)	a resolution relating to an offer by the Company or any of its subsidiary undertakings of any shares or debentures or other securities for purchase if the Director takes part because he is a holder of shares, debentures or other securities or if he takes part in the underwriting or sub-underwriting of the offer;
(vi)	a resolution about a contract in which he has an interest because of his interest in shares or debentures or other securities of the Company or because of any other interest in or through the Company;
(vii)	a resolution about a contract involving any other company if the Director has an interest of any kind in that company (including an interest by holding any position in that company or by being a shareholder in that company). This does not apply if he knows that he has a relevant interest in that company. A Director has a relevant interest in a company if he holds an interest in shares representing one per cent or more of a class of equity share capital (exclusive of treasury shares) or the voting rights in that company. Where the contract concerns a company in which a Director has a relevant interest, the Director will also be treated as being interested in that contract;
(viii)	a resolution about a contract relating to a pension fund, superannuation or similar scheme or retirement, death or disability benefits scheme or employees' share scheme which gives the Director benefits which are also generally given to the employees to whom the fund or scheme relates;
(ix)	a resolution about a contract relating to an arrangement for the benefit of employees of the Company or of any of its subsidiary undertakings which only gives him benefits which are also generally given to the employees to whom the arrangement relates; and
(x)	a resolution about a contract relating to any insurance which the Company can buy or renew for the benefit of Directors or of a group of people which includes Directors.
Where proposals are under consideration to appoint two or more Directors to offices or employments with the Company or with any company in which the Company is interested or to fix or vary the terms of such appointments, such proposals may be divided and considered in relation to each Director separately and in such case each of the Directors concerned shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning him or his own appointment or concerning the appointment of another Director to a position with a company in which the Company is interested where the Director has a relevant interest in it (as described above).
If any question shall arise at any meeting as to the materiality of a Director's interest or as to the entitlement of any Director to vote and such question is not resolved by him agreeing voluntarily to abstain from voting, such question shall be referred to the Chairman of the meeting (or, where the interest concerns the Chairman, to the Deputy Chairman of the meeting) and his ruling in relation to any Director shall be final and conclusive except in a case where the nature or extent of the interests of the director concerned have not been disclosed fairly.
The above provisions can be suspended or relaxed by the Company to any extent and the Company can ratify any contract which has not been properly authorised in accordance with those provisions.

Borrowing powers
The Board may exercise all the powers of the Company without limit to borrow money and to mortgage or charge the Company's undertaking, property, assets (present and future) and uncalled capital or parts thereof and to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party and to provide indemnities and guarantees of any other person's liabilities or obligations but if the borrowing or other financial indebtedness of any member of the Group where the net financial indebtedness of the Group exceeds 65% of the gross value of the Group's vessels, it must be approved by a majority of the Directors including the Chairman and B Director or by a reserved matters resolution, which requires the affirmative vote of at least 70% of the votes capable of being cast on such resolution (to be reduced to that percentage which represents an equivalent percentage of shareholders unaffiliated with Njord Luxco following an Initial U.S. Offering).
If the Board decides to borrow money from a substantial shareholder, meaning any holder of A Shares holding (or being beneficially interested in) directly or indirectly more than one third of the issued A Shares (excluding any A Shares held in treasury), or any affiliate of a substantial shareholder, the Board shall at the same time, before, or as soon as reasonably practicable after such borrowing offer to borrow money from each qualifying shareholder on the same terms as the Company is to borrow from the substantial shareholder. The money the Company offers to borrow from each qualifying shareholder shall be the proportion of the total amount it wishes to borrow which is equal to the shareholder's percentage beneficial interest in the number of A Shares in issue (excluding treasury shares). Such offer must be open for at least 10 days. Costs and expenses incurred by the qualifying 3% shareholder in lending shall be paid by that qualifying shareholder. For those purposes qualifying shareholders are persons beneficially interested in 3% or more of the issued A Shares and who may make a qualifying loan to the Company without the Company being required to comply with any filing, registration or other onerous requirements (and provided that no more than one person may be a qualifying holder in respect of the same A Shares).
Indemnity of directors
Subject to the provisions of the Companies Act, the Company can indemnify a Director of the Company or of any associated company against any liability and can purchase and maintain insurance against any liability for any Director of the Company or of any associated company. Such Directors are not accountable to the Company or shareholders for these benefits, and will not be disqualified from being or becoming a Director of the Company for receiving such a benefit.
Limitations on the Company's actions
The Articles contain provisions such that certain corporate actions by members of the Group, called reserved matters, require either the approval of a majority of the Directors, including the Chairman and the B Director, or the affirmative vote of the of at least either 70% or 86% of the votes capable of being cast on such resolution (to be reduced to those percentages which represent equivalent percentages of shareholders unaffiliated with Njord Luxco following an Initial U.S. Offering). Those matters are set out in article 131 of the Articles and include the matters listed in the paragraphs below:
(1)	Reserved matters requiring the approval of a majority of the Directors including the Chairman and B Director or a super majority resolution, which requires the affirmative vote of at least 86% of the votes capable of being cast on such resolution (to be reduced to that percentage which represents an equivalent percentage of shareholders unaffiliated with Njord Luxco following an Initial U.S. Offering):
i)	transactions between any member of the Group and any substantial shareholder (being a person who, with its affiliates (which excludes the Company itself), is beneficially interested in at least one third of the issued A Shares) or affiliate of a substantial shareholder (as described above) or a Director having an aggregate value in excess of USD1m. If the value of the transaction is in excess of USD5m and is not in the ordinary course of business of the Company a fairness opinion from an international investment bank, audit firm or ship broker shall also be required unless such transaction is financing advanced to any member of the Group by any substantial shareholder or its affiliates or any Director and which has been offered to qualifying shareholders, is an offer of pre-emptive securities in accordance with the pre-emption rights of the holders of A Shares, or is a settlement or waiver of a claim by the Company against a substantial shareholder or its affiliates;

ii)	non-arms' length transactions entered by any member of the Group with a third party having a value in excess of USD1m;
iii)	any change in class rights of any share class or certain provisions of the Articles;
iv)	any purchase or redemption of shares (other than B Share and C Share or the redeemable shares) or reduction of the share capital or any share reserve of the Company (other than B Share and C Share) which is not offered proportionately to all holders of A Shares or not made in connection with a consolidation of shares to remove fractional entitlements to shares;
v)	any material change in the Group's business taken as a whole;
vi)	any liquidation, dissolution or winding up of the Company;
vii)	any non-pre-emptive issues but excluding issues of equity securities pursuant to a management incentive plan or other equity incentive plan, an acquisition at fair value by a member of the Group, a merger or consideration which is not a reserved matter or any issue of US listed securities in an Initial U.S. Offering or qualifying US follow-on offering or qualifying private placement except as permitted under sub-paragraph (ix) below;
viii)	any grant of registration rights unless to all holders of A Shares or subordinate to existing registration rights of the holders of A Shares; and
ix)	any issue of US listed securities without pre-emption rights in an Initial U.S. Offering or a qualifying US follow-on offering or a qualifying private placement except in certain circumstances including where a substantial shareholder is participating in such offering and an existing A shareholders can participate in such offering (subject to certain exceptions) or where the Directors decide not to offer those securities to any shareholder or affiliate of a substantial shareholder) or where the aggregate gross proceeds of such offering (when aggregated with prior qualifying offerings) do not exceed USD200m.
(2)	Reserved matters requiring the approval of a majority of the Directors including the Chairman and B Director or a reserved matters resolution, which requires the affirmative vote of at least 70% of the votes capable of being cast on such resolution (to be reduced to that percentage which represents an equivalent percentage of shareholders unaffiliated with Njord Luxco following an Initial U.S. Offering):
i)	any sale or demerger of assets in any one calendar year exceeding 35% of the Group's gross assets;
ii)	any incurrence of financial indebtedness by any member of the Group where net consolidated financial indebtedness of the Group exceeds 65% of the gross value of the Group's vessels (as described above);
iii)	any merger or consolidation where the gross value of the assets or EBITDA of the merged or consolidated entity pre-merger/consolidation multiplied by the Group's percentage ownership of the merged/consolidated entity exceeds 50% of the Group's gross asset value or EBITDA;
iv)	any issues of equity securities increasing the issued A Shares by more than one third of A Shares already in issue and which are made pursuant to a management incentive plan or other equity incentive plan, or at fair value pursuant to the acquisition of a business by a member of the Group where the EBITDA is not more than 50% of the EBITDA of the Group's EBITDA, or at fair value pursuant to the acquisition of the assets by any member of the Group where the consideration paid is not 50% or more than the gross value of the assets of the Group (as described above); and

v)	any issues of equity securities (excluding the issue of the B Share to the Trustee) which are not offered first to existing holders of A Shares and which are issued at fair value pursuant to the acquisition of a business by a member of the Group where the EBITDA of the acquired business is equal to or more than 50% of the EBITDA of the Group's EBITDA, or at fair value pursuant to the acquisition of assets by any member of the Group where the consideration paid is equal to 50% or more of the gross value of the assets of the Group (as described above).
These reserved matter restrictions will automatically cease at the Threshold Date and no approvals will be needed (other than under the Companies Act) for any reserved matter after that time. Where no B Director has been appointed for more than five consecutive weeks (unless such failure to appoint has been caused by any failure of the Company to convene the relevant meeting), no reserved matter shall require approval until such time as the B Director has been properly appointed.
21.6	Summary of Warrant Terms
21.6.1	The Warrants are constituted by a deed poll executed by the Company dated 15 March 2016.
21.6.2	The Warrants are freely transferable, subject to applicable law. The Warrants are not and will not be listed or traded on any stock exchange or trading facility.
21.6.3	Each Warrant permits the holder to buy one A Share at a price of DKK 96.2571. That price is subject to adjustment as set out below.
21.6.4	The Warrants can be exercised at any time from (but excluding) 13 July 2016 to (and including) 13 July 2020. After that time Warrants that are unexercised will lapse without notice or compensation unless, during the last two weeks of the exercise period, the holder of the Warrants considered that it was in possession of inside information and had informed the Board of its inability to exercise Warrants because it possessed such inside information and the Board does not consider that opinion clearly unfounded on the basis of legal advice. In such circumstances the holder of these Warrants may exercise them within a two week period following the Company's publication of its next quarterly results, failing which those Warrants will lapse without notice or compensation. If the Board considers that the assertion of the holder of the Warrants that it was in possession of inside information was clearly unfounded, it can give notice to the holder in which event the Warrants would be exercisable within 10 business days after receipt of that notice by the holder of the Warrants.
21.6.5	Warrants may be exercised by notice in the form available from the Company accompanied by the information required in that form and the documents (including opinions of legal counsel) reasonably required by the Group. They can be exercised in whole or part. On exercise the holder of the Warrants must pay the exercise price in cash to the Company's bank account within five business days of it being notified by the Company of its bank account details. Whilst the A Shares are listed or traded on any exchange or regulated market, A Shares to be issued on exercise of Warrants will be issued by the Company to Computershare DR Nominees Limited (as nominee for Computershare Trustees (Jersey) Limited) or, if elected by the holder of the Warrants, in certificated form to that holder, in each case within five business days of payment of the exercise price. If A Shares are issued to Computershare Jersey, Computershare Jersey will in turn issue depositary receipts to the relevant holders of Warrants.
21.6.6	If the Company's shareholders duly pass a resolution for the Company to enter into a solvent liquidation the Company will notify holders of Warrants who then have a period of three months to exercise their Warrants, failing which the Warrants will lapse without notice or compensation.

21.6.7	If the Company resolves to delist A Shares from Nasdaq Copenhagen or any other exchange on which the A Shares are then listed or admitted to trading and such delisting is accepted and the A Shares are not then listed on another recognised stock exchange or authorised regulated market place, the Company will notify holders of Warrants at least four weeks before the planned delisting date. Holders of Warrants then have a two week period to exercise their Warrants, subject to the delisting becoming effective, failing which they will lapse without notice or compensation.
21.6.8	If the Company is subject to a takeover offer (whether through a contractual offer or a scheme of arrangement) the Company shall provide a copy of the offer document to holders of Warrants within two weeks of the offer being made. Holders of Warrants may exercise their Warrants within two weeks of such offer document being sent to them, subject to the takeover offer becoming or being declared unconditional in all respects failing which the Warrants will lapse without notice or compensation. This applies even where a separate offer is made for the Warrants.
21.6.9	If statutory Squeeze-out rights are exercised in respect of the Company's minority shareholders, the Company will give notice of such Squeeze-out within two weeks. A holder of Warrants may exercise warrants within four weeks of the Company giving such notice, failing which the Warrants will lapse without notice or compensation.
21.6.10	If, during any one calendar year, the Company sells assets or businesses representing more than 35% of the Group's gross assets or EBITDA (as shown in the Company's most recent consolidated audited financial statements), then within two weeks of the sale which meets such threshold the Company will give notice to holders of Warrants. Holders of Warrants may then exercise Warrants within two weeks of the notification, failing which the Warrants will lapse without notice or compensation.
21.6.11	Where the Company takes part in a statutory merger under the U.K. Cross-Border Mergers Regulation 2007 and the Company is not the surviving company, the Warrants will be exchanged for Warrants in the surviving company having an equivalent value and, if appropriate, the exercise price will be adjusted.
21.6.12	Where a part of the Company's business is demerged, holders of Warrants will receive Warrants in the demerged business so that, to the extent practicable, their combined interest remains the same. If appropriate the exercise price will be adjusted.
21.6.13	On the Company taking certain actions, such as making a bonus issue of shares or an issue of equity securities at less than market value (or with conversion/subscription rights at less than market value) (generally determined by reference to the weighted 5 day average on the exchange on which the majority (by volume) of market trades in A Shares has taken place in the one month immediately preceding such action or any contemporaneous underwritten offering price) or payment of dividends (other than ordinary sustainable dividends paid in accordance with the Company's dividend policy after 13 August 2016), which could reduce the economic value of A Shares which holders of Warrants have the right to buy through exercise of their Warrants, the exercise price will be adjusted so that the value of the Warrants remains materially the same. For certain specified events such as a statutory merger where the Company is the surviving company or issues of equity securities under a management incentive plan, no adjustment to the exercise price will be made.
21.6.14	The Company will give notice of any adjustment to the exercise price within two weeks after the relevant adjustment event.
21.6.15	The Warrants are governed by English law and the English courts have exclusive jurisdiction to determine any disputes relating to them.
21.6.16	The terms of the Warrants may be altered, varied or abrogated with the consent of the holders of not less than 90% of the outstanding Warrants.
21.6.17	The Company will make application to list A Shares arising or an exercise of Warrants on any exchange on which A Shares then trade.

The A Shares to be issued on exercise of Warrants may be restricted securities for the purposes of U.S. securities laws (and hence may be subject to restrictions on their transfer and thus ineligible to be deposited with DTC), such A Shares will be issued by the Company to Computershare Jersey, or if elected by the holder of the Warrants, in certificated form bearing a restrictive legend to that holder, in each case within five business days of payment of the exercise price.  If A Shares are issued to Computershare Jersey, Computershare Jersey will in turn issue depositary receipts to the relevant persons who have exercised Warrants.  If such a shareholder subsequently wishes to sell such A Shares pursuant to a registration statement filed with the SEC or in a transaction which is exempt from U.S. securities laws restrictions to a non-U.S. person on Nasdaq Copenhagen, it will need to notify Computershare Jersey (and provide associated documentation), surrender the relevant depositary receipts and request the transfer of the relevant underlying A shares to Cede & Co (as nominee for DTC) in order that the DTC Participant account of Computershare (as nominee for VP) may be credited with a corresponding book entry interest and the trade settled within VP. All sales on Nasdaq Copenhagen would need to be pursuant to and in compliance with Regulation S of the Securities Act or another applicable exemption from the registration requirements of the Securities Act.
21.7	Authorisations of Directors
As at the date of this document, the Directors had authorisations to allot equity securities and purchase own shares as set out below.
Certain issues of equity securities are a reserved matter (as defined in the Articles of Association) and are thus subject to additional approval requirements.
Issue of new equity securities
The Directors may allot equity securities (as defined in the Companies Act) up to an aggregate nominal amount of USD8,089,387 broken down as follows:
(a)	up to a maximum aggregate nominal value amount of USD686,142 in connection with the Exchange Offer and any associated Squeeze-out;
(b)	up to a maximum aggregate nominal amount of USD1,372,283 in connection with any Initial U.S. Offering (including pursuant to the exercise of any over-allotment option) as well as any underwritten U.S. follow on offerings and qualifying private placements;
(c)	up to a maximum aggregate nominal amount of USD838,509 for issue to directors, officers and employees of the Group or in connection with any management or executive incentive plan; and
(d)	up to a maximum aggregate nominal amount of USD5,192,453 which are:
i)	first offered to holders of A Shares in proportion (as nearly as may be practicable) to their existing holdings of A Shares and to holders of other equity securities, as required by the rights of those securities or, as the Board otherwise considers necessary; or
ii)	allotted or issued at fair value (taking account of any relevant part of the subscription or acquisition price for such securities) and where fair value is determined by the Board in its sole discretion based upon International Accounting Standards (and which may represent a discount to the price at which the A Shares are trading or have traded on any exchange or market).
The authorities set out in paragraphs (a), (b) and (d) above also include authorities to allot such equity securities for cash without offering them first to holders of A Shares in proportion (as nearly as practicable) to their existing holdings of A Shares, but for the authority in paragraph (c) above, such authority to allot such equity securities for cash without offering them first to holders of A Shares is limited to a maximum aggregate nominal amount of USD2,596,226 and the remaining equity securities comprised in that authority must first be offered to holders of A Shares in proportion (as nearly as practicable) to their existing holdings of A Shares.

The Directors may impose any limits or restrictions and make any arrangements which it considers necessary or appropriate to deal with treasury shares, fractional entitlements, record dates, or legal or practical problems arising in any overseas territory, the requirements of any regulatory body or stock exchange or any other matter whatsoever.
The above allotment and disapplication authorities expire on 14 March 2021 but in each case during this period the Company may make offers and enter into agreements which would, or might, require shares to be allotted or rights to subscribe for or to convert securities into shares to be granted after the authority ends and the Directors may allot shares or grant rights to subscribe for or to convert securities into shares under any such offer or agreement as if the authority had not ended.
Purchase of own shares
The Company is authorised for the purposes of section 701 of the Companies Act to make one or more market purchases (as defined in section 693(4) of the Companies Act) of its A Shares, such power to be limited:
(a)	to a maximum number of 6,861,413 A Shares;
(b)	by the condition that the minimum price which may be paid for an A Share is USD0.01 and the maximum price which may be paid for an A Share is the higher of:
(i)	an amount equal to 5% above the average market value of an A Share for the five business days immediately preceding the day on which that A Share is contracted to be purchased; and
(ii)	the higher of the price of the last independent trade and the highest current independent bid on the trading venues where the purchase is carried out, in each case, exclusive of expenses.
Such power applies until the close of business on 14 March 2021 but in each case so that the Company may enter into a contract to purchase A Shares which will or may be completed or executed wholly or partly after the power ends and the Company may purchase A Shares pursuant to any such contract as if the power had not ended.
22.	Material contracts
Below is a summary of: (1) each material contract (other than a contract entered into in the ordinary course of business) to which the Company or any member of the Group is a party which has been entered into within the two years immediately preceding the date of this document; and (2) any other contract (other than a contract entered into in the ordinary course of business) entered into by any member of the Group which contains obligations of entitlements which are or may be material to the Group as at the date of this document.
22.1	Restructuring Agreement and Scheme of Arrangement
Restructuring Agreement
The Restructuring Agreement dated 27 March 2015 (as subsequently amended) was entered into between TORM A/S, Oaktree Topcos and approximately 92% of the Participating Lenders by value and facilitated the 2015 Restructuring through an English law Scheme of Arrangement combined with a complex set of agreements, including the Restructuring Financing Agreements, an asset contribution agreement, the optional exchange agreement, a share purchase agreement relating to the TORM A/S' sale of the DSF Shares to Njord Luxco, a registration rights agreement and a minority trust deed.
The Restructuring Agreement sets out the framework of the 2015 Restructuring, which comprised the following distinct steps:
1.	Write-down of debt to current asset values in consideration of the issue of Consideration Warrants
2.	An optional exchange of Scheme claims for TORM A/S A shares and reinstatement of remaining Scheme claims as the Term Facility

3.	Contribution of Njord by Njord Luxco in exchange for a controlling interest in TORM A/S
4.	Provision of the Working Capital Facility
5.	Implementation of new corporate governance provisions
6.	Admission to trading and official listing on Nasdaq Copenhagen of the TORM A/S A shares issued under the 2015 Restructuring

Steps 1 to 5 described below were linked and inter conditional with each other to enable completion of the 2015 Restructuring.
Step 1: Write-down of debt to current asset values in consideration for the issue of Consideration Warrants
On 13 July 2015, a portion of each Participating Lender's part of the outstanding balance under the Pre-Restructuring Debt Facilities was written down, totalling USD535.5m, so as to reduce TORM A/S' aggregate debt to a notional USD873m. In consideration for the write-down, the Participating Lenders received a total of 7,181,578,089 Consideration Warrants on a pro rata basis in proportion to the write-down of each Participating Lender's Scheme claim. The Consideration Warrants entitled holders to subscribe for new TORM A/S A Shares equivalent to 7.5% of the share capital of TORM A/S as at 13 July 2015 following completion of the 2015 Restructuring (on an undiluted basis).The exercise price for the Consideration Warrants was DKK 0.06417 per TORM A/S A share and was subject to certain adjustments.
Step 2: Optional exchange of Scheme claims for equity and reinstatement of remaining Scheme claims as the Term Facility Agreement
Each Participating Lender could elect whether to exchange between 5% and 100% of its remaining Scheme claim following the write-down into TORM A/S A shares. However, the maximum aggregate amount of Scheme claims that could be exchanged was 50% of the remaining Scheme claims outstanding following the write-down under Step 1. Participating Lenders that did not elect to convert at least 5% of their remaining Scheme claim would retain a reduced amount of debt under the Term Facility as a result of an adjustment.
It was a condition to the 2015 Restructuring that the aggregate amount outstanding under the Restructuring Financing Agreements would be no more than 65% of the value of the assets over which they were secured as at 13 July 2015, which include TORM A/S' fleet prior to the 2015 Restructuring and certain of the vessels contributed by Njord Luxco through Njord. As of 13 July 2015, the aggregate amount outstanding under the Restructuring Financing Agreements was 62.90% of the value of the assets over which they are secured.
At 13 July 2015, a total of 35,672,000,000 TORM A/S A shares were issued to the Participating Lenders against conversion of debt of USD305.9m pursuant to the optional exchange (equivalent to an optional exchange amount of USD311.8m before certain agreed adjustments), corresponding to a price of approximately DKK 0.058116 per TORM A/S A share. The Scheme claims remaining following the write-down, the exchange of debt for equity and certain adjustments of Scheme claims of Participating Lenders who elected not to take part in the optional exchange of debt were reinstated as debt pursuant to the Term Facility Agreement.
Step 3: Contribution of Njord by Njord Luxco in exchange for controlling interest in TORM A/S
At 13 July 2015, Njord Luxco contributed to TORM A/S the entire issued share capital of Njord, which together with its subsidiaries owned 25 product tankers (12 of which were unencumbered and 13 of which were encumbered by existing mortgages under the DSF Facility Agreement) and had six MR Product Tanker Newbuildings on order with expected delivery in late 2015 or 2016. TORM A/S assumed liability for the remaining capital expenditures related to these newbuildings. In consideration for the contribution of Njord (valued at USD510.9m), TORM A/S issued to Njord Luxco a total of 59,354,374,554 TORM A/S A shares (at a price corresponding to approx. DKK 0.058338 per TORM A/S A share) so that Njord Luxco held the same proportional ownership of TORM A/S at 13 July 2015 as the proportion that the value of the net assets contributed by Njord Luxco (adjusted for remaining capital expenditures related to the newbuildings) bore to the total net asset value of the Combined Group at 13 July 2015.
Step 4: Provision of the Working Capital Facility
On 13 July 2015, certain of the Participating Lenders provided a USD75m Working Capital Facility, to TORM A/S.

Step 5: Implementation of new corporate governance provisions
As part of the 2015 Restructuring, TORM A/S adopted new articles of association implementing new corporate governance provisions, including certain minority shareholder protection rights.
Step 6: Admission to trading and official listing of the TORM A/S A shares
On 13 July 2015, all TORM A/S A shares issued under the 2015 Restructuring were issued in a temporary, unlisted ISIN code. The issue of the TORM A/S A shares resulted in a new shareholder structure where the 2015 Restructuring shares corresponded to less than 1% of the TORM A/S A shares after the 2015 Restructuring. Under the Restructuring Agreement, TORM A/S undertook to file a listing prospectus following completion of the issue of the TORM A/S A shares issued under the 2015 Restructuring in connection with the 2015 Restructuring to apply for admission to trading and official listing of the TORM A/S shares issued under the 2015 Restructuring on Nasdaq Copenhagen.
The Restructuring Agreement further included a waiver and release by each of the parties of any claims it may have against the other parties and their respective affiliates, officers, directors, employees, partners, members, agents, representatives and advisers in respect of the Restructuring Agreement and the transactions contemplated thereunder, but, with certain exceptions, including any prospective claims if brought by a party that (i) received TORM A/S A shares or Consideration Warrants in connection with the 2015 Restructuring and (ii) is itself subject to a similar claim from a third party.
Further, under the Restructuring Agreement TORM A/S was required to pay or reimburse any professional fees, costs and expenses to certain specified advisers incurred by each of the parties in connection with the Restructuring Agreement and/or the 2015 Restructuring.
The Restructuring Agreement is governed by English law and subject to the jurisdiction of the English courts.
Sale of DSF Shares
On 13 July 2015, TORM A/S sold to Njord Luxco its entire holding of shares in Danmarks Skibskredit A/S, CVR no. 27492649, amounting to DKK 4,236,832 nominal of A shares and 1.27% of the total share capital (the "DSF Shares"), for USD17m in cash. The agreement included certain standard warranties given by TORM A/S and/or Njord Luxco, including the DSF Shares being free and clear of certain third party rights and transfer restrictions, authority and legal capacity, the agreement being binding and not resulting in breach of applicable law, corporate documents or orders, and no information which according to the duty of loyal disclosure should have been disclosed. The agreement is governed by Danish law and subject to arbitration with the Danish Institute of Arbitration.
Optional Exchange Agreement and Asset Contribution Agreement
To enable payment for the TORM A/S A shares issued under the 2015 Restructuring, TORM A/S entered into two agreements with effect from 13 July 2015 with the Participating Lenders who elected to convert some or all of their Scheme claims (the "Optional Exchange Agreement") and with Njord Luxco (the "Asset Contribution Agreement"), respectively. Both agreements are governed by English law and subject to the jurisdiction of the English courts.
Under the Optional Exchange Agreement, each of the relevant Participating Lenders undertook to subscribe for its pro rata share of the TORM A/S A shares issued under the 2015 Restructuring in consideration for the conversion of Scheme claims into TORM A/S A shares.

Under the Asset Contribution Agreement, Njord Luxco undertook to contribute the entire share capital of Njord, corresponding to 12,500 ordinary shares of EUR 1 each, to TORM A/S in consideration for the issue of a total of 59,354,374,554 TORM A/S A shares to Njord Luxco and to pay DKK 10 in consideration for the issue of one C Share to Njord Luxco. The Asset Contribution Agreement included certain standard warranties given by TORM A/S (in respect of TORM A/S and the TORM A/S A shares issued under the 2015 Restructuring) and Njord Luxco (in respect of Njord and its subsidiaries) such as authority and legal capacity, the agreement being binding and not resulting in breach of applicable law, ownership of vessels, Njord Luxco warranting ownership of and no security interest over shares in Njord's subsidiaries ("Non-limited Warranties"), as well as certain warranties inter alia in respect of TORM A/S being a "foreign issuer", reasonably believing that there is no "substantial U.S. market interest" and not having engaged in "direct selling efforts" all as defined in the U.S. Securities Act, the correctness of TORM A/S' calculation of the amount of TORM A/S A shares to be issued to Njord Luxco, Njord Luxco warranting the buyer and beneficiaries under the MR Product Tanker Newbuilding contracts, including refund guarantees, being within the Njord group and warranting that payment in full had occurred of all instalment payments that had fallen due prior to 13 July 2015 under the MR Product Tanker Newbuilding contracts ("Instalment Payment Warranty"). Claims for breach of warranties must be brought no later than 12 or 15 months following 13 July 2015, depending on the type of warranty, and are (with the exception of Non-limited Warranties) limited to claims exceeding USD125,000 each as well as exceeding USD5,000,000 in the aggregate. All claims under warranties are capped at an amount equal to the value of the TORM A/S A shares issued to Njord Luxco as at 13 July 2015 other than the Instalment Payment Warranty which is further limited to the aggregate amount of the instalments under the MR Product Tanker Newbuilding contracts which had fallen due prior to 13 July 2015 but had not been paid to the shipyard. Any claim for breach of a warranty under the agreement may be satisfied by either party by issuance of additional TORM A/S A shares or redemption of TORM A/S A shares and both parties waived any right to rescind or terminate the Asset Contribution Agreement as well as all other remedies than for breach of contract.
Registration Rights Agreement
Under the registration rights agreement dated 13 July 2015 (the "A/S Registration Rights Agreement"), by and among TORM A/S and the Investors (as defined therein), any party nominated by an Investor to receive any or all of such Investors' entitlements to Consideration Warrants or TORM A/S A shares issued pursuant to the Scheme of Arrangement (a "Designated Recipient"), and such party would be unable to resell its TORM A/S A shares issued under the 2015 Restructuring or the shares underlying such Consideration Warrants without restriction under the Securities Act, such party may effect demand registration and piggyback rights as described below.
Demand Registration Rights. At any time beginning on the date falling six months following an initial firm commitment underwritten public offering of U.S. listed securities on a U.S. market (that meets certain conditions set out in the A/S Registration Rights Agreement) pursuant to an effective registration statement filed under the Securities Act (an "Initial U.S. Offering"), holders of at least 10% or more in the aggregate of certain TORM A/S A shares (the "Registrable Securities") who are parties to the A/S Registration Rights Agreement, have the right to request that TORM A/S prepares, files and maintains a registration statement under the Securities Act to register offers and sales of the holders' Registrable Securities, subject to certain conditions.
Piggyback Rights. If TORM A/S files a registration statement for the offer and sale of any TORM A/S A shares under the Securities Act, TORM A/S is required to offer to the Participating Lenders and their Designated Recipients the option for their shares be registered (in connection with offers and sales of such shares) in conjunction with an offering being registered by TORM A/S.
The A/S Registration Rights Agreement provides that, to the extent permitted under Danish law, TORM A/S must indemnify and hold harmless the Participating Lenders, their Designated Recipients, and their officers, directors, managers, members, partners, shareholders and affiliates, or an underwriter, broker, or any other person acting on their behalf, against all losses, claims or expenses, including any legal expenses, under applicable U.S. securities laws if such loss, claim or expense arise out of or are based on any untrue or alleged untrue material fact included or omitted in a registration statement, prospectus or other related documents, or TORM A/S having breached or allegedly breached applicable U.S. securities laws in connection with any such registration, qualification or compliance.

Participating Lenders or their Designated Recipients may, upon request, be subject to certain lock-up obligations in case of an Initial U.S. Offering or a registered underwritten US offering if their shareholding exceeds a predefined threshold.
The agreement is governed by the laws of New York state in the United States (subject to applicable Danish mandatory company law provisions in respect of indemnity and costs), and subject to the jurisdiction of the courts of New York state in the United States.
The A/S Registration Rights Agreement will terminate on closing of the Exchange Offer (and execution of the registration rights agreement referred to at Part 1 – 22.4 "Exchange Offer Agreements").
Minority Trust Deed
Pursuant to the terms of the Minority Trust Deed entered into between TORM A/S and the Minority Trustee, the Minority Trustee shall, in accordance with the TORM A/S' articles of association, hold the TORM A/S B share on trust for the TORM A/S' A shareholders (other than Njord Luxco or any affiliate of Njord Luxco), and shall exercise its rights as holder of the TORM A/S B share at the direction of such TORM A/S A shareholders. The Minority Trust Deed is governed by English law and subject to the exclusive jurisdiction of English courts.
The Minority Trust Deed will terminate on closing of the Exchange Offer (and execution of the minority trust deed referred to at Part 1 – 22.4 "Exchange Offer Agreements").
Scheme of Arrangement
Under the terms of the Pre-Restructuring Debt Facilities, implementation of the 2015 Restructuring would have required the unanimous consent of all lenders. As TORM A/S was unable to obtain the required consent, TORM A/S initiated an English law Scheme of Arrangement to enable part of the Restructuring to be implemented as described above.
On 21 April 2015, in accordance with the terms of the Restructuring Agreement, TORM A/S issued a Governing Law and Jurisdiction Amendment Letter requesting the lenders under TORM A/S' Pre-Restructuring Debt Facilities to consent to an amendment of the governing law and jurisdiction provisions of two of the Pre-Restructuring Debt Facilities from Danish law and the jurisdiction of the Danish courts to English law and the jurisdiction of the English courts in order to enable the 2015 Restructuring to be implemented by means of a Scheme of Arrangement. The amendments became effective on 22 April 2015.
The principal objectives of the Scheme of Arrangement were to enable the implementation of the 2015 Restructuring by, amongst other things:
•	granting authority to TORM A/S to execute the documents required to implement the 2015 Restructuring on behalf of the lenders under the Pre-Restructuring Debt Facilities;
•	setting out the terms on which these lenders were to receive Consideration Warrants as consideration for a write-down of debt;
•	setting out the terms on which the lenders could elect to receive TORM A/S A shares or elect to reinstate a portion of the debt; and
•	releasing certain parties from claims that could have arisen in respect of their role in implementing the 2015 Restructuring, other than claims arising by way of fraud, gross negligence or under professional duties of care.
Under the Scheme of Arrangement, all Participating Lenders undertook not to take any steps to require any payment or any security from TORM A/S pursuant to section 192 of the Danish Companies Act in connection with any required capital decrease.
The Scheme of Arrangement is governed by English law and was sanctioned by the High Court of Justice, Chancery Division, England, on 30 June 2015 and delivered to the Registrar of Companies on 1 July 2015, following which the 2015 Restructuring was completed on 13 July 2015.

22.2	Financing Agreements
The Term Facility
As part of the 2015 Restructuring, the remaining Scheme claims were reinstated under the Term Facility under the terms of the Term Facility Agreement with TORM A/S as sole borrower and a syndicate of lenders. The Term Facility benefits from joint and several guarantees from each of the obligors, being the entities owning the Restructuring Financing Agreements Vessels as at 13 July 2015 and their holding companies.
The Term Facility is secured by first priority security (sharing pari passu with the Working Capital Facility, save that the Working Capital Facility ranks prior to the Term Facility with respect to the proceeds of enforcement of any security pursuant to the terms of an intercreditor agreement entered into between inter alia TORM A/S and the lenders under each of the Restructuring Financing Agreements (the "Intercreditor Agreement")). The security includes (a) mortgages over the Restructuring Financing Agreements Vessels, (b) first priority charges of all the issued shares of the entities owning the Restructuring Financing Agreements Vessels, as well as (c) first priority assignment of the insurances, earnings and requisition compensation relating to the Restructuring Financing Agreements Vessels.
The Term Facility Agreement provides for voluntary prepayment, certain mandatory prepayment events and representations, general covenants and events of default provisions, some of which are summarised below:
•	Mandatory prepayment. The Term Facility Agreement provides for mandatory prepayment following inter alia a change of control, sale or total loss of vessels (in respect of which the amount prepaid shall be the amount necessary to ensure that the level of a collateral maintenance test immediately prior to such an event is the same after the event) or if it becomes unlawful for a lender to perform any of its obligations;
•	Insurance covenants. TORM A/S is required to maintain certain insurance in respect of the Restructuring Financing Agreements Vessels;
•	Other covenants. The Term Facility Agreement includes certain standard covenants relating to TORM A/S, the other obligors under the Term Facility Agreement and their business, including restrictions on the ability to change TORM A/S' and the other obligors' business and organisation and permit further security to be created over the Restructuring Financing Agreements Vessels, adoption of new end of financial year or accounting methods, change of registry, flag, class and management of Restructuring Financing Agreements Vessels, create further debt, dispose of asset and make acquisitions on the part of the companies owning the Restructuring Financing Agreements Vessels and the subordination of shareholder and / or intercompany loans as well as requirement to comply with applicable laws (in all material respects) and sanctions;
•	Events of default. The agreed standard events of default include, inter alia (i) non-payment, (ii) breach of covenant, (iii) cross-default (subject to a USD10m threshold), (iv) insolvency or bankruptcy, (v) arrest and detention of a mortgaged vessel for a period of more than 30 days, (vi) misrepresentation, (vii) breach of a material contract, (viii) cessation of business, and (ix) material adverse change. After the occurrence of an event of default which is continuing, the agent under the Term Facility Agreement may, and shall if so directed by the 66.67% or more of the lenders cancel the loan commitments, declare all amounts outstanding immediately due and payable and/or exercise its rights under the security documents.
Under the Term Facility Agreement, a change of control is defined as (i) Oaktree Capital Management or any funds solely managed by Oaktree Capital Management ceasing to be able through its appointees to control TORM A/S' Board or ceasing to own or control at least 33.34% of the maximum number of votes that might be cast at a general meeting of TORM A/S, or (ii) another person or group of persons acting in concert gains direct or indirect control of more than 50% of the shares or otherwise holds the power to cast more that 50% of the votes at the general meeting of TORM A/S, or appoint or remove the chairman or the majority of the members of TORM A/S' Board or give directions with respect to the operating and financial policies of TORM with which the directors of TORM A/S are obliged to comply.

Further, the Term Facility provides for semi-annually fixed amortisations (following a 27 month amortisation holiday), as well as semi-annual cash sweeps on unrestricted cash above USD75m, for any cash sweep falling six months and twelve months after 13 July 2015, and above USD50m for any cash sweeps falling 18 and 24 months after 13 July 2015 (including cash from operations and excluding cash received in connection with the sale of vessels, to the extent not required to be applied in mandatory prepayment). The repayment schedule is due to change on the Facility Amendments becoming effective.
In addition, the continued availability of the Term Facility is subject to compliance by the Group with specified financial covenants, tested on a semi-annual basis, in relation to:
•	Minimum liquidity requirement. Minimum unencumbered cash and cash equivalents and, for so long as the availability period under the Working Capital Facility Agreement ends at least six months after the calculation date, the undrawn commitments under the Working Capital Facility Agreement that are available for utilisation, of the higher of USD50.0m (or USD75m after the Facility Amendments becoming effective) and 5% of total debt of the Group, of which USD20m is required to be unencumbered cash and cash equivalents;
•	Minimum leverage ratio. The ratio of market value adjusted shareholders' equity to total market value adjusted assets shall be at least 25%; and
•	Minimum collateral maintenance requirements. The aggregate fair market value of the Restructuring Financing Agreements Vessels shall be at least 125% of all outstanding debt under the Term Facility and the Working Capital Facility. The fair market value of the Restructuring Financing Agreements Vessels shall be determined to be the average of two appraisals from approved brokers based on an arm's length charter free transaction between a willing and able buyer and a seller not under duress.
Among other items, the Term Facility restricts the ability of the Group to:
•	Charter-in vessels. The exposure of the Group for chartering-in vessels for a remaining term that exceeds 6 months shall not (when aggregated with the exposure of the Group under so-called "naked" Forward Freight Agreements) exceed an amount equal to a charter-in day rate of USD25,000 payable on 50% of all vessels owned by the Group for a period of 24 months; and
•	Payment of dividends. No dividends or repayments of shareholders loan prior to 13 July 2017 or, if TORM A/S elects to reduce its' first two amortisation instalments by 50% and extend the semi-annual cash sweep by an additional 12 months, 13 July 2018. However, TORM A/S may exercise an option to start amortisation earlier by giving 3 months' notice to the facility agent, paying a pre-agreed cash sweep amount and starting amortisation under the Term Facility and, in such case, TORM A/S will be permitted to distribute dividends at an earlier point in time, however, always subject to pro forma compliance with the financial covenants described above.
The interest margin under the Term Facility is 250bps over USD LIBOR (subject to a zero floor). In the event TORM A/S elects to reduce its first two amortisation instalments by 50% and extend the semi-annual cash sweep by one year, the interest margin shall increase by 25 bps. The Term Facility provides for interest period option of three or six months. All interest is due and payable in cash, and interest amounts have accrued since 1 March 2015.
The Term Facility matures on 13 July 2021 and is expected to have the following repayment profile: 2016: USD26.3m 2017: USD25.0m; 2018: USD50.1m; 2019: USD50.1m; 2020: USD50.1m; and 2021: USD347.3m.
The Term Facility is governed by English law and subject to the jurisdiction of the English courts.
On 13 January 2016, the Group obtained the consent of the applicable lenders under the Term Facility Agreement to the amendments referred to under the Facility Amendments below.

The Working Capital Facility

As part of the 2015 Restructuring, a working capital facility of USD75m was made available to TORM A/S for general corporate and working capital purposes (the "Working Capital Facility") under the terms of the Working Capital Facility Agreement with TORM A/S as sole borrower and a syndicate of lenders. The Working Capital Facility is subject to terms similar to those under the Term Facility (see description above).
The Working Capital Facility is secured by the same assets as the Term Facility but ranks ahead of the Term Facility, with respect to the proceeds of enforcement of the collateral pursuant to the terms of the Intercreditor Agreement.
A commitment fee equal to 40% of the margin is payable by TORM A/S of any unutilised amount of the Working Capital Facility and any accrued commitment fee is payable quarterly in arrears.
The Working Capital Facility is governed by English law and subject to the jurisdiction of the English courts.
On 13 January 2016, the Group obtained the consent of the applicable lenders under the Working Capital Facility Agreement to the amendments referred to under the Facility Amendments below.
DSF Facility Agreement
On 10 April 2014, the Njord VesselCos domiciled in the Marshall Islands, as borrowers, entered into the DSF Facility Agreement with Danmarks Skibskredit A/S as lender to partially finance the purchase price of 13 of the DSF Vessels.
On 30 September 2015, the DSF Facility Agreement was amended and restated to partially finance the DSF Newbuildings (being three of the MR Product Tanker Newbuildings).  The DSF Facility Agreement, as amended and restated, provides TORM A/S with an aggregate loan amount of up to USD196.3m, which includes an additional USD22.2m for each of the DSF Newbuildings.  The DSF Newbuildings serve as security under the DSF Facility Agreement in addition to the DSF Vessels.  Also under the amended and restated DSF Facility Agreement, the existing borrowers became guarantors and were replaced with TORM A/S as sole borrower.
On 30 December 2015 the DSF Facility Agreement was further amended and restated to provide for the reflagging of the DSF Vessels from the Marshall Islands to Singapore.
Interest under the DSF Facility Agreement is payable quarterly in arrears at a rate equal to the aggregate of the applicable margin (2.5% per annum) and LIBOR. The DSF Facility Agreement matures in December 2021 and the loan principal has the following repayment profile: 2016: USD20.7m; 2017: USD20.7m; 2018: USD19.8m; 2019: USD82.2m; 2020: USD4.4m; and 2021: USD44.4m.
This facility is secured by:
•	an account security agreement in respect of all amounts standing to the credit of the deposit accounts and reserve account opened in the name of TORM A/S (the terms of the DSF Facility Agreements requires TORM A/S to maintain USD10m (unless otherwise is agreed with DSF) on such accounts at all times until September 2017, where it may be released subject to certain conditions);
•	charges of all the issued shares of the guarantors under the facility other than OCM Holdings MRS Inc.;
•	assignment and subordination of any inter-company indebtedness;
•	mortgages over the DSF Vessels and the DSF Newbuildings;
•	a joint and several guarantee from certain Njord VesselCos domiciled in the Marshall Islands that are owners of certain of the DSF Vessels, OCM Holdings MRS Inc., a company controlled by TORM A/S that is the immediate holding company of the abovementioned Njord VesselCos, and VesselCo 8 Pte. Ltd., a company controlled by TORM A/S that is the owner of the DSF Newbuildings and certain of the DSF Vessels; and
•	assignment of the insurances, earnings, charters and requisition compensation of the DSF Vessels and the DSF Newbuildings.

This facility has, among others, the following financial and other covenants:
•	Loan to value. The aggregate market value of the DSF Vessels and the DSF Newbuildings and the value of any additional security shall be at least 133% of the loan amount less amounts on credit in the deposit accounts and reserve account and the value of any additional security. The market value of the DSF vessels shall determined to be the average of two appraisals from approved brokers based on an arm's length charter free transaction between a willing and able buyer and a seller not under duress.
•	Minimum liquidity requirement. Minimum unencumbered cash and cash equivalents and, for so long as the availability period under the Working Capital Facility Agreement ends at least six months after the calculation date, the undrawn commitments under the Working Capital Facility Agreement that are available for utilisation, of the higher of USD50.0m (or USD75m after the Facility Amendments becoming effective) and 5% of total debt of the Group, of which USD20m is required to be unencumbered cash and cash equivalents.
•	Equity Ratio. The ratio of market value adjusted shareholders' equity to total market value adjusted assets shall be at least 25%.
•	Dividends. TORM A/S is only allowed to pay dividends if no event of default is continuing or would be caused by the dividend.
•	Insurance covenants. TORM A/S is required to maintain certain insurance in respect of the DSF Vessels.
•	Other covenants. The DSF Facility Agreement includes certain standard covenants relating to TORM A/S, the other obligors under the DSF Facility Agreement and their business, including restrictions on the ability to change TORM A/S' and the other obligors' business and organisation and permit further security to be created over the DSF Vessels, change of registry, flag, class and management of the DSF Vessels, create further debt, dispose of asset and make acquisitions on the part of the companies owning the Restructuring Financing Agreements Vessels as well as requirement to comply with applicable laws (in all material respects) and sanctions.
The DSF Facility Agreement provides for voluntary prepayment, certain mandatory prepayment events and representations, general covenants and events of default provisions, including the following:
•	Mandatory Prepayment. The DSF Facility Agreement provides for mandatory prepayment following certain events including a change of control (defined in the same manner as under the Restructuring Financing Agreements), TORM A/S or, after the Facility Amendments become effective, the Company being delisted from the Nasdaq Copenhagen or a sale or total loss of vessels (in respect of which the amount prepaid shall be the amount necessary to ensure that the level of the loan to value test immediately prior to such an event is the same after the event).
•	Events of default. The DSF Facility Agreement contains certain events of default, including, among others (i) non-payment; (ii) breach of covenants; (iii) cross default (subject to a USD10.0m aggregate default threshold); (iv) any expropriation, attachment, sequestration, distress or execution affects assets of the borrower, any guarantor or any other security party with an aggregate value of USD10.0m; (v) misrepresentation (vi) change in ownership or control of a guarantor; (vii) cessation of business and (viii) material adverse change. After the occurrence of an event of default which is continuing, the agent under the DSF Facility Agreement may, and shall if so directed by 66 2/3% of the lenders by notice cancel the loan commitments, declare all amounts outstanding immediately due and payable and/or exercise its rights under the security documents.
Due to the funding structure of Danmarks Skibskredit A/S, any prepayment under the DSF Facility Agreement will be subject to separate break funding costs to reflect the loss of earnings, if any, related to such prepayment.
On 22 February 2016, the Group obtained the consent of Danmarks Skibskredit A/S, currently being the sole lender under the DSF Facility Agreement, to the amendments referred to under the Facility Amendments below.

Danske Bank Facility Agreement
On 30 September 2015, TORM A/S entered into the Danske Bank Facility Agreement with Danske Bank that provides TORM A/S with an aggregate loan of USD26.5m to finance a portion of the acquisition price of the MR Acquisition Vessels. USD20.9m of this facility was voluntarily repaid by TORM A/S on 13 January 2016 at which time the outstanding balance drawn was USD5.1m. This facility matures in September 2019 and has the following repayment profile: 2016: USD0.4m; 2017: USD0.4m; 2018: USD0.4m; and 2019: USD4.0m. The Danske Bank Facility Agreement is secured by mortgages over two of the MR Acquisition Vessels, assignments of the insurances, earnings and requisition compensation relating to the security vessels, guarantees from certain related entities. This facility bears interest at LIBOR plus a margin of 2.50% per annum.
The Danske Bank Facility Agreement contains similar financial covenants, other covenants, default provisions and restrictions as described above for the Term Facility Agreement other than with respect to the payment of dividends.  The Danske Bank Facility Agreement restricts TORM A/S from paying dividends except to the extent that TORM A/S is not in breach of the security trust agreement entered into in relation to the Danske Bank Facility Agreement, in default with respect to the Danske Bank Facility Agreement or would default or breach the financial covenants with respect to the Danske Bank Facility Agreement as a result of the dividend.
On 13 January 2016, the Group obtained the consent of the applicable lenders under the Danske Bank Facility Agreement to the amendments referred to under the Facility Amendments below.
Facility Amendments
During January and February 2016, the Group obtained the consent of the applicable lenders under the Term Facility Agreement, the Working Capital Facility Agreement, the Danske Bank Facility Agreement and the DSF Facility Agreement to the Facility Amendments permitting, amongst other things, (i) the non-mandatory transfer by Njord Luxco of its current stake in TORM A/S to the Company in advance of completion of the Exchange Offer; (ii) the completion of the Exchange Offer and the Squeeze-out; (iii) the subsequent delisting of TORM A/S from Nasdaq Copenhagen, which is conditional upon the listing of the Company on Nasdaq Copenhagen; and (iv) the non-mandatory transfer by TORM A/S to the Company of up to three unencumbered newbuildings contracts of TORM A/S and up to six unencumbered vessels either by way of a direct transfer or indirectly via a transfer of the relevant TORM A/S subsidiary owning such vessel.
In addition, the consent of the lenders under the Term Facility Agreement and the Working Capital Facility Agreement was obtained to the payment of dividends, subject to the satisfaction of certain conditions, including TORM A/S giving 3 weeks' notice to the facility agent under such facilities, the repayment of a pre-agreed amount under the Term Facility and TORM A/S starting amortisation of the Term Facility.
The Facility Amendments are subject to completion of certain conditions precedent, which will be completed prior to closing of the Exchange Offer. One of the conditions precedent is that the Company accedes to each of the Term Facility Agreement, the Working Capital Facility Agreement, the Danske Bank Facility Agreement and the DSF Facility Agreement as a guarantor.
The terms of each of the agreements will be amended inter alia by (i) replacing the minimum liquidity/free liquidity covenant in each of the agreements with a requirement to maintain minimum liquidity/free liquidity of (a) the higher of USD75m and 5% of the total debt of the Group in available cash and (b) USD20m in cash-on-hand, (ii) amending the repayment schedule under the Term Facility Agreement so that the Term Facility shall be repaid by quarterly instalments going forward and (iii) including a requirement that the vessels owned by the Company are commercially managed by TORM A/S (unless otherwise agreed by the agent under each of the agreements).
In connection with the Facility Amendments, the borrowings under the Term Facility provided to the Group by the Objecting Lenders were transferred to Danske Bank under the Term Facility and the Objecting Lenders were repaid in full in the amount of USD20.9m by Danske Bank on 13 January 2016. In connection with this transaction, the Group voluntarily repaid USD20.9m of its outstanding borrowings under the Danske Bank Facility. The net effect of these transactions was to keep the Group's outstanding borrowings under the Term Facility unchanged and to reduce its outstanding borrowings under the Danske Bank Facility by USD20.9m.

Exchange Offer Facility
The Company has entered into an agreement with Danske Bank A/S for the purpose of financing the acquisition of the shares of minority shareholders of TORM A/S under the Squeeze-out. A maximum commitment of DKK 500 million will be available to the Company.
The Exchange Offer Facility will be secured by a first priority pledge over all shares in TORM A/S owned by the Company from time to time and a first priority assignment of all dividends and other distributions from TORM A/S. The Exchange Offer Facility will be subject to certain mandatory prepayment events, representations, covenants and events of default, some of which are summarised below:
•	Mandatory prepayment. Change of control (as defined in the Term Facility Agreement) will constitute a mandatory prepayment event.
•	General covenants. The Exchange Offer Facility will include covenants, which intend to restrict the business of the Company as long as the facility is outstanding, including covenants prohibiting (i) any disposal of assets, investments and incurrence of additional financial indebtedness by the Company, (ii) the creation of any security interest by the Company, and (iii) the delisting of the Company.
•	Dividend restrictions. The Company shall not be allowed to distribute dividends as long as the Exchange Offer Facility is outstanding and the Company shall further undertake such action required to allow for distribution of dividends.
•	Minimum security value. The Company is required to maintain a minimum collateral value of the TORM A/S shares of at least 250% of the amount drawn under the Exchange Offer Facility at all times.
•	Events of default. The events of default are similar to the events of default agreed under the Term Facility Agreement.
The interest margin on the Exchange Offer Facility is 325 bps above DKK CIBOR if utilisation is less than 50% of DKK 500m and 350 bps above DKK CIBOR if the utilisation is above that threshold. A commitment fee equal to 0.975% per annum is payable by the Company on any unutilised amount under the Exchange Offer Facility from the date the Exchange Offer Facility agreement was signed. Furthermore an upfront fee of 0.35% of the Exchange Offer Facility amount (or 0.50% if the utilisation is above 50% of DKK 500m) will be payable.
The conditions to the first utilisation under the Exchange Offer Facility will include an obligation on the Company to provide evidence that TORM A/S has such distributable reserves available for dividends which are required to repay the amount to be drawn under the Exchange Offer Facility and that TORM A/S is not restricted from declaring such dividends under any agreement, including the Restructuring Financing Agreements.
The Exchange Offer Facility will mature two months after the date the Squeeze-out is completed, but no later than 31 July 2016.
The Exchange Offer Facility agreement is subject to English law and subject to the jurisdiction of the English courts.

22.3	Financial lease of vessel
TORM A/S is party to a sale and leaseback agreement and bareboat charter with T&T Marine S.A. ("T&T Marine"), whereby (i) T&T Marine purchased the vessel TORM Amazon from TORM Singapore Pte Ltd. in July 2009 and (ii) concurrently therewith, TORM A/S chartered-in the vessel TORM Amazon from T&T Marine for a period of eight years. The lease term is eight years, and TORM A/S has an option to acquire the vessel on the 5th, 6th and 7th anniversary of the delivery date at fixed option prices. TORM A/S is required to repurchase the vessel upon the termination of the charter-in agreement in 2017 for approximately JPY 1.5 billion (approximately USD13.6m). The lease agreement is governed by English law and subject to arbitration in London in accordance with the U.K. arbitration acts 1950 and 1979, as amended.
22.4	Exchange Offer Agreements
Warrant Instrument
On 15 March 2016 the Company entered into a deed poll constituting the Warrants, the terms of which are set out in Part I-21.6 – "Summary of the Warrant Terms".
Exchange Offer
The Company intends to make an exchange offer to acquire all of the issued shares of TORM A/S in consideration for equivalent shares in the Company and to issue Warrants in exchange for the transfer of Consideration Warrants to TORM A/S as described in Part I – 6.5 – "The Exchange Offer". The Exchange Offer is expected to be to be made on or around 21 March 2016.
B Share Trust Deed
Pursuant to the terms of the B Share Trust Deed to be entered into between the Company and the Trustee at or about the time of closing of the Exchange Offer, the Trustee will, in accordance with the Company's articles of association, hold the B Share on trust for the Company's A shareholders (other than Njord Luxco or any affiliate of Njord Luxco), and shall exercise its rights as holder of the B Share at the direction of such A shareholders. The B Share Trust Deed is governed by English law and subject to the exclusive jurisdiction of English courts.
DTC Special Eligibility Agreement
Pursuant to a special eligibility agreement for securities which is expected to be executed and become effective shortly before closing of the Exchange Offer and to be made between the Company, DTC, Cede & Co. ("Cede"), National Securities Clearing Corporation ("NSCC") and Computershare, DTC has agreed to accept the Admission Shares (other than the Restricted Shares) as being eligible for its depository and book-entry transfer services subject to certain conditions and to the rules, procedures and by-laws of DTC ("DTC Rules").  Further A Shares may also be accepted into DTC subject to certain further conditions being met.

The agreement contains certain standard indemnities given by the Company (alone or jointly and severally with Computershare) in favour of DTC, Cede and NSCC relating to certain tax and associated charges, expenses and costs.

Where any proceedings are taken in respect of any tax relating to A Shares (or depositary receipts issued in respect of them), DTC may impose a global lock on transactions in A Shares in DTC or withdraw the A Shares from DTC, and any of DTC, Cede or NSCC are entitled to take other restrictive measures in respect of the A Shares in such circumstances.

The Company will pay fees to DTC in respect of the services provided by DTC, Cede and NSCC as well as certain of their costs and expenses.

The agreement is subject to New York law.

Transfer Agency Agreement
Pursuant to a transfer agency and services agreement between the Company and Computershare and which is expected to be executed shortly before closing of the Exchange Offer, the Company has appointed Computershare as its sole transfer agent and registrar and to process payments of dividends and other distributions.

Computershare will also provide depositary services to enable registered shareholders to transfer their A Shares into DTC (subject to payment of the appropriate stamp duty or SDRT charges) and to issue depositary receipts in respect of such A Shares and will act for Company on new share issues.

Computershare will also maintain the Company's share register in the U.K. through its U.K. affiliates and will provide services relating to the Company's shareholder meetings.

A one off fee of USD350,000 is payable by the Company together with an annual fee of USD65,000 and further fees are payable on an individual transaction basis.

The Company will give standard indemnities to Computershare for losses arising out of Computershare's provision of its services.

The agreement is for a period of three years (subject to certain early termination provisions) and thereafter automatically renews for 12 months subject to 120 days' notice from either party expiring at the end of the current term.

The agreement is subject to New York law.

Computershare Jersey Depositary Services Agreement
Pursuant to a depositary and custody services agreement (and associated trust instrument) between the Company and Computershare Jersey which is expected to be executed and become effective shortly before closing of the Exchange Offer, Computershare Jersey has agreed to constitute and issue depositary receipts in respect of the Restricted Shares and provide depositary services.  As part of such services Computershare Jersey has agreed to make available a facility to transfer Restricted Shares held by it into the DTC system where such Restricted Shares are (on the basis of a legal opinion to be provided by the Company's U.S. counsel and representations by the underlying beneficial owner to Computershare Jersey) eligible for deposit into DTC (including by way of sales on Nasdaq Copenhagen).  Computershare Jersey will also provide services relating to voting at meetings and the distribution of documents and dividends.

The agreement contains certain warranties from the Company and certain standard indemnities from the Company in favour of Computershare Jersey in respect of certain liabilities (and, in particular, taxes arising in respect of the A Shares or depositary receipts) and Computershare Jersey has agreed to indemnify the Company in respect of losses or liabilities arising out of the fraud, negligence or wilful default of Computershare Jersey or its employees or agents which arises in connection with the performance of Computershare Jersey's obligations under the agreement (subject to a cap of twice annual fees) including an annual fee of GBP 12,000 and a transactional fee for transactions in excess of 20 transactions per annum.

Fees are payable by the Company as agreed between the Company and Computershare Jersey.

The agreement can be terminated on 60 days' notice from either party (or earlier in certain circumstances).

The agreement is subject to English law (the associated trust instrument is subject to Jersey law).
Registration Rights Agreement
On closing of the Exchange Offer the Company will enter into a new registration rights agreement on substantially the same terms as the A/S Registration Rights Agreement and with substantially the same parties.

23.	Third-party information and statements by experts and declarations of interest
23.1	Reports from experts
Fearnley Consultants AS
All of the information and data presented in Part 1-6.4.1 "The product tanker segment" has been provided by Fearnley Consultants AS ("Fearnley Consultants"). Fearnley Consultants has advised that the statistical and graphical information contained in that section is drawn from its databases and other published and private industry sources. Such sources include data from the U.S. Energy Information Administration, or EIA, the Joint organisations Data Initiative, or JODI, the International Energy Agency, or IEA, the International Monetary Fund, or IMF, and BP's Statistical Review of World Energy. In connection therewith, Fearnley Consultants has advised that: (1) certain information in Fearnley Consultants' databases are derived from estimates or subjective judgments, (2) the information in the databases of other shipping data collection agencies may differ from the information in Fearnley Consultants databases and (3) while Fearnley Consultants has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures. Although data is taken from the most recently available published sources, these sources do revise figures and forecasts from time to time.
Fearnley Consultants of Grev Wedels plass 9, Oslo, Norway, are commercial shipping-related consultants who have been engaged in maritime research and the accumulation of commercial maritime data since the early 1960s. Fearnley Consultants has no material interest in the Group.
Fearnley Consultants has given and not withdrawn its written consent to the issue of this prospectus, with its name included within it, and to the inclusion of the information set out in Part 1-6.4.1 "The product tanker segment" in this prospectus. For the purposes of Prospectus Rule 5.5.3R(2)(f) Fearnley Consultants accepts responsibility for the information contained in that section and those parts of the prospectus which include references to that section and declares that to the best knowledge and belief of Fearnley Consultants, having taken all reasonable care to ensure that such is the case, the information contained in that section is in accordance with the facts and does not omit anything likely to affect the import of such information.
Deloitte Statsautoriseret Revisionspartnerselskab
Deloitte Statsautoriseret Revisionspartnerselskab, Weidekampsgade 6, 2300 Copenhagen S, Denmark has given and not withdrawn its written consent to the inclusion in this document of its independent auditor's report on Njord's consolidated financial statements for FY2013 and FY2014 as presented by Njord's management and set out in Part III – F – 4 "Consolidated Financial Statements of Njord for 2013 and 2014", its independent auditor's report on forecast consolidated financial information of the Company for the year 2016 as set out in Part I – 13 "Consolidated Profit Forecast for 2016" and its independent auditor's report on unaudited pro forma financial information of TORM A/S and Njord for the year ended 31 December 2015 as set out in Part III – F – 5 "Unaudited pro forma financial information for TORM A/S and Njord" in the form and context in which they are included and has authorised the contents of those independent auditor's reports referred to for the purposes of Prospectus Rule 5.5.3R(2)(f).
For the purposes of Prospectus Rule 5.5.3R(2)(f), Deloitte Statsautoriseret Revisionspartnerselskab has stated that it is responsible for the independent auditor's reports referred to above as part of the prospectus and has declared that it has taken all reasonable care to ensure that the information contained in those reports is, to the best of its knowledge, in accordance with the facts and contains no omission likely to affect its import. This declaration is included in the prospectus in compliance with Annex I item 1.2 and of Commission Regulation (EC) 809/2004.

23.2	Valuations from expert
Appendix A of this document sets out valuations of the Group's on-the-water fleet and newbuildings by Fearnleys AS ("Fearnleys AS") which, including outstanding instalment payments equal to USD224m, had a market value of USD1,860m as at 10 March 2016.
Appendix A also lists certain key data on the individual vessels along with valuation figures and a copy of the valuation report dated 10 March 2016 from Fearnleys AS.
Fearnleys AS regularly assists companies, banks and financial institutions with valuation of commercial vessels. See www.fearnleys.no for more information with regard to the experience and qualifications of Fearnleys AS. Fearnley AS has consented to its report being included in this document.
Fearnleys AS has no material interest in the Group. The valuation report is based on valuations as at 10 March 2016. The Company does not believe that any material changes to such Fearnleys AS valuations have occurred in the period between the date of valuation and the date of this document. Reference is made to "Part I – 12. "Trend information" regarding recent changes in the Tanker Segment.
The valuation by Fearnleys AS differs from the valuations ascribed to the vessels in TORM A/S' (as a continuation of Njord) consolidated financial results for the year ended 31 December 2015 by reason firstly of the latter being the average of valuations from two independent brokers, secondly the passage of a calendar year which historically has lowered the broker values for vessels, and thirdly that the market for product tanker vessels has declined over that period.
23.3	Third-party information
This document contains historical market data, including information related to the sizes and prospective growth rates of the markets in which the Group operates.
This information, including industry research, consists of the Company's estimates and assessments based on information obtained from a variety of internal and external sources, including the Company's knowledge of the markets, company websites and other publicly available information.
The Company does not represent that this historical information is accurate.
The Company confirms that information sourced from a third party has been correctly reproduced, and that so far as the Company is aware and is able to ascertain from information published by that third party, no facts have been omitted which would render the information provided inaccurate or misleading.
Market statistics are inherently subject to uncertainty and are not necessarily reflective of actual market conditions. Such statistics may be based on market research which itself is based on sampling and subjective judgments.

24.	Documents on display
Copies of the following documents will be available for inspection on the Company's website www.torm-plc.com until Admission:
•	the Company's Articles of Association and the articles of association of TORM A/S;
•	the historical financial information for TORM A/S (as a continuation of Njord after the 2015 Restructuring) for the years ended 31 December 2015 with comparative figures for the year ended 31 December 2014, for TORM A/S (before the contribution of Njord) for the years ended 31 December 2013 and 2014 and for TORM A/S (before the contribution of Njord) for the six months ended 30 June 2015 with comparative figures for the six months ended 30 June 2014 ("Historical Financial Information") of this document;
•	the additional financial information as set out in Part III – F - 3.3 "Torm plc financial statements for the period ended 31 December 2015", and Part III – 5 – 4. "Consolidated Financial Statements of Njord for 2013 and 2014", ("Additional Financial Information") of this document;
•	the report from Fearnley Consultants AS as set out in Part I – 6.4.1 "The product tanker segment";
•	the valuation from Fearnleys AS as set out in Appendix A "Vessel Valuations";
•	the report from Deloitte as set out in Part I – 13.2 "Independent auditor's report on forecast consolidated financial information of the Company for the full year 2016", Part III – F – 3.2 "Independent auditors report on TORM plc", Part III – F – 4.2 "Independent auditors report on Njord's consolidated financial statements for 2013 and 2014" and Part III – F – 5.2 "Independent auditor's report on unaudited pro forma financial information of TORM A/S and Njord for the year ended 31 December 2015";
•	the warrant instrument constituting the Warrants; and
•	the agreed form (but unexecuted) B Share Trust Deed.

25.	Information on capital holdings
For information on material investments held by the Company in other companies, see Part I – 7. "Organisational structure".

26.	Definitions
2012 Restructuring	The restructuring completed on 5 November 2012 described in Part I – 6.1 "Background"
2015 Restructuring	The restructuring of TORM A/S completed on 13 July 2015 as contemplated by the Restructuring Agreement
A Shares	The Company's A Shares each having a nominal value of USD0.01
Admission	The admission to trading and official listing on Nasdaq Copenhagen of the Admission Shares
Admission Shares
The A Shares to be issued pursuant to the Exchange Offer (including any issued pursuant to any exercise of Squeeze-out provisions and any associated exercise of Consideration Warrants) together with the one existing A Share

Articles of Association or Articles	The Company's articles of association as amended from time to time
B Director	The Director elected by the holder of the B Share in accordance with the Articles of Association
B Share	The Company's one B share with a nominal value of USD0.01
Board	The board of directors of the Company
Bulk Segment	Until November 2015 one of the Group's two cash-generating units. The Bulk Segment is active within the dry bulk market
BWMS	Ballast Water Management Systems
C Share	The Company's one C share with a nominal value of USD0.01
Cede	Cede & Co. Ltd as nominee for DTC
CEO	The Group's Chief Executive Officer
CFO	The Group's Chief Financial Officer
Combined Group	TORM A/S and its subsidiaries, including Njord and its subsidiaries
Companies Act	The U.K. Companies Act 2006
Company	TORM plc
Computershare	Computershare Trust Company, N.A.
Computershare Jersey	Computershare DR Nominees Limited and/or Computershare Trustees (Jersey) Limited as the context requires

Consideration Warrants	4,787,692 outstanding warrants to subscribe for TORM A/S A shares issued in connection with the completion of the 2015 Restructuring (and after a 1500:1 consolidation)
Danish FSA	Danish Financial Supervisory Authority
Danish Companies Act	Consolidated Act no. 610 of 28 April 2015 on limited liability companies
Danish Securities Trading Act	Consolidated Act no. 1530 of 12 February 2015 on Securities Trading, as amended
Danske Bank Facility Agreement
The USD26,500,000 Term Loan Facility Agreement dated 30 September 2015 between, inter alios, TORM A/S as Borrower, TORM Singapore Pte. Ltd. as guarantor and Danske Bank as Mandated Lead Arranger, Original Lender and Security Agent related to the financing of part of the purchase price of the MR Acquisition Vessels

Depository Arrangements
The arrangements between, amongst others, Cede & Co., DTC, Computershare, Computershare Jersey relating to the issue of A Shares (other than the Restricted Shares) to Cede & Co. and the credit of book entry interests in respect of such A Shares to DTC Participants and VP and the issue of Restricted Shares to Computershare Jersey and the issue of depositary receipts in respect of such Restricted Shares

Directors	Those persons who are directors of the Company at the time of this document
DKK	Danish kroner – the official currency of Denmark
DSF Facility
The Secured Loan Agreement dated 10 April 2014 (as amended and restated from time to time, including pursuant to supplemental agreements dated 30 September 2015 and 30 December 2015) between, inter alios, OCM Holdings MRS Inc. and others as guarantors, TORM A/S as borrower, certain financial institutions listed in schedule 1 thereto as original lenders and Danmarks Skibskredit A/S as agent and security agent related to the financing of part of the purchase price of the DSF Vessels and the DSF Newbuildings

DSF Newbuildings
The collateral vessels under the DSF Facility Agreement being TORM Thor, TORM Thunder and TORM Timothy, which constitute three of the six MR Product Tanker Newbuildings constructed by Sungdong, which were contributed to TORM A/S  as part of the 2015 Restructuring

DSF Shares	DKK 4,236,832 nominal of A shares in Danmarks Skibskredit A/S
DSF Vessels
The original collateral vessels under the DSF Facility Agreement being TORM Anne, TORM Freya, TORM Gerd, TORM Gertrud, TORM Gunhild, TORM Helene, TORM Helvig, TORM Ingeborg, TORM Ragnhild, TORM Mary, TORM Thyra, TORM Valborg, and TORM Vita

DTC	Depository Trust Corporation
DTC Participant	An institution that is accredited as a participant in DTC
DTC Rules	The rules and procedures of DTC and National Securities Clearing Corporation

EBIT	Profit after amortisation, depreciation and impairment losses and before financial income/expenses and tax
EBITDA	Profit before amortisation, depreciation and impairment losses, financial income/expenses and tax
EU	The European Union
EUR	Euro – the official currency of the European Monetary Union
Exchange Act	The United States Exchange Act of 1934, as amended
Exchange Offer
The offer by the Company to acquire all of the issued A shares, B share and C share of TORM A/S in exchange for equivalent shares in the Company and to issue Warrants in exchange for the transfer of Consideration Warrants to TORM A/S pursuant to the Exchange Offer Document

Exchange Offer Document	The exchange offer document to be published by the Company to make the Exchange Offer
Exchange Offer Facility	The Facility entered into between the Company and Danske Bank A/S for the purpose of financing the Squeeze-out
Executive Management	TORM A/S' Chief Executive Officer
Facility Amendments
The agreed amendments to each of the Term Facility Agreement, the Working Capital Facility Agreement, the Danske Bank Facility Agreement and the DSF Facility Agreement obtained from applicable lenders under each of such facility during January and February 2016, which are subject to the completion of certain conditions precedent, which will be completed prior to the closing of the Exchange Offer

FCA	The U.K. Financial Conduct Authority
Financing Agreements	The Restructuring Financing Agreements, the DSF Facility Agreement and Exchange Offer the Danske Bank Facility Agreement
Former TORM A/S	When used in certain financial information in this document this refers to TORM A/S and, if the context requires, its subsidiaries before the 2015 Restructuring
FSMA	The UK Financial Securities and Markets Act 2000
FY2013	The financial year of TORM A/S running from 1 January 2013 to 31 December 2013 (inclusive)
FY2014	The financial year of TORM A/S running from 1 January 2014 to 31 December 2014 (inclusive)
FY2015	The financial year of TORM A/S running from 1 January 2015 to 31 December 2015 (inclusive)
GBP	Pounds sterling – the official currency of the United Kingdom

Group
The Company together with TORM A/S and its subsidiaries and Njord and its subsidiaries after the closing of the Exchange Offer and TORM A/S and its subsidiaries together with Njord and its subsidiaries prior to the Exchange Offer

GSI	Guangzhou Shipyard International Co. Ltd.
IFRS	International Financial Reporting Standards as adopted by the EU
Initial U.S. Offering
An initial public offering on NYSE, NYSE MKT LLC or the Nasdaq Stock Market of A Shares (or certificates or interests representing A Shares) which closes and where one of the bookrunners is Goldman Sachs, Morgan Stanley, UBS, Deutsche Bank, Credit Suisse, Bank of America Merrill Lynch, Citibank, Barclays or JP Morgan

JPY	Japanese Yen – the official currency in Japan
LIBOR	London Inter-Bank Offer Rate
LR2 Product Tanker Newbuildings	The four LR2 product tankers subject to construction contracts with GSI
Minority Trustee	The holder of the B Share on trust for the holders of A Shares (other than Njord Luxco or any affiliate of Njord Luxco)
MR Acquisition Vessels	TORM Atlantic, TORM Loke and TORM Astrid
MR Product Tanker Newbuildings	The six MR product tankers which were subject to construction contracts with Sungdong
Nasdaq Copenhagen	The regulated market in Denmark operated by Nasdaq Copenhagen A/S
Njord	OCM (Gibraltar) Njord Midco Ltd. and its subsidiaries, unless the context requires otherwise
Njord Acquisition Vessels	The wholly owned fleet of 25 product tankers acquired by TORM A/S pursuant to the acquisition of Njord
Njord Group	Njord and its subsidiaries

Njord Luxco	OCM Njord Holdings S.à r.l. and its subsidiaries, unless the context requires otherwise. Njord Luxco is controlled by the Oaktree Topcos owned by funds managed by Oaktree Capital Management
Njord Vesselcos
OCM Singapore Njord Holdings Agnes, Pte. Ltd.; OCM Singapore Njord Holdings Alice, Pte. Ltd.; OCM Singapore Njord Holdings Almena, Pte. Ltd.; OCM Singapore Njord Holdings Amalie, Pte. Ltd.; OCM Singapore Njord Holdings Aslaug, Pte. Ltd.; OCM Singapore Njord Holdings Hardrada, Pte. Ltd.; OCM Singapore Njord Holdings St. Michaelis, Pte. Ltd.; OCM Singapore Njord Holdings St. Gabriel, Pte. Ltd.; OCM Singapore Njord Holdings Harald, Pte. Ltd.; OCM Singapore Njord Holdings Gorm, Pte. Ltd.; OCM Singapore Njord Holdings Knut, Pte. Ltd.; OCM Singapore Njord Holdings Valdemar, Pte. Ltd.; OCM Singapore Njord Holdings Agnete, Pte. Ltd.; OCM Singapore Njord Holdings Alexandra, Pte. Ltd.; OCM Singapore Njord Holdings Anabel, Pte. Ltd.; OCM Singapore Njord Holdings Arawa, Pte. Ltd.; OCM Singapore Njord Holdings Leif, Pte. Ltd.; OCM Singapore Njord Holdings Rolf, Pte. Ltd.; OCM Njord Anne Inc.; OCM Njord Freya Inc.; OCM Njord Gerd Inc.; OCM Njord Gertrud Inc.; OCM Njord Gunhild Inc.; OCM Njord Helene Inc.; OCM Njord Helvig Inc.; OCM Njord Ingeborg Inc.; OCM Njord Mary Inc.; OCM Njord Ragnhild Inc.; OCM Njord Thyra Inc.; OCM Njord Valborg Inc.; OCM Njord Vita Inc.

NYSE	The New York Stock Exchange.
Oaktree	Njord Luxco as controlled by the Oaktree Topcos owned by funds managed by Oaktree Capital Management
Oaktree Capital Management	Oaktree Capital Management, L.P.
Oaktree Topcos	OCM Luxembourg OPPS VIIIB S.à r.l., OCM Luxembourg IX S.à r.l., and OCM Luxembourg OPPS IX (PARALLEL 2) S.à r.l., the entities holding in aggregate 100% of the share capital of Njord Luxco
Objecting Lenders	Those lenders under the Term Facility who did not consent to the Facility Amendments
Obligors	TORM A/S and those of its subsidiaries who are obligors under the Financing Agreements
OFAC	United States Department of the Treasury's Office of Foreign Assets Control
Option Vessels	The six vessels which the Group has options to acquire from GSI
Participating Lenders	Lenders, and their successors, transferees and assigns, holding exposures under one or more of the Pre-Restructuring Debt Facilities as at 11 a.m. (London time) on 24 June 2015
PD Regulation	The Prospectus Directive Regulation EC 809/2004 as amended.

Pre-Restructuring Debt	The amount outstanding under the Pre-Restructuring Debt Facilities immediately prior to completion of the 2015 Restructuring
Pre-Restructuring Debt Facilities
The (i) USD900m credit facility pursuant to the facility agreement dated 14 April 2008, as amended, between, among others, TORM A/S, certain financial and other institutions as lenders and Danske Bank A/S as agent; (ii) USD500m credit facility pursuant to the facility agreement dated 22 December 2006, as amended, between, among others, TORM A/S, certain financial and other institutions as lenders and Nordea Bank Danmark A/S as agent; (iii) USD150m loan facility provided under the facility agreement dated 8 April 2008, as amended, between, among others, TORM A/S, certain financial and other institutions as lenders and Danske Bank A/S as agent; and (iv) USD237m credit facility pursuant to the credit facility agreement dated 23 December 2005, as amended, between, among others, TORM A/S, certain financial and other institutions as lenders and The Hongkong and Shanghai Banking Corporation Limited as agent (all of which were governed by a framework agreement)

Pre-Restructuring Shares	The 728m TORM A/S A shares with a nominal value of DKK 0.01 issued and outstanding before the 2015 Restructuring
Prospectus Directive	Directive 2003/71/EC (and amendments thereto, including the Amending Directive 2010/73/EU), including relevant implementation measures
Prospectus Rules	The Prospectus Rules of the FCA
Registration Rights Agreement	The registration rights agreement as defined in Part I – 22. "Material contracts"
Regulation S	Regulation S under the Securities Act
Restricted Shares
The A Shares which are issued subject to restrictions on transfer imposed by U.S. securities laws and which, as a result, are not eligible to be held in DTC including those A Shares which Njord Luxco will be entitled to receive in respect of its acceptance of the Exchange Offer

Restructuring Agreement	The restructuring agreement dated 27 March 2015 (as subsequently amended) between TORM A/S, Oaktree Topcos and certain of the Participating Lenders and including the schedules to it
Restructuring Financing Agreements	The Term Facility Agreement and the Working Capital Facility Agreement
Restructuring Financing Agreements Vessels
The collateral vessels under the Restructuring Financing Agreements being TORM Camilla, TORM Carina, TORM Caroline, TORM Cecilie, TORM Charente, TORM Clara, TORM Emilie, TORM Estrid, TORM Fox, TORM Garonne, TORM Gudrun, TORM Gyda, TORM Horizon, TORM Ismini, TORM Kansas, TORM Kristina, TORM Laura, TORM Lene, TORM Lilly, TORM Loire, TORM Lotte, TORM Louise, TORM Madison, TORM Maren, TORM Marina, TORM Mathilde, TORM Moselle, TORM Neches, TORM Ohio, TORM Platte, TORM Republican, TORM Rhone, TORM Rosetta, TORM San Jacinto, TORM Saone, TORM Sara, TORM Signe, TORM Sofia, TORM Tevere, TORM Thames, TORM Trinity, TORM Venture, TORM Resilience, TORM Eric, TORM Hardrada, TORM Agnete, TORM Alice, TORM Alexandra, and TORM Almena

Sanctioned Country
A country subject to a sanctions programme under U.S. law as identified by OFAC. As of the date of this document, a list may be found at: http://www.treas.gov/offices/enforcement/ofac/programs/index.shtml

Sanctioned Person
A person subject to a sanctions programme under U.S. law, an agency of the government of a Sanctioned Country, an organisation controlled by a Sanctioned Country, or a person resident in a Sanctioned Country

Sarbanes-Oxley	The Sarbanes-Oxley Act of 2002 as amended
Scheme of Arrangement or Scheme	The English law scheme of arrangement used to facilitate the 2015 Restructuring
SEC	The United States Securities Exchange Commission
Securities Act	The United States Securities Act of 1933 as amended
SGD	Singapore dollars – the official currency of Singapore
Specified C Matters
The specified matters set out in the Articles in respect of which the C Share has 350,000,000 votes at a general meeting of the Company, including the election of Directors (including the Chairman but excluding the Deputy Chairman) and certain amendments to the Articles of Association proposed by the Directors

Squeeze-out
The statutory squeeze-out of minority TORM A/S shareholders which may take place once the Company holds more than 90% of the outstanding issued share capital and voting rights of TORM A/S (on a fully diluted basis but excluding shares held in treasury)

Sungdong	Sungdong Shipbuilding & Marine Engineering Co Ltd in South Korea
Tanker Segment	The Tanker Segment consists of the crude tanker market and the product tanker market
Term Facility	The secured USD560.725m six year term facility under the Term Facility Agreement
Term Facility Agreement	The term facility agreement between, among others, TORM A/S, certain financial and other institutions as lenders and Danske Bank A/S as agent and security agent
TORM	TORM A/S and, if the context requires, the Group or the Combined Group
TORM A/S	TORM A/S whose principal office is at, Tuborg Havnevej 18, 2900 Hellerup, Denmark, and its subsidiaries, including Njord and Njord's subsidiaries, unless the context requires otherwise
Transparency Directive	Directive 2004/109/EC (and amendments thereto including the Amending Directive 2013/50/EU)
Trustee	The trustee (and holder) of the B Share being SFM Trustees Limited
USD	U.S. dollars – the official currency of the United States
USCG	The United States Coast Guard

VP	VP SECURITIES A/S, Weidekampsgade 14, 2300 Copenhagen S, Denmark
Warrants	The warrants to be issued by the Company pursuant to the Exchange Offer giving the right to subscribe A Shares
Working Capital Facility	The USD75m working capital facility under the Working Capital Facility Agreement
Working Capital Facility Agreement	The working capital facility agreement between, among others, TORM A/S, certain financial and other institutions as lenders and Danske Bank A/S as agent and security agent

27.	Glossary
To facilitate a better understanding of the Group's business, the following glossary provides an explanation of some of the shipping and other terms and abbreviations used in this document. The terms and their assigned meanings may not correspond to standard industry meanings or usage of these terms.
Available earning days	Available earning days are the total number of days in a period when a vessel is ready and available to perform a voyage, meaning the vessel is not off-hire or in dry-dock
Ballast water	Water used to improve the stability and control the draft of a ship. When a vessel is not carrying cargo, it is said to sail "ballast"
Bareboat charter	Involves the chartering of a vessel for a fixed period of time. A bareboat charter requires the charterer to pay for all operating expenses including crew costs and for the maintenance of the vessel
Bpd Bunkers	Barrels per day Fuel oil with which to run a vessel's engines
Cash sweep	A provision under a loan facility pursuant to which cash held by the borrower above certain thresholds is required to be paid to lender
Charter	The hire of a vessel for a specified period of time or to carry a cargo for a fixed fee from a loading port to a discharging port. The contract for a charter is called a charter party
Charterer	The company/customer that hires a vessel pursuant to a charter
Charter hire	Money paid to the shipowner by a charterer for the use of a vessel under a time charter or bareboat charter
Charter rate	The amount of money agreed between the charterer and the ship-owner accrued on a daily basis that is used to calculate the vessel's charter hire
Classification society
Independent organisation, which ensures through verification and inspection of design, construction, building process and operation of vessels that the vessels at all times meet a long list of requirements to seaworthiness, etc. If the vessel does not meet these requirements, insuring and mortgaging the vessel will typically not be possible

Contract of affreightment ("COA")
A contract that involves the carriage of a number of consecutive cargos or a total amount of cargo for a specified period, by one or more voyages performed by specific vessels or by vessels to be nominated from time and at previously agreed freight rates

Danish Executive on Takeover Bids	The Danish Executive Order no. 562 of 2 June 2014 on Takeover Bids
Deadweight tonne ("dwt")	A measure of a vessel's capacity in weight equal to the sum of the weights of cargo, fuel, fresh water, ballast water, provisions, passengers, and crew, but not the weight of the ship itself
Designated person
Under the ISM Code, Section 4, to ensure the safe operation of each ship and to provide a link between a company that operates vessels and those on board its vessels, a designated person or persons ashore must be appointed. The designated person is the key link in the safety chain for ship operations. The designated person has direct access to the Executive Management and has the responsibility and authority for monitoring safety and pollution prevention of each ship in TORM's fleet and ensuring that adequate resources and shore-based support are applied, as required

Draft	Vertical distance between the waterline and the bottom of the vessel's keel
Dry bulk	Non-liquid cargoes of commodities shipped in an unpackaged state. Typically commodities such as coal, grain, iron ore, etc.
Dry bulk vessels	Vessels which are specially designed and built to carry dry bulk

Earning days	See "Available earning days"
Forward freight agreement ("FFA")	A financial derivative instrument enabling freight to be hedged forward at a fixed price
Handymax	A dry bulk vessel with a capacity between 40,000 - 64,999 dwt
Handysize	A product tanker with a capacity between 25,000 - 39,999 dwt
Hull	The shell or body of a ship
IMO	International Maritime Organisation, a United Nations agency that issues international regulations and standards for shipping
ISM Code	The International Management Code for the Safe Operation of Ships and for Pollution Prevention, as adopted by the International Maritime Organisation
Loan to value or LTV	The ratio between the mortgage amount and the appraised value of the mortgaged assets. Certain adjustments apply for vessels under construction
LR1	Long range 1. A specific class of product tankers with a cargo carrying capacity between 60,000 – 83,999 dwt
LR2	Long range 2. A specific class of product tankers with a cargo carrying capacity between 84,000 – 119,999 dwt
MR	Medium range. A specific class of product tankers with a cargo carrying capacity between 42,000 - 59,999 dwt.
Newbuilding	A new vessel under construction or just completed
Operating expenses
Operating expenses are the costs of crew wages and related costs, the costs of spares and consumable stores, expenses relating to repairs and maintenance (excluding dry-docking), the cost of insurance, tonnage taxes and other miscellaneous expenses

Order book	The order book refers to the total number of currently placed orders for the construction of vessels or a specific type of vessel worldwide
Panamax	Dry bulk carriers with a cargo carrying capacity between 65,000 - 99,999 dwt
Petroleum products	Refined crude oil products such as gasoline, jet fuel, kerosene, naphtha, diesel oil and fuel oil
Pools
A grouping of vessels of similar size and characteristics, owned by different owners, but commercially operated jointly. The pool manager is mandated to charter the vessels out for the maximum benefit of the pool as a whole. Earnings are shared taking account of differences in vessel specifications, the number of days the vessels have been ready for charter, etc.

Product tanker	A vessel suitable for carrying clean petroleum products such as gasoline, jet fuel and naphtha
Protection and Indemnity ("P&I") insurance
Insurance obtained through mutual associations (called "P&I Clubs") formed by ship-owners to provide liability insurance protection against a large financial loss by one member by contribution towards that loss by all members. To a great extent, the risks are reinsured

Scrapping	The disposal of a vessel by way of sale as scrap metal
Short-term time charter	A time charter which lasts less than 6 months
Small tankers	A product tanker with a cargo-carrying capacity between 10,000 - 24,999 dwt
Spot charter
Spot charter is an industry term referring to both voyage and trip time charters. These charters are referred to as spot charters or spot market charters due to their short-term duration, constituting mostly of a single voyage between one load port and one discharge port

Spot freight rates	Average TCE earnings per earnings day for all charters with less than six months duration = Gross freight income less bunker, broker commissions and port expenses
TCE	Time charter equivalent
TCE earnings / TCE revenue
TCE earnings or TCE revenues means time charter equivalent earnings, which is revenues less voyage expenses, meaning port expenses, bunkers, commissions, and freight and bunkers derivatives. TCE earnings in dollars per available earning day divides TCE earnings in dollars among the available earning days, which provides a means of comparing vessels earning hire under time charters or bareboat charters with vessels earning freight under voyage charters or COAs. TCE earnings per available earning day is a standard seaborne transportation industry performance measure used primarily to compare period-to-period changes in a seaborne transportation company's performance despite changes in the mix of charter types (i.e., spot charters, time charters and bareboat charters) under which the vessels may be employed during specific periods

Time Charter
An agreement covering the chartering in or out of a vessel to a charterer for a defined period of time, where the owner is responsible for maintaining and crewing the vessel and for paying operating expenses, except for port costs and bunkers which are payable by the charterer

Tonne-mile effect	A unit of freight transportation equivalent to a tonne of freight moved one mile
Very Large Crude Carriers ("VLCCs")	Crude carriers with a cargo carrying capacity between 260,000 - 320,000 dwt
Vessel operating expenses	See "Operating expenses"
Voyage charter
The shipment of a specific amount and type of cargo on a load port to discharge port basis, subject to various cargo handling terms. Most of these charters are on a spot voyage basis. The shipowner is responsible for paying both operating costs and voyage costs. The charterer is responsible for paying demurrage (a form of liquidated damages) as per the terms of the charter party for any delay at the loading or discharging ports

Voyage expenses
Expenses incurred due to a vessel's travelling from a loading port to a discharging port, such as fuel (bunker) cost, port expenses, agent's fees, canal dues and extra war risk insurance as well as commissions

II.	The Admission of the Admission Shares
1.	Responsibility statements
For an overview of persons responsible, see Part I-1 "Persons responsible".

2.	Risk factors related to the Admission of the Admission Shares
For a description of risk factors in connection with the Admission, see "Risk factors".

3.	Essential information
3.1	Working capital
As at the date of this document, the Company is of the opinion that, taking into account available bank and other facilities, the Group has sufficient working capital to meet the Group's present requirements for a period of at least twelve months from the date of this document.
3.2	Capitalisation and indebtedness
As at 29 February 2016, the Group's debt totalled USD854m.
In the period from 29 February 2016 until the date of this document, the "Capital and indebtedness" and "Net financial indebtedness" have not materially changed.
Table 45: Capital and indebtedness (unaudited)
USDm	29 February 2016
Debt
Non-current debt, total	691
amount guaranteed	0
amount secured	646
amount unguaranteed/unsecured	45
Current financial debt, total	163
amount guaranteed	87
amount secured	0
whereof unguaranteed/unsecured	76
Total debt	854

Shareholders' equity
Common shares	142
Special reserve	61
Treasury shares	0
Revaluation reserves	0
Hedging reserves	(8)
Translation reserves	0
Total equity	195

Table 46: Net financial indebtedness (unaudited)
USDm	29 February 2016

Liquidity	137

Current mortgage and bank loans	87
Other current financial debt	76
Current financial debt	163
Net current financial indebtedness	26

Non-current mortgage and bank loans	632
Other non-current financial debt	59
Non-current financial indebtedness	691
Net financial indebtedness	717
The Group did not have any indirect or contingent indebtedness as at 29 February 2016.
3.3	Interests of natural and legal persons involved in the Admission of the Admission Shares
Moelis & Company UK LLP acts as financial adviser to the Company in connection with Admission and the Exchange Offer but receives no fees for those services.
TORM Singapore Pte. Ltd. has agreed to make loans to the Company up to a maximum amount of USD5,000,000 to enable the Company to pay costs, fees and expenses incurred by it in connection with Admission and the Exchange Offer. Such loans are expected to be repaid by the Company shortly after completion of the Exchange Offer.
Apart from the above the Company is not aware of any material interests in the Admission of natural or legal persons involved in the Admission.
3.4	Background to the Admission of the Admission Shares
The Company will make the Exchange Offer to acquire all of the existing shares of TORM A/S in exchange for the issue of Shares in the Company and for the transfer of the Consideration Warrants to TORM A/S in exchange for the issue of Warrants. The Exchange Offer is being made to establish the Company as the new holding company for the Group.
The Company will issue A Shares in consideration of the acquisition of TORM A/S A shares which are currently traded on Nasdaq Copenhagen.
The purpose of this document is (i) to facilitate the issue of A Shares pursuant to the Exchange Offer, (ii) to have the Admission Shares admitted to trading and official listing on Nasdaq Copenhagen and (iii) to facilitate a Squeeze-out of all remaining TORM A/S shareholders following closing of the Exchange Offer with a subsequent delisting of TORM A/S A shares from Nasdaq Copenhagen.

4.	Information concerning the Admission Shares
4.1	Type of securities and ISIN code
The Admission Shares issued in connection with the Exchange Offer (together with the one existing A Share) are expected to be admitted to trading and official listing on Nasdaq Copenhagen under ISIN code GB00BZ3CNK81 on or about 19 April 2016.  The Admission Shares issued in connection with any Squeeze-out (including as a result of any exercise of the Consideration Warrants) are expected to be admitted to trading and official listing on Nasdaq Copenhagen under ISIN code GB00BZ3CNK81 as soon as practicable after such Admission Shares have been issued.
4.2	Applicable law and jurisdiction
This document has been prepared in compliance with English legislation and regulations, including the Financial Services and Markets Act 2000 ("FSMA") and the Prospectus Rules made under section 73A of FSMA. Any dispute which may arise as a result of the Admission of the Admission Shares shall be brought before the English courts of law unless otherwise agreed with the Company.
The A Shares will be created pursuant to the Companies Act, the Articles of Association and the authorisations referred to at Part I – 21.7 "Authorisations of Directors".
4.3	Registration
Unless an owner specifically directs otherwise, the Admission Shares, other than the Restricted Shares, will be issued in book form to Cede & Co. (with the option for Cede & Co. to request a certificate).  Such Admission Shares will be credited in book entry form to the relevant DTC Participant accounts in DTC.
The Restricted Shares will be issued in book form to Computershare DR Nominees Limited as nominee for Computershare Trustees (Jersey) Limited.
The Admission Shares to be traded on Nasdaq Copenhagen will be delivered in book entry form to a DTC Participant account of Computershare Trust Company, N.A., as custodian for VP.  Those interests will then be credited through allocation to relevant VP accounts of the accepting TORM A/S shareholders.
The Company's register of shareholders is kept by Computershare Investor Services PLC at The Pavilions, Bridgwater Road, Bristol, Avon, BS99 6ZZ, U.K.
The branch register of Shares is kept by Computershare Trust Company, N.A. at P.O. Box 43078, Providence, RI 02940 United States.
The register of book entry interests in VP is kept by VP Investor Services A/S at Weidekampsgade 14, 2300, Copenhagen S, Denmark.
4.4	Currency
The Admission Shares are denominated in USD.
There are no laws in the U.K. that restrict the export or import of capital (except for certain investments in areas in accordance with applicable resolutions adopted by the United Nations and the European Union), including, but not limited to, foreign exchange controls, or that affect the remittance of dividends, interest or other payments to non-resident holders of A Shares.
4.5	Rights attached to the Admission Shares
The Admission Shares have the rights set out in the Articles of Association.
The Admission Shares carry pre-emption rights and the right to receive dividends as from the date of issue.

See Part I – 21.5 "Summary of Articles of Association" for further details on the rights, including dividend and pre-emption rights, attached to A Shares.
The Admission Shares (other than the Restricted Shares) are expected to be registered in the name of Cede & Co. (save for any Admission Shares which a beneficial owner subsequently elects to have registered in its own name and held in certificated form) acting as nominee for DTC.  The Restricted Shares are expected to be registered in the name of Computershare DR Nominees Limited as nominee for Computershare Trustees (Jersey) Limited who will issue depositary receipts to Njord Luxco and other holders. Accordingly, Cede & Co. and Computershare DR Nominees Limited will be the only persons able to exercise the rights of an A shareholder of the Company in respect of those Admission Shares pursuant to the Articles of Association.
DTC will credit book entry interests in the Admission Shares held by Cede & Co. to the accounts of its participants (banks and brokerage firms), who will in turn credit interests by way of book entry to the accounts of their customers. Upon Admission (or, if later, subsequent issue) all interests by way of book entry in the Admission Shares (other than the Restricted Shares) will have been credited to the account of Computershare Trust Company, N.A. acting as custodian for VP and so will be credited by VP to the relevant VP accounts of the accepting TORM A/S shareholders (directly or through a nominee) in settlement of the Exchange Offer and any Squeeze-out.
Pursuant to a special eligibility agreement for securities to dated shortly before issue of the Admission Shares on closing of the Exchange Offer and made between, amongst others, DTC, Cede & Co., National Securities Clearing Corporation ("NSCC") and the Company, and the rules and procedures of DTC and NSCC (together the "DTC Rules") Cede & Co. is required to exercise the rights attached to those A Shares held by Cede & Co. in accordance with directions given by the relevant DTC Participants. Beneficial owners of A Shares held by Cede & Co. can, in turn, instruct the relevant DTC Participant to give instructions to Cede & Co. to exercise share rights, subject always to the terms of the brokerage agreement between the beneficial owner and the relevant DTC Participant.
For those beneficial owners who hold A Shares via a clearing participant in VP in a nominee account, those beneficial owners can give instructions as to the exercise of share rights to the clearing participant (again subject to the terms of the agreement between the clearing participant and the beneficial owner). Underlying shareholders whose book entry interests representing A Shares are credited to a segregated account in VP via a clearing participant in VP can give their instructions directly to VP. Those instructions will then be given to Cede & Co. via VP and (where relevant) the relevant DTC Participant, and Cede & Co. will exercise share rights in accordance with those instructions.
Cede & Co. will pass on to DTC Participants, who in turn will pass on to beneficial owners and, so far as it is reasonably able, exercise on behalf of beneficial owners all rights and entitlements received, or to which Cede & Co. will be entitled, in respect of the underlying A Shares held by Cede & Co. which are capable of being passed on or exercised, be passed on in the form in which they are received by Cede & Co., together with amendments and additional documentation necessary to effect such passing on or, as the case may be, exercised in accordance with the DTC Rules or the Company's articles of association.
Restricted shares will be held by Computershare Jersey who will pass on to beneficial owners and, so far as it is reasonably able, exercise on behalf of beneficial owners all rights and entitlements received, or to which Computershare Jersey will be entitled in respect of those Restricted Shares which are capable of being passed on or exercised.  Rights and entitlements to cash distributions, to information, to make choices and elections and to call for, attend and vote at meetings shall, subject to the terms of the depositary agreement be passed on in the form they are received by Computershare Jersey.
Beneficial owners (other than holders of Restricted Shares) who wish to attend general meetings of the Company and vote their A Shares must obtain a form of corporate representative or sub-proxy from Cede & Co. via their broker, or DTC Participant or account holding institution in VP.  Beneficial owners of Restricted Shares must obtain equivalent documents direct from Computershare Jersey.
In view of the arrangements through which A Shares are held in book entry format or as depositary receipts, beneficial owners may, if they wish to exercise share rights, need to give instructions to their broker or DTC Participant or account holding institution in VP, or direct to Computershare Jersey, significantly in advance of the latest time at which equivalent instructions must be delivered to the Company.
VP is the Danish central securities depository and paperless (dematerialised) settlement system enabling shares to be evidenced otherwise than by a certificate and transferred otherwise than by a written instrument. Traded shares on Nasdaq Copenhagen will be settled through VP.

4.6	Resolutions, authorisations and approvals of the issue of the Admission Shares
The Admission Shares will be issued on or about 15 April 2016 (or subsequently in connection with any Squeeze-out) by resolution of the Directors in accordance with authorisations conferred by resolutions of the shareholder of the Company passed on 15 March 2016. See Part I – 27 "Authorisation of Directors".

4.7	Issue date of the Admission Shares
The Admission Shares issued in connection with the Exchange Offer are expected to be issued on or about 19 April 2016 and admitted to trading and official listing on Nasdaq Copenhagen under ISIN code GB00BZ3CNK81 on or about 15 April 2016.  The Admission Shares issued in connection with any Squeeze-out (including as a result of any exercise of the Consideration Warrants) are expected to be issued as soon as practicable following the completion of such Squeeze-out and are expected to be admitted to trading and official listing on Nasdaq Copenhagen under ISIN code GB00BZ3CNK81 as soon as practicable after such Admission Shares have been issued.
4.8	Negotiability and transferability of A Shares
The A Shares are negotiable instruments and there are no restrictions with respect to the transferability of A Shares under the Articles of Association save as referred to in Part I-21.5–"Summary of Articles of Association" or as set out below.
Under U.S. securities laws, those A Shares which are issued pursuant to "private" transactions (i.e. excluding the Exchange Offer and any subsequent Initial U.S. Offering) or to particular categories of persons (such as affiliates of the Company or Group employees or directors) will be subject to certain transfer restrictions (which may vary depending on the category of transaction or person) and/or volume sales limitations and/or other restrictions. Those Restricted Shares will include A Shares issued to (or held by) Njord Luxco, A Shares issued in any Squeeze-out in exchange for TORM A/S A shares arising on exercise of Consideration Warrants, A Shares issued on exercise of Warrants and A Shares issued to employees or directors of the Group (such as on exercise of RSUs).
However, exemptions from such restrictions may be available in respect of certain Restricted Shares for certain transactions, such as an exemption for sales on Nasdaq Copenhagen to non-U.S. persons where there have been no direct selling efforts in the U.S.
Those Restricted Shares will initially be issued to Computershare DR Nominees Limited as nominee for Computershare Trustees (Jersey) Limited and Computershare Jersey will issue depositary receipts in respect of such Restricted Shares. If a holder wishes to transfer Restricted Shares pursuant to an effective exemption from the transfer restrictions, it will need to instruct Computershare Jersey to cancel the relevant depositary receipts (and provide a representation letter to the Company's U.S. counsel to confirm that an exemption from the transfer restrictions is available) and provide evidence of identity and/or signing authority. On receipt of such documentation (and the associated legal opinion from the Company's U.S. counsel) and subject to timing, Computershare Jersey will transfer the relevant Restricted Shares to Cede & Co. (as nominee for DTC) and book entry interests in those A Shares will be credited to the relevant DTC Participant account in order to settle the transfer. Where the transfer is by way of sale on Nasdaq Copenhagen, the book entry interests will be credited to the DTC Participant account of Computershare Trust Company, N.A. as nominee for VP and will then be allocated to the relevant VP account, so allowing the sale on Nasdaq Copenhagen to settle. Copies of the relevant documentation to effect such a transfer (including a specimen timeline) is available on the Company's website at www.torm-plc.com.
Under the Articles of Association, the B Share cannot be transferred or pledged, except to a replacement trustee or by redemption by the Company or to a person who (together with its affiliates) is exercising statutory squeeze-out rights, and the C Share cannot be transferred or pledged except to an affiliate of Njord Luxco or by redemption by the Company or to a person who (together with its affiliates) is exercising statutory squeeze-out rights.
Certain statutory transfer restrictions related to A Shares are described in Part II – 5. "Terms and conditions of the Admission".

4.9	U.K. regulations governing mandatory takeover bids, Squeeze-outs and sell outs
Mandatory Bids
On Admission, the U.K. Takeover Code will apply to the Company.  The U.K. Takeover Code is issued and administered by the U.K. Takeover Panel.
Under Rule 9 of the U.K. Takeover Code: (i) where a person acquires an interest in shares which (taken together with the shares in which he and persons acting in concert with him are interested) carry 30 per cent. or more of the voting rights of the Company; or (ii) where a person, together with persons acting in concert with him, is interested in shares which in aggregate carry not less than 30 per cent. of the voting rights of the Company, but does not hold shares carrying more than 50 per cent. of the voting rights of the Company, and such person, or any persons acting in concert with him, acquires an interest in any other shares which increases the percentage of the shares carrying voting rights in the Company in which he is interested, then in either case that person, together with the persons acting in concert with him, is normally required (except with the consent of the Takeover Panel) to extend offers in cash, at the highest price paid by him (or any persons acting in concert with him) for shares in the Company within the preceding 12 months, to the holders of any class of equity share capital of the Company, whether voting or not, and also to the holders of any other transferable securities carrying voting rights.
It is expected that, immediately following Admission, Njord Luxco will be interested in over 50 per cent. of the Company's voting share capital (and, if the Company implements a Squeeze-out of the minority shareholders of TORM A/S following completion of the Exchange Offer and all minority shareholders elect to receive the cash alternative offered as part of the Squeeze-out, Njord Luxco could hold up to 68.9% of the Company's voting share capital) and, therefore, Njord Luxco will be able to increase its aggregate holding in the Company without triggering the requirement under Rule 9 of the U.K. Takeover Code to make a cash offer for the outstanding shares in the Company.
Squeeze-out and Sell-out Rules
Under the Companies Act, an offeror in respect of a takeover offer for the Company has the right to buy out minority shareholders where he has acquired (or unconditionally contracted to acquire) 90 per cent. in value of the shares to which the offer relates and not less than 90 per cent. of the voting rights carried by those shares.  The notice to acquire shares from minority shareholders must be sent within three months of the last day on which the offer can be accepted.  The squeeze-out of minority shareholders can be completed at the end of six weeks from the date the notice has been given.
In addition, where there has been a takeover offer for the Company, minority shareholders can require the offeror to purchase the remaining shares provided that, at any time before the end of the period within which the offer can be accepted, the offeror has acquired (or contracted to acquire) at least 90 per cent. in value of all voting shares in the Company, which carry not less than 90 per cent. of the voting rights.  A minority shareholder can exercise this right at any time until three months after the period within one month from the end of the period in which the offer can be accepted.
4.10	Public takeover bids by third parties for the Company
No public takeover bids by third parties for the Company have been made since its incorporation.
Further, the summary may not apply to certain shareholders, such as, for instance, dealers in securities, broker dealers, insurance companies and collective investment schemes, shareholders who are exempt from taxation and shareholders who have acquired A Shares by virtue of an office or employment. Such persons may be subject to special rules.
4.11	Taxation
4.11.1 Danish Tax Considerations
The following is a summary of certain Danish tax considerations relating to a tax-exempt exchange of the A shares in TORM A/S for A Shares in the Company pursuant to the Exchange Offer as well as investment in the Company. The summary also describe the Danish tax implications relating to dividends paid by TORM A/S to the Company. The summary does not discuss tax issues relating to professional investors, pension funds, insurance companies and the like.

The summary is for general information only and does not purport to constitute exhaustive tax or legal advice.  In particular, the summary does not address all possible tax consequences relating to an investment in A Shares. The summary is based solely upon the tax laws and published case law in Denmark in effect on the date of this document. Danish tax laws may be subject to changes, possibly with retroactive effect.

4.11.1.1 Tax-exempt share-for-share exchange
Permission for the proposed tax exempted share-for-share exchange pursuant to the Exchange Offer has been obtained from the Danish Tax Authorities for Danish resident shareholders in TORM A/S.

The permission is conditional amongst other things on (a) the Company obtaining a majority of the voting rights in TORM A/S as a result of the Exchange Offer (b) the consideration provided to TORM A/S shareholders (being the A Shares) representing the fair market value of the TORM A/S A shares and (c) that TORM A/S A shares are exchanged for A Shares within six months from 11 December 2015.

Generally, participation in a tax-exempt share-for-share exchange entails that the Danish owners of TORM A/S A shares transfer those shares to the Company in consideration of the issue of A Shares. The share-for-share exchange should thus be tax neutral. Consequently, the A Shares will, when exempt share-for share exchange rules are applied, be considered acquired at the same time and at the same acquisition price as the TORM A/S A shares  if the realisation principle applies. If the mark-to-market principle applies this should continue on the A Shares.

It is essential for tax exemption to apply that all TORM A/S shareholders who accept the Exchange Offer receive only the shares in the Company in connection with the Exchange Offer in order not to trigger tax capital gains taxation for the Danish shareholders as well as potential tax implications under Danish anti-abuse rules.

Even though permission for the tax-exempt share-for-share exchange in relation to the Exchange Offer has been obtained, each Danish shareholder must still elect whether their share-for-share exchange should be carried out as a tax-exempted or taxable transaction.  See below regarding a potential taxable share-for-share exchange.

Shareholders who do not accept the Exchange Offer but who elect to take a cash payment under the statutory Squeeze-out provisions will not constitute part of the tax-exempt share-for-share exchange but will be taxed in accordance with ordinary Danish tax rules on disposals of shares.

4.11.1.2 Taxation of holders of A Shares and holders of TORM A/S A shares

Taxation of dividends

Danish individual shareholders
Danish individual shareholders are taxed on dividends received on A Shares at a tax rate of up to 42%.

Danish corporate shareholders
Danish corporate shareholders are liable to corporate income tax on dividends received on issued A Shares at a rate of 22% from income tax year 2016 if the Danish corporate shareholder owns less than 10% of the issued A Shares. If the Danish corporate shareholder owns 10% or more, dividends are tax exempt.
Taxation of gain and losses
Danish individual shareholders
As a starting point Danish resident individual shareholders are subject to taxation of capital gains on shares upon realisation with a tax rate of up to 42%. Losses can, if the acquisition of the shares has been reported to the tax authorities in due course, in general be offset against dividends and capital gains on other taxable listed shares.  Use of the tax exempt exchange of shares involves no realisation.
Danish corporate shareholders
Danish corporate shareholders owning at least 10% of the TORM A/S A shares should be exempt from Danish taxation on any gain triggered as a result of an exchange under the Exchange Offer as well as on A Shares.

Danish corporate shareholders whose shares in TORM A/S or the Company constitute less than 10% of the total share capital of TORM A/S or the Company (as the case may be) are subject to taxation on gain and losses on the shares on a mark-to-market principle irrespective of any disposal.  Capital gains on the shares are subject to ordinary corporate income taxation of 22%, whereas losses are deductible.
If a Danish corporate shareholder elects to carry out the tax-exempt share-for-share exchange, this should be tax neutral for such Danish corporate shareholder.
Non-resident shareholders
Holders of TORM A/S A shares who are not resident in Denmark will normally not be subject to Danish taxation in connection with a disposal pursuant to the Exchange Offer. Where foreign non-resident shareholders receive cash and shares in exchange, Danish anti-avoidance rules should be observed.
Non-resident shareholders are encouraged to seek their own tax advice in relation to tax consequences from the Exchange Offer.
4.11.1.3 Tax on dividends distributed from TORM A/S to the Company after the share-for-share exchange
Under Danish law, dividends paid on shares in a Danish company to a foreign company are normally subject to dividend withholding tax of 27%. According to a bill presented by the Danish Government on 23 February 2016, the final payable Danish dividend withholding tax rate may be reduced to 22% for dividends paid after 1 July 2016.
As a starting point, dividends paid on shares in a Danish company are exempt from Danish withholding tax when (i) the foreign receiving company owns at least 10% of the Danish distributing company, (ii) the foreign receiving company is tax resident within the EU or a state which has a tax treaty with Denmark, and (iii) the Danish taxation should be reduced or eliminated in accordance with the EU Parent/Subsidiary Directive (2011/96/EU) or in accordance with a tax treaty between Denmark and the state in which the receiving company is domiciled.
In determining whether the EU Parent/Subsidiary Directive (2011/96/EU) or a tax treaty can be applied (so enabling exemption from Danish withholding taxes on dividend distributions), the Danish tax authorities consider a number of criteria, including whether the foreign receiving company is the beneficial owner of the dividends, and whether the ownership structure can be challenged based on recently introduced general anti-abuse rules.
If these conditions are not fulfilled, Danish withholding tax of 27% (potentially reduced to 22% pursuant to a bill) would be triggered on such dividend distributions
4.11.1.4 Share transfer tax and stamp duties
No Danish share transfer taxes or stamp duties are payable on a transfer of shares in TORM A/S including in connection with a disposal under the Exchange Offer.  There will be no Danish stamp duty on transfers of A shares.

4.11.2 U.K. Tax Considerations
The following statements do not constitute tax advice and are intended only as a general guide to current U.K. law and HM Revenue and Customs ("HMRC") published practice, which may not be binding on HMRC, as at the date of this document (which are both subject to change at any time, possibly with retrospective  effect). They relate only to certain limited aspects of the U.K. tax treatment of the beneficial owners of A Shares and Warrants and are intended to apply only to shareholders who are resident only in the U.K. for U.K. tax purposes (unless the context requires otherwise) and, if individuals, who are domiciled in the U.K. and to whom split-year treatment does not apply and who are and will be the absolute beneficial owners of the A Shares (otherwise than through an Individual Savings Account or a Self-Invested Personal Pension). Statements with respect to the A Shares relate only to investors who hold, and will hold, A Shares through DTC as investments (and not as securities to be realised in the course of a trade). They are not exhaustive and may not apply to certain shareholders, such as dealers in securities, broker dealers, insurance companies and collective investment schemes, shareholders who are exempt from taxation and shareholders who have (or are deemed to have) acquired A Shares by virtue of an office or employment. Such persons may be subject to special rules. This summary does not address any inheritance tax or close company considerations.
Prospective holders of A Shares or Warrants who are in any doubt as to their tax position should consult an appropriate professional adviser.
4.11.2.1 Taxation of Dividends
General
The Company is not required to make any withholding or deduction for or on account of U.K. tax in respect of dividends on A Shares, irrespective of whether the shareholder receiving the dividend is resident in or outside the U.K..
Individual Shareholders
When the Company pays a dividend to a shareholder who is an individual resident (for tax purposes) in the U.K., the shareholder will be entitled to a tax credit equal to one-ninth of the dividend received.
The dividend received plus the related tax credit, or the gross dividend, will be part of the shareholder's total income for U.K. income tax purposes and will be regarded as the top slice of that income. However, in calculating the shareholder's liability to income tax in respect of the gross dividend, the tax credit (which equates to 10% of the gross dividend) is set off against the tax chargeable on the gross dividend.
Basic Rate Taxpayers
In the case of a shareholder who is liable to income tax at the basic rate, the shareholder will be subject to tax on the gross dividend at the rate of 10%. The tax credit will, in consequence, satisfy in full the shareholder's liability to income tax on the gross dividend.

Higher Rate Taxpayers
In the case of a shareholder who is liable to income tax at the higher rate, the shareholder will be subject to tax on the gross dividend at the rate of 32.5%, to the extent that the gross dividend falls above the threshold for the higher rate of income tax but below the threshold for the additional rate of income tax when it is treated (as mentioned above) as the top slice of the shareholder's income.
This means that the tax credit will satisfy only part of the shareholder's liability to income tax on the gross dividend, so that the shareholder will have to account for income tax equal to 22.5% of the gross dividend (which equates to 25% of the dividend received). For example, a dividend of GBP 90 from the Company would represent a gross dividend of GBP 100 (after the addition of the tax credit of GBP 10 (being one-ninth of GBP 90)) and the shareholder would be required to account for income tax of GBP 22.50 on the dividend, being GBP 32.50 (i.e. 32.5% of GBP 100) less GBP 10 (the amount of the tax credit).

Additional Rate Taxpayers
In the case of a shareholder who is liable to income tax at the additional rate, the shareholder will be subject to tax on the gross dividend at the dividend additional rate of 37.5%, to the extent that the gross dividend falls above the threshold for the additional rate of income tax when it is treated (as mentioned above) as the top slice of the shareholder's income. This means that the tax credit will satisfy only part of the shareholder's liability to income tax on the gross dividend, so that the shareholder will have to account for income tax equal to 27.5% of the gross dividend (which equates to 30.56% of the dividend actually received). For example, a dividend of GBP 90 from the Company would represent a gross dividend of GBP 100 (after the addition of the tax credit of GBP 10 (being one-ninth of GBP 90)) and the shareholder would be required to account for income tax of GBP 27.50 on the dividend, being GBP 37.50 (i.e. 37.5% of GBP 100) less GBP 10 (the amount of the tax credit).
New Tax-Free Allowance
The Chancellor announced in the Summer Budget 2015 that legislation will be implemented,  taking effect from April 2016, to abolish the current dividend tax credit for individuals. It is proposed that it will be replaced with a new tax-free allowance of GBP 5,000 in dividend income per tax year. Dividend income in excess of the tax-free allowance would be taxed at the following rates:
(i)	7.5% (basic rate taxpayers);
(ii)        32.5% (higher rate taxpayers); and
(iii)        38.1% (additional rate taxpayers).
Corporate Shareholders
Shareholders within the charge to U.K. corporation tax which are "small companies" (for the purposes of U.K. taxation of dividends) will not generally expect to be subject to tax on dividends from the Company.
Other shareholders within the charge to U.K. corporation tax will not be subject to tax on dividends from the Company so long as the dividends fall within an exempt class and certain conditions are met. For example: dividends paid to a person holding less than 10% of the issued share capital of the payer (or any class of that share capital) are generally dividends that fall within an exempt class subject to the application of relevant anti-avoidance rules.
Shareholders Resident outside the U.K.
Where a shareholder resident for tax purposes outside the U.K. carries on a trade, profession or vocation in the U.K. and the dividends are a receipt of that trade or, in the case of corporation tax, A Shares are held by or for a U.K. permanent establishment through which a trade is carried on, the shareholder may be liable to U.K. tax on dividends paid by the Company.
Tax Credit
Other than as set out below, a shareholder (whether an individual or a company) who is not liable to tax on dividends from the Company will not be entitled to claim payment of the tax credit in respect of those dividends.
The right of a shareholder who is not resident (for tax purposes) in the U.K. to a tax credit in respect of a dividend received from the Company and to claim payment of any part of that tax credit will depend on the existence and terms of any double taxation convention between the U.K. and the country in which the shareholder is resident and the domestic law of that jurisdiction, although generally no such payment will be available.

4.11.2.2 Taxation of Chargeable Gains
Individual Shareholders
A disposal of A Shares may give rise to a chargeable gain (or allowable loss) for the purposes of U.K. capital gains tax, depending on the circumstances and subject to any available exemption or relief. The rate of capital gains tax is 18% for individuals who are subject to income tax at the basic rate and 28% to the extent that an individual's chargeable gains, when aggregated with his or her income chargeable to income tax, exceed the basic rate band for income tax purposes. An individual shareholder is entitled to realise an exempt amount of gains (currently GBP 11,100) in each tax year without being liable to tax.
A shareholder who is an individual and who has ceased to be resident in the U.K. for taxation purposes (or has become treated as resident outside the U.K. for the purposes of a double tax treaty (''Treaty non-resident'') for a period of five years or less (or, for departures before 6 April 2013, ceased to be resident or ordinarily resident or became Treaty non-resident for a period of less than five complete years of assessment) and who disposes of A Shares during that period may also be liable, on his or her return to the U.K., to U.K. capital gains tax on that gain, subject to any available exemptions or reliefs.
Corporate Shareholders
Where a shareholder is within the charge to corporation tax, including cases where it is not resident (for tax purposes) in the U.K., a disposal of A Shares may give rise to a chargeable gain (or allowable loss) for the purposes of U.K. corporation tax, depending on the circumstances and subject to any available exemption or relief. Indexation allowance may reduce the amount of chargeable gain that is subject to corporation tax, but may not create or increase any allowable loss.
Shareholders Resident outside the U.K.
A shareholder that is not resident in the U.K. (and, in the case of an individual, is not temporarily non-resident) for U.K. tax purposes and whose A Shares are not held in connection with carrying on a trade, profession or vocation in the U.K. generally will not be subject to U.K. tax on chargeable gains on the disposal of A Shares.
4.11.2.3 Stamp Duty and Stamp Duty Reserve Tax ("SDRT")
The comments in this section relating to stamp duty and SDRT apply whether or not a holder of A Shares or Warrants is resident or domiciled in the U.K.. Special rules may apply to holders such as market makers, brokers, dealers and intermediaries.
Holders of A Shares
Following the European Court of Justice decision in HSBC Holdings Plc and Vidacos Nominees Ltd v The Commissioners for Her Majesty's Revenue & Customs (C-569/07) and the First-tier Tax Tribunal decision in HSBC Holdings Plc and The Bank of New York Mellon Corporation v The Commissioners for Her Majesty's Revenue & Customs (TC/2009/16584), HMRC has confirmed that 1.5% SDRT is no longer payable when new shares are issued to a clearance service (such as DTC) or depositary receipt system (such as Computershare Jersey). No charge to U.K. stamp duty arises on the issue of shares.
No stamp duty should be payable on the acquisition or transfer of the beneficial ownership of A Shares held by a nominee for a person whose business is or includes the provision of clearance services where that acquisition or transfer is settled within the clearance service and there is no physical instrument of transfer. An agreement for the transfer of such A Shares should not give rise to a SDRT liability, provided that no election has been made under section 97A of the U.K. Finance Act 1986 which is applicable to such A Shares. The Company understands that no such election has been made by the DTC as respects A Shares.

An agreement to transfer depositary receipts issued by Computershare Jersey, where there is no physical instrument of transfer, should not attract a charge to U.K. stamp duty or SDRT. An agreement to transfer A Shares that are held by Computershare DR Nominees Ltd at the time the agreement is made and which is to be settled through the DTC or VP systems, and involves no physical instrument of transfer, should not give rise to a charge to U.K. stamp duty or SDRT.
A transfer, or agreement to transfer, A Shares from Computershare DR Nominees Ltd (as nominee for Computershare Jersey) to Cede & Co. (as nominee for DTC) should not attract a charge to U.K. stamp duty or SDRT.
Any instrument of transfer of A Shares that are not held by a nominee for a person whose business is or includes the provision of clearance services will generally attract stamp duty at a rate of 0.5% of the amount or value of the consideration  for the transfer (rounded up, if necessary, to the next multiple of GBP 5). No stamp duty is chargeable on an instrument transferring shares where the amount or value of the consideration is GBP 1,000 or less and it is certified on the instrument that the transaction effected by the instrument does not form part of a larger transaction or series of transactions for which the aggregate consideration exceeds GBP 1,000. An unconditional agreement for such transfer, or a conditional agreement which subsequently becomes unconditional, will also generally be liable to SDRT at the rate of 0.5% of the amount or value of the consideration for the transfer; but such liability will generally be cancelled if the agreement  is completed  by a duly stamped instrument  of transfer within six years of the date of the agreement,  or if the  agreement  was conditional, the date the agreement became unconditional.  Where stamp duty is paid, any SDRT previously paid will be repaid on the making of an appropriate claim generally with interest.
Therefore, a transfer of title in A Shares or an agreement to transfer such A Shares from within the DTC system out of the DTC system, and any subsequent transfers or agreements to transfer outside the DTC system, will generally attract a charge to U.K. stamp duty and/or U.K. SDRT at a rate of 0.5% of any consideration. Shareholders should note in particular that a redeposit of A Shares into the DTC system will generally attract U.K. stamp duty and/or U.K. SDRT at the higher rate of 1.5%.

Holders of Warrants

It is not intended that the Warrants will be issued to or held within the DTC system or any other clearance or depositary system and the comments in this section do not address the extent to which U.K. stamp duty or SDRT would potentially be payable in such circumstances.

There is a technical risk that U.K. stamp duty may be payable on issue of the Warrants (at a rate of 0.5% of the amount or value of the consideration given for the issue of the Warrants). The Company's U.K. tax advisers consider that there are good arguments that this charge should not apply but, as the potential application of the charge is not entirely certain, will engage with the U.K. tax authorities in order to clarify the position. If any stamp duty is payable on the issue of the Warrants, the Company undertakes to pay any such stamp duty to HMRC on behalf of the holders of the Warrants within the required deadline.

Any transfer of title or an agreement to transfer title in the Warrants will generally attract a charge to U.K. stamp duty and/or SDRT at a rate of 0.5% of the amount or value of the consideration for the transfer (in the case of stamp duty rounded up, if necessary, to the next multiple of GBP 5).  No stamp duty is chargeable on an instrument transferring warrants where the amount or value of the consideration is GBP 1,000 or less and it is certified on the instrument that the transaction effected by the instrument does not form part of a larger transaction or series of transactions for which the aggregate consideration exceeds GBP 1,000.  An unconditional agreement for such transfer, or a conditional agreement which subsequently becomes unconditional, will also generally be liable to SDRT at the rate of 0.5% of the amount or value of the consideration for the transfer; but such liability will be cancelled if the agreement is completed by a duly stamped instrument of transfer within six years of the date of the agreement, or if the agreement was conditional, the date the agreement became unconditional.  Where stamp duty is paid, any SDRT previously paid will be repaid on the making of an appropriate claim generally with interest.

5.	Terms and conditions of the Admission of the Admission Shares
5.1	Terms, expected timetable and restrictions
On Admission up to 68,614,132 A Shares will be admitted to trading and official listing on Nasdaq Copenhagen with ISIN Code GB00BZ3CNK81.

The Admission Shares comprise up to 68,614,131 A Shares to be issued pursuant to the Exchange Offer and any associated statutory Squeeze-out and the one existing A Share held by Njord Luxco.

The Exchange Offer is conditional upon certain matters – see Part I – 6.5 "The Exchange Offer".  The Exchange Offer is expected to open on or about 21 March 2016 and close on or about 14 April 2016 (although the Company may extend the period for acceptance by an announcement through Nasdaq Copenhagen.  Acceptances of the Exchange Offer may only be withdrawn if there has been a material change in the terms and conditions of the Exchange Offer to the detriment of accepting holders of TORM A/S A shares and Consideration Warrants.
Expected timetable of principal events for Admission and the Exchange Offer:

Publication of Prospectus	21 March 2016
Exchange Offer opens	21 March 2016
Exchange Offer closes	14 April 2016
Results of Exchange Offer announced	15 April 2016
Admission of the Admission Shares issued in connection with the Exchange Offer to trading and official listing on Nasdaq Copenhagen	19 April 2016
Transfer restrictions
The Exchange Offer is being made in the United States in reliance on, and in compliance with, Rule 14d-1(c) under the Exchange Act. The Admission Shares will be issued pursuant to an exemption from registration provided by Rule 802 of the Securities Act, which provides for an exemption for offerings in connection with an exchange offer for the securities of foreign private issuers such as the Company.  The Company will furnish to the SEC a Form CB with respect to the Exchange Offer and the issuance of the Admission Shares. The Company is not required to, and does not plan to, prepare and file with the SEC a registration statement with respect to the Exchange Offer.  The Admission Shares have not been and will not be registered under the Securities Act or under the securities laws of any jurisdiction of the United States. The Admission Shares may not be offered, pledged, sold, resold, granted, delivered, allotted or otherwise transferred, as applicable, in the United States, except in transactions that are exempt from or not subject to the registration requirements of the Securities Act and in compliance with any applicable state securities laws. The Admission does not comprise an offer or placement of A Shares in the U.S. Neither the SEC nor any United States state securities commission has approved or disapproved of the securities offered in connection with the Exchange Offer, or determined if this document is accurate or complete. Any representation to the contrary is a criminal offence.
The Restricted Shares will be subject to transfer restrictions under U.S. securities laws subject to any available exemptions.  See Part II – 4.8 "Negotiability and transferability of A Shares".
The Company is organised under the laws of England and Wales. The Exchange Offer is subject to the disclosure requirements of the U.K. and Denmark which are different from those of the United States. Financial Statements included in this document have been prepared in accordance with the IFRS as adopted by the EU and thus may not be comparable to the financial statements of U.S. companies.
It may be difficult for U.S. shareholders to enforce their rights and claims arising out of the U.S. federal securities laws, since the Company is located in a non-U.S. jurisdiction and some of all of the Company's officers and directors may be residents of countries other than the United States. The Company's U.S. shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel a foreign company and its affiliate to subject themselves to a U.S. court's judgement.

U.S. Investors should be aware that the Company may purchase securities otherwise than under the Exchange Offer, such as in open market or privately negotiated purchases.
Transfer restrictions related to member states of the European Union
In relation to each Relevant Member State, an offer to the public of any A Shares may not be made prior to the publication of a prospectus concerning A Shares which has been approved by the competent authority in such Relevant Member State or, where relevant, approved in another Relevant Member State and notified to the competent authority in such Relevant Member State, all pursuant to the Prospectus Directive, except that, an offering of A Shares may be made to the public at any time in such Relevant Member State, if the offering is made
(1)	to any qualified investor as defined in the Prospectus Directive;

(2)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or
(3)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of A Shares shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive or a supplemental prospectus pursuant to Article 16 of the Prospectus Directive. For the purposes of this provision, the expression an "offer" in relation to any of A Shares in any Relevant Member States means the communication in any form and by any means of sufficient information so as to enable an investor to decide to purchase A Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State.
5.2	Subscription ratio and allocation
Not applicable since there is no offering of securities for sale or subscription. The purpose of this document is (i) to permit the Exchange Offer to be made, (ii) to have the Admission Shares admitted to trading and official listing on Nasdaq Copenhagen and (iii) to facilitate a Squeeze-out of all remaining TORM A/S shareholders following closing of the Exchange Offer with a subsequent delisting of TORM A/S shares from Nasdaq Copenhagen.
For the basis on which the Exchange Offer is made and the exchange ratio, see Part I – 6.5 "The Exchange Offer".
5.3	Proceeds from the Admission
Not applicable since there is no offering of securities for sale or subscription. The purpose of this document is (i) to permit the Exchange Offer to be made (ii) to have the Admission Shares admitted to trading and official listing on Nasdaq Copenhagen and (iii) to facilitate a Squeeze-out of all remaining TORM A/S shareholders following closing of the Exchange Offer with a subsequent delisting of TORM A/S shares from Nasdaq Copenhagen.
5.4	Plan of distribution and advance commitments
Not applicable since there is no offering of securities for sale or subscription. The purpose of this document is (i) to permit the Exchange Offer to be made (ii) to have the Admission Shares admitted to trading and official listing on Nasdaq Copenhagen and (iii) to facilitate a Squeeze-out of all remaining TORM A/S shareholders following closing of the Exchange Offer with a subsequent delisting of TORM A/S A shares from Nasdaq Copenhagen.

6.	Admission to trading and official listing
6.1	Place of Listing
The Admission Shares issued in connection with the Exchange Offer are expected to be admitted to trading and official listing on Nasdaq Copenhagen under ISIN code GB00BZ3CNK81 on or about 19 April 2016.  The Admission Shares issued in connection with any Squeeze-out (including as a result of the exercise of any Consideration Warrants) are expected to be admitted to trading and official listing on Nasdaq Copenhagen under the same ISIN code as soon as practicable after such Admission Shares have been issued.  Approval of such admission to trading and official listing on Nasdaq Copenhagen has been obtained from Nasdaq Copenhagen, subject to completion of the Exchange Offer.
6.2	Market making agreement
The Company has not entered into any market making agreement in respect of trading on Nasdaq Copenhagen.
6.3	Stabilisation and short positions
No stabilisation measures will be taken in connection with the Admission.

7.	Selling shareholders and lock-up agreements
7.1	Shareholders that have indicated that they expect to sell their A Shares
The Exchange Offer does not involve a sale of A Shares by existing shareholders.
7.2	Lock-up agreements with the Company
There are no lock-up agreements arising from the Exchange Offer.

8.	Costs of the Exchange Offer and Admission
The estimated expenses payable by the Company in connection with the Exchange Offer and the Admission of the Admission Shares on Nasdaq Copenhagen are USD4.2m and none of those expenses are payable by TORM A/S or investors. Expenses include fees to financial advisers, to auditors, legal and other advisors as well as other expenses connected to the Exchange Offer and the Admission of the Admission Shares on Nasdaq Copenhagen.

9.	Dilution
The Exchange Offer will not result in any dilution of existing shareholders in TORM A/S save and to the extent that Consideration Warrants which are exercised would (assuming the Exchange Offer was accepted in full and all TORM A/S A shares arising on exercise of Consideration Warrants were exchanged for A Shares in a Squeeze-out) increase the Company's issued A Share capital by up to approximately 7.5%.

10.	Additional information
10.1	Advisers
Financial Adviser to the Company
Moelis & Company UK LLP
London House
10 St Pauls Churchyard
London EC4M 8AL

Auditor to the Company:
Deloitte LLP
2 New Street Square
London
 EC4A 3BZ
Reporting Accountants to the Company and auditor to TORM A/S:
Deloitte Statsautoriseret Revionspartnerselskab
Weidekampsgade 6
2300 Copenhagen S
 Denmark
English legal counsel to the Company:
Akin Gump LLP
41 Lothbury
 London EC2R 7HF

US legal counsel to the Company:
Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
USA

Danish legal counsel to the Company:
Gorrissen Federspiel
H.C. Andersens Boulevard 12,
1553 Copenhagen V
 Denmark
10.2	Availability of this document
This document may, with certain exceptions, including the prohibition on access by persons located in the United States and certain other jurisdictions, be downloaded from the Company's website: www.torm-plc.com. Information contained on the website does not constitute part of this document.
In certain jurisdictions, the distribution of this document and the marketing of A Shares may be restricted by law. This document does not constitute an offer or an invitation to purchase or subscribe for A Shares in any jurisdiction. Persons into whose possession this document comes are required to inform themselves about and to observe any such restrictions.

III.	Part F – Financial information
1.	Introduction to financial information
Part III - F includes a description of the information which has been incorporated by reference into this document (see Part III - F - 2. "Information incorporated by reference" below), the audited financial statements of the Company for the period ended 31 December 2015 (see Part III - F – 3. "TORM plc financial statements for the period ended 31 December 2015" below), the audited consolidated financial statements of Njord for FY2013 and FY2014 (see Part III – F - 4. "Consolidated financial statements of Njord for 2013 and 2014" below) and unaudited pro forma financial information for the period 1 January 2015 - 31 December 2015 for TORM A/S and Njord (see Part III - F - 5. "Unaudited consolidated pro forma financial information for TORM A/S and Njord" below).
2.	Information incorporated by reference
Pursuant to item 20.1 of Annex I to Appendix 3 of the UK Prospectus Rules and to item 20.1 of Appendix I to Commission Regulation (EC) No. 809/2004 of 29 April 2004 implementing the Prospectus Directive as regards information contained in prospectuses as well as the format, incorporation by reference and publication of such prospectuses and dissemination of advertisements (the "Prospectus Regulation"), this document must contain audited historical financial information covering the latest three financial years.
Pursuant to paragraph 2.4.6 of the UK Prospectus Rules and article 28 of the Prospectus Regulation, the information referred to below will be incorporated in this document by reference to the Group's website: www.torm.com. Other than the stated information, the contents of that website do not form part of the Prospectus.
Direct and indirect references in the reports to other documents or websites are not incorporated in this document. The reports speak only as of the date of their respective publications and have not been updated and in some cases they have been superseded by the information in this document.
Potential investors should assume that the information in this document as well as the information that the Company incorporates by reference is accurate as of the dates of the respective documents only. The Group's businesses, financial positions, cash flows and results of operations may have changed since those dates.
Potential investors are encouraged to read the information incorporated in this document by reference in conjunction with the cautionary statements "Forward-looking statements" and "Risk factors".
The below table of cross references refers to information in the annual reports of TORM A/S (as a continuation of Njord) for the financial year ended 31 December 2015 with comparative figures for the year ended 31 December 2014, and of TORM A/S (before the contribution of Njord) for the financial years ended 31 December 2013 and 2014 as released through Nasdaq Copenhagen, which are available at the Group's website: www.torm.com.
The annual reports comprise audited consolidated and parent company financial statements for the financial years stated.
The table of cross references also refers to information in the unaudited interim consolidated financial statements for the six month period ended 30 June 2015 with comparative figures for the six months ended 30 June 2014 (second quarter report) of TORM A/S (before the contribution of Njord) as released through Nasdaq Copenhagen, which are available at the Group's website: www.torm.com.

Table 47: Cross References
TORM A/S (before the contribution of Njord) – Second quarter report 2015
Statement by the Board of Directors and Executive Management for Q2 2015	p. 11
Consolidated income statement for Q2 2015	p. 12
Consolidated quarterly income statement for Q2 2015	p. 13
Consolidated statement of comprehensive income for Q2 2015	p. 14
Consolidated balance sheet – Assets for Q2 2015	p. 15
Consolidated balance sheet – Equity and liabilities for Q2 2015	p. 16
Consolidated statement of changes in equity for Q2 2015	p. 17
Consolidated statement of cash flow for Q2 2015	p. 18
Consolidated quarterly statement of cash flow for Q2 2015	p. 19
Notes to the first quarter report for Q2 2015	pp. 20-22

TORM A/S (as a continuation of Njord) – Annual report 2015
Statement by Management for 2015	p. 86
Independent auditor's reports for 2015	p. 87
Consolidated income statement for 2015	p. 48
Consolidated statement of comprehensive income for 2015	p. 49
Consolidated balance sheet at 31 December 2015	p. 50
Consolidated statement of changes in equity for 2015	p. 52
Consolidated cash flow statement for 2015	p. 53
Notes to the consolidated financial statements for 2015	pp. 54-85

TORM A/S (before the contribution of Njord) – Annual report 2014
Statement by Management for 2014	p. 80
Independent auditor's report for 2014	p. 81
Consolidated income statement for 2014	p. 44
Consolidated statement of comprehensive income for 2014	p. 45
Consolidated balance sheet at 31 December 2014	pp. 46-47
Consolidated statement of changes in equity for 2014	p. 48
Consolidated cash flow statement for 2014	p. 49
Notes to the consolidated financial statements for 2014	pp. 50-79

TORM A/S (before the contribution of Njord) – Annual report 2013
Statement by Management for 2013	p. 84
Independent auditor's report for 2013	p. 85
Consolidated income statement for 2013	p. 44
Consolidated statement of comprehensive income for 2013	p. 45
Consolidated balance sheet at 31 December 2013	pp. 46-47
Consolidated statement of changes in equity for 2013	p. 48
Consolidated cash flow statement for 2013	p. 49
Notes to the consolidated financial statements for 2013	pp. 50-83

3.	TORM plc financial statements for the period ended 31 December 2015
3.1	Statement by the Directors on the financial statements for the period ended 31 December 2015
The Directors are responsible for preparing the Annual Report and the financial statements in accordance with applicable law and regulations.
U.K. company law requires the Directors to prepare financial statements for each financial year. Under that law the Directors have elected to prepare the financial statements in accordance with International Financial Reporting Standards ("IFRSs") as adopted by the European Union. Under U.K. company law the Directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the Company and of the profit or loss of the company for that period. In preparing these financial statements, International Accounting Standard 1 requires that Directors:
•	properly select and apply accounting policies;
•	present information, including accounting policies, in a manner that provides relevant, reliable, comparable and understandable information;
•	provide additional disclosures when compliance with the specific requirements in IFRSs are insufficient to enable users to understand the impact of particular transactions, other events and conditions on the entity's financial position and financial performance; and
•	make an assessment of the Company's ability to continue as a going concern.
The Directors are responsible for keeping adequate accounting records that are sufficient to show and explain the Company's transactions and disclose with reasonable accuracy at any time the financial position of the Company and enable them to ensure that the financial statements comply with the Companies Act 2006. They are also responsible for safeguarding the assets of the Company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.
The Directors are responsible for the maintenance and integrity of the corporate and financial information included on the Company's website. Legislation in the United Kingdom governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.
The Directors confirm that, to the best of their knowledge:
•	the Company's financial statements, which have been prepared in accordance with IFRSs as adopted by the EU, give a true and fair view of the assets, liabilities, financial position and profit of the Company; and
•	the directors' report includes a fair review of the development and performance of the business and the position of the Company, together with a description of the principal risks and uncertainties that it faces.
3.2	Independent auditor's report on TORM plc
We have audited the financial statements of TORM plc for the period from incorporation on 12 October 2015 to 31 December 2015 which comprise the Statement of Comprehensive Income, the Statement of Financial Position, Statement of Changes in Equity, and the related notes 1 to 12. The financial reporting framework that has been applied in their preparation is applicable law and International Financial Reporting Standards (IFRSs) as adopted by the European Union.
This report is made solely to the Company's members, as a body, in accordance with Chapter 3 of Part 16 of the Companies Act 2006. Our audit work has been undertaken so that we might state to the Company's members those matters we are required to state to them in an auditor's report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Company and the Company's members as a body, for our audit work, for this report, or for the opinions we have formed.

Respective responsibilities of Directors and auditor
As explained more fully in the Directors' Responsibilities Statement, the Directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view.  Our responsibility is to audit and express an opinion on the financial statements in accordance with applicable law and International Standards on Auditing (UK and Ireland). Those standards require us to comply with the Auditing Practices Board's Ethical Standards for Auditors.
Scope of the audit of the financial statements
An audit involves obtaining evidence about the amounts and disclosures in the financial statements sufficient to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or error. This includes an assessment of: whether the accounting policies are appropriate to the Company's circumstances and have been consistently applied and adequately disclosed; the reasonableness of significant accounting estimates made by the Directors; and the overall presentation of the financial statements. In addition, we read all the financial and non-financial information in the annual report to identify material inconsistencies with the audited financial statements and to identify any information that is apparently materially incorrect based on, or materially inconsistent with, the knowledge acquired by us in the course of performing the audit. If we become aware of any apparent material misstatements or inconsistencies, we consider the implications for our report.
Opinion on financial statements
In our opinion the financial statements:
•	give a true and fair view of the state of the Company's affairs as at 31 December 2015, and of its loss for the period then ended;
•	have been properly prepared in accordance with IFRSs as adopted by the European Union; and
•	have been prepared in accordance with the requirements of the Companies Act 2006.
Opinion on other matter prescribed by the Companies Act 2006
In our opinion, based on the work undertaken in the course of the audit, the information given in the Strategic Report and the Directors' Report for the financial year for which the financial statements are prepared is consistent with the financial statements.
In the light of the knowledge and understanding of the Company and its environment obtained in the course of the audit, we have not identified any material misstatements in the Strategic Report and the Directors' Report.
Matters on which we are required to report by exception
We have nothing to report in respect of the following matters where the Companies Act 2006 requires us to report if, in our opinion:
•	adequate accounting records have not been kept, or returns adequate for our audit have not been received from branches not visited by us; or
•	the financial statements are not in agreement with the accounting records and returns; or
•	certain disclosures of Directors' remuneration specified by law are not made; or
•	we have not received all the information and explanations we require for our audit.
David Paterson (Senior Statutory Auditor)
for and on behalf of Deloitte LLP
Chartered Accountants and Statutory Auditor
London, United Kingdom

8 March 2016
Note of clarification regarding the Independent Auditor's Report on TORM plc: We note that for the purposes of the Prospectus the Strategic Report and Directors Report for TORM plc have not been included in this Prospectus.

3.3	Financial Statements of TORM plc for the Financial period ended 31 December 2015
Statement of Comprehensive Income
 For the financial period 12 October 2015 to 31 December 2015
	Note	31.12.2015
		US$

Operating expenses		(1,096,605)

Operating loss	3	(1,096,605)
Loss before taxation	4	(1,096,605)

Income tax expense		–

Loss for the financial period		(1,096,605)

Other comprehensive income for the financial period, net of tax		–

Total comprehensive loss for the financial period		(1,096,605)

The Company did not enter into any cash transactions during the period and accordingly no cash flow statement has been presented within these financial statements.
The Company was incorporated on 12 October 2015, therefore these are its first financial statements and no comparative information is available.

Statement of Financial Position
 As at 31 December 2015
	Note	2015
		US$

ASSETS

Current assets	5	1,378,940
Prepaid assets	6	286,349
Other receivables

		1,665,289

Total assets		1,665,289

EQUITY AND LIABILITIES

Current liabilities
Other payables	7	2,732,281
Intercompany loan payable	8	29,610

Total Liabilities		2,761,891

Equity attributable to owner of the Company

Share capital	9	3
Accumulated losses		(1,096,605)

Total equity		(1,096,602)

Total equity and liabilities		1,665,289

The financial statements of TORM plc (registered no. 9818726) as at 31 December 2015 were approved by the Board of Directors on 8 March 2016 and signed on its behalf by:

Jacob Meldgaard
 Director

Statement of Changes in Equity
 For the financial period from 12 October 2015 to 31 December 2015
	Note	Share capital	Accumulated deficit	Total
		US$	US$	US$

Balance 12 October 2015 (date of incorporation)	1	3	-	-

Loss for the financial period		-	(1,096,605)	(1,096,605)

Total comprehensive loss for the financial period		-	(1,096,605)	(1,096,605)

Closing balance at 31 December 2015		-	(1,096,605)	(1,096,605)

1.	Corporate information
TORM plc (the "Company") is a public limited liability company. It was a private limited company for the financial period ended 31 December 2015 and re-registered as a public limited company on 20 January 2016.
The registered office of the Company is located at 27 Old Gloucester Street, London WCIN 3AX, United Kingdom.
The Company was incorporated on 12 October 2015, therefore these are its first financial statement and no comparative information is available.
2.	Significant accounting policies
Basis of preparation
The financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU.
The financial statements are presented in United States Dollars ("USD" or "US$"), and have been prepared on the historical cost basis except as disclosed in the accounting policies below.
Going Concern
The Companies forecasts and projections, taking into account reasonably possible changes in performance and the impact of the risks and uncertainties outlined below, indicate it is appropriate to adopt the going concern basis in preparing these financial statements. The directors have reasonable expectation that the Company has adequate liquid resources to continue in operational existence for the foreseeable future. Thus the Company adopts the going concern basis in preparing the financial statements.
International financial reporting standards
At the date of authorisation of these financial statements, the Company has not applied the following new and revised IFRSs that have been issued but are not yet effective and in some cases had not yet been adopted by the EU:
IAS 19 (amendments)	Defined Benefit Plans: Employee Contributions
Annual Improvements to IFRSs: 2010-2012
Amendments to : IFRS2: Share-based Payments, IFRS 3 Business Combinations, IFRS 8 Operating Segments, IFRS 13 Fair Value Measurement, IAS 16 Property, Plant and Equipment, IAS 24 Related Party Disclosures and IAS 38 Intangible Assets.

IFRS 9	Financial Instruments
IFRS 16	Leases
IFRS 15	Revenue from Contracts with Customers
IFRS 11 (amendments)	Accounting for Acquisitions of Interests in Joint Operations
IAS 1 (amendments)	Disclosure Initiative
IAS 12 (amendments)	Recognition of Deferred Tax Assets for Unrealised Losses
IAS 16 and IAS 38 (amendments)	Clarification of Acceptable Methods of Depreciation and Amortisation
IAS 16 and IAS 41 (amendments)	Agriculture: Bearer Plants
IAS 27 (amendments)	Equity Method in Separate Financial Statements
IFRS 10 and IAS 28 (amendments)	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture
IFRS 10, IFRS 12 and IAS 28 (amendments)	Investment Entities: Applying the Consolidation Exemption
Annual Improvements to IFRSs: 2012-2014 Cycle	Amendments to: IFRS 5 Non-current Assets Held for Sale and Discontinued Operations, IFRS 7 Financial Instruments: Disclosures, IAS 19 Employee Benefits and IAS 34 Interim Financial Reporting

The Directors do not expect that the adoption of the Standards listed above will have a material impact on the financial statements in future periods, except that IFRS 9 will impact both the measurement and disclosures of financial instruments. Beyond the information above, it is not practicable to provide a reasonable estimate of the effect of IFRS 9 until a detailed review has been completed.
2.1	Functional and foreign currency
The Company's financial statements are presented in United States Dollars, which is assessed to be the functional currency of the Company.
Transactions and balances
Transactions in foreign currencies are measured in the functional currency of the Company and are recorded on initial recognition in the functional currency at exchange rates approximating those ruling at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange ruling at the end of the reporting period. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was measured.
Exchange differences arising on the settlement of monetary items or on translating monetary items at the end of the reporting period are recognised in the profit or loss.
2.2	Financial instruments
Financial assets and financial liabilities are recognised on the Company's Statement of Financial Position when the Company becomes a party to the contractual provisions of the instrument.
Trade and other receivables
Trade and other receivables are measured on initial recognition at fair values, and are subsequently measured at amortised cost using the effective interest method.
A provision for impairment of trade receivables is established when there is no objective evidence that the Company will be able to collect all amounts due according to the original terms. The Company considers factors such as default or delinquency in payment, significant financial difficulties of the debtor and the probability that the debtor will enter bankruptcy in deciding whether the trade receivable is impaired.
The amount of any provision is recognised in the Statement of Comprehensive Income. The Company does not generally charge interest on past-due accounts unless the accounts are subject to legal action. Accounts are written off as uncollectible when all reasonable collection efforts have failed.
Interest-bearing borrowings
Interest-bearing borrowings are recognised at fair value, being proceeds received less any attributable transaction costs and are subsequently measured at amortised cost, using the effective interest rate method.
Borrowings are classified as current liabilities unless the Company has an unconditional right to defer settlement of the liability for at least twelve months after the reporting date.
Equity instruments
An equity instrument is any contract that evidences a residual interest in the assets of the Company after deducting all of its liabilities. Equity instruments issued by the Company are recorded at the proceeds received, net of direct issue costs.

2.3	Taxation
The tax expense represents the sum of the tax currently payable and deferred tax.
Current tax
The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the Statement of Comprehensive Income because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Company's liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.
Deferred tax
Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from the initial recognition of goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.
Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries and associates, and interests in joint ventures, except where the group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments and interests are only recognised to the extent that it is probable that there will be sufficient taxable profits against which to utilise the benefits of the temporary differences and they are expected to reverse in the foreseeable future.
The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.
Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised based on tax laws and rates that have been enacted or substantively enacted at the balance sheet date. Deferred tax is charged or credited in the Statement of Comprehensive Income, except when it relates to items charged or credited in other comprehensive income, in which case the deferred tax is also dealt with in other comprehensive income.
The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Company expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.
Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.
2.4	Significant accounting judgments and estimates
The preparation of the Company's financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities at the end of each reporting period. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in the future periods.

Judgments made in applying accounting policies
In the process of applying the Company's accounting policies, management has not made any judgments, apart from those involving estimations, which have the most significant effect on the amounts recognised in the financial statements.
3.	Operating loss
The following items have been included in arriving at the operating loss:
31.12.2015
US$

Fees payable to the Company's auditor for the audit of the Company's financial statements	7,403

Fess payable to the Company's auditor for other audit related services	5,922

The Company did not have any employees other than its Directors during the period. The Directors did not receive any remuneration for services provided to the Company during the period.
4.	Income tax expense
The reconciliation between tax expense and the product of accounting profit before tax multiplied by the applicable corporate tax rate for the financial period ended 31 December is as follows:
31.12.2015
US$

Loss before taxation	(1,096,605)

Tax at applicable corporate tax rate of 20%	(219,321)
Adjustment:
Deferred tax assets not recognised	219,321

Income tax expense recognised in the statement of comprehensive income	-

5.	Prepaid assets
31.12.2015
US$

Prepayments	1,378,940

Prepaid assets represents costs incurred in relation to the proposed equity offering that is expected to take place in 2016.

6.	Other receivables
31.12.2015
US$

Other receivables	286,349

7.	Other payables
31.12.2015
US$

Accruals	2,732,281

8.	Related party
The Company has the following assets and liabilities arising from transactions with related parties which have been included in the Statement of Financial Position
31.12.2015
US$
Current assets
Due from shareholders	3

Current liabilities
Intercompany loan	29,610

The amounts due from shareholders refer to the share capital that as of 31 December 2015 remains unpaid.
The intercompany loan is owed to TORM Singapore pte. On 14 December 2015 the Company entered into a US$5,000,000 loan facility agreement with TORM Singapore pte which bears interest at 2% pa. As of 31 December 2015, the Company has drawn $29,610 from this facility.
9.	Share Capital
Allotted	31 December 2015
	No	US$

Issued ordinary shares of GBP £1	2	3

The Company has one class of ordinary shares.

10.	Financial Instruments
The Company manages its funding and capital resources to ensure the Company's ability to continue as a going concern whilst maximising the return to the shareholders through optimisation of the balance between debt and equity finance. The Company does not currently have any specific gearing target and is not subject to externally imposed capital requirements.
Financial liabilities measures at amortised cost
31.12.2015
US$
Other payables	2,732,281
Intercompany loan (Note 8)	29,610
Total financial liabilities	2,761,891

The carrying value of the financial assets and the financial liabilities is materially similar to their fair value.
Financial risk management objectives
The Company's operations expose it to a variety of financial risks including liquidity risk, interest rate risk and credit risk. Given the size of the Company, the Directors have retained responsibility for monitoring financial risk management.
Interest rate risk
The Company's activities expose it to the financial risks of changes in interest rates. The Company has a loan agreement with a fixed rate of 2% repayable on 30 June 2016.
Credit risk
Credit risk is the potential exposure of the Company to loss in the event a counterparty fails to meet its obligations.
The Directors do not consider credit risk to be material due to the Company not having any financial assets as of 31 December 2015.
Liquidity risk
Liquidity risk is the risk that an entity will encounter difficulty in raising funds to meet commitments associated with its operating activities.
Based on internal projections that take into account reasonably possible changes in the Company's performance, the Company has adequate financial resources to continue in operation for a period of at least twelve months from the date of approval of these financial statements. Accordingly, the Company continues to adopt the going concern basis in preparing its financial statements. Further details in respect of this area are provided in the "going concern" section in note 2.
11.	Ultimate controlling party
In the opinion of the Director's the Company's controlling party is Oaktree OPPS Fund IX LP, a fund incorporated in the Cayman Islands, whose General Partner is Oaktree Opportunities Fund IX GP Ltd. The largest group in which the Company is consolidated is Oaktree OPPS Fund IX LP, and the smallest group in in which the Company is consolidated is OCM Njord Holdings S.á.r.l.
12.	Post balance sheet events
There were no significant post balance sheet events that occurred after 31 December 2015.

4.	Consolidated financial statements of Njord for 2013 and 2014
4.1	Statement by the Board of Directors on the Consolidated Financial Statements of OCM (Gibraltar) Njord Midco Ltd as at and for the Financial Years Ended 31 December 2013 and 2014
The board of directors of OCM (Gibraltar) Njord Midco Limited has today considered and approved the consolidated financial statements of OCM (Gibraltar) Njord Midco Ltd including its subsidiaries ("Njord Group"). The consolidated financial statements comprise the statement of comprehensive income, balance sheet, statement of changes in equity, cash flow statement and notes, including the accounting policies for the Njord Group as at 31 December 2013 and 2014.
The consolidated financial statements are prepared in accordance with International Financial Reporting Standards as adopted by the European Union.
In our opinion, the consolidated financial statements give a true and fair view of the Njord Group's development and results for the year.
23 November 2015
Board of directors

Cheam Directors Limited	Mads Peter Zacho

4.2	Independent auditor's report
To the shareholder of OCM (Gibraltar) Njord Midco Ltd
Report on the consolidated financial statements
We have audited the consolidated financial statements of OCM (Gibraltar) Njord Midco Ltd including its subsidiaries ("Njord Group") for the financial period 30 April 2013 - 31 December 2013 and the financial year 1 January 2014 - 31 December 2014, which comprise the statement of comprehensive income, balance sheet, statement of changes in equity, cash flow statement and notes, including the accounting policies, for the Njord Group. The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union.
Management's responsibility for the consolidated financial statements
Management is responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with International Financial Reporting Standards as adopted by the European Union and for such internal control as Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor's responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing and additional requirements under Danish audit regulation. This requires that we comply with ethical requirements, and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgement, including the assessment of the risks of material misstatements of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation of consolidated financial statements that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by Management, as well as the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Our audit has not resulted in any qualification.
Opinion
In our opinion, the consolidated financial statements give a true and fair view of the Njord Group's financial position at 31 December 2013 and 2014, and of the results of their operations and cash flows for the financial period 30 April 2013 - 31 December 2013 and for the financial year 1 January 2014 - 31 December 2014 are in accordance with International Financial Reporting Standards as adopted by the European Union.
Copenhagen, 23 November 2015
Deloitte
Statsautoriseret Revisionspartnerselskab
Sumit Sudan
 State Authorised Public Accountant

4.3	Consolidated Financial Statements of Njord for 2013 and 2014
OCM (GIBRALTAR) NJORD MIDCO LTD
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For The Years Ended 31 December 2013 and 2014
 (Expressed in USDm)
	Note	2013 *	2014
Revenue		23.2	179.9
Port expenses, bunkers and commissions		(12.0)	(81.2)
Operating expenses		(5.6)	(50.3)
Administrative expenses	3	(0.5)	(1.0)
Other operating expenses		(0.4)	(6.5)
Depreciation		(3.0)	(24.8)

Operating profit		1.7	16.1

Financial expenses	5	-	(3.5)

Profit before income tax		1.7	12.6

Tax expenses

Net profit for the year		1.7	12.6

Total comprehensive income for the year		1.7	12.6

Earnings per share (USD)	16	0.2	0.4
Diluted earnings per share (USD)	16	0.2	0.4

* For the period 30 April 2013 to 31 December 2013
The accompanying notes are an integral part of these financial statements.

OCM (GIBRALTAR) NJORD MIDCO LTD
CONSOLIDATED BALANCE SHEETS
As of 31 December 2013 and 2014
 (Expressed in USDm)
	Note	2013	2014
ASSETS

NON-CURRENT ASSETS
Tangible fixed assets
Vessels and capitalised dry-docking		183.7	502.2
Prepayments on vessels		-	34.7
Total tangible fixed assets	4	183.7	536.9

CURRENT ASSETS
Bunkers		4.5	13.3
Freight receivables	6	8.4	35.2
Other receivables	6	0.4	0.7
Prepayments		3.2	1.7
Cash and cash equivalents		1.6	38.1
Total current assets		18.1	89.0

Total assets		201.8	625.9

EQUITY AND LIABILITIES

LIABILITIES

NON-CURRENT LIABILITIES
Bank loans	12	-	125.3
Total non-current liabilities		-	125.3

CURRENT LIABILITIES
Trade payables	9	-	11.9
Other liabilities	9	0.5	1.4
Bank loans	11, 12	-	16.2
Deferred income		-	1.6
Total current liabilities		0.5	31.1

Total liabilities		0.5	156.4

EQUITY
Share capital	7	88.0	88.0
Retained earnings		113.3	381.5
Total equity		201.3	469.5

Total equity and liabilities		201.8	625.9

The accompanying notes are an integral part of these financial statements.

OCM (GIBRALTAR) NJORD MIDCO LTD
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
As of 31 December 2013 and 2014
 (Expressed in USDm)
	Issued capital*	Other reserves	Retained earnings	Total equity

Equity at 30 April 2013 (Date of incorporation)*	0.0	-	-	-
Effect on 30 April 2013 of the reverse business combination	88.0	-	(88.0)	0.0
Changes in equity 2013
Transactions with owners of Njord
Contribution to other reserves	-		199.6	199.6
Total comprehensive income
Profit and total comprehensive income	-	-	1.7	1.7
Total changes in equity 2013	-	-	201.3	201.3

Equity at 31 December 2013*	88.0	-	113.3	201.3

Changes in equity 2014
Transactions with owners of Njord
Contribution to other reserves	-	-	256.7	256.7
Total comprehensive income
Profit and total comprehensive income	-	-	12.6	12.6
Dividend paid			(1.1)	(1.1)
Total changes in equity 2014	-	-	268.2	268.2

Equity at 31 December 2014*	88.0	-	381.5	469.5

*Issued Capital was USD16,340 at 30 April 2013 and 31 December 2013 and 2014. Issued capital has been adjusted to reflect the nominal capital of TORM A/S as a result of the reverse business combination. Please refer to note 7.

The accompanying notes are an integral part of these financial statements.

OCM (GIBRALTAR) NJORD MIDCO LTD
CONSOLIDATED STATEMENTS OF CASH FLOW
For The Years Ended 31 December 2013 and 2014
 (Expressed in USDm)
	Note	2013	2014
CASH FLOW (USED IN)/FROM OPERATING ACTIVITIES
Net profit for the period		1.7	12.6

Depreciation		3.0	24.8
Finance expenses		-	0.2

Changes in bunkers, receivables and payables	14	(15.9)	(20.2)

Net cash flow (used in)/from operating activities		(11.2)	17.4

CASH FLOW USED IN INVESTING ACTIVITIES
Investment in tangible fixed assets	4	(186.8)	(378.0)
Net cash flow used in investing activities		(186.8)	(378.0)

CASH FLOW FROM FINANCING ACTIVITIES
Bank loans		-	141.5
Shareholders' equity contributions		199.6	256.7
Dividends paid		-	(1.1)

Net cash flow from financing activities		199.6	397.1

Net change in cash and cash equivalents		1.6	36.5

Cash and cash equivalents, at 30 April/1 January		-	1.6

Cash and cash equivalents, at 31 December		1.6	38.1

*For the period 30 April 2013 to 31 December 2013

The accompanying notes are an integral part of these financial statements.

OCM (GIBRALTAR) NJORD MIDCO LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2013 AND 2014
Corporate information
Prior to the contribution described below, the reporting entity consisted of OCM (Gibraltar) Njord Midco Ltd ('Njord') and its subsidiaries (together the 'Njord Group'), which was a shipping group with a portfolio of vessels registered in Singapore and another portfolio of vessels registered in the Marshall Islands. The Njord Group invested in product tankers, engaged a business partner to operate them and collected revenue from the rental of the vessels.
Njord was a limited company incorporated on 30 April 2013 for an unlimited duration and registered in Gibraltar under 109714. Prior to the contribution Njord had its registered office at 57/63 Line Wall Road, Gibraltar.
In April 2013, Njord Group acquired eight vessels, of which five vessels were acquired from TORM A/S. These eight vessels represent Njord Group's initial operating vessels. The eight vessels acquired were delivered in the period from May to November 2013. In 2014, Njord acquired an additional 17 vessels from TORM A/S, which were delivered in the period from March to June 2014. In addition, Njord Group entered into six newbuilding agreements in the latter part of 2013 on which instalment payments began in 2014. 22 of the 25 vessels were placed under technical and commercial management in TORM A/S. The revenue through shipping activities was conducted through a revenue sharing scheme (pool) with TORM A/S and with TORM A/S as commercial manager.
The object of Njord Group was the acquisition of participations, in Gibraltar or abroad, in any companies or enterprises in any form whatsoever and the management of such participations. Njord may in particular acquire by subscription, purchase, and exchange or in any other manner any stock, shares and other participation securities, bonds, debentures, certificates of deposit and other debt instruments and more generally any securities and financial instruments issued by any public or private entity whatsoever. It may participate in the creation, development, management and control of any company or enterprise. It may further invest in the acquisition and management of a portfolio of patents or other intellectual property rights of any nature or origin whatsoever.
Until 13 July 2015 Njord was owned by OCM Njord Holdings S.à r.l. ("Njord Luxco"), which was controlled by OCM Luxembourg OPPS VIIIB S.à.r.l., OCM Luxembourg IX S.à.r.l, and OCM Luxembourg OPPS IX (PARALLEL 2) S.à.r.l. which are owned by funds managed by Oaktree Capital Management.
On 13 July 2015 Njord Luxco contributed its shares in Njord into TORM A/S in exchange for a controlling interest in TORM A/S. Subsequent to the contribution in the financial statements of TORM A/S the contribution has been accounted for as a reverse acquisition in accordance with IFRS 3, "Business Combinations", which means that, for financial reporting purposes, Njord is considered the accounting acquirer and the continuing reporting entity. Because of the reverse acquisition in 2015 the share capital and the calculation of earnings per share in these financial statements has been retrospectively adjusted to reflect the structure of the shares in TORM A/S.
Before the contribution Njord Group owned, and operated, MR and LR2 size vessels primarily engaged in the transportation of refined oil products such as gasoline, jet fuel, and naphtha and gas oil. The LR2 tankers of approximately 100,000 to 105,000 dwt primarily transport naphtha between the Arabian Gulf and Japan and other East Asian countries. The MR product tankers of approximately 40,000 to 50,000 dwt operate in the above mentioned areas and in the U.S., Africa, Europe and the Caribbean.

NOTE 1 - ACCOUNTING POLICIES, CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS
The financial statements have been prepared in accordance with the International Financial Reporting Standards (IFRS) adopted by the European Union.
Njord has elected to present a single statement of comprehensive income and presents its expenses by nature.
The consolidated financial statements have been prepared on a going concern basis, applying a historical cost convention.
ADOPTION OF NEW OR AMENDED IFRSs
Njord has implemented the following interpretations in the financial statements for 2014:
IFRS 10 "Consolidated Financial Statements", IFRS 11 "Joint Arrangements", IFRS 12 "Disclosure of Interests in Other Entities", IAS 27 "Separate Financial Statements (as revised in 2011)", IAS 28 "Investments in Associates and Joint Ventures (as revised in 2011)" and Amendments to IFRS 10, IFRS 12 and IAS 27 for "Investments Entities".
Implementation of these standards did not have any effect on the accounting policies.
Moreover, Njord has implemented the minor changes to:
IAS 32 "Financial Instruments : Presentation" - Amendments relating to the offsetting of assets and liabilities
IAS 36 "Impairment of Assets" - Amendments arising from Recoverable Amount Disclosures for Non-Financial Assets
IAS 39 "Financial Instruments: Recognition and Measurement" - Amendments for novations of derivatives
The implementation of the amendments did not affect Njord Group's accounting policies.
ACCOUNTING STANDARDS AND AMENDMENTS ISSUED BUT NOT YET EFFECTIVE
New and revised standards that are effective for annual periods beginning on or after 1 January 2014:
A number of new standards and amendments to standards and interpretations are effective for annual periods beginning after 1 January 2014, and have not been applied in preparing these consolidated financial statements. None of these are expected to have a significant effect on the consolidated financial statements of the Njord Group, except the following set out below that potentially could have effect:
IFRS 9, 'Financial instruments', the standard and subsequent amendments will substantially change the classification and measurement of financial instruments and hedging requirements. IASB has tentatively decided that the mandatory effective date of the standard will be no earlier than annual periods beginning on or after 1 January 2018.
IFRS 15 "Revenue from Contracts with Customers": IFRS 15 specifies how and when an IFRS reporter will recognise revenue as well as requiring such entities to provide users of financial statements with more informative, relevant disclosures. The standard provides a single, principles based five-step model to be applied to all contracts with customers.
This standard will become effective for annual periods beginning on or after 1 January 2018.
There are no other IFRSs or IFRIC interpretations that are not yet effective that would be expected to have a material impact on the Njord Group.
The impact on the consolidated financial statements has not yet been determined on a sufficiently reliable basis.

KEY ACCOUNTING POLICIES
The Management considers the following to be the most important accounting policies for Njord Group.
Participation in revenue share scheme (pool)
Njord Group generates its revenue from shipping activities, which until 30 September 2014 were conducted through a revenue sharing scheme (pool) with TORM A/S and with TORM A/S as commercial manager after 30 September 2014. The revenue sharing scheme was considered a joint operation of the commercial employment of the vessels, which is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the assets and liabilities relating to the arrangement. Joint control is considered to be the contractually agreed sharing of control of the arrangement, where the decisions for the relevant activities require unanimous consent from the partners in the arrangement.
The manager of a pool has the responsibility for the commercial management of the participating vessels, including the marketing, chartering, operation and bunker (fuel oil) purchase of the vessels. The pool participants remain responsible for all other costs including the financing, insurance, manning and technical management of their vessels. The earnings of all of the vessels are aggregated and divided according to the relative performance capabilities of the vessel and the actual earning days each vessel is available.
Total pool revenue is generated from each vessel participating in the pool in which the vessel participates and is based on either voyage or time charter parties. The pool measures revenues based on the contractual rates and the duration of each voyage, and net revenue is recognised upon delivery of services in accordance with the terms and conditions of the charter parties.
Njord Group's share of the income in the pool was primarily dependent on the number of days Njord's vessel has been available for the pool in relation to the total available pool earning days during the period.
Vessel and capitalised dry-docking
Vessel
Njord Group owns a fleet of LR2 and MR tanker vessels. The vessels are measured at cost less accumulated depreciation and accumulated impairment losses. Cost comprises of acquisition cost only. All major components of vessel except for dry-docking costs are depreciated on a straight-line basis to the estimated residual value over their estimated useful lives, estimated to be 25 years. Njord Group considers that a 25-year depreciable life is consistent with that used by other ship-owners with comparable tonnage. Depreciation is based on cost less the estimated residual value. Residual value is estimated as the lightweight tonnage of each vessel multiplied by scrap value per ton.
The useful life and the residual value of the vessel is reviewed at least at each financial year-end based on market conditions, regulatory requirements and Njord Group's business plans. Njord Group also evaluates the carrying amounts to determine if events have occurred that indicate impairment and would require a modification of their carrying amounts.
Dry-docking
Approximately every 30 and 60 months depending on the nature of work and external requirements, the vessels are required to undergo planned dry-dockings for replacement of certain components, major repairs and maintenance of other components, which cannot be carried out while the vessels are operating. These dry- docking costs are capitalised and depreciated on a straight-line basis over the estimated period until the next dry-docking. The residual value of such components is estimated at nil. The useful life of the dry-docking costs are reviewed at least at each financial year-end based on market conditions, regulatory requirements and Njord Group's business plans.

A portion of the cost of acquiring a new vessel is allocated to the components expected to be replaced or refurbished at the next dry-docking. Depreciation hereof is carried over the period until the next dry-docking. For newbuildings, the initial dry-docking asset is estimated based on the expected costs related to the first- coming dry-docking, which again is based on experience and past history of similar vessels. For second-hand vessels, a dry-docking asset is also segregated and capitalised separately, taking into account the normal docking intervals of Njord Group.
At subsequent dry-dockings the costs comprise the actual costs incurred at the dry-docking yard. Dry- docking costs may include the cost of hiring crews to effect replacements and repairs and the cost of parts and materials used, cost of travel, lodging and supervision of Njord Group personnel and the cost of hiring third-party personnel to oversee a dry-docking. Dry-docking activities include, but are not limited to, the inspection, service on turbocharger, replacement of shaft seals, service on boiler, replacement of hull anodes, applying of antifouling and hull paint, steel repairs and refurbishment and replacement of other parts of the vessel.
Impairment of non-financial assets
Njord Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any indication exists, or when an annual impairment testing for an asset is required, Njord Group makes an estimate of the asset's recoverable amount.
An asset's recoverable amount is the higher of an asset's fair value less costs of disposal and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or group of assets. Where the carrying amount of an asset exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows expected to be generated by the asset are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account, if available. If no such transactions can be identified, an appropriate valuation model is used.
Impairment losses of continuing operations are recognised in profit or loss.
An assessment is made at each reporting date as to whether there is any indication that previously recognised impairment losses may no longer exist or may have decreased. If such indication exists, Njord Group estimates the asset's recoverable amount. A previously recognised impairment loss is reversed only if there has been a change in the estimates used to determine the asset's recoverable amount since the last impairment loss was recognised. If that is the case, the carrying amount of the asset is increased to its recoverable amount. That increase cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised previously. Such reversal is recognised in profit or loss.
OTHER ACCOUNTING POLICIES
Consolidation
Subsidiaries
The consolidated financial statements incorporate the financial statements of Njord and entities controlled by Njord and its subsidiaries. Control is achieved when Njord:
has power over the investee;
is exposed, or has rights to variable returns from its involvement with the investee; and
has the ability to use its power to affect its returns.
Subsidiaries are fully consolidated from the date on which control is assumed by the Njord Group. They are deconsolidated from the date that control ceases.
All the Njord Group companies have 31 December as their year-end. Consolidated financial statements are prepared using uniform accounting policies for the transactions. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Njord Group.

Intercompany transactions, balances, income and expenses and unrealised gains on transactions between Njord Group companies are eliminated in full. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.
Foreign currency translation
Functional and presentation currency
The functional currency of all entities is United States dollars, because Njord Group's vessels operate in international shipping markets, in which income and expenses are settled in United States dollars and our assets and liabilities are denominated in United States dollars.
Transactions and balances
Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuation where items are re-measured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the consolidated statement of comprehensive income.
Inventories
Inventories stated at the lower of cost and net realisable value. Cost is determined using the FIFO method and includes expenditures incurred in acquiring the bunkers and luboil and delivery cost less discounts.
Where necessary, allowance is provided for damaged, obsolete and slow moving items to adjust the carrying value of inventories to the lower of cost and net realisable value.
Net realisable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale.
Njord Group's inventories consist of bunkers, fuel for powering the ship, and essential lubricating oils.
Financial assets
Financial assets in the scope of IAS 39 are classified based on their nature and their characteristics in one of the following four categories:
•	financial assets at fair value through profit or loss,
•	loans and receivables,
•	held to maturity investments, and
•	available for sale financial assets.
Financial assets are recognised initially at cost, which represents their fair value (plus, in certain cases, directly attributable acquisition/transaction costs).
Njord Group determines the classification of its financial assets after initial recognition and, where allowed and appropriate, re-evaluates this designation at each financial year-end.
The main category of financial asset as defined in IAS 39 which is relevant in Njord Group's financial statements is trade receivables, which is categorised as loans and receivables.
Trade receivables
Receivables are recognised as assets when the Njord Group becomes a party to the contractual provisions of the financial transaction and are measured initially at fair value adjusted for transaction costs. Individually significant receivables are considered for impairment when they are past due or when other objective evidence is received that a specific counterparty will default.

Receivables are derecognised where the contractual right to receive cash flows from the asset has expired. On de-recognition of a receivable in its entirety, the difference between the carrying amount and the sum of the consideration received and any cumulative gain or loss that had been recognised in other comprehensive income is recognised in profit or loss.
Prepayments
Prepayments are carried at cost less any accumulated impairment losses.
Cash and cash equivalents
Cash and cash equivalents includes cash on hand and deposits held at call with banks.
Share capital
Shares are classified as equity when there is no obligation to transfer cash or other assets. Incremental costs directly attributable to the issue of new shares are shown in equity as a deduction, net of tax, from the proceeds.
Current tax
The current tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the end of the reporting period in the countries where the Njord Group operates. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation, and establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.
Deferred tax
Deferred tax is provided on temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts.
Deferred tax liabilities are recognised for all taxable temporary differences except:
where the deferred tax liability arises from the initial recognition of an asset or liability in a transaction that is not a business combination, and at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and
in respect of taxable temporary differences associated with investments in subsidiaries, associates and interest in joint ventures, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.
Deferred tax assets are recognised for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilised except:
where the deferred income tax asset relating to the deductible temporary differences arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss, and in respect of deductible temporary differences associated with investments in subsidiaries, associates and interest in joint ventures, deferred income tax assets are recognised only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilised.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that is no longer probable that sufficient taxable profit will be available to allow all, or part of the deferred tax assets to be utilised.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.
Financial liabilities
Financial liabilities in the scope of IAS 39 are classified based on their nature and their characteristics in one of the following categories:
Financial liabilities at fair value through profit and loss, and
Loans and borrowings
Financial liabilities are recognised initially at cost which represents their fair value, and in case of loans and borrowings net of directly attributable transaction costs. Financial liabilities are subsequently measured at amortised cost using the effective interest method.
Njord Group's financial liabilities include borrowings and trade and other payables.
Provisions
Provisions are recognised when:
the Njord Group has a present legal or constructive obligation as a result of past events;
it is probable that an outflow of resources will be required to settle the obligation; and
the amount can be reliably estimated.
Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognised as finance cost.
CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS
The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying Njord Group's accounting policies. Changes in assumptions may have a significant impact on the financial statements in the period the assumptions changed. Management believes that the underlying assumptions are appropriate. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements below.
Estimates and judgments are continually evaluated and are based on historical experience as adjusted for current market conditions and other factors.
The preparation of consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and expenses and the disclosure of contingent assets and liabilities.
Actual amounts may differ from these estimates.
In particular, Management must make estimates and assumptions in the following areas:
Carrying amounts of vessels
Njord Group evaluates the carrying amounts of the vessels to determine if events have occurred that would require a modification of their carrying amounts. The valuation of vessels is reviewed based on events and changes in circumstances that would indicate that the carrying amount of the assets might not be recovered. In assessing the recoverability of the vessels, Njord Group reviews certain indicators of potential impairment such as reported sale and purchase prices, market demand and general market conditions. Furthermore, market valuations from leading, independent and internationally recognised shipbroking companies are obtained on a quarterly basis as part of the review for potential impairment indicators. If an indication of impairment is identified, the need for recognising an impairment loss is assessed by comparing the carrying amount of the vessels to the higher of the fair value less cost to sell and the value in use.

The review for potential impairment indicators and projection of future undiscounted and discounted cash flows related to the vessels is complex and requires Njord Group to make various estimates including of future freight rates, earnings from the vessels and discount rates. All of these factors have been historically volatile.
The carrying amounts of Njord Group's vessels may not represent their fair market value at any point in time as market prices of second-hand vessels to a certain degree tend to fluctuate with changes in freight rates and the cost of newbuildings. However, if the estimated future cash flow or related assumptions in the future experience change, an impairment write-down of vessels may be required.
NOTE 2 - SUBSEQUENT EVENTS
Subsequent events
Njord continues to pay instalments to the Sungdong shipyard regarding the six newbuildings, in 2015 a further USD102.2m had been paid. The remaining instalments will be funded via recycled Njord Group earnings and equity from the parent owning companies.
In April 2015, a restructuring agreement between the OCM Njord Holdings S.à.r.l., TORM A/S and TORM A/S' lenders was signed. OCM Njord Holdings S.à.r.l. will contribute OCM (Gibraltar) Njord Midco Ltd and all of its subsidiaries to TORM A/S in exchange for shares in TORM A/S. OCM Njord Holdings S.à.r.l. will own approximately 62% of TORM A/S. The transaction was completed on 13 July 2015.
The transaction will be accounted for as a reverse acquisition in accordance with IFRS 3, "Business combinations", which means that for financial reporting purposes, Njord and its subsidiaries are considered to be the accounting acquirer and as such, the continuing reporting entity. Consequently, the consolidated financial information for the full year 2015 will reflect the activities of Njord only during the period from 1 January 2015 and until completion of the 2015 Restructuring (being 13 July 2015), whereas the period from completion of the 2015 Restructuring and until 31 December 2015 will reflect the combined activity of TORM A/S and Njord.
In October 2015 Njord took delivery of two secondhand MR product tankers, Maxwell Bay and Halstead Bay, which subsequently were renamed to TORM Astrid and TORM Loke respectively. Furthermore, Njord took delivery of one newbuilding, the TORM Thor, from the Sungdong shipyard.
Approval of financial statements
The financial statements were approved by the Board of Directors and authorised on 23 November 2015.
NOTE 3 - ADMINISTRATIVE EXPENSES
Njord Group paid the following amounts to its auditors in respect of the audit of the financial statements and for other services:
	For the year ended 31 December
	2013	2014
(USDm)
Fees payable for local statutory audits of subsidiaries	0.1	0.1
Taxation services fees	0.1	-

Total auditor fees	0.2	0.1

NOTE 4 - TANGIBLE FIXED ASSETS
	Vessels	Dry- docking	Prepay- ments on vessels	Total
(USDm)
Cost:
Balance at 30 April 2013	-	-	-	-
Additions	180.0	6.8	-	186.8
Balance at 31 December 2013	180.0	6.8	-	186.8

Accumulated Depreciation
Balance at 30 April 2013	-	-	-	-
Depreciation for the period	(2.1)	(1.0)	-	(3.1)
Balance at 31 December 2013	(2.1)	(1.0)	-	(3.1)

Carrying amount at 31 December 2013	177.9	5.8	-	183.7

Cost:
Balance at 1 January 2014	180.0	6.8	-	186.8
Additions	323.5	19.8	34.7	378.0
Balance at 31 December 2014	503.5	26.6	34.7	564.8

Accumulated Depreciation
Balance at 1 January 2014	(2.1)	(1.0)	-	(3.1)
Depreciation for the year	(16.5)	(8.3)	-	(24.8)
Balance at 31 December 2014	(18.6)	(9.3)	-	(27.9)

Carrying amount at 31 December 2014	484.9	17.3	34.7	536.9

The above consists of vessels purchased by during the period from incorporation on 30 April 2013 to 31 December 2013 and during the year ended 31 December 2014. In total, 25 product tankers (22 MR and 3 LR2 vessels) were purchased during the period ranging in cost from between USD9.9m and USD29.4m. The cost of the vessels comprises its purchase price only. In 2013, entities in the Njord Group signed shipbuilding contracts to build 6 MR product tankers. During 2014, the Njord Group paid instalments to the shipyard (no instalments were paid in 2013). These amounts have been capitalised and are included in the above. Other costs, such as supervision costs have also been capitalised.
NOTE 5 - FINANCIAL INCOME AND EXPENSES
The 2014 finance expenses of the Njord Group total USD3.5m and consist of interest charges on bank loans. In 2013 the finance expenses of the Njord Group amounted to less than USD0.1m and consist of losses on foreign exchange transactions and bank charges.
The Njord Group did not have any finance income in 2014. In 2013 the finance income of the Njord Group totals less than USD0.1m and consists of interest income and gains from foreign exchange transactions.

NOTE 6 - FREIGHT AND OTHER RECEIVABLES
	As of 31 December
	2013	2014
(USDm)
Trade receivables - due from TORM A/S	8.4	10.7
Freight receivables	-	24.5
Freight receivables	8.4	35.2

Other receivables	0.4	0.7
Other receivables	0.4	0.7

Total freight and other receivables	8.8	35.9
The trade receivable due from TORM A/S consists of net income due to the Njord Group derived from shipping activities which are conducted through a pool and to lesser extent a deposit related to the technical management of the Njord Group's vessels to be received from TORM A/S at expiry of the technical management agreements.
In 2014, other receivables consist primarily of receivables under the revenue sharing scheme. In 2013, other receivables consist of a cash float held with TORM A/S while the other receivable held is accrued income from the revenue sharing scheme less amounts received.
The carrying value of trade and other receivables approximate their fair values due to their short term maturities. Trade and other receivables are all due within six months. No trade and other receivable is past-due as at 31 December 2014 or 2013.
NOTE 7- COMMON SHARES
Njord was incorporated on 30 April 2013 with a share capital of EUR 12,500 equivalent to USD16,340. The common shares consist of 12,500 shares with a nominal value of EUR 1 each. All issued shares are fully paid.
For accounting purpose because of the reverse business combination subsequent to the year-end, as disclosed under corporate information, the issued capital and common shares has been adjusted retrospectively to reflect the issued capital and common shares of TORM A/S.
NOTE 8 – RETAINED EARNINGS
Njord was incorporated on 30 April 2013 and from the date of incorporation until 31 December 2014 received contributions in cash from its shareholder which it subsequently used to finance its subsidiaries so the underlying vessels could be purchased.
NOTE 9 - TRADE AND OTHER PAYABLES
Trade and other payables
	As of 31 December
	2013	2014
(USDm)
Trade payables	-	11.9
Total trade payables	-	11.9

Other payables	0.2	1.0
Accrued interest payable	-	0.2
Accruals	0.1	0.2
Amounts due to Parent	0.2	-
Total other liabilities	0.5	1.4

Total trade payables and other liabilities	0.5	13.3
Trade payables include amounts due to the ships technical managers regarding day to day management. Accruals include accrued professional fees.

NOTE 10 - GUARANTEE COMMITMENTS AND CONTINGENT LIABILITIES
In the year to 31 December 2014, the Njord Group purchased thirteen product tankers. To purchase these vessels the subsidiary company, OCM Holdings MRS Inc., entered into a loan agreement with Danish Ship Finance. The thirteen vessels with a carrying value of USD225.7m are pledged as security for the loan with a value of USD141.9m and OCM Holdings MRS Inc acts as guarantor for the loan. Njord Group is not currently in breach of any current covenants.
In 2013, entities within the Njord Group signed contracts with a Chinese Shipyard (Sungdong) for the construction of 6 MR product tankers. The vessels are due to be delivered between Q3 2015 and Q1 2016. As at December 31, 2014 the remaining commitments were:
Vessel name	Subsidiary vessel owning company	Vessel purchase price	Funded	Remaining commitment	Expected delivery	Commitment < 1 year	Commitment > 1 year but < 2 years
		(USDm)
Valdemar	OCM Singapore Njord Holdings Valdemar. Pte. Ltd.	34.1	6.8	27.3	September 3, 2015	27.3	-
Harald	OCM Singapore Njord Holdings Harald, Pte. Ltd.	34.1	6.8	27.3	October 20, 2015	27.3	-
Gorm	OCM Singapore Njord Holdings Gorm, Pte. Ltd.	34.1	6.8	27.3	November 3, 2015	27.3	-
Knut	OCM Singapore Njord Holdings Knut, Pte. Ltd.	34.1	3.4	30.7	December 7, 2015	30.7	-
Leif	OCM Singapore Njord Holdings Leif, Pte. Ltd.	34.1	3.4	30.7	January 19, 2016	13.6	17.1
Rolf	OCM Singapore Njord Holdings Rolf, Pte. Ltd.	34.1	6.8	27.3	September 17, 2015	27.3	-

Total		204.6	34.1	170.6		153.5	17.1

OCM Njord Holdings S.à.r.l., the beneficial owner of the Njord Group, entered an agreement at act as guarantor for each shipbuilding contract.

In the year to 31 December 2014, the Njord Group established a chartering company (OCM Njord Chartering Inc). This company entered into normal bunker credit line facilities with various bunker suppliers. OCM Holdings MRS Inc, a Njord Group subsidiary company, acts as guarantor for all credit line facilities.
NOTE 11 - RISKS ASSOCIATED WITH NJORD'S ACTIVITIES
FINANCIAL RISK FACTORS
The risk management function within the Njord Group is carried out in respect of financial risks. Financial risks are risks arising from financial instruments to which the Njord Group is exposed during or at the end of the reporting period. Financial risk comprises market risk (including currency risk, interest rate risk and price risk), credit risk and liquidity risk. The primary objectives of the financial risk management function arc to establish risk limits, and then ensure that exposure to risks stays within these limits.
Market risk
1)	Foreign exchange risk
The Njord Group has a very limited exposure to foreign exchange risk. The vessels are purchased in United States dollars, revenue and expenses are in all material aspects received or paid in United States dollars as well as financing.
The only risk is in relation to operational expenditure, where items may be purchased wherever the ship is docked/sailing in local currency or where the supplier is not providing services dominated in United States dollars, where the spot rate would apply. The Njord Group does not believe that this would have a material effect on its results.
2)	Price risk
The product tanker market is a volatile market and as such the Njord Group is exposed to fluctuations in freight rates. However, the Njord Group has contracted TORM A/S to be the commercial manager, which has significant market experience, hence minimising the risk.
The cost of fuel oil consumed by the vessels, known in the industry as bunkers is by far the biggest single cost related to a voyage. Njord Group is exposed to fluctuations in bunker prices that are not reflected in the freight rates achieved by Njord Group.
3)	Interest rate risk
Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Njord Group's exposure to the risk of changes in market interest rates relates primarily to the Njord Group's long-term debt obligations with floating interest rates.
The Njord Group is not covered against variable interest rates.

The following table demonstrates the sensitivity to a reasonably possible change in interest rates on borrowings. With all other variables held constant, the Njord Group's profit before tax and equity are affected through the impact on floating rate borrowings, as follows:
2014	Increase/decrease in basis points	Effect on profit before tax and equity
		(USDm)
Bank loan	+ 25	(0.2)
Bank loan	- 25	0.2

Credit risk
Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. The Njord Group has significant concentrations of credit risk relating to the revenue share scheme, which amounted to USD8m as 31 December 2013 and USD7m as of 31 December 2014.
The Njord Group believes that there are two elements to credit risk. Firstly, there is the risk that the third parties who hire out the vessels do not pay. In this instance, the Njord Group would not receive the cash from the charterer of the vessels. However, arrears have not been a problem thus far and the charterer is responsible for collections. The charterer also includes demurrage in the calculation of the results (additional payments when the vessels take longer to load/unload or there is another reason for the contract period to be extended, e.g. vessel cannot dock, which may affect the next contract).
The second risk is to the charterer. However, they are a large player in the market and the Njord Group's view is that there is no immediate risk to the large receivable. The financial position of the charterer will be carefully monitored throughout the life of the relationship with the Njord Group.
Liquidity risk
Due to the dynamic nature of the underlying activity, there are constant streams of revenue which are used to settle the operational and other expenses as they fall due.

The maturity analysis of assets and liabilities at 31 December 2013 is as follows:
	Not later than 6 months	Between 6 and 12 months	Between 1 and 5 years	Total
(USDm)
Trade and other receivables	8.8	-	-	8.8
Cash and cash equivalents	1.6	-	-	1.6
Trade and other payables	(0.5)	-	-	(0.5)
Bank loans	-	-	-	-
Accrued interest t	-	-	-	-

Total	9.9	-	-	9.9

The maturity analysis of assets and liabilities at 31 December 2014 is as follows:
	Not later than 6 months	Between 6 and 12 months	Between 1 and 5 years	Total
(USDm)
Trade and other receivables	35.9	-	-	35.9
Cash and cash equivalents	38.1	-	-	38.1
Trade and other payables	(13.3)	-	-	(13.3)
Bank loans 1)	(8.1)	(8.1)	(125.7)	(141.9)
Accrued interest	(2.6)	(2.4)	(12.7)	(17.8)

Total	50.0	(10.5)	(138.4)	(99.0)

The presented amounts to be repaid do not include directly related costs arising from the issuing of the loans of USD0.4m (2013: USD0m), which are amortised over the term of the loans.
Other risks
The Njord Group safeguards its contract and collection process as follows:
The Njord Group has appointed TORM A/S a listed specialist Danish shipping company, as the charterer of the vessels. The charterer signs a contract with the party hiring the vessel. This will include the rate of hire, duration, destination and payments for demurrage if and when applicable. Each contract will be specific to the hiring party and length of the contract.
There is a chartering team at TORM A/S who manage these contracts and manage the revenue receipts and associated costs. The Njord Group's vessels operate within a revenue sharing scheme and the chartering responsibility is TORM A/S', to who the Njord Group pays a commission.
Capital risk management
The Njord Group's objectives when managing capital are to safeguard the Njord Group's ability to continue as a going concern in order to provide returns for shareholder and benefits for other stakeholders.
In order to maintain or adjust the capital structure, the Njord Group may adjust the amount of dividends paid to shareholder, return capital to shareholder, issue new shares or sell assets to reduce debt.

NOTE 12 - FINANCIAL INSTRUMENTS
Interest-bearing loans and borrowings	Interest rate %	Maturity	As of 31 December 2014 (USDm)
Non-current interest-bearing loans and borrowings
Secured bank loan	LIBOR + 3.25	June 15, 2019	125.3
Total non- current interest- bearing loans and borrowings			125.3

Total current interest-bearing loans and borrowings			16.2

Total interest- bearing loans and borrowings			141.5
The fair value equals the book value.
The secured bank loan has been subscribed with DSF (Danish Ship Finance A/S) with a commitment of up to USD150.0m as described in the Secured Loan Agreement.
NOTE 13 - RELATED PARTY TRANSACTIONS
During the financial year, the Njord Group did not carry out any other transactions with related parties than those already mentioned in this financial statements. Fees to the managers of the Njord Group amounts to less than USD0.1m.
Balances and transactions between Njord and its subsidiaries, which are related parties of Njord, have been eliminated on consolidation and are not disclosed in this note.
NOTE 14 - CASH FLOWS
Changes in bunkers, receivables and payables
	For the year ended 31 December
	2013	2014
(USDm)
(Increase) in inventories	(4.5)	(8.8)
(Increase)/decrease in prepayments	(3.2)	1.5
(Increase) in trade and other receivables	(8.7)	(27.1)
Increase in trade and other payables	0.5	14.2
Total changes in inventories, receivables and payables	(15.9)	(20.2)

NOTE 15 - ENTITIES IN THE NJORD GROUP
The detailed list of the consolidated entities is as follows:
Name of the company	Country	% Control	% Interest	Consolidation method
OCM Njord Holdings S.à r.l.	Luxembourg	Parent	Parent	Full
OCM Njord Chartering Inc.	Marshall Islands	100%	100%	Full
OCM (Gibraltar) Njord Midco Ltd	Gibraltar	100%	100%	Full
OCM Singapore Njord Holdings Alice, Pte. Ltd	Singapore	100%	100%	Full
OCM Singapore Njord Holdings Agnes, Pte. Ltd	Singapore	100%	100%	Full
OCM Singapore Njord Holdings Aslaug, Pte. Ltd	Singapore	100%	100%	Full
OCM Singapore Njord Holdings Almena, Pte. Ltd	Singapore	100%	100%	Full
OCM Singapore Njord Holdings Amalie, Pte. Ltd	Singapore	100%	100%	Full
OCM Singapore Njord Holdings Hardrada, Pte. Ltd	Singapore	100%	100%	Full
OCM Singapore Njord Holdings St. Michaelis, Pte. Ltd	Singapore	100%	100%	Full
OCM Singapore Njord Holdings St. Gabriel, Pte. Ltd	Singapore	100%	100%	Full
OCM Singapore Njord Holdings Gorm, Pte. Ltd	Singapore	100%	100%	Full
OCM Singapore Njord Holdings Harald, Pte. Ltd	Singapore	100%	100%	Full
OCM Singapore Njord Holdings Knut, Pte. Ltd	Singapore	100%	100%	Full
OCM Singapore Njord Holdings Valdemar, Pte. Ltd	Singapore	100%	100%	Full
OCM Singapore Njord Holdings Leif, Pte. Ltd	Singapore	100%	100%	Full
OCM Singapore Njord Holdings Rolf, Pte. Ltd	Singapore	100%	100%	Full
OCM Singapore Njord Holdings Agnete, Pte. Ltd	Singapore	100%	100%	Full
OCM Singapore Njord Holdings Alexandra, Pte. Ltd	Singapore	100%	100%	Full
OCM Singapore Njord Holdings Anabel, Pte. Ltd	Singapore	100%	100%	Full

Name of the company	Country	% Control	% Interest	Consolidation method
OCM Singapore Njord Holdings Arawa, Pte. Ltd	Singapore	100%	100%	Full
OCM Holdings Mrs Inc.	Marshall Islands	100%	100%	Full
OCM Njord Anne Inc.	Marshall Islands	100%	100%	Full
OCM Njord Freya Inc.	Marshall Islands	100%	100%	Full
OCM Njord Gerd Inc.	Marshall Islands	100%	100%	Full
OCM Njord Gertrud Inc.	Marshall Islands	100%	100%	Full
OCM Njord Gunhild Inc.	Marshall Islands	100%	100%	Full
OCM Njord Helene Inc.	Marshall Islands	100%	100%	Full
OCM Njord Helvig Inc.	Marshall Islands	100%	100%	Full
OCM Njord Ingeborg Inc.	Marshall Islands	100%	100%	Full
OCM Njord Mary Inc.	Marshall Islands	100%	100%	Full
OCM Njord Ragnhild Inc.	Marshall Islands	100%	100%	Full
OCM Njord Thyra Inc.	Marshall Islands	100%	100%	Full
OCM Njord Valborg Inc.	Marshall Islands	100%	100%	Full
OCM Njord Vita Inc.	Marshall Islands	100%	100%	Full

NOTE 16 – EARNINGS PER SHARE
	For the year ended 31 December
	2013	2014
Net profit for the period (USDm)	1.7	12.6

Weighted average number of shares outstanding (million)	8.9	32.5
Weighted average number of shares outstanding including dilution effect (million)	8.9	32.5

Earnings per share (USD)	0.2	0.4
Diluted earnings per share (USD)	0.2	0.4

Weighted average number of shares have been adjusted for the reverse acquisition as disclosed in note 2 and note 7.

5.	Unaudited pro forma financial information for TORM A/S and Njord
As described in Part I – 6.2 "2015 Restructuring", the 2015 Restructuring results in significant gross changes in certain consolidated financial key figures of TORM. The U.K. Prospectus Rules require a description of how the 2015 Restructuring might have affected the consolidated earnings of TORM A/S, had the 2015 Restructuring been undertaken at the commencement of the financial year 2015.
The unaudited pro forma financial information set out below has been prepared for illustrative purposes only in accordance with Annex II of the U.K. Prospectus Rules.
Because of its nature, the pro forma financial information addresses a hypothetical situation and does not, therefore, represent TORM A/S' and Njord's combined actual results. Actual future financial results may be materially different. The Company gives no assurance that the actual financial result, if the 2015 Restructuring had been completed on 1 January 2015, would have been as indicated.
In this section Part III - F – 5 "Unaudited proforma financial information for TORM A/S and Njord", the term "Former TORM" refers to the financial information of TORM A/S prior to the contribution of Njord under the 2015 Restructuring.  The terms "TORM" or "TORM A/S" in this section Part III - F – 5 "Unaudited proforma financial information for TORM A/S and Njord" generally refer to the financial information for the year ended 31 December 2015 of TORM A/S as a continuation of Njord after the 2015 Restructuring.
5.1	Statement by the Directors on unaudited pro forma financial information of TORM A/S and Njord for the year ended 31 December 2015
The Directors have prepared unaudited pro forma financial information, this has been prepared on the basis of the adjustments and assumptions set out below, which illustrates the impact that the 2015 Restructuring described in Part III - F - 5.3 "Introduction to unaudited pro forma financial information for TORM A/S and Njord" could have had on the financial performance of TORM A/S and Njord for the period 1 January – 31 December 2015, had the 2015 Restructuring been undertaken at 1 January 2015. The pro forma financial information, prepared solely for use in this document, is unaudited.
The pro forma financial information was prepared in accordance with the accounting policies applied by TORM A/S as presented in its annual report for 2015.  See the table of cross references in Part III – F – 2. "Information incorporated by reference". Those accounting policies will be applied to the Company for the current and future financial periods.
The Directors believe that the presented pro forma financial information has been properly compiled and that it has in all material respects been presented on the basis of the stated criteria and in accordance with the accounting policies applied by TORM A/S as presented in its annual report for 2015.
It should be noted that the pro forma financial information solely reflects an illustrative calculation of the matters set out. Actual future financial statements may differ materially from this information.
London, 21 March 2016
Directors
Christopher Helmut Boehringer Chairman	David Weinstein Deputy Chairman	Torben Janholt Non-Executive Director
Pär Göran Trapp Non-Executive Director	Jacob Meldgaard Executive Director

5.2	Independent auditor's report on unaudited pro forma financial information of TORM A/S and Njord for the year ended 31 December 2015
To the shareholders
We have completed our assurance engagement to report on the compilation of unaudited pro forma financial information of TORM A/S and Njord. The pro forma financial information consists of pro forma income statement for the year ended 31 December 2015 as set out in Part III - F – 5.4. "Unaudited pro forma financial information for TORM A/S and Njord" of this document.
The applicable criteria on the basis of which the pro forma financial information has been compiled, are specified in Commission Regulation (EC) No 809/2004 Annex I, Minimum Disclosure Requirements for the Share Registration Document (schedule), item 20.2, Pro forma Financial information and Annex II, Pro forma financial information building block. The criteria are described in Part III -  F – 5.3. "Introduction to unaudited pro forma financial information for TORM A/S and Njord" and 5.4 "Unaudited pro forma financial information for TORM A/S and Njord" in this document.
The pro forma financial information has been compiled by the Directors to illustrate an impact on TORM A/S' financial performance for the period 1 January – 31 December 2015, had the 2015 Restructuring been undertaken at 1 January 2015.
As part of this process, the Directors have extracted information from (i) the audited consolidated income statement of TORM A/S (as a continuation of Njord) for the year ended 31 December 2015, (ii) the unaudited consolidated interim income statement of Former TORM A/S for the six months ended 30 June 2015 and (iii) the accounting records of Former TORM A/S for the period 1 July 2015 to 13 July 2015 prior to the 2015 Restructuring.  The statements referenced to above (i) and (ii) is included by reference in this document. Item (iii) above is an internally prepared management reporting for the purpose of presentation of pro forma financial information for the period noted above.
The Directors responsibility for the Pro Forma Financial Information
The Directors are responsible for compiling the pro forma financial information on the basis of Commission Regulation (EC) No 809/2004, Annex I, Minimum Disclosure Requirements for the Share Registration Document (schedule), item 20.2, Pro forma financial information, including that the pro forma financial information has been properly compiled on the basis stated in Part III - F – 5.3. "Introduction to unaudited pro forma financial information for TORM A/S and Njord" and 5.4 "Unaudited pro forma financial information for TORM A/S and Njord" in this document, and that this basis with respect to recognition and measurement is consistent with the accounting policies applied by TORM A/S (as a continuation of Njord) as presented in its annual report for 2015.
Auditor's Responsibilities
Our responsibility is as required by Commission Regulation (EC) No 809/2004, Annex II, Pro forma financial information building block, item 7 to express an opinion about whether the pro forma financial information has been properly compiled on the basis stated in Part III - F – 5.3. "Introduction to unaudited pro forma financial information for TORM A/S and Njord" and 5.4 "Unaudited pro forma financial information for TORM A/S and Njord" in this document, and that this basis is consistent with the accounting policies applied by TORM A/S (as a continuation of Njord).
We conducted our engagement in accordance with International Standard on Assurance Engagements (ISAE) 3420 DK, Assurance Engagements to Report on the Compilation of Pro Forma Financial Information Included in a Listing Prospectus, and additional requirements under Danish Audit regulation.
This requires that the auditor complies with ethical requirements and plan and perform procedures to obtain reasonable assurance about whether the Directors, in all material respects, have compiled the pro forma financial information in accordance with Commission Regulation (EC) No 809/2004, Annex I, Minimum Disclosure Requirements for the Share Registration Document (schedule) item 20.2, Pro forma financial information and Annex II, Pro forma financial information building block.
For purposes of this engagement, we are not responsible for updating or reissuing any reports or opinions on any historical financial information used in compiling the pro forma financial information, nor have we, in the course of this engagement, performed an audit or review of the financial information used in compiling the pro forma financial information.

The purpose of pro forma financial information included in a prospectus is solely to illustrate an impact of a significant event or transaction on historical unadjusted financial information of the entity as if the event had occurred or the transaction had been undertaken at an earlier date selected for purposes of the illustration. Accordingly, we do not provide any assurance that the actual outcome of the event or transaction at 1 January 2015 would have been as presented.
A reasonable assurance engagement to report on whether the pro forma financial information has been compiled, in all material respects, on the basis of the applicable criteria involves performing procedures to assess whether the applicable criteria used by the Directors in the compilation of the pro forma financial information provide a reasonable basis for presenting the significant effects directly attributable to the event or transaction, and to obtain sufficient appropriate evidence about whether:
•	The related pro forma adjustments give appropriate effect to those criteria; and
•	The pro forma financial information reflects the proper application of those adjustments to the historical unadjusted financial information.
The procedures selected depend on the practitioner's judgment, having regard to the practitioner's understanding of the nature of TORM A/S, the event or transaction in respect of which the pro forma financial information has been compiled, and other relevant engagement circumstances.
The engagement also involves evaluating the overall presentation of the pro forma financial information.
We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.
Opinion
In our opinion, the pro forma financial information has been properly compiled on the basis stated in Part III - F – 5.3 "Introduction to unaudited pro forma financial information for TORM A/S and Njord" and 5.4 "Unaudited pro forma financial information for TORM A/S and Njord" in this document, and this basis is consistent with the accounting policies applied by TORM A/S (as a continuation of Njord).
The above opinion has been expressed only for the purpose of including in this document comprising a prospectus prepared pursuant to Commission Regulation (EC) No 809/2004.
Copenhagen, 21 March 2016

Deloitte
Statsautoriseret Revisionspartnerselskab
Central Business Registration Number: 33 96 35 36

Sumit Sudan
State Authorised
Public Accountant

5.3	Introduction to unaudited pro forma financial information for TORM A/S and Njord
The summary unaudited pro forma financial information has been prepared to give effect to Steps 1-3 of the 2015 Restructuring, which included among other things, the contribution of Njord and the restructuring of the pre-2015 Restructuring debt facilities. See "2015 Restructuring" for further detail on the contemporaneous steps depicted in the unaudited pro forma financial information.
The unaudited pro forma financial information is comprised of the unaudited pro forma consolidated income statements for the year ended 31 December 2015, giving effect to Steps 1-3 of the 2015 Restructuring as if it had occurred on 1 January 2015.
The historical results included in the unaudited pro forma income statements have been prepared based on:
(i)	the audited consolidated income statement of TORM A/S (as a continuation of Njord) for the year ended 31 December 2015
(ii)	the unaudited consolidated interim income statement of Former TORM for the six months ended 30 June 2015
(iii)	the accounting records of Former TORM (before the contribution of Njord) for the period 1 July 2015 to 13 July 2015 prior to the 2015 Restructuring
The statements referenced to above (i) and (ii) is included in this document by reference, see Part III – F - 2. However, item (iii) above is an internally prepared management reporting for the purpose of presentation of pro forma financial information for the period noted above.
A pro forma balance sheet is not presented in the pro forma financial information as the 2015 Restructuring occurred on 13 July 2015 and thus the audited balance sheet of TORM A/S (as a continuation of Njord) as at 31 December 2015 now reflects the combined entity's balances. The audited balance sheet as at 31 December 2015 of TORM A/S (as a continuation of Njord) is included in this document by reference, see Part III – F – 2.
The historical financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the transactions, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results. The pro forma adjustments are based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the events directly attributable to the 2015 Restructuring (namely Steps 1-3).
The unaudited pro forma adjustments reflecting the 2015 Restructuring have been prepared in accordance with business combination accounting guidance as provided in IFRS 3 Business Combinations (IFRS 3). In accordance with the requirements of IFRS 3, the business combination has been accounted for as a reverse acquisition with Njord as the accounting acquirer. Accordingly, the unaudited pro forma adjustments include the allocation of the purchase price to the acquired assets and liabilities of Former TORM based upon the estimate of fair values, using the assumptions set forth in the notes to the unaudited pro forma financial information.
The unaudited pro forma financial information is provided for informational purposes only and does not purport to represent what the actual results of operations of the combined group would have been had the transactions occurred on the date assumed, nor is it indicative of the future results of the combined group. The pro forma adjustments reflected in the accompanying unaudited pro forma financial information reflect estimates and assumptions made by management that are considered to be reasonable.

5.4	Unaudited pro forma financial information for TORM A/S and Njord
Unaudited pro forma income statement for the year ended 31 December 2015
	TORM A/S (continuation of Njord)	Former TORM A/S for the six months ended 30 June	Former TORM A/S for the 13 days ended 13 July 2015	Pro Forma Adjust ments	Notes		Pro Forma Combined Group
(USDm, except share data)

Revenue	540.4	293.8	21.6	(1.5)	2(a	)	854.3
Port expenses, bunkers and commissions	(169.7)	(96.3)	(6.3)				(272.3)
Charter hire	(12.0)	(20.2)	(1.1)	1.9	2(b	)	(31.4)
Operating expenses	(122.9)	(62.2)	(4.5)				(189.6)
Administrative expenses	(19.5)	(21.2)	(1.2)				(41.9)
Other operating income	-	6.1	0.2				6.3
Other operating expense	(6.3)	-	-				(6.3)
Share of results from joint ventures	0.2	(0.1)	-				0.1
Amortisation and depreciation	(67.3)	(46.9)	(3.5)	17.0	1		(100.7)
Operating profit	142.9	53.0	5.2	17.4			218.5
Financial income	0.6	3.1	-	(2.3)	3		1.4
Financial expenses	(16.6)	(47.6)	(10.3)	15.7	4		(58.8)
Profit/(loss) before tax	(126.9)	(8.5)	(5.1)	30.8			161.1
Tax expense	(1.0)	(0.1)	-				(1.1)
Net profit/(loss) for the year	125.9	(8.4)	(5.1)	30.8			160.0

NOTES TO THE UNAUDITED PRO FORMA INCOME STATEMENT
1.	Adjustments Relating to the business combination of Former TORM and Njord
Calculation of the purchase consideration
Njord's purchase price for a controlling interest in Former TORM has been determined as USD367.8m and is calculated as the fair value of the interest in Njord that the existing shareholders and warrant holders in Former TORM would have received had the business combination not been a reverse acquisition.
All of the consideration was in the form of equity interests issued.
Purchase price allocation
Under the acquisition method of accounting, the identifiable assets of Former TORM acquired and liabilities assumed are measured at fair value. Goodwill is recognised where the purchase consideration of the business combination exceeds the fair value of the acquired assets, liabilities and contingent liabilities.
The following table summarises the allocation of the purchase price to Former TORM's assets and liabilities as of the acquisition date:
(USDm)	Purchase price allocation at the date of acquisition at fair value

Tangible fixed assets	859.9
Investment in joint ventures	0.3
Bunkers	27.8
Freight receivables	53.4
Other receivables	6.6
Prepayments	10.6
Cash and cash equivalents	77.5
Deferred tax liability	(45.1)
Mortgage debt and bank loans	(560.7)
Finance lease liabilities	(13.5)
Trade payables	(27.3)
Current tax liabilities	(1.4)
Other liabilities	(29.7)
Time charter contracts	(1.6)
Deferred income	(0.4)
Net assets acquired	356.4
Goodwill	11.4
Consideration (purchase price)	367.8
The purchase price allocation includes an assessment on the basis stated of fair value of recognised assets and liabilities.
The major element of the purchase price allocation is determining the fair value of the vessels of Former TORM as at the date of the 2015 Restructuring, 13 July 2015, and for pro forma purpose as at 1 January 2015. The fair value of the vessels are calculated as the average of vessel valuations received from two internationally acknowledged shipbrokers as at 31 December 2014. The shipbroker's primary input for the valuation of the vessels is deadweight tonnage, yard and age of the vessel. The same approach is applied for the calculation of the fair value of the vessels as at 13 July 2015 except for two vessels that are measured at the sales prices subsequent to the reverse business combination.

Impact of purchase price allocation on profit or loss
For pro forma presentation purposes, assuming the vessel fair value on 1 January 2015 of USD857.4m less a residual value of USD146m and dry-docking costs of USD42m, and an average remaining useful life on the vessels of 15 years, the combined depreciation expense is reduced from USD41m to USD24m for the year ended 31 December 2015.  The adjustment is made to reflect a reduction in the depreciable amount as a result of the purchase price allocation if the business combination was effective on 1 January 2015. No adjustments have been made to depreciation on other tangible assets which had a fair value of USD2.5m.
The pro forma adjustment is expected to have a continuing impact on the average remaining useful life of the vessel of 14 years.
2. Adjustments related to the transactions between Njord and Former TORM
(a) Revenue
This adjustment represents (i) the elimination of revenue of USD0.9m generated in connection with the chartering of three vessels from Njord to Former TORM and (ii) amortisation during 2015 of the value allocated to time charter contracts as part of the purchase price allocation at 1 January 2015 of USD0.6m for the period ended 13 July 2015.
The pro forma adjustments are expected to have a continuing impact that for adjustments related to time charter contracts are limited to the remaining life of those time charter contracts.
(b) Charter hire
The combined effect of the pro forma adjustments to charter hire consists of the following:
Adjustments	Year ended 31 December 2015
(USDm)
Elimination of charter hire expenses of USD0.9m for the period ended 13 July 2015 - see note 2a.	0.9
In 2011 two LR2 tanker vessels were sold at prices above market and leased back on seven year bare boat contracts. The excess profit arising from the sales was recognised as deferred income and amortised over the term of the leases.

In connection with the purchase price allocation, no new value has been allocated to these contracts as it has been determined that the charter rate according to the agreements approximated to the current market rate.

Accordingly, the amortised income of USD0.6m recognised in 2015 has been reversed to reflect the situation as if the purchase price allocation occurred on 1 January 2015.
(0.6)
Amortisation during 2015 of the value allocated to time charter contracts as part of the purchase price allocation at 1 January 2015.	1.6
Total	1.9
The pro forma adjustments are expected to have a continuing impact that for adjustments related to lease contracts and time charter contracts are limited to the remaining life of those lease contracts and time charter contracts, respectively.

3. Financial income
Former TORM disposed of its investment in Danish Ship Finance in connection with the 2015 Restructuring. For the presentation of the pro forma income statement received dividend of USD2.3 million in 2015 has been reversed.
The pro forma adjustment is expected to have a continuing impact with an amount of dividend to be paid by the Danish Ship Finance on the shareholding of Former TORM.
4. Financial expenses
The combined effect of the pro forma adjustments to financial expenses consists of the following:

Adjustments	Year ended 31 December 2015
(USDm)
As part of the 2015 Restructuring, Former TORM's debt was significantly reduced. Consequently, for pro forma presentation purposes, interest expenses are reduced to reflect that had the 2015 Restructuring occurred as of 1 January 2015 the interest-bearing debt would have been reduced to the amount of the Term Facility as at the date of the 2015 Restructuring despite the carrying amount of the debt as of 1 January 2015 being different from the carrying amount as at the date of the Restructuring.	11.0

Former TORM recognised financial expenses of USD3.0m for the period ended 13 July 2015 related to amortised borrowing costs.  Former TORM A/S also recognised an expense of USD1.7m for the period ended 13 July 2015 related to the amortisation of the cash flow hedging reserve generated by interest rate swaps that were cancelled in connection with the 2012 Restructuring. For pro forma presentation purposes, amortised borrowing costs and amortised hedging reserve costs are reversed to reflect that had the 2015 Restructuring occurred as at 1 January 2015 any unamortised borrowing costs and hedge reserves would have been eliminated as such borrowing costs and hedge reserves would not have been part of the purchase price allocation.
4.7
Total	15.7

The Term Facility bears interest at a variable rate of 3 Month LIBOR plus 2.5% and is subject to interest rate risk.  The 3 Month LIBOR rate used to calculate the pro forma interest expense for the period ended 13 July 2015 was the 3 Month LIBOR rate at 1 January 2015.
The pro forma adjustment is expected to have a continuing impact limited to the remaining term of those debts and interest rate swaps.

Appendix A – Vessel Valuations
Introduction
This Appendix A contains information about valuations of the Group's vessels obtained from Fearnleys AS for the purpose of this document.
Valuation principles
The valuations express Fearnley AS' assessment of the fair value of the vessels.  No inspection has been conducted for the purpose of the valuations.
The fair value assessment included in the valuation report is based on certain assumptions, including that the vessels are safely afloat, in seaworthy condition, maintained to a level consistent with that of a vessel of her type and age, has no material defects and deficiencies in hull, machinery and equipment, that the vessels will be free of cargo, free of charter or any contract of employment and free of any encumbrances, maritime liens, debts or restraints of governments.
Valuation Report
LR2	Deadweight	Built	Yard	Value in USDm
TORM Helene	99,999	1997	Hyundai	12
TORM Kristina	105,001	1999	Halla	16
TORM Gudrun	101,122	2000	Hyundai	18
TORM Ingeborg	99,999	2003	Samho	25
TORM Valborg	99,999	2003	Samho	25
TORM Marina	109,672	2007	Dalian New	34,5
TORM Maren	110,000	2008	Dalian New	37
TORM Mathilde	110,000	2008	Dalian New	37
LR2 15121049	114,000	Q1-Q4 2017	GSI	53
LR2 15121050	114,000	Q1-Q4 2018	GSI	53
LR2 15121051	114,000	Q1-Q4 2018	GSI	53
LR2 15121052	114,000	Q2 2018	GSI	53

LR1	Dwt	Year built
TORM Sara	72,718	2003	Samsung	19
TORM Estrid	74,999	2004	Hyundai	21
TORM Emilie	74,999	2004	Hyundai	21
TORM Ismini	74,999	2004	Hyundai	21
TORM Signe	72,718	2005	Samsung	23,5
TORM Sofia	72,718	2005	Samsung	23,5
TORM Venture	74,999	2007	New Century	27

LR2	Deadweight	Built	Yard	Value in USDm

MR	Dwt	Year built
TORM Gunhild	44,999	1999	Halla	10
TORM Anne	44,990	1999	Halla	10
TORM Neches	47,052	2000	Onomichi	11,5
TORM Clara	45,999	2000	Daedong	11,5
TORM Cecilie	44,946	2001	STX	13
TORM Amazon(¹)	47,275	2002	Onomichi	14
TORM San Jacinto	47,038	2002	Onomichi	14
TORM Caroline	44,946	2002	STX	14,5
TORM Mary	45,990	2002	STX	14,5
TORM Vita	45,940	2002	STX	14,5
TORM Gertrud	45,940	2002	STX	14,5
TORM Gerd	45,940	2002	STX	14,5
TORM Moselle	47,024	2003	Onomichi	15
TORM Rosetta	47,015	2003	Onomichi	15
TORM Camilla	44,990	2003	STX	15,5
TORM Carina	44,990	2003	STX	15,5
TORM Thyra	45,990	2003	STX	15,5
TORM Freya	45,990	2003	STX	15,5
TORM Horizon	46,955	2004	Hyundai Mipo	17,5
TORM Resilience	49,999	2005	STX	19
TORM Helvig	44,990	2005	STX	19
TORM Ragnhild	44,990	2005	STX	19
TORM Thames	47,035	2005	Hyundai Mipo	20
TORM Eric	49,999	2006	STX	21
TORM Kansas	46,922	2006	Hyundai Mipo	21
TORM Republican	46,893	2006	Hyundai Mipo	21
TORM Platte	46,920	2006	Hyundai Mipo	21
TORM Loke	51,371	2007	SLS, Korea	23
TORM Hardrada	45,983	2007	Shin Kurushima	22
TORM Laura	52,000	2008	GSI	25
TORM Lene	52,000	2008	GSI	25
TORM Lotte	52,000	2009	GSI	26,5
TORM Louise	52,000	2009	GSI	26,5
TORM Lilly	52,000	2009	GSI	26,5
TORM Alice	50,500	2010	GSI	27
TORM Alexandra	50,500	2010	GSI	27

LR2	Deadweight	Built	Yard	Value in USDm
TORM Aslaug	50,500	2010	GSI	27
TORM Agnete	50,500	2010	GSI	27
TORM Almena	50,500	2010	GSI	27
TORM Atlantic	49,999	2010	GSI	27
TORM Agnes	50,500	2011	GSI	28
TORM Amalie	50,500	2011	GSI	28
TORM Arawa	49,999	2012	GSI	30
TORM Anabel	49,999	2012	GSI	30
TORM Astrid	50,319	2012	GSI	30
TORM Thor	49,915	2015	Sungdong	36,5
TORM Timothy	49,915	2015	Sungdong	36,5
TORM Thunder	49,915	2015	Sungdong	36,5
Hull 3689 TORM Titan	49,915	Q1 2016	Sungdong	38,5
Hull 3090 TORM Torino	49,915	Q1 2016	Sungdong	38,5
Hull 3091 TORM Troilus	49,915	Q1 2016	Sungdong	38,5

Handysize	Dwt	Year built
TORM Madison	35,828	2000	Daedong	9
TORM Trinity	35,834	2000	Daedong	9
TORM Rhone	35,751	2000	Daedong	9
TORM Charente	35,751	2001	Daedong	10
TORM Ohio	37,274	2001	Hyundai Mipo	10,5
TORM Loire	37,106	2004	Hyundai Mipo	15,5
TORM Garonne	37,178	2004	Hyundai Mipo	15,5
TORM Saone	37,106	2004	Hyundai Mipo	15,5
TORM Fox	37,006	2005	Hyundai Mipo	17,5
TORM Tevere	36,990	2005	Hyundai Mipo	17,5
TORM Gyda	37,000	2009	Hyundai Mipo	23,5
This valuation is performed on "willing Seller and willing Buyer" basis and is given to the best of our knowledge and based on the sale & purchase market condition prevailing at the time mentioned subject to the vessel being in sound condition and made available for delivery fairly prompt charter free and further subject to the conditions below.

Values as per Oslo 10.03.2016	On behalf of Fearnleys

(i)        Introduction

This valuation represents our opinion as to the fair and reasonable market value of the vessel(s) as specified, on the basis of the further assumptions set out herein as of the date hereof, and is given to the best of our knowledge.

(ii)        Main valuation assumptions

This valuation is performed on the basis of "willing seller and willing buyer" at arm's length (assuming that no party is in a forced situation). The valuation is provided on a gross basis, not taking into account relevant transaction costs to bring a sale about. The valuation is provided on the basis of vessels being sold individually. No assurance can be given that the values can be sustained or are realisable in actual transactions.

The valuation and particulars are statements of opinion and are not to be taken as representations of fact. The figures relate solely to our opinion of the market value as of the date given and should not be taken to apply to any other date.

(iii)        Factual assumptions and estimates and valuation methodology

The valuation may be based on factual assumptions and estimations and in some cases forward looking estimates. There may also exist uncertainty relating to the facts in question. A breach of these assumptions may have consequences for the valuation, rendering it invalid or non-representable.

Any forward looking estimates involve known and unknown risks, uncertainties and other factors which can result in a deviation from the estimates and might thus change the final result, outcome or development. Such forward looking statements may also be based on many assumptions relating to the vessel(s), the owner of the vessel and market conditions.

The valuation methodology is adapted to each case, based on our professional judgment, and the valuation depends upon this. A change in the method or the weighing of different factors may have consequences for the valuation, rendering it invalid or non-representable. In addition, the valuation may require the exercise of judgment, and differences of opinion as to the judgments may have consequences for the valuation.

Reference sales and prices might form part of our valuation, and such prices are only representative at and around the relevant time of transaction. Later transactions or subsequent market events might change the relevance of these prices significantly, and may have consequences for the valuation. New transactions concluded concurring with the finalisation of our valuation may not have been taken into consideration. Estimation of potential sales prices based on estimates of bid or ask prices on vessel(s) for sale might form part of our valuation, and its subjective and uncertain nature are prone to estimation errors.

Our valuation does not take into consideration the form or level of debt, if any. Any value of market debts relating to the vessel(s) or secured mortgages in the vessel(s) are not taken into consideration. Furthermore, our valuation does not take into account the potential implicit value of the vessel(s) based on an enterprise or equity value of the owner of the vessel. Material changes in these market prices will therefore be deemed irrelevant for our valuation.

(iv)        No physical inspection – good and seaworthy condition

We have not made a physical inspection of the vessel, nor have we inspected the classification or maintenance records. Our opinion is based on information of the vessel stipulated in standard reference books, or obtained by other sources as we have deemed appropriate. We have assumed for the purpose of the valuation that the vessel is in good and seaworthy condition with prompt charter free delivery (unless otherwise noted), with her class fully maintained, free of conditions and recommendations, undamaged and normally equipped. We have not assessed the validity of employment contracts or the standing of charterers. Our assumptions are made irrespective of any actual knowledge of facts to the contrary. We assume no responsibility for the accuracy of such assumptions or information. Any person contemplating entering into a transaction or otherwise relying on this valuation should satisfy himself by inspection of the vessel or otherwise as to the correctness of the statements and assumptions which the valuation contains.

(v)        Conflicting mandates

We might have valuation assignments and/or other advisory mandates for your competitors or for potential buyers of similar vessel(s), which could be construed as a conflict of interest. We might also be involved as advisor or otherwise in transactions for purchase or sale of vessel(s), which we for confidentiality reasons may not take into account in our valuations.

(vi)        Date and duration

This valuation has been made as of the date specified, and is only representative of the fair value as of this date. It does not purport to be forward looking, and any material facts or matters of any kind arising up to or beyond this date may have significance for the assumptions and the opinion and estimation of fair market value stated herein.

This valuation shall be governed by the Agreement and Norwegian law, with Oslo city court as exclusive venue for any disputes arising in relation hereto.